As filed with the U.S. Securities and Exchange Commission on August 26, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	8741	35-2477140
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

13034 Ballantyne Corporate Place
Charlotte, NC 28277
(704) 357-0022
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey W. Lemkin
General Counsel
Premier, Inc.
13034 Ballantyne Corporate Place
Charlotte, NC 28277
(704) 357-0022
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David L. Klatsky Mark J. Mihanovic Amy F. Ferrer McDermott Will & Emery LLP 2049 Century Park East, 38th Floor Los Angeles, CA 90067 Telephone: (310) 277-4110 Facsimile: (310) 277-4730	William V. Fogg Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A Common Stock, $0.01 par value	$100,000,000.00	$13,640.00

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of additional shares that the underwriters have the option to purchase.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                        , 2013

Prospectus

                Shares

Premier, Inc.

CLASS A COMMON STOCK

        This is Premier, Inc.'s initial public offering. We are selling                        shares of our Class A common stock.

        We expect the initial public offering price to be between $            and $            per share. Currently, no public market exists for the shares. We applied to have our Class A common stock listed on the Nasdaq Capital Market under the symbol "PINC." Immediately following this offering, the holders of shares of our Class A common stock will collectively own 100% of the economic interests in Premier, Inc. and have        % of the voting power of Premier, Inc. The holders of shares of our Class B common stock will have the remaining        % of the voting power of Premier, Inc.

        Premier, Inc. is a holding company and its sole asset immediately following this offering will be all of the outstanding interests in Premier Services, LLC. Premier Services, LLC will act as the general partner of, and own approximately        % of the common units (or approximately        % if the underwriters exercise their overallotment option in full) in, Premier Healthcare Alliance, L.P. Premier, Inc.'s only business will be to act indirectly as the general partner of Premier Healthcare Alliance, L.P., and, as such, it will operate and control all of the business and affairs of Premier Healthcare Alliance, L.P. and its subsidiaries immediately following this offering, subject to certain limited partner approval rights described herein.

      Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 27.

        We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and therefore will be subject to reduced reporting requirements.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to Premier, Inc., before expenses	$	$

        We have granted the underwriters the option to purchase up to an additional                        shares of our Class A common stock for 30 days after the date of this prospectus at the initial public offering price, less the underwriting discounts and commissions, to cover overallotments, if any.

        The underwriters expect to deliver the shares against payment in New York, New York on or about                        , 2013.

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

Citigroup	Piper Jaffray	Raymond James	William Blair

                        , 2013

        Through and including                        , 2013 (the 25th day after the commencement of our initial public offering), all dealers effecting transactions in these securities, whether or not participating in our initial public offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

        Unless otherwise expressly indicated or the context otherwise requires:

  •
  references to "Premier, Inc." refer to Premier, Inc., a newly-formed Delaware corporation, but not its consolidated subsidiaries, after giving effect to the Reorganization (as defined in this prospectus) to be completed in connection with this offering;

i

  •
  references to "Premier," "company," "we," "us" and "our" refer to Premier, Inc. and its consolidated subsidiaries, including Premier LP (as defined below) after giving effect to the Reorganization to be completed in connection with this offering;

  •
  references to "Premier LP" refer to Premier Purchasing Partners, L.P., a California limited partnership, which historically conducted the group purchasing portion of our supply chain services business, which will change its name to "Premier Healthcare Alliance, L.P." after giving effect to the Reorganization and which, together with all of its subsidiaries, will conduct all of our business after giving effect to the Reorganization to be completed in connection with this offering;

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  references to "Premier GP" refer to Premier Services, LLC, a Delaware limited liability company that is our wholly owned subsidiary that will become the general partner of Premier LP on the effective date of the LP Agreement (as defined below);

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  references to "PHSI" refer to Premier Healthcare Solutions, Inc., a Delaware corporation and our indirect subsidiary through which we have historically, prior to the Reorganization, conducted the performance services portion of our business under the name "Premier, Inc.," and which, together with all of its subsidiaries, including Premier LP and PSCI, historically conducted all of our business;"

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  references to "PSCI" refer to Premier Supply Chain Improvement, Inc., a Delaware corporation and our indirect subsidiary through which we have historically, prior to the Reorganization, conducted certain portions of our supply chain services business;

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  references to "Premier Trust" refer to the voting trust formed by the voting trust agreement entered into by our member owners in connection with the Reorganization and this offering, pursuant to which Wells Fargo Delaware Trust Company, N.A. will act on behalf of the member owners for purposes of voting their Class B common stock in Premier, Inc. as further described in this prospectus;

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  references to "LP Agreement" refer to the Amended and Restated Limited Partnership Agreement of Premier LP, which will become effective upon the completion of this offering;

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  references to "members" refer to our past, present and future customers;

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  references to "member owners" refer collectively to the members who have owned, or who currently own, limited partnership interests in Premier LP and/or common stock of PHSI, and, as the context relates to the completion of the Reorganization and this offering, will beneficially own shares of Premier, Inc. Class B common stock and Premier LP Class B common units immediately after giving effect to the Reorganization, provided, that, in the context of discussions of the GPO participation agreements throughout this prospectus, the term "member owner" also includes any related entity or affiliate of a member owner that is approved by Premier LP to be the signatory of such GPO participation agreement in lieu of the member owner;

  •
  references to "non-owner members" refer collectively to our members that have not owned, or do not currently own, as the context may require, limited partnership interests in Premier LP or common stock of PHSI, and, as the context relates to the completion of the Reorganization and this offering, will not beneficially own shares of Premier, Inc. Class B common stock or Premier LP Class B common units immediately after giving effect to the Reorganization;

  •
  references to "member facilities" refer to the acute and alternate site providers and other eligible non-healthcare organizations that are owned, leased or managed by, or affiliated with, each member;

ii

  •
  references to "U.S. hospitals" refer to all U.S. hospitals (other than federal government, nonfederal psychiatric and long-term care hospitals and hospital units of institutions such as prisons and colleges) of which there were approximately 5,000 hospitals with approximately 800,000 staffed beds according to the 2011 annual survey of the American Hospital Association's AHA Hospital Statistics, published in 2013;

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  references to "alternate sites" refer to primary/ambulatory care and post-acute care facilities and providers, as well as non-healthcare entities, including hospitality, recreation and education; and

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  references to the following clinical, financial and operational data from our data and analytics platform are calculated as follows: (i) U.S. hospital discharges are based on a comparison of 2012 discharge data from our QualityAdvisor software as a service, or SaaS, informatics application with 2011 hospital admission data from the American Hospital Association (published in 2013), (ii) U.S. hospital annual supplies expense data is based on a comparison of 2012 hospital supplies expense data from our SpendAdvisor and PharmacyAdvisor SaaS informatics applications with 2011 hospital expense data from the American Hospital Association (published in 2013), and is also based upon aggregate data reported by our members that hospital supplies expense represents approximately 18% of total expenditures, (iii) U.S. annual direct labor expense data is based on 2012 data from our OperationsAdvisor SaaS informatics application and (iv) real-time clinical transactions are based on daily data samples taken from our SafetyAdvisor SaaS informatics application.

Fiscal Year

        Unless otherwise indicated, references to "fiscal year" refer to the fiscal year of Premier, which ends on June 30. Fiscal years 2013, 2012 and 2011 for Premier, Inc.'s predecessor company, PHSI, ended on June 30, 2013, 2012 and 2011, respectively. Fiscal year 2013 for Premier, Inc. ended on June 30, 2013.

Market Data and Industry Forecasts and Projections

        We use market data and industry forecasts and projections throughout this prospectus, and in particular in the section entitled "Business." We have obtained the market data from certain publicly available sources of information, including publicly available industry publications. Forecasts are based on industry surveys and the preparer's expertise in the industry and there is no assurance that any of the forecasted amounts will be achieved. We believe the data others have compiled are reliable, but we have not independently verified the accuracy of this information. Any forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. While we are not aware of any misstatements regarding the industry data presented herein, forecasts and projections involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

iii

PROSPECTUS SUMMARY

        This summary highlights selected information for our company appearing elsewhere in this prospectus. The prospectus includes information regarding our business and detailed financial data, as well as information about the Class A common stock we are offering. This summary does not contain all of the information you should consider before investing in our Class A common stock. Unless otherwise expressly indicated or the context otherwise requires, the information in this prospectus assumes that the Reorganization is complete, the underwriters' overallotment option is not exercised and the initial public offering price is $            per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus. You should read this prospectus in its entirety, including "Risk Factors" and the financial statements and related notes appearing elsewhere in this prospectus, before deciding to purchase our Class A common stock.

Our Company

        We are a national healthcare alliance, consisting of approximately 2,900 U.S. hospitals, 100,000 alternate sites and 400,000 physicians, that plays a critical role in the U.S. healthcare industry. We unite hospitals, health systems, physicians and other healthcare providers with the common goal of improving and innovating in the clinical, financial and operational areas of their business to meet the demands of a rapidly evolving healthcare industry. We deliver value through a comprehensive technology-enabled platform which offers critical supply chain services, clinical, financial, operational and population health SaaS, informatics products, advisory services and performance improvement collaborative programs.

        We are currently owned by 181 U.S. hospitals, health systems and other healthcare organizations and, upon the completion of the Reorganization and this offering, all of them will own shares of our Class B common stock representing approximately        % of our outstanding common stock (or approximately        % if the underwriters exercise their overallotment option in full). Our current membership base includes many of the country's most progressive and forward-thinking healthcare organizations, such as Adventist Health, Adventist Health System, Banner Health, Bon Secours Health System, Inc., Catholic Health Partners, Dignity Health, Geisinger Health System, members and affiliates of the Greater New York Hospital Association, Texas Health Resources, Universal Health Services, University Hospitals Health System and the University of Texas MD Anderson Cancer Center. Approximately 72% of our member owners have been part of our alliance for more than 10 years, with an average tenure across our entire membership of approximately 14 years as of June 30, 2013.

        As a member-owned healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this powerful partnership-driven business model is a significant competitive advantage as it creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

        For fiscal year 2013, we generated net revenue of $869.3 million, net income of $375.1 million and Adjusted EBITDA of $419.0 million. For fiscal year 2013, on a pro forma basis, after giving effect to the Reorganization and this offering, we generated net revenue of $764.3 million, net income of $             million and Adjusted EBITDA of $314.0 million. See "Unaudited Pro Forma Consolidated Financial Information" for additional information. Adjusted EBITDA is defined under "—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data." We achieved an overall net revenue compound annual growth rate, or CAGR, of 13% from fiscal year 2011 through fiscal year 2013 and an overall net income CAGR of 10% for the same period.

Our Solutions

        We seek to address challenges facing healthcare delivery organizations through our comprehensive suite of solutions that:

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  improve the efficiency and effectiveness of the healthcare supply chain;

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  deliver improvement in cost and quality;

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  innovate and enable success in emerging healthcare delivery and payment models to manage the health of populations; and

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  utilize data and analytics to drive increased connectivity, and clinical, financial and operational improvement.

        Our business model and solutions are designed to provide our members access to scale efficiencies, spread the cost of their development, derive intelligence from our data warehouse, mitigate the risk of innovation and disseminate best practices that will help our member organizations succeed in their transformation to higher quality and more cost-effective healthcare. We deliver our integrated platform of solutions that address the areas of total cost management, quality and safety improvement and population health management through two business segments: supply chain services and performance services.

        Supply chain services:    We are one of the largest healthcare supply chain management services businesses in the United States serving a broad range of healthcare providers. Our supply chain services segment includes one of the largest healthcare group purchasing organizations, or GPOs, in the United States, a specialty pharmacy and our direct sourcing activities. Our GPO programs include approximately 2,000 U.S. hospitals, one of the largest alternate site programs in the United States, consisting of approximately 100,000 members, and one of the nation's largest group purchasing programs for physicians. Our alternate site program includes our 50% ownership interest in Innovatix, LLC, or Innovatix, one of the largest alternate site GPOs. Our GPO programs, which are enabled with proprietary technology and include field support services, administered approximately $40 billion worth of member facilities purchasing volume through our supplier contracts for calendar year 2012.

        Our supply chain services segment has grown rapidly through market share gains, continued expansion in the alternate site market, focus on consistent innovation and acquisitions. Our total member base in our U.S. hospital and alternate site GPO programs has grown from approximately 70,000 at July 1, 2010 to approximately 102,000 members at June 30, 2013. Supply chain services segment net revenue has grown from $591.0 million in fiscal year 2012 to $664.1 million in fiscal year 2013, representing net revenue growth of 12%, and in fiscal year 2013 accounted for 76% of our overall net revenue.

        Performance services:    We believe we are one of the largest informatics and advisory services businesses in the United States focused on healthcare providers. Our SaaS informatics products utilize our comprehensive data set to provide actionable intelligence to our members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety, and population health management. Our data and analytics platform is differentiated by what we believe is one of the largest integrated data sets in the healthcare provider sector, a comprehensive repository of clinical, financial and operational data which encompasses one in four U.S. hospital discharges, 29% of U.S. hospital annual supplies expense, approximately $30 billion of U.S. annual direct labor expense, approximately 2.5 million real-time clinical transactions daily and approximately $40 billion in U.S. annual purchasing data, in each case for the calendar year ended December 31, 2012. For additional information regarding the calculation of each of these measures, see page iii of this prospectus. We launched our Enterprise Provider Analytics Platform in 2012, a cloud-based data warehousing, collaboration and content management solution that allows our members to aggregate and share information on one common platform that is both payor and supplier neutral. Our Enterprise Provider Analytics Platform includes PremierConnect, our underlying payor/provider joint data model, developed in partnership with IBM, that we believe provides longitudinal patient data across the healthcare continuum, and PremierConnect Enterprise, our data warehousing and business intelligence platform that is offered to our members on a subscription basis. As of June 30, 2013, approximately 1,800 U.S. hospital members purchased one or more of our performance services segment's products or services. Of those U.S. hospital members, approximately 46% only utilized products or services in our performance services segment, and we believe there is a significant opportunity to increase sales in other products or services.

        This segment also includes our technology-enabled performance improvement collaboratives. Approximately 850 U.S. hospital members participate in at least one of our performance improvement collaboratives. Through these collaboratives, which are supported by our Enterprise Provider Analytics Platform, we convene members, design programs and facilitate, foster and advance, the exchange of clinical, financial and operational data among our members to measure patient outcomes and determine best practices that drive clinical, financial and operational improvements. We support and enhance the infrastructure for these collaboratives with our specific measurement methodologies, proprietary technologies and advisory services. Our Quality, Efficiency and Safety through Transparency, or QUEST, collaborative, which we believe is one of the largest performance improvement collaboratives in the United States, has approximately 350 participating U.S. hospitals working together and utilizing our SaaS informatics products to develop highly standardized quality, safety and cost metrics not otherwise available to health systems today. We believe our QUEST collaborative has helped our participating U.S. hospital members avoid nearly 112,000 deaths (calculated based on decreased mortality rates) and saved our U.S. hospital members approximately $10.1 billion (calculated based on decreased inpatient costs per adjusted discharge), since the inception of QUEST in 2008. Today we offer performance improvement collaboratives in eight areas, including bundled payment, accountable care and readmission management, among others. The implementation of these programs has enhanced the growth of our performance services segment. On average, our QUEST members utilize four or more of our SaaS informatics products, typically including our QualityAdvisor and SafetyAdvisor applications.

        Our performance services segment has grown rapidly through product innovation, organic growth and selected acquisitions. Our member base in the performance services segment has grown from 1,200 at July 1, 2010 to 1,800 at June 30, 2013. Performance services segment net revenue has grown from $177.3 million in fiscal year 2012 to $205.2 million in fiscal year 2013, representing net revenue growth of 16%, and accounted for 24% of our overall net revenue in fiscal year 2013.

        The value we provide to our members through our integrated platform of solutions is evidenced by (i) retention rates for members participating in our GPO in the supply chain services segment (determined based on aggregate contract purchasing volume) with an average of 96% for the last three fiscal years and renewal rates for our SaaS informatics products subscriptions in the performance services segment (determined based on aggregate contract dollar value) with an average of 92% for the last three fiscal years, (ii) an overall net revenue CAGR of 13% from fiscal year 2011 through fiscal year 2013, (iii) the fact that as of June 30, 2013, 34% of our U.S. hospital members use both our supply chain services and at least one of our SaaS informatics products and (iv) the fact that our members have partnered through Premier to create some of the largest performance improvement collaboratives in emerging areas of healthcare such as accountable care, bundled payment and readmission management. For more information, see "Business."

The Premier Opportunity

        We believe the future for healthcare providers in the United States will require transformational change, due to intense cost pressures, a shifting competitive landscape, a changing regulatory environment, the evolving use of data and analytics and the transition to a fundamentally different payment model. Premier's service offerings and business opportunities are well-aligned with the key characteristics of the changing healthcare environment:

        Healthcare providers must place a renewed focus on cost and quality.    We believe an alliance membership model such as ours that provides significant economies of scale, access to data and analytics and best practices on a shared-cost basis appeals to many healthcare providers in the increasingly cost-sensitive healthcare provider environment.

        Greater administrative and clinical scale will be a requirement for success.    Many of our members and potential new members deliver healthcare services primarily on a local or regional basis and will likely face intense competition from larger multi-market competitors over time. We provide access to economies of scale, lower cost of innovation and proprietary data solutions that enable large and small healthcare providers to achieve a level of operating effectiveness which allows them to remain competitive in a consolidating and lower revenue environment. Our scale is derived from approximately 2,900 U.S. hospitals, representing approximately 57% of all U.S. hospitals, that participate in our acute care GPO program in our supply chain services segment or use one or more of our performance services segment's products or services.

        Healthcare providers will need to extend their reach over time.    The need to diversify revenue and to manage in an outcomes-based payment model is forcing health systems to expand their ability to deliver care into alternate site markets. Our alternate site program, consisting of our Continuum of Care GPO, which includes Innovatix, Premier REACH and ProviderSelect MD, is one of the largest in the United States, providing services to approximately 100,000 members as of June 30, 2013.

        The healthcare provider business model of the future will incentivize different capabilities.    Initiatives such as accountable care organizations, or ACOs, bundled payment and readmission management are rapidly realigning incentives around outcomes, quality and patient satisfaction. Our performance improvement collaboratives and clinical, financial and operational SaaS informatics products give healthcare providers the knowledge and capabilities to operationalize these initiatives. Approximately 850 U.S. hospital members participate in at least one of our performance improvement collaboratives in the areas of accountable care, bundled payment and/or readmission management.

        Healthcare has entered the era of big data.    The healthcare industry has spent the past decade digitizing medical records. Additionally, the U.S. federal government has accelerated the move toward data transparency by making decades of stored data usable, searchable and actionable. Healthcare providers are now seeking actionable data and information to properly measure and analyze meaningful business drivers such as clinical quality, operating efficiency and population risk profiles within their communities. We collect data on one in four U.S. hospital discharges, 29% of U.S. hospital annual supplies expense, approximately $30 billion of U.S. annual direct labor expense, approximately 2.5 million real-time clinical transactions daily and approximately $40 billion in U.S. annual purchasing data, in each case for the calendar year ended December 31, 2012. We believe that this data set is one of the largest and most diverse in the healthcare provider sector.

Our Competitive Strengths

        We believe we are well positioned to benefit from the transformations occurring in the healthcare provider market described above. A new environment that rewards efficiency, better use of information and payment for patient outcomes aligns very well with our portfolio of solutions, recent investments and other competitive strengths:

        Scale and depth of member relationships.    Our membership includes approximately 57% of all U.S. hospitals. Our mission, products and services, and long-term strategy have been developed in partnership with our member health systems. According to our annual CEO Satisfaction Survey conducted in fiscal years 2011 through 2013, on average approximately 86% of the responding member owners surveyed consider us to be either a "strategic partner" or an "extension of their own organization." Approximately 72% of our member owners have been part of our alliance for more than 10 years, with an average tenure across our entire membership of approximately 14 years as of June 30, 2013.

        Ownership structure and member commitment.    Upon the completion of the Reorganization and this offering, we expect that approximately        % of our outstanding common stock (or        % if the underwriters exercise their overallotment option in full) will be owned by members. Pursuant to the LP Agreement, each of our member owners has entered into a long-term GPO participation agreement (which will become effective upon the completion of the Reorganization and this offering), has agreed to a seven-year vesting period with respect to such member owner's Class B common units of Premier LP and has consented to allow Premier to retain a significantly greater portion of the annual partnership earnings following the completion of the Reorganization and this offering than it retained prior to the Reorganization. We believe the structural changes to our business model described under "Structure" will strengthen the alignment of interests between us and our member owners and will also drive recurring revenues, attractive returns on incremental investment and significant free cash flow that can be redeployed for growth.

        Member-driven innovation.    Approximately 370 individuals, representing approximately 180 of our U.S. hospital members, sit on 23 of our strategic and sourcing committees and as part of these committees use their industry expertise to advise on ways to improve the development, quality and value of our products and services.

        Market leading data assets and data management capabilities.    Our data and analytics platform is differentiated by what we believe is one of the largest integrated data sets in the healthcare provider sector and our dedicated data management team, consisting of approximately 250 full-time employees. Our data set is a comprehensive repository of clinical, financial and operational data which encompasses one in four U.S. hospital discharges, 29% of U.S. hospital annual supplies expense, approximately $30 billion of U.S. annual direct labor expense, approximately 2.5 million real-time clinical transactions daily and approximately $40 billion in U.S. annual purchasing data, in each case for the calendar year ended December 31, 2012.

        Embedded in our members' critical operational processes.    Our suite of solutions is a critical component of our members' cost management and quality improvement initiatives, as evidenced by retention rates for members participating in our GPO in the supply chain services segment (determined based on aggregate contract purchasing volume) with an average of 96% for the last three fiscal years and renewal rates for our SaaS informatics products subscriptions in the performance services segment (determined based on aggregate contract dollar value) with an average of 92% for the last three fiscal years.

        Proven management and dynamic culture.    Our senior management team of 14 individuals has an average of approximately 20 years of experience in the healthcare industry, an average of approximately seven years of service with us and a proven track record of delivering measurable clinical, financial and operational improvement for healthcare providers.

Our Growth Strategy

        From fiscal year 2011 through fiscal year 2013, we had an overall net revenue CAGR of approximately 13% through strong organic revenue growth, new product development and selected acquisitions. We have made and continue to make investments in people, data, analytic solutions, technology and complementary businesses to accelerate growth. The key components of our strategy include:

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  Expanding our relationships with our existing members;

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  Continuing to develop innovative products and services;

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  Attracting new members;

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  Expanding further into the alternate site market;

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  Pursuing strategic acquisitions that complement our leadership position; and

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  Developing new strategic partnerships.

Structure

        In connection with this offering we will effect the transactions described below, which we collectively refer to as the Reorganization. The following diagram depicts our organizational structure immediately after the completion of the Reorganization and this offering.

        Premier, Inc. will indirectly own        % of the outstanding Class A common units and Class B common units of Premier LP, or, collectively, the units, immediately after the completion of the Reorganization and this offering and assuming no exercise of the underwriters' overallotment option. If the underwriters' overallotment option is exercised, Premier, Inc. will indirectly own        % of the outstanding units of Premier LP after the completion of the Reorganization and this offering.

About Premier, Inc. and Premier LP

        Premier, Inc. was incorporated as a Delaware corporation on May 14, 2013. Premier, Inc. has not engaged in any business or other activities except in connection with its formation. The certificate of incorporation of Premier, Inc. authorizes two classes of common stock, Class A common stock and Class B common stock. The Class A common stock has voting and economic rights, whereas the Class B common stock has only voting, but not economic, rights. Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by our stockholders generally. Holders of shares of our Class A common stock and holders of shares of our Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise set forth in our certificate of incorporation or as otherwise required by applicable law. We applied to have our Class A common stock listed on the Nasdaq Capital Market, or NASDAQ, under the symbol "PINC."

        Unless otherwise expressly indicated or the context otherwise requires, the term "common stock" as used herein means both our Class A common stock and Class B common stock. For a description of the material terms of our common stock, see "Description of Capital Stock—Common Stock."

        Prior to the Reorganization and this offering, the capital structure of Premier LP consisted of partnership interests separated into two divisions, each of which had its own set of capital account balance threshold amounts. Once a holder's capital account balance exceeded such threshold amounts, the holder was eligible to share in future distributions from Premier LP. In connection with the Reorganization and this offering, Premier LP, Premier GP and the member owners have entered into the new LP Agreement which will become effective upon the completion of the Reorganization and this offering. The LP Agreement will, immediately following the effective date, modify Premier LP's capital structure by creating two classes of units, Class A common units and Class B common units, and eliminate the existing partnership interests. The Class A common units and Class B common units have equivalent economic rights, on a per unit basis. The LP Agreement will also designate Premier GP as the general partner of Premier LP. The execution of the LP Agreement, including the recapitalization of the outstanding partnership units to be effected thereby, which is described below, required the approval of the general partner of Premier LP and a majority in interest of the limited partners.

        Unless otherwise expressly indicated or the context otherwise requires, the term "units" as used herein means both Premier LP's Class A common units and Class B common units. As used herein, when we refer to our ownership interest in Premier LP, we are referring to the percentage of all units that are expected to be held indirectly by us through our ownership of Premier GP following the completion of this offering. Pursuant to the LP Agreement, Class A common units will only be held by Premier GP as the general partner of Premier LP and Class B common units will be held by the limited partners of Premier LP. All Class B common units that we contribute to Premier GP in connection with the Reorganization will be automatically converted into Class A common units.

        It is expected that the number of outstanding shares of Class A common stock and Class B common stock will always match exactly the number of outstanding Class A common units and Class B common units, respectively.

Recapitalization

        Immediately following the effective date of the LP Agreement, all of Premier LP's limited partners that approved the Reorganization will receive Class B common units and capital account balances in

Premier LP equal to their percentage interests and capital account balances in Premier LP immediately preceding the Reorganization. Additionally, immediately following the effective date of the LP Agreement, all of the stockholders (consisting of member owners) of PHSI that approved the Reorganization will contribute their PHSI common stock to Premier LP in exchange for additional Class B common units based on such stockholder's percentage interest in the fair market valuation of PHSI and Premier LP prior to the Reorganization. As a result of the foregoing contributions, PHSI will become a wholly owned subsidiary of Premier LP.

        In connection with the Reorganization, the member owners will purchase from Premier, Inc.                        shares of Class B common stock, for par value, $0.000001 per share, which number of shares of Class B common stock will equal the number of Class B common units of Premier LP to be held by the member owners immediately following this offering, pursuant to a stock purchase agreement. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Stock Purchase Agreement" and "Description of Capital Stock—Common Stock—Class B Common Stock."

Offering Transactions

        We expect to use approximately (i) $             million of the net proceeds from this offering to acquire                         Class B common units of Premier LP from the member owners, (ii)  $             million of the net proceeds to acquire                        Class B common units of Premier LP from PHSI, and (iii) $             million (or $             million if the underwriters exercise their overallotment option in full) of the net proceeds to acquire                        newly issued Class A common units of Premier LP from Premier LP, in each case for a price per unit equal to the price paid per share of Class A common stock by the underwriters to us in connection with this offering. Any Class B common units purchased by Premier with the net proceeds from this offering will automatically convert to Class A common units of Premier LP, pursuant to the terms of the LP Agreement, and will be contributed by Premier, Inc. to Premier GP.

        The following table sets forth the number of Class A or Class B common units of Premier LP, as applicable, to be purchased by Premier, Inc. from the member owners (as a group), Premier LP and PHSI, the approximate cash proceeds to be received by each in connection with this offering and the percentage of the net offering proceeds to be received by each (assuming the underwriters' overallotment option has not been exercised).

Seller	Number of Units Sold to Premier	Cash Proceeds to be Received	Percentage of Net Offering Proceeds to be Received
Member owners		$		%
Premier LP		$		%
PHSI		$		%

        The approximate cash proceeds to be received by the member owners (as a group), Premier LP and PHSI has been computed based on an initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus. If the assumed initial public offering price per share were $1.00 higher than such midpoint, the approximate cash proceeds to be received by the member owners (as a group), Premier LP and PHSI would be $            , $            and $            , respectively. If the assumed initial public offering price per share were $1.00 lower than such midpoint, the approximate cash proceeds to be received by member owners (as a group), Premier LP and PHSI would be $            , $            and $            , respectively.

Reorganization Documents

        Below is a summary of the principal documents that will effect the Reorganization and define and regulate the governance and control relationships among Premier, Inc., Premier LP and the member owners after the completion of the Reorganization and this offering.

  LP Agreement

        In connection with the Reorganization and this offering, the LP Agreement will make Premier GP the general partner of Premier LP. As the general partner of Premier LP, Premier GP will generally be able to control the day-to-day business affairs and decision-making of Premier LP without the approval of any other partner, subject to certain limited partner approval rights described below. As such, we will be responsible for all operational and administrative decisions of Premier LP. In accordance with the LP Agreement, subject to applicable law or regulation and the terms of Premier LP's financing agreements, Premier GP will cause Premier LP to make quarterly distributions out of its estimated taxable net income to Premier GP and to the holders of Class B common units as a class in an aggregate amount equal to Premier LP's total taxable income for each such quarter multiplied by the effective combined federal, state and local income tax rate then payable by Premier, Inc. to facilitate payment by each Premier LP partner of taxes, if required, on its share of taxable income of Premier LP. In addition, in accordance with the LP Agreement, Premier GP may cause Premier LP to make additional distributions to Premier GP and to the holders of Class B common units as a class in proportion to their respective number of units, subject to any applicable restrictions under Premier LP's financing agreements or applicable law. Premier GP will distribute any amounts it receives from Premier LP to Premier, Inc., which Premier, Inc. will use to (i) pay applicable taxes, (ii) meet its obligations under the tax receivable agreement, and (iii) meet its obligations to the member owners under the exchange agreement if they elect to convert their Class B common units for shares of our Class A common stock and we elect to pay some or all of the consideration to such member owners in cash. In the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the exchange agreement (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner's Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. In addition, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event described above. For additional information regarding the LP Agreement, see "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Amended and Restated Limited Partnership Agreement of Premier LP."

  Voting Trust Agreement

        Additionally, in connection with the Reorganization and this offering, our member owners have entered into a voting trust agreement, which will become effective upon the completion of the Reorganization and this offering and pursuant to which the member owners will contribute their Class B common stock into Premier Trust, under which Wells Fargo Delaware Trust Company, N.A., as trustee, will act on behalf of the member owners for purposes of voting their shares of Class B common stock. As a result of the voting trust agreement, the member owners will retain beneficial ownership of the Class B common stock, while the trustee will be the legal owner of such equity. Pursuant to the voting trust agreement, the trustee will vote all of the member owners' Class B common stock as a block in the manner determined by the plurality of the votes received by the trustee from the member owners for the election of directors to serve on our board of directors, and by a majority of the votes received by the trustee from the member owners for all other matters. For additional information regarding the voting trust agreement, see "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Voting Trust Agreement."

  Exchange Agreement

        In connection with the Reorganization and this offering, Premier, Inc., Premier LP and the member owners have entered into an exchange agreement which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of the exchange agreement, subject to certain restrictions, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to certain rights of first refusal (discussed below), for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of our audit committee (or another committee of independent directors) of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions contained in the registration rights agreement described below) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the exchange agreement, the member owner will also surrender one corresponding share of our Class B common stock, which will automatically be retired. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Exchange Agreement."

  Registration Rights Agreement

        In connection with the Reorganization and this offering, Premier, Inc. and the member owners have entered into a registration rights agreement which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of the registration rights agreement, as soon as practicable from the date that is 12 full calendar months after the completion of this offering, we must use all reasonable efforts to cause a resale shelf registration statement to become effective for resales from time to time of our Class A common stock that may be issued to the member owners in exchange for their Class B common units pursuant to the exchange agreement, subject to various restrictions. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell Class A common stock and, at our election, to permit us to sell primary shares, following the first quarterly exchange date of each of the first three years during which the member owners have the right to exchange their Class B common units for shares of our Class A common stock. We will not be required to conduct a company-directed underwritten public offering unless the number of shares of Class A common stock requested by the member owners (and any third parties) to be registered in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the aggregate number of Premier LP units outstanding. If the offering minimum has not been met, we will either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering. After the third year during which member owners have the right to exchange their Class B common units for shares of our Class A common stock, we may elect to conduct a company-directed underwritten public offering in any subsequent year. We, as well as the member owners, and third parties, will be subject to customary prohibitions on sale prior to and for 60 days following any company-directed underwritten public offering. The registration rights agreement also grants the member owners certain "piggyback" registration rights with respect to other registrations of our Class A common stock. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Registration Rights Agreement."

  Tax Receivable Agreement

        In connection with the Reorganization and this offering, Premier, Inc. has entered into a tax receivable agreement with the member owners which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of the tax receivable agreement, Premier, Inc. has agreed to pay to the member owners, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such tax receivable agreement) as a result of the increases in tax basis resulting from the initial sale of Class B common units by the member owners in connection with the Reorganization, as well as subsequent exchanges by such member owners pursuant to the exchange agreement, and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement."

  GPO Participation Agreement

        In connection with the Reorganization and this offering, our member owners have entered into GPO participation agreements with Premier LP which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of its GPO participation agreement, each member owner will receive cash sharebacks, or revenue share, from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us. Subject to certain termination rights, these GPO participation agreements will be for an initial five-year term, although our two largest regional GPO member owners have entered into agreements with seven-year terms.

        The terms of the GPO participation agreements vary as a result of provisions in our existing arrangements with member owners that conflict with the terms of the GPO participation agreement and which by the express terms of the GPO participation agreement are incorporated by reference and deemed controlling and will continue to remain in effect. In certain other instances, Premier LP and member owners have entered into GPO participation agreements with certain terms that vary from the standard form, which were approved by the member agreement review committee of our board of directors, based upon regulatory constraints, pending merger and acquisition activity or other exigent circumstances affecting those member owners. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement."

Effects of the Reorganization

        Immediately following the completion of the Reorganization and this offering:

  •
  Premier, Inc. will be the sole member of Premier GP and Premier GP will be the general partner of Premier LP. Through Premier GP, Premier, Inc. will exercise indirect control over the business operated by Premier LP, subject to certain limited partner approval rights. Premier GP will have no employees and will act solely through its board of managers and appointed officers in directing the affairs of Premier LP,

  •
  the member owners will hold                        shares of our Class B common stock and                        Class B common units (and such number of shares of Class B common stock and

    Class B common units will not be affected if the underwriters exercise their overallotment option in full),

  •
  Premier GP will hold                        Class A common units of Premier LP (or                         Class A common units if the underwriters exercise their overallotment option in full),

  •
  through their holdings of our Class B common stock, the member owners will have        % of the voting power in Premier (or        % of the voting power if the underwriters exercise their overallotment option in full),

  •
  the investors in this offering will collectively own all of our outstanding shares of Class A common stock and will collectively have        % of the voting power in Premier (or        % of the voting power if the underwriters exercise their overallotment option in full), and

  •
  Premier LP will be the operating partnership and parent company to all of our other operating subsidiaries, including PSCI and PHSI.

        Any newly admitted Premier LP limited partners must also become parties to the exchange agreement, the registration rights agreement, the voting trust agreement and the tax receivable agreement, in each case on the same terms and conditions as the member owners (except that any Class B common units acquired by such newly admitted Premier LP limited partners will not be subject to the seven-year vesting schedule set forth in the LP Agreement and the exchange agreement). Any newly admitted Premier LP limited partner will also enter into a GPO participation agreement with Premier LP.

Benefits of the Reorganization to Member Owners

        As a result of the Reorganization and this offering, the member owners will, among other things:

  •
  receive an aggregate of approximately $             million in cash proceeds for a portion of their outstanding Class B common units in Premier LP,

  •
  remain entitled to quarterly cash distributions from Premier LP that should, in most cases, be sufficient to cover income taxes on their allocated portion of Premier LP's taxable income,

  •
  receive revenue share under their GPO participation agreements equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts (and, in addition, our two largest regional GPO member owners will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us),

  •
  for so long as they collectively own a majority of the voting power of our outstanding common stock, have the ability to elect all of the members of our 12-member board of directors through the voting trust agreement and thereby influence corporate decisions made by Premier,

  •
  have the cumulative right to exchange, beginning on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and each year thereafter, up to one-seventh of their initial allocation of Class B common units, as well as any Class B common units purchased through the exercise of certain rights of first refusal under the exchange agreement, for shares of our Class A common stock, cash or a combination of both, the form of consideration to be determined, subject to certain rights of first refusal under the exchange agreement, at the discretion of our audit committee (or another committee of independent directors) of our board of directors,

  •
  upon the sale or exchange of Premier LP Class B common units, be entitled to receive additional payments of approximately $             million, generally payable over a 15-year period (under current law), from us pursuant to the tax receivable agreement, in part as a result of the contemplated use of a portion of the proceeds from this offering, and assuming that we are able to timely benefit from certain anticipated tax benefits (for more information, see "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement"), and

  •
  have registration rights with respect to shares of our Class A common stock that they receive upon exchange of their Class B common units in Premier LP.

Holding Company Structure

        Premier, Inc. is a holding company and its sole asset immediately following this offering will be all of the outstanding interests in Premier GP. Premier GP will act as the general partner of, and own approximately        % of the units (or approximately        % if the underwriters exercise their overallotment option in full) in, Premier LP. Premier, Inc.'s only business will be to act indirectly as the general partner of Premier LP, and, as such, it will operate and control all of the business and affairs of Premier LP and its subsidiaries immediately following this offering, subject to certain limited partner approval rights described herein.

Summary Risk Factors

        Our business is subject to risks, as discussed more fully in the section entitled "Risk Factors" beginning on page 27. You should carefully consider all of the risks discussed in the "Risk Factors" section before investing in our Class A common stock. In particular, the following factors may have an adverse effect on our business, which could cause a decrease in the price of our Class A common stock and result in a loss of all or a portion of your investment:

  •
  competition which could limit our ability to maintain or expand market share within our industry,

  •
  consolidation in the healthcare industry,

  •
  potential delays in generating or inability to generate revenues if the sales cycle takes longer than we expected,

  •
  the terminability of member participation in our GPO programs with limited or no notice,

  •
  our business strategy that involves reducing the prices for products and services in our supply chain services segment,

  •
  the rate at which the markets for our non-GPO services and products develop,

  •
  the dependency of our members on payments from third-party payors,

  •
  our reliance on administrative fees which we receive from our GPO suppliers,

  •
  our ability to maintain third-party provider and strategic alliances or enter into new alliances,

  •
  our ability to offer new and innovative products and services,

  •
  the portion of revenues we receive from our largest members,

  •
  risks related to future acquisition opportunities,

  •
  potential litigation,

  •
  data loss or corruption due to failures or errors in our systems and service disruptions at our data centers,

  •
  breaches or failures of our security measures,

  •
  our ability to use or license data and to integrate third-party technologies,

  •
  changes in the political, economic or regulatory healthcare environment and our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims,

  •
  interpretation and enforcement of current or future antitrust laws and regulations,

  •
  our holding company structure,

  •
  different interests among our member owners or between our member owners and us,

  •
  our ability to use the net proceeds from future issuances of our Class A common stock,

  •
  the ability of our member owners to exercise significant control over us, including through the election of all of our directors,

  •
  our status as a "controlled company" within the meaning of NASDAQ rules,

  •
  the dilutive effect of Premier LP's issuance of additional units or future issuances by us of common stock and/or preferred stock,

  •
  any determination that we are an investment company,

  •
  the requirements of being a public company,

  •
  our inexperience and lack of operating history as a publicly-traded company, and

  •
  failure to establish and maintain an effective system of internal controls.

Company and Other Information

        Our principal executive offices are located at 13034 Ballantyne Corporate Place, Charlotte, NC 28277. Our telephone number is (704) 357-0022. Our website is located at www.premierinc.com. The information on our website is not part of this prospectus.

        Premier, Inc. is a holding company and its sole asset immediately following this offering will be all of the outstanding interests in Premier GP. Premier GP will act as the general partner of, and own approximately        % of the units (or approximately        % if the underwriters exercise their overallotment option in full) in, Premier LP. Premier, Inc.'s only business will be to act indirectly as the general partner of Premier LP and, as such, it will operate and control all of the business and affairs of Premier LP and its subsidiaries immediately following this offering, subject to certain limited partner approval rights described herein.

        We are an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, delayed application of newly adopted or revised accounting standards, exemption from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Following this offering, we will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A common stock under this registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed to be a "large accelerated filer," as defined under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

This Offering

Class A common stock offered by us	shares.
Class A common stock to be outstanding after this offering	shares.
Overallotment option	shares.
Class B common stock to be outstanding after this offering

              shares. In connection with the Reorganization, the member owners will purchase Class B common stock from Premier, Inc. for par value, $0.000001 per share. The number of shares of Class B common stock will equal the number of Class B common units of Premier LP to be held by the member owners immediately following this offering. See "Description of Capital Stock—Common Stock—Class B Common Stock" and "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Stock Purchase Agreement." Upon exchange of a Class B common unit of Premier LP for one share of Class A common stock, cash, or a combination of both, the corresponding share of Class B common stock shall be extinguished. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Exchange Agreement."

Use of proceeds

We estimate we will receive net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated expenses of this offering, of approximately $            (approximately $            if the underwriters exercise their overallotment option in full), assuming an initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus. We expect to use approximately (i) $         million of the net proceeds from this offering to acquire            Class B common units of Premier LP from the member owners, (ii) $         million of the net proceeds to acquire            Class B common units of Premier LP from PHSI, and (iii) $         million of the net proceeds to acquire            newly issued Class A common units of Premier LP from Premier LP. Premier LP will use the proceeds it receives in connection with the sale of its newly issued Class A common units for working capital and general corporate purposes, including potential future acquisition and development activities. Pending such use, the proceeds may be invested in high quality, short-term investments.

Finally, we will use any net proceeds received if the underwriters exercise their overallotment option to purchase            additional newly issued Class A common units of Premier LP from Premier LP. We will contribute any units of Premier LP that we purchase to Premier GP. See "Use of Proceeds."

Voting rights	Holders of shares of Class A common stock and holders of shares of Class B common stock are each entitled to one vote per share. Holders of shares of our Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise set forth in our certificate of incorporation or as required by applicable law. See "Description of Capital Stock."

Immediately following the completion of the Reorganization and this offering, the holders of shares of our Class A common stock will collectively own 100% of the economic interests and        % of the voting power of Premier. The holders of shares of our Class B common stock will hold the remaining        % of the voting power of Premier.

Dividend rights; rights upon liquidation or winding up

Holders of shares of Class A common stock will be entitled to receive dividends if and when declared by our board of directors and will be entitled to receive pro rata our remaining assets available for distribution upon a liquidation or winding up of Premier. Holders of shares of Class B common stock will not be entitled to receive cash dividends or any distributions upon a liquidation or winding up of Premier. For additional information, see "Description of Capital Stock."

Dividend policy	We do not expect to pay dividends in the foreseeable future. See "Dividend Policy."
Directed share program

The underwriters have reserved for sale at the initial public offering price up to            shares of our Class A common stock for our employees and our members owners who have expressed an interest in purchasing Class A common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Risk factors

Investing in our Class A common stock involves a high degree of risk. You should carefully read and consider the information set forth under "Risk Factors" and all other information in this prospectus before investing in our Class A common stock.

Proposed NASDAQ symbol	"PINC."

        The number of shares of Class A common stock that will be outstanding immediately after this offering excludes the following shares:

  •
                        shares of Class A common stock issuable upon exchange of Class B common units held by the member owners,

  •
  an estimated                        shares of Class A common stock issuable upon the exercise of stock options we expect to grant in connection with this offering,

  •
  an estimated                        shares of Class A common stock issuable under restricted stock units we expect to grant in connection with this offering, and

  •
  an aggregate of                        additional shares of Class A common stock that will be available for future awards under our equity incentive plan.

        Unless otherwise expressly indicated or the context otherwise requires, the information in this prospectus assumes that:

  •
  the Reorganization was completed,

  •
  the underwriters' overallotment option is not exercised, and

  •
  the initial public offering price is $            per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus.

Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data

        The following tables set forth summary consolidated financial and operating data on a historical and pro forma basis. Premier, Inc. has had no operations to date and, therefore, the information below is presented for reporting purposes only for Premier, Inc.'s predecessor company, PHSI, which, upon the completion of the Reorganization and this offering will be a consolidated subsidiary of Premier, Inc. The following summary historical consolidated financial and other data of PHSI should be read together with "Structure," "Unaudited Pro Forma Consolidated Financial Information," "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

        We derived the summary historical consolidated statements of income data of PHSI for each of the fiscal years ended June 30, 2013, 2012 and 2011 and the summary consolidated balance sheet data as of June 30, 2013 from the audited consolidated financial statements of PHSI which are included elsewhere in this prospectus.

        The summary unaudited pro forma consolidated statement of income for the fiscal year ended June 30, 2013 presents our consolidated statement of income giving pro forma effect to the Reorganization and this offering and the contemplated use of the estimated net proceeds from this offering as described under "Structure" and "Use of Proceeds," as if such transactions occurred on July 1, 2012. The summary unaudited pro forma consolidated balance sheet as of June 30, 2013 presents our consolidated financial position giving pro forma effect to the Reorganization and this offering and the contemplated use of the estimated net proceeds from this offering as described under "Structure" and "Use of Proceeds," as if such transactions occurred as of the balance sheet date. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Reorganization and this offering and the contemplated use of the estimated net proceeds from this offering on the historical financial information of PHSI. The summary unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our actual results of operations or financial position for the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our financial condition or results of operations had the Reorganization, this offering and the use of the estimated net proceeds from this offering as described under "Use of Proceeds" occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

	Fiscal Year Ended June 30,
(In Thousands Except Per Share Data)	2013	2013	2012(1)	2011(2)
	Pro forma (Unaudited)
Consolidated Statements of Income Data:
Net revenue:
Net administrative fees(3)	$414,207	$519,219	$473,249	$457,951
Other services and support	205,685	205,685	178,552	158,179

Services	619,892	724,904	651,801	616,130
Products	144,386	144,386	116,484	64,628

Total net revenue	764,278	869,290	768,285	680,758
Cost of revenue	237,413	237,413	189,719	119,875

Gross profit	526,865	631,877	578,566	560,883

Operating expenses:
Selling, general and administrative	248,301	248,301	240,748	242,863
Research and development	9,370	9,370	12,583	8,685
Amortization of purchased intangible assets	1,539	1,539	3,146	3,463

Total operating expenses	259,210	259,210	256,477	255,011

Operating income	267,655	372,667	322,089	305,872
Other income, net(4)	12,145	12,145	12,808	11,092

Income before income taxes	279,800	384,812	334,897	316,964
Income tax expense		9,726	8,229	4,704

Net income		375,086	326,668	312,260
Add: Net loss attributable to noncontrolling interest in S2S Global(5)		1,479	608	—
Less: Net income attributable to noncontrolling interest in Premier LP(6)		(369,189)	(323,339)	(309,840)

Net income attributable to noncontrolling interest		(367,710)	(322,731)	(309,840)

Net income attributable to PHSI	$	$7,376	$3,937	$2,420

	As of June 30, 2013
(In Thousands)	Actual	Pro Forma
		(Unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$255,619	$
Working capital(7)	220,893
Property and equipment, net	115,587
Total assets	598,916
Deferred revenue(8)	18,880
Total liabilities	213,513
Redeemable limited partners' capital(9)	307,635
Common stock	57
Class A common stock	—
Additional paid-in capital	28,866
Retained earnings	50,599
Total stockholders' equity	$77,768	$

	Fiscal Year Ended June 30,
(In Thousands)	2013	2013	2012(1)	2011(2)
	Pro forma (Unaudited)
Other Financial Data:
Segment Adjusted EBITDA(10)
Supply Chain Services(11)	$326,616	$431,628	$385,331	$369,251
Performance Services	56,456	56,456	42,153	37,840
Corporate(12)	(69,059)	(69,059)	(67,875)	(57,866)

Adjusted EBITDA(10)	$314,013	$419,025	$359,609	$349,225

Distributions(13)	$111,190	$329,000	$309,000	$295,000

Adjusted fully distributed net income attributable to PHSI(14)	$168,619

(1)
Amounts include the results of operations of SVS, LLC (d/b/a S2S Global), or S2S Global, in our supply chain services segment from December 6, 2011, the date of acquisition of 60% of the outstanding shares of common stock of S2S Global for $500,000.

(2)
Amounts include the results of operations of NS3 Health, LLC (d/b/a Commcare Pharmacies), or Commcare, in our supply chain services segment from November 1, 2010, the date of acquisition of all of the outstanding shares of common stock of Commcare for $35.9 million.

(3)
Net administrative fees revenue reflects our gross administrative fees revenue net of revenue share. Gross administrative fees revenue includes all administrative fees (i) we receive pursuant to our GPO supplier contracts, and (ii) remitted to us based upon purchasing by our member owners' member facilities through the member owners' own GPO supplier contracts. Revenue share represents the portion of the administrative fees we are contractually obligated to share with our member owners and certain of our other members participating in our GPO programs.

(4)
Other income, net consists primarily of equity in net income of unconsolidated affiliates related to our 50% ownership interest in Innovatix, interest and investment income, net, and gain or loss on disposal of assets.

(5)
PHSI currently owns a 60% voting and economic interest in S2S Global. Net loss attributable to noncontrolling interest in S2S Global represents the portion of net loss attributable to the noncontrolling equityholders of S2S Global (40%).

(6)
PHSI, through its wholly owned subsidiary Premier Plans, LLC, or Premier Plans, currently owns a 1% controlling general partnership interest in Premier LP. Net income attributable to noncontrolling interest in Premier LP represents the portion of net income attributable to the limited partners of Premier LP (99%).

(7)
Working capital represents the excess of total current assets over total current liabilities.

(8)
Deferred revenue is primarily related to deferred subscription fees and deferred advisory fees in our performance services segment and consists of unrecognized revenue related to advanced member invoicing or member payments received prior to fulfillment of our revenue recognition criteria.

(9)
Redeemable limited partners' capital consists of the limited partners' 99% ownership of Premier LP which, pursuant to the terms of the existing limited partnership agreement of Premier LP, Premier LP is required to repurchase upon the withdrawal of such limited partner and is therefore classified as temporary equity in the mezzanine section of the consolidated balance sheet.

(10)
We define EBITDA as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. We define Adjusted EBITDA as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. We consider non-recurring items to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses, office consolidation expenses and expenses associated with the new Charlotte headquarters. Non-operating items include gain or loss on disposal of assets.

We define Segment Adjusted EBITDA as the segment's net revenue less operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of the segment. General and administrative corporate expenses that are not specific to the segments are not included in the calculation of Segment Adjusted EBITDA.

We use Adjusted EBITDA and Segment Adjusted EBITDA to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and the following reconciliations, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted EBITDA and Segment Adjusted EBITDA assist our board of directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of our asset base (primarily depreciation and amortization) and items outside the control of our management team (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from our operations.

Adjusted EBITDA is a supplemental financial measure used by us and by external users of our financial statements. We consider Adjusted EBITDA an indicator of the operational strength and performance of our business. Adjusted EBITDA allows us to assess our performance without regard to financing methods and capital structure and without the impact of other matters that we do not consider indicative of the operating performance of our business. Segment Adjusted EBITDA is the primary earnings measure we use to evaluate the performance of our business segments.

Despite the importance of Adjusted EBITDA in analyzing our business, determining compliance with certain financial covenants in our senior secured revolving credit facility, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, Adjusted EBITDA is not a measurement of financial performance under GAAP, has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net income or any other measure of our performance derived in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Segment Adjusted EBITDA include:

  •
  Adjusted EBITDA and Segment Adjusted EBITDA do not reflect our capital expenditures or our future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA and Segment Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

    •
    Adjusted EBITDA and Segment Adjusted EBITDA do not reflect the interest expense or the cash requirements to service interest or principal payments under our senior secured revolving credit facility;

    •
    Adjusted EBITDA and Segment Adjusted EBITDA do not reflect income tax payments we are required to make; and

    •
    Adjusted EBITDA and Segment Adjusted EBITDA do not reflect any cash requirements for replacements of assets being depreciated or amortized.

In addition, Adjusted EBITDA and Segment Adjusted EBITDA are not measures of liquidity under GAAP, or otherwise, and are not alternatives to cash flow from continuing operating activities.

To properly and prudently evaluate our business, we encourage you to review the financial statements and related notes included elsewhere in this prospectus, and to not rely on any single financial measure to evaluate our business. We also strongly urge you to review the reconciliation of our net income to Adjusted EBITDA and Segment Adjusted EBITDA to operating income set forth below. In addition, because Adjusted EBITDA and Segment Adjusted EBITDA are susceptible to varying calculations, the Adjusted EBITDA and Segment Adjusted EBITDA measures, as presented in this prospectus, may differ from, and may therefore not be comparable to, similarly titled measures used by other companies. The tables below show the reconciliations of net income to Adjusted EBITDA and Segment Adjusted EBITDA to operating income for the periods presented.

	Fiscal Year Ended June 30,
(In Thousands)	2013	2013	2012	2011
	Pro forma (Unaudited)
Net income	$	$375,086	$326,668	$312,260
Interest and investment income, net(a)	(965)	(965)	(874)	(1,045)
Income tax expense		9,726	8,229	4,704
Depreciation and amortization	27,681	27,681	22,252	19,524
Amortization of purchased intangible assets	1,539	1,539	3,146	3,463

EBITDA	308,055	413,067	359,421	338,906
Merger and acquisition related expenses(b)	—	—	—	1,538
Strategic and financial restructuring expenses(c)	5,170	5,170	—	—
Office consolidation and new Charlotte headquarters expenses(d)	—	—	—	8,001
Loss on disposal of assets(e)	788	788	188	780

Adjusted EBITDA	$314,013	$419,025	$359,609	$349,225

	Fiscal Year Ended June 30,
(In Thousands)	2013(11)	2013	2012	2011
	Pro forma (Unaudited)
Segment Adjusted EBITDA
Supply Chain Services	$326,616	$431,628	$385,331	$369,251
Performance Services	56,456	56,456	42,153	37,840
Corporate(f)	(69,059)	(69,059)	(67,875)	(57,866)

Adjusted EBITDA	314,013	419,025	359,609	349,225
Depreciation and amortization	(27,681)	(27,681)	(22,252)	(19,524)
Amortization of purchased intangible assets	(1,539)	(1,539)	(3,146)	(3,463)
Merger and acquisition related expenses(b)	—	—	—	(1,538)
Strategic and financial restructuring expenses(c)	(5,170)	(5,170)
Office consolidations and new Charlotte headquarters expenses(d)	—	—	—	(8,001)
Equity in net income of unconsolidated affiliates	(11,968)	(11,968)	(12,122)	(10,827)

Operating income	$267,655	$372,667	$322,089	$305,872

(a)
Represents interest income, net and realized gains and losses on our marketable securities.

(b)
Represents legal, accounting and other expenses directly related to the acquisition of Commcare on November 1, 2010.

(c)
Represents legal, accounting and other expenses directly related to the Reorganization and this offering.

(d)
Represents expenses incurred to consolidate our San Diego and Philadelphia offices and expenses associated with the relocation to our new Charlotte headquarters.

(e)
Represents loss on disposal of property and equipment.

(f)
Corporate consists of general and administrative corporate expenses that are not specific to either of our segments.
(11)
Includes pro forma adjustments that decrease supply chain services Segment Adjusted EBITDA by $105.0 million for the fiscal year ended June 30, 2013 for the change in gross administrative fees paid to member owners as described in footnote (13) below and footnote (6) to the unaudited pro forma consolidated balance sheet and statement of income included in "Unaudited Pro Forma Consolidated Financial Information."

(12)
Corporate consists of general and administrative corporate expenses that are not specific to either of our segments.

(13)
Prior to the Reorganization and this offering, we generally did not have a contractual requirement to pay revenue share to member owners participating in our GPO programs, but have paid, and in the case of the six month period ended June 30, 2013 will pay, semi-annual distributions of partnership income, which approximate 70% of the gross administrative fees collected by Premier LP for the fiscal years ended June 30, 2013, 2012 and 2011, respectively, based upon purchasing by such member owners' member facilities through our GPO supplier contracts. Distributions are paid each February, for partnership income attributable to the six months ended December 31, and each September, for partnership income attributable to the six months ended June 30. In addition, following the completion of the Reorganization and this offering, we intend to pay a distribution of partnership income, calculated in a consistent manner with our historical semi-annual distributions pursuant to the existing limited partnership agreement of Premier LP, to our member owners who approved the Reorganization for the period from July 1, 2013 through the effective date of the Reorganization. Under the LP Agreement, which will become effective upon the completion of the Reorganization and this offering, the distributions provided to member owners by Premier LP will be determined as follows:

  (i)
  subject to certain termination rights, each member owner has executed a GPO participation agreement for an initial five-year term, although our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, have entered into agreements with seven-year terms, which will become effective upon the completion of the Reorganization and this offering, that provides that Premier LP will pay each member owner revenue share equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, our two largest regional GPO member owners will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement." Such revenue share is reflected in net administrative fees in the consolidated statement of income; and

  (ii)
  under the LP Agreement, subject to applicable law or regulation and the terms of Premier LP's financing agreements, Premier GP will cause Premier LP to make quarterly distributions out of Premier LP's estimated taxable net income to Premier GP and to the holders of Class B common units as a class in an aggregate amount equal to Premier LP's total taxable income for each such quarter multiplied by the effective combined federal, state and local income tax rate then payable by Premier, Inc. to facilitate payment by each Premier LP partner of taxes, if required, on its share of taxable income of Premier LP. In addition, Premier GP may cause Premier LP to make additional distributions to Premier GP and to the holders of Class B common units as a class in proportion to their respective number of units. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Amended and Restated Limited Partnership Agreement of Premier LP." Pro forma distributions represent $                        in pro forma pre-tax net income for fiscal year 2013, multiplied by Premier, Inc.'s estimated federal, state and local effective tax rate of 41%.

(14)
We define adjusted fully distributed net income as net income attributable to PHSI (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all the Class B common units into shares of Class A common stock, which results in the elimination of noncontrolling interest in Premier LP, and (iv) less income tax expense at our estimated effective income tax rate on a fully distributed and adjusted basis. Adjusted fully distributed net income is a non-GAAP measure because it represents net income attributable to PHSI before merger and acquisition related expenses and non-recurring or non-cash items and the effects of noncontrolling interests in Premier LP and any other dilutive equity transactions. We consider non-recurring items to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such non-recurring expenses include certain strategic and financial restructuring expenses. We believe adjusted fully distributed net income is an important performance measure because it will assist our board of directors and management in comparing our performance on a consistent basis from period to period by excluding the impact of merger and acquisition related expenses and non-recurring or non-cash items from net income attributable to PHSI as well as eliminating the variability of noncontrolling interest as a result of member owner exchanges of Class B common units into shares of Class A common stock and other potentially dilutive equity transactions which are outside of management's control. To properly and prudently evaluate our business, we encourage you to review the financial statements and related notes included elsewhere in this prospectus, and to not rely on any single financial measure to evaluate our business. We also strongly urge you to review the reconciliation of our pro forma net income attributable to PHSI to adjusted fully distributed net income set forth below.

  The table below provides a reconciliation of pro forma net income attributable to PHSI to adjusted fully distributed net income for the fiscal year ended June 30, 2013:

(In Thousands)
Pro forma net income attributable to PHSI	$
Add: Income tax expense
Add: Strategic and financial restructuring expenses(a)		5,170
Add: Net income attributable to noncontrolling interest in Premier LP(b)
Less: Fully distributed income taxes(c)

Adjusted fully distributed net income		$168,619

  (a)
  Represents legal, accounting and other expenses directly related to the Reorganization and this offering.

  (b)
  Reflects the elimination of the noncontrolling interest in Premier LP as if all member owners of Premier LP had fully exchanged their Class B common units for shares of Class A common stock.

  (c)
  Reflects income tax expense at an estimated effective income tax rate of 41% of income before income taxes assuming the conversion of all Class B units into shares of Class A common stock and the tax impact of excluding strategic and financial restructuring expenses.

RISK FACTORS

        An investment in our Class A common stock involves a high degree of risk. Before making an investment in our Class A common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus. Any of the risks described below could materially harm our business, financial condition, results of operations and prospects. As a result, the trading price of our Class A common stock could decline, and you may lose part or all of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled "Forward-Looking Statements."

Risks Related to Our Business

We face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.

        We deliver products and services through two business segments: our supply chain services segment and our performance services segment. The market for our products and services in each segment is fragmented, intensely competitive and characterized by rapidly evolving technology and product standards, user needs and the frequent introduction of new products and services.

        The primary competitors to our supply chain services segment are other large GPOs such as Amerinet Inc., HealthTrust Purchasing Group (a subsidiary of HCA Holdings, Inc.), Managed Health Care Associates, Inc., MedAssets, Inc. and Novation LLC. In addition, we compete against certain healthcare provider-owned GPOs in this segment. Our specialty pharmacy competes with Caremark Inc. (owned by CVS Caremark Corporation), Curascript, Inc./Accredo (owned by Express Scripts Holding Co.), Diplomat Specialty Pharmacy and many smaller local specialty pharmacies. Finally, our direct sourcing activities compete primarily with private label offerings/programs, product manufacturers and distributors, such as Cardinal Health, Inc., McKesson Corporation, Medline Industries, Inc. and Owens & Minor, Inc.

        The competitors in our performance services segment range from smaller niche companies to large, well-financed and technologically-sophisticated entities. Our primary competitors in this segment include (i) information technology providers such as Allscripts Healthcare Solutions, Inc., Caradigm USA LLC, Cerner Corporation, Epic Systems Corporation, McKesson Corporation, Oracle Corporation, Truven Health Analytics Inc., and (ii) consulting and outsourcing firms such as The Advisory Board Company, Deloitte & Touche LLP, Evolent Health, Inc., Healthagen, LLC (a subsidiary of Aetna, Inc.), Huron Consulting, Inc., Navigant Consulting, Inc. and Optum, Inc. (a subsidiary of UnitedHealth Group, Inc.).

        With respect to our products and services across both segments, we compete on the basis of several factors, including breadth, depth and quality of product and service offerings, ability to deliver clinical, financial and operational performance improvement through the use of products and services, quality and reliability of services, ease of use and convenience, brand recognition and the ability to integrate services with existing technology. Some of our competitors are more established, benefit from greater name recognition, have larger member bases and have substantially greater financial, technical and marketing resources. Other of our competitors have proprietary technology that differentiates their product and service offerings from ours. As a result of these competitive advantages, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands, products and services, and make more attractive offers to our members.

        With respect to our products and services across both of our segments, we also compete on the basis of price. We may be subject to pricing pressures as a result of, among other things, competition within the industry, consolidation of healthcare industry participants, practices of managed care organizations, government action affecting reimbursement and financial stress experienced by our members. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations will be adversely affected.

        We cannot be certain that we will be able to retain our current members or expand our member base in this competitive environment. If we do not retain current members or expand our member base, our business, financial condition and results of operations will be harmed. Moreover, we expect that competition will continue to increase as a result of consolidation in both the healthcare information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively and could harm our business, financial condition and results of operations.

Consolidation in the healthcare industry could have a material adverse effect on our business, financial condition and results of operations.

        Many healthcare industry participants are consolidating to create larger and more integrated healthcare delivery systems with greater market power. We expect regulatory and economic conditions to force additional consolidation in the healthcare industry in the future. As consolidation accelerates, the economies of scale of our members' organizations may grow. If a member experiences sizable growth following consolidation, it may determine that it no longer needs to rely on us and may reduce its demand for our products and services. Some of these large and growing healthcare systems may choose to contract directly with suppliers for certain supply categories, and some suppliers may seek to contract directly with the healthcare providers rather than with GPOs such as ours. In connection with any consolidation, certain of our members may also move their business to another GPO. In addition, as healthcare providers consolidate to create larger and more integrated healthcare delivery systems with greater market power, these providers may try to use their market power to negotiate fee reductions for our products and services across both of our business segments. Finally, consolidation may also result in the acquisition or future development by our members of products and services that compete with our products and services. Any of these potential results of consolidation could have a material adverse effect on our business, financial condition and results of operations.

We may experience significant delays, or an inability to generate revenues if the sales cycle with potential new members takes longer than anticipated.

        A key element of our strategy is to market the various products and services in our supply chain services and performance services segments directly to healthcare providers, such as health systems and acute care hospitals, and to increase the number of our products and services utilized by existing members. The evaluation process is often lengthy and involves significant technical evaluation and commitment of personnel by these organizations. Further, the evaluation process depends on a number of factors, many of which we may not be able to control, including potential new members' internal approval processes, budgetary constraints for technology spending, member concerns about implementing new procurement methods and strategies and other timing effects. If we are unable to sell additional products and services to existing members, or enter into and maintain favorable relationships with other healthcare providers, it could have a material adverse effect on our business, financial condition and results of operations.

Member participation in our GPO programs may be terminated with limited or no notice and/or without significant termination payments. If our members reduce activity levels or terminate or elect not to renew their contracts, our revenue and results of operations may suffer.

        Prior to our Reorganization, we generally provided products and services to our non-owner members participating in our GPO programs under contracts that could be cancelled with limited or no notice and/or without significant termination payments. In addition, we have had, and may in the future have, other members that participate in our GPO programs without a contractual relationship. Therefore, our success in retaining member participation in our GPO programs depends upon our reputation, strong relationships with such members and our ability to deliver consistent, reliable and high quality products and services. We believe that establishing and maintaining a good professional reputation and name recognition are critical for attracting and retaining member participation in our GPO programs. Promotion and enhancement of our name will depend largely on our success in continuing to provide high quality products and services. Therefore, our brand name and reputation will suffer if members do not perceive our products and services to be effective or of high quality or if there are inaccuracies or defects in our solutions. In connection with the Reorganization and this offering, we have entered into new GPO participation agreements, which will become effective upon the completion of the Reorganization and this offering, with all of our member owners existing immediately prior to the completion of the Reorganization. These new GPO participation agreements will generally be terminable at any time by either party, upon one year's prior written notice, in the event of a change of control of the member owner, and will also be terminable for convenience upon one year's prior written notice, at any time after the second anniversary of the beginning of the applicable term, as well as terminable for cause under certain circumstances (including, due to a material breach of the terms of the GPO participation agreement). Also, in the event that a member owner ceases to be a party to a GPO participation agreement (except in certain limited circumstances), Premier LP will have the option to redeem all of such member owner's Class B common units pursuant to the exchange agreement at a purchase price set forth in the LP Agreement. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement."

        Members may also seek to reduce, cancel or elect not to renew their contracts due to factors that are beyond our control and are unrelated to our performance, including their business or financial condition, changes in their strategies or business plans or economic conditions in general.

        When contracts are reduced, cancelled or not renewed for any reason, we lose the anticipated future revenue associated with such contracts and, consequently, our revenue and results of operations may suffer. Additionally, the loss of any of our members could negatively impact our membership-driven business model strategy.

Our business strategy that involves reducing the prices for certain products and services in our supply chain services segment may not be successful, which could have a material adverse effect on our business, financial condition and results of operations.

        In order to maintain and develop new relationships with members in our supply chain services segment, we look for ways to reduce the prices that they pay for products and services. However, success in serving the members by reducing the prices they pay suppliers for products and services will reduce the administrative fees we receive in respect of such transactions that correlate to such prices.

        In order to maintain or increase our revenues and margins while implementing these strategies, we would have to increase sales volumes of existing products and services or introduce and sell new products and services in amounts sufficient to compensate for the reduced revenue effect of price reductions. If our competitors in these lines of business similarly reduce or obtain lower prices for their members, as applicable, this may create further challenges. We cannot assure you that our business strategies will be successful, which could have a material adverse effect on our business, financial condition and results of operations.

The markets for our non-GPO services and products may develop more slowly than we expect, which could adversely affect our revenue and our ability to maintain or increase our profitability.

        While the products and services in our non-GPO lines of business are becoming more accepted, the market for these products and services remains narrowly based, and it is uncertain whether these products and services will achieve and sustain the high levels of demand and market acceptance we anticipate. Our ability to materially grow our revenues and achieve and sustain profitability will be adversely affected if we are unable to generate sufficient revenue from strategic initiatives relating to businesses other than the GPO business, particularly if those businesses do not grow significantly. We are currently focusing on data analytics and other technology opportunities and our success will depend to a substantial extent on the willingness of potential new members, large and small, to increase their use of our SaaS informatics products. Many companies have invested substantial personnel and financial resources to integrate established enterprise software into their businesses and therefore may be reluctant or unwilling to switch to our services. Furthermore, some companies may be reluctant or unwilling to use our services, because they have concerns regarding the risks associated with the security and reliability of, among other things, the technology delivery model associated with these services. If companies do not perceive the benefits of our services, then the market for these services may not expand as much or develop as quickly as we expect, either of which would significantly adversely affect our business, financial condition and results of operations.

Our members are highly dependent on payments from third-party healthcare payors, including Medicare, Medicaid and other government-sponsored programs, and reductions or changes in third-party reimbursement could adversely affect these members and consequently our business.

        Our members derive a substantial portion of their revenue from third-party private and governmental payors, including Medicare, Medicaid and other government sponsored programs. Our sales and profitability depend, in part, on the extent to which coverage of and reimbursement for our products and services our members purchase or otherwise obtain through us is available to our members from governmental health programs, private health insurers, managed care plans and other third-party payors. These third-party payors are increasingly using their enhanced bargaining power to secure discounted reimbursement rates and may impose other requirements that adversely impact our members' ability to obtain adequate reimbursement for our products and services.

        If third-party payors do not approve products for reimbursement or fail to reimburse for them adequately, our members may suffer adverse financial consequences which, in turn, may reduce the demand for and ability to purchase our products or services. In addition, the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare and federal aspects of state Medicaid programs, has issued complex rules requiring pharmaceutical manufacturers to calculate and report drug pricing for multiple purposes, including the limiting of reimbursement for certain drugs. These rules generally exclude from the pricing calculation administrative fees paid by drug manufacturers to GPOs to the extent that such fees meet CMS's "bona fide service fee" definition. There can be no assurance that CMS will continue to allow exclusion of GPO administrative fees from the pricing calculation, or that other efforts by payors to limit reimbursement for certain drugs will not have an adverse impact on our business, financial condition and results of operations.

        Government actions could also limit government spending generally for the Medicare and Medicaid programs, limit payments to healthcare providers, and increase emphasis on competition and other programs that could have an adverse effect on our members. Specifically, CMS may implement a competitive bidding program for selected items paid for by the Medicare program. We cannot predict which products from any of our businesses will ultimately be affected or whether or when the competitive bidding process will be extended to our businesses. The implementation of the competitive bidding program could have an adverse impact on our business, financial condition and results of operations.

We rely on the administrative fees we receive from our GPO suppliers and the failure to maintain contracts with these GPO suppliers could adversely affect our business, financial condition and results of operations. A termination of any relationship or agreement with a GPO supplier could also negatively affect our relationships with our members.

        Historically, we have derived a substantial amount of our revenue from the administrative fees that we receive from our GPO suppliers. We maintain contractual relationships with these suppliers who provide products and services to our members at reduced costs and who pay us administrative fees based on the dollars spent by our members for such products and services. Our contracts with these GPO suppliers generally may be terminated upon 90 days' notice. Therefore, we rely heavily on our relationships with our GPO suppliers. Supplier commitment to our GPO has been, and will continue to be, a crucial element to our supply chain services business model. There can be no assurances that our relationships with our suppliers will continue on existing terms or at all. A termination of any relationship or agreement with a GPO supplier would result in the loss of administrative fees pursuant to our arrangement with that supplier, which could adversely affect our business, financial condition and results of operations.

        If we cannot demonstrate the ability to increase market share in the healthcare industry for our suppliers through our GPO or other products and services, we may lose negotiating leverage with our contracted suppliers which may result in our inability to maintain our member agreements or win new business. In addition, if we lose a relationship with a GPO supplier we may not be able to negotiate similar arrangements for our members with other suppliers on the same terms and conditions or at all, which could damage our reputation with our members and, in turn, have a material adverse effect on our business, financial condition and results of operations.

If we are unable to maintain our relationships with third-party providers or maintain or enter into new strategic alliances, we may be unable to grow our current base business.

        Our business strategy includes entering into and maintaining strategic alliances and affiliations with leading service providers and other GPOs. We work closely with our members to penetrate new product markets and expand our current market capabilities. We may not achieve our objectives through these relationships or through our relationships with our third-party providers or strategic alliances. Many of these companies have multiple relationships and they may not regard us as significant to their business. These companies may pursue relationships with our competitors, develop or acquire products and services that compete with our products and services, experience financial difficulties, be acquired by one of our competitors or other third party or exit the healthcare industry, any of which may adversely affect our relationship with them. In addition, in many cases, these companies may terminate their relationships with us for any reason with limited or no notice. If existing relationships with third-party providers or strategic alliances are adversely impacted or are terminated or we are unable to enter into relationships with leading healthcare service providers and other GPOs, we may be unable to maintain or increase our market presence.

If we are not able to offer new and innovative products and services, we may not remain competitive and our revenue and results of operations may suffer.

        Our success depends on providing products and services within our supply chain services and performance services segments that healthcare providers use to improve clinical, financial and operational performance. Our competitors are constantly developing products and services that may become more efficient or appealing to our members. If we cannot adapt to rapidly evolving industry standards, technology and member needs, including changing regulations and provider reimbursement policies, we may be unable to anticipate changes in our current and potential new members' requirements that could make our existing technology obsolete. Additionally, some healthcare information technology providers have begun to incorporate enhanced analytical tools and functionality into their core product and service offerings used by healthcare providers. These developments may adversely impact the demand for our products and services. We must continue to invest significant resources in research and development in order to enhance our existing products and services, maintain or improve our product category rankings and introduce new high quality products and services that members and potential new members will want. Our operating results would also suffer if our innovations are not responsive to the needs of our members or potential new members, are not appropriately timed with market opportunity, or are not effectively brought to market. Many of our existing member relationships are nonexclusive or terminable on short notice, or otherwise terminable after a specified term. If our new or modified product and service innovations are not responsive to member preferences, emerging industry standards or regulatory changes, are not appropriately timed with market opportunity, or are not effectively brought to market, we may lose existing members and be unable to obtain new members and our results of operations may suffer. In addition, cancellation of any of our products and services after implementation has begun may involve loss to us of time, effort, and resources invested in the cancelled implementation as well as lost opportunity for acquiring other members over that same period of time.

We derive a significant portion of our revenues from our largest members.

        Our top five members, who are all participants in our group purchasing programs, comprised approximately 16% of our consolidated net revenues for fiscal year 2013. Our largest member, GNYHA Purchasing Alliance, LLC, comprised approximately 5% of our consolidated net revenues for the same period. The sudden loss of any of our members that are participants in our group purchasing programs could materially and adversely affect our operating results. In addition, certain of our top five members are themselves GPOs with their own respective direct contracting relationships, including relationships with some of our other members. The sudden loss of any of these members may also result in increased competition for our supply chain services segment and the loss of any of these additional members could also materially and adversely affect our operating results.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

        Our strategy includes growth through acquisitions. Future acquisitions may not be completed on acceptable terms and acquired assets or businesses may not be successfully integrated into our operations. Any acquisitions or investments will be accompanied by the risks commonly encountered in acquisitions of businesses. Such risks include, among other things:

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  paying more than fair market value for an acquired company or assets,

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  failing to integrate the operations and personnel of the acquired businesses in an efficient, timely manner,

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  assuming potential liabilities of an acquired company,

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  managing the potential disruption to our ongoing business,

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  distracting management focus from our core businesses,

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  having difficulties in identifying and acquiring products, technologies, or businesses that will help our business,

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  entering new markets in which we have little to no experience,

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  impairing relationships with employees, members, and strategic partners,

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  failing to implement or remediate controls, procedures and policies appropriate for a larger public company at acquired companies that prior to the acquisition lacked such controls, procedures and policies,

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  the amortization of purchased intangible assets,

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  incurring expenses associated with an impairment of all or a portion of goodwill and other intangible assets due to changes in market conditions, weak economies in certain competitive markets, or the failure of certain acquisitions to realize expected benefits, and

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  diluting the share value and voting power of existing stockholders.

        The anticipated benefits of our previous acquisitions may not materialize. Future acquisitions or dispositions could result in the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill and other intangible assets, any of which could harm our financial condition. Although we have made acquisitions in the past, we anticipate that acquisitions will play a larger role in our business strategy in the future, and there can be no assurances that any future acquisitions will be successful.

We may become subject to litigation, which could have a material adverse effect on our business, financial condition and results of operations.

        We participate in businesses that are subject to substantial litigation. We are periodically involved in litigation, which from time to time may include claims relating to commercial, employment, antitrust, intellectual property or other regulatory matters, among others. If current or future government regulations are interpreted or enforced in a manner adverse to us or our business, specifically those with respect to antitrust or healthcare laws, we may be subject to enforcement actions, penalties, and other material limitations on our business.

        We have been named as a defendant in several lawsuits brought by suppliers of medical products. Typically, these lawsuits have alleged the existence of a conspiracy among manufacturers of competing products and operators of GPOs, including us, to deny the plaintiff access to a market for its products. No assurance can be given that we will not be subjected to similar actions in the future or that such matters will be resolved in a manner satisfactory to us or which will not harm our business, financial condition or results of operations.

        We may become subject to additional litigation in the future. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having a material adverse effect on our business, financial condition, results of operations, cash flow and per share trading price of the Class A common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely impact our ability to attract officers and directors.

Data loss or corruption due to failures or errors in our systems and service disruptions at our data centers may adversely affect our reputation and relationships with existing members, which could have a negative impact on our business, financial condition and results of operations.

        Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our members regard as significant. Complex software such as ours may contain errors or failures that are not detected until after the software is introduced or updates and new versions are released. We continually introduce new software and updates and enhancements to our software. Despite testing by us, from time to time we have discovered defects or errors in our software, and such defects or errors may be discovered in the future. Any defects or errors could expose us to risk of liability to members and the government and could cause delays in the introduction of new products and services, result in increased costs and diversion of development resources, require design modifications, decrease market acceptance or member satisfaction with our products and services or cause harm to our reputation.

        Furthermore, our members might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our product development efforts, impact our reputation and lead to significant member relations problems.

        Moreover, our internal data centers and service provider locations store and transmit critical member data that is essential to our business. While these locations are chosen for their stability, failover capabilities, and system controls, we do not directly control the continued or uninterrupted availability of every location. In addition to the services we provide from our offices, we are currently in the process of migrating some of our data center operations to third-party data-hosting facilities. Data center facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our service. These service interruption events could impair our ability to deliver services or deliverables or cause us to miss service level agreements in our agreements with our members, which could negatively affect our ability to retain existing members and attract new members.

If our security measures are breached or fail and unauthorized access is obtained to a member's data, or our members fail to obtain proper permissions for the use and disclosure of information, our services may be perceived as not being secure, members may curtail or stop using our services, and we may incur significant liabilities.

        Our services involve the web-based storage and transmission of members' proprietary information and protected health information of patients. Because of the sensitivity of this information, security features of our software are very important. From time to time we may detect vulnerabilities in our systems, which, even if they do not result in a security breach, may reduce member confidence and require substantial resources to address. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance, insufficiency, defective design, or otherwise, someone may be able to obtain unauthorized access to member or patient data. As a result, our reputation could be damaged, our business may suffer, and we could face damages for contract breach, penalties for violation of applicable laws or regulations, and significant costs for remediation and efforts to prevent future occurrences.

        We rely upon our members as users of our system for key activities to promote security of the system and the data within it, such as administration of member-side access credential verification and control of member-side display of data. On occasion, our members have failed to perform these activities. Failure of members to perform these activities may result in claims against us that this reliance was misplaced, which could expose us to significant expense and harm to our reputation. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and members. In addition, our members may authorize or enable third parties to access their data or the data of their patients on our systems. Because we do not control such access, we cannot ensure the complete propriety of that access or integrity or security of such data in our systems. Any breach of our security could have a material adverse effect on our business, financial condition and results of operations.

        Additionally, we require our members in both of our business segments to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of the information that we receive, and we require contractual assurances from them that they have done so and will do so. If they do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy laws or other laws. Any such failure to obtain proper permissions and waivers could impair our functions, processes, and databases that reflect, contain, or are based upon such data and may prevent use of such data. In addition, such a failure could interfere with or prevent creation or use of rules and analyses or limit other data-driven activities that benefit us. Moreover, we may be subject to claims or liability for use or disclosure of information by reason of our lack of a valid notice, permission, or waiver. These claims or liabilities could subject us to unexpected costs and adversely affect our business, financial condition and results of operations.

        For a more detailed discussion of the risks associated with a failure by us to comply with any of the federal and state standards regarding patient privacy, identity theft prevention and detection and data security, see the risk factor below under "—Risks Related to Healthcare Regulation—Federal and state privacy, security and breach notification laws may increase the costs of operation and expose us to civil and criminal government sanctions and third-party civil litigation."

Any restrictions on our use of, or ability to license, data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition and results of operations.

        We depend upon licenses from third parties for some of the technology and data used in our applications, and for some of the technology platforms upon which these applications are built and operate, including IBM and 3M. We also obtain a portion of the data that we use from government entities, public records and from our members for specific member engagements. We believe that we have all rights necessary to use the data that is incorporated into our products and services. However, we cannot assure you that our licenses for information will allow us to use that information for all potential or contemplated applications and products. In the future, data providers could withdraw their data from us or restrict our usage for any reason, including if there is a competitive reason to do so, if legislation is passed restricting the use of the data, or if judicial interpretations are issued restricting use of the data that we currently use in our products and services. In addition, data providers could fail to adhere to our quality control standards in the future, causing us to incur additional expense to appropriately utilize the data. If a substantial number of data providers were to withdraw or restrict their data, or if they fail to adhere to our quality control standards, and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide products and services to our members would be materially adversely impacted and it would have a material adverse effect on our business, financial condition and results of operations.

        We also integrate into our proprietary applications and use third-party software to maintain and enhance, among other things, content generation and delivery, and to support our technology infrastructure. Some of this software is proprietary and some is open source. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. These technologies may not be available to us in the future on commercially reasonable terms or at all and could be difficult to replace once integrated into our own proprietary applications (although we currently believe this risk is remote given the "off-the-shelf" nature of these licenses and that standard operating procedures and practices utilized by these third parties would generally afford us sufficient time to effectively transition to other readily available sources without significant long-term impact to our business). Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

        Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

We may rely on partners and other third parties to provide members with a single-source solution.

        From time to time, we may engage teaming partners or other third parties to provide our members with a single-source solution. For example, through partnerships with leading suppliers such as Verisk Analytics Inc., Phytel Inc. and Activate Networks, Inc., we offer performance improvement collaboratives and clinical, financial and operational SaaS informatics products, such as PopulationFocus, CareFocus, NetworkFocus and QualityAdvisor. While we believe that we perform appropriate due diligence on our teaming partners and other third parties, we cannot guarantee that those parties will comply with the terms set forth in their agreements. We may have disputes with our teaming partners or other third parties arising from the quality and timeliness of their work, member concerns about them or other matters. Performance deficiencies or misconduct by our teaming partners or other third parties could result in a member terminating our contract for default and/or could adversely affect our member relationships. We may be exposed to liability and we and our members may be adversely affected if a teaming partner or other third party fails to meet its contractual obligations.

Our use of "open source" software could adversely affect our ability to sell our products and subject us to possible litigation.

        The products or technologies acquired, licensed or developed by us may incorporate so-called "open source" software, and we may incorporate open source software into other products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses, including, for example, the GNU General Public License, the GNU Lesser General Public License, "Apache-style" licenses, "Berkeley Software Distribution," "BSD-style" licenses and other open source licenses. There is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses, and therefore the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our products and technologies. For example, we may be subjected to certain conditions, including requirements that we offer our products that use particular open source software at no cost to the user, that we make available the source code for modifications or derivative works we create based upon, incorporating or using the open source software, and/or that we license such modifications or derivative works under the terms of the particular open source license.

        If an author or other party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal costs defending ourselves against such allegations. If our defenses were not successful, we could be subject to significant damages, be enjoined from the distribution of our products that contained the open source software, and be required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our products. In addition, if we combine our proprietary software with open source software in a certain manner, under some open source licenses we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours.

Changes in industry pricing benchmarks could materially impact our financial performance.

        Contracts in the prescription drug industry, including our contracts with our specialty pharmacy members, generally use "average wholesale price," or AWP, which is published by a third party, as a benchmark to establish pricing for prescription drugs. Various federal and state government agencies and prosecutors, as well as legislators and private litigants, have challenged the use of AWP for prescription drug reimbursement, as well as the manner by which AWP is calculated. In 2011, First DataBank, a significant provider of AWP information, discontinued publishing such information. Other publishers, such as MediSpan, reduced their reported AWP prices. These recent events have raised uncertainties as to whether certain third parties will continue to publish AWP, which may result in the inability of payors, pharmacy providers and others in the prescription drug industry to continue to utilize AWP as it has previously been calculated, or whether other pricing benchmarks will be adopted for establishing pricing within the industry. Due to these uncertainties, we are unable to anticipate what, if any, future impact this will have on our member contracts or our business strategy generally. Therefore, we can give no assurance that the short or long-term impact of such changes to industry pricing benchmarks will not have a material adverse effect on our business, financial condition and results of operations in future periods.

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products.

        We dispense significant volumes of brand-name and generic drugs from our specialty pharmacies. When increased safety risk profiles or manufacturing issues of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or otherwise reduce the numbers of prescriptions for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced global consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers or transition to over-the-counter products. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our volumes, net revenues, profitability and cash flows may decline.

Our ability to grow our specialty pharmacy could be limited if we do not maintain and expand our existing base of drugs, if we lose patients or if manufacturers limit or cease doing business with us.

        Our specialty pharmacy focuses on complex and high-cost medications that serve a relatively small patient population. Due to this limited patient population, our future growth relies in part on maintaining and expanding our base of drugs or penetration in certain treatment categories. Sales volumes at our specialty pharmacy could also be negatively impacted due to increases in the safety risk profiles or manufacturing issues of specific drugs, product withdrawals by manufacturers or transitions to over-the-counter products. Any loss of patient base or reduction in demand for any reason for the medications we currently dispense could have a material adverse effect on our business, financial condition and results of operations.

        In addition, industry trends may result in health plans contracting with a single provider for specialty pharmacy services and manufacturers limiting their business with regional providers of these services. If we are unable to obtain managed care contracts in the areas in which we provide specialty pharmacy services or are unable to obtain specialty pharmacy products at reasonable costs or at all, our business, financial condition and results of operations could be adversely affected.

Our direct sourcing activities depend on contract manufacturing facilities located in various parts of the world and any physical, financial, regulatory, environmental, labor or operational disruption could result in a reduction in sales volumes and the incurrence of substantial expenditures.

        As part of our direct sourcing activities, which are a part of our supply chain services segment, we contract with manufacturing facilities in various parts of the world, including facilities in China, which are subject to operating hazards and interruptions. Operations at these manufacturing facilities could be curtailed or partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, most of which are outside of our control, such as unscheduled maintenance, a major catastrophe such as an earthquake, hurricane, flood, tsunami or other natural disaster, or significant labor strikes, work stoppages, or political unrest. Any significant curtailment of production at these facilities could result in materially reduced revenues and cash flow in our direct sourcing activities. In addition our business practices in international markets are subject to the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any violation of which could subject us to significant fines, criminal sanctions and other penalties.

        A substantial portion of the manufacturing for our direct sourcing activities is conducted in China. As a result, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, the level of development, the growth rate, the control of foreign exchange, access to financing and the allocation of resources. Additionally, the facilities in China with which we contract are particularly susceptible to rising labor costs and interruptions as a result of minimum wage laws, scheduling and overtime requirements, labor disputes and strikes.

If we lose key personnel or if we are unable to attract, hire, integrate and retain key personnel, our business would be harmed.

        Our future success depends in part on our ability to attract, hire, integrate and retain key personnel. Our future success also depends on the continued contributions of our executive officers and other key personnel, each of whom may be difficult to replace. In particular, Susan D. DeVore, our President and Chief Executive Officer, Michael J. Alkire, our Chief Operating Officer, Craig S. McKasson, our Senior Vice President and Chief Financial Officer, Keith J. Figlioli, our Senior Vice President of Healthcare Informatics, and Durral R. Gilbert, our President of Supply Chain Services are critical to the management of our business and operations and the development of our strategic direction. The loss of services of Ms. DeVore, Mr. Alkire, Mr. McKasson, Mr. Figlioli, Mr. Gilbert or any of our other executive officers or key personnel could have a material adverse effect on our business, financial condition and results of operations. The replacement of any of these key individuals would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

        Our success also depends upon our ability to identify, hire and retain other highly skilled technical, managerial, editorial, sales, marketing and customer service professionals. Competition for such personnel is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. We cannot be certain of our ability to identify, hire and retain adequately qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology or confidential information and we may lose our competitive advantage.

        Our success as a company depends in part upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as customary contractual protections.

        We utilize a combination of internal and external measures to protect our proprietary software and confidential information. Such measures include contractual protections with employees, contractors, members, and partners, as well as U.S. copyright laws.

        We protect the intellectual property in our software pursuant to customary contractual protections in our agreements that impose restrictions on our members' ability to use such software, such as prohibiting reverse engineering and limiting the use of copies. We also seek to avoid disclosure of our intellectual property by relying on internal policies applicable to our employees and consultants that acknowledge our ownership of all intellectual property developed by the individual during the course of his or her work with us. These member agreements and internal policies applicable to our employees and consultants also require each person to maintain the confidentiality of all proprietary information disclosed to them. Other parties may not comply with the terms of these agreements and policies, and we may not be able to enforce our rights adequately against these parties. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage we may have over any such competitor.

        These protections may not be adequate, and we cannot assure you that they will prevent misappropriation of our intellectual property. Other companies could independently develop similar or competing technology without violating our proprietary rights. The process of enforcing our intellectual property rights through legal proceedings would likely be burdensome and expensive, and our ultimate success cannot be assured. Our failure to adequately protect our intellectual property and proprietary rights could adversely affect our business, financial condition and results of operations.

If we are deemed to infringe, misappropriate or violate the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

        We could be subject to intellectual property infringement, misappropriation or other intellectual property violation claims as our applications' functionality overlaps with competitive products and third parties may claim that we do not own or have rights to use all intellectual property rights used in the conduct of our business. We do not believe that we have infringed or are infringing on any valid or enforceable proprietary rights of third parties. However, we cannot assure you that infringement, misappropriation or claims alleging intellectual property violations will not be asserted against us. Also, we cannot assure you that any such claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any such claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all. Such claims also might require indemnification of our members at significant expense.

        In addition, a number of our contracts with our members contain indemnity provisions whereby we indemnify them against certain losses that may arise from third-party claims that are brought in connection with the use of our products.

        Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have limited visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

If we are required to collect sales and use taxes on the products and services we sell in certain jurisdictions or intend to sell online, we may be subject to tax liability for past sales, future sales may decrease and our financial condition may be materially and adversely affected.

        Rules and regulations applicable to sales and use tax vary significantly by tax jurisdiction. In addition, the applicability of these rules given the nature of our products and services is subject to change.

        We may lose sales or incur significant costs should various tax jurisdictions be successful in imposing sales and use taxes on a broader range of products and services than those currently so taxed, including products and services sold online. A successful assertion by one or more taxing authorities that we should collect sales or other taxes on the sale of our solutions could result in substantial tax liabilities for past and future sales, decrease our ability to compete and otherwise harm our business.

        In addition, sales tax is currently not imposed on the administrative fees we collect in connection with our GPO programs. If sales tax were imposed in the future on such fees, the profitability of our GPO programs may be materially and adversely affected.

        If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our products and services, including products and services sold online, we may be liable for past taxes in addition to taxes going forward. Liability for past taxes may also include very substantial interest and penalty charges. If we are required to collect and pay back taxes (and the associated interest and penalties) and if our members fail or refuse to reimburse us for all or a portion of these amounts, we will have incurred unplanned costs that may be substantial. Moreover, imposition of such taxes on our services going forward will effectively increase the cost of such services to our members and may adversely affect our ability to retain existing members or to gain new members in the areas in which such taxes are imposed.

We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with users, adversely affecting our brand and our business.

        Our ability to deliver our performance services segment products is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet access and services and reliable telephone, facsimile, and pager systems. Our services are designed to operate without interruption in accordance with our service level commitments. However, we have experienced and expect that we will experience interruptions and delays in services and availability from time to time. We rely on internal systems as well as third-party suppliers, including bandwidth and telecommunications equipment providers, to provide our services. We are also currently in the process of migrating some of our data center operations to third-party data-hosting facilities. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with users. To operate without interruption, both we and our service providers must guard against:

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  damage from fire, power loss, and other natural disasters,

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  communications failures,

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  software and hardware errors, failures, and crashes,

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  security breaches, computer viruses, and similar disruptive problems, and

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  other potential interruptions.

        Any disruption in the network access, telecommunications, or co-location services provided by these third-party providers or any failure of or by these third-party providers or our own systems to handle current or higher volume of use could significantly harm our business. We exercise limited control over these third-party suppliers, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with users and adversely affect our business and could expose us to third-party liabilities. Although we maintain insurance for our business, the coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

        The reliability and performance of the Internet may be harmed by increased usage or by denial-of-service attacks. The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based services.

We may need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the percentage ownership of our then-existing stockholders.

        We may need to raise additional funds in order to:

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  finance unanticipated working capital requirements,

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  develop or enhance our technological infrastructure and our existing products and services,

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  fund strategic relationships,

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  respond to competitive pressures, and

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  acquire complementary businesses, technologies, products or services.

        Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion strategy, take advantage of unanticipated opportunities, develop or enhance technology or services or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then-existing stockholders may be reduced, and holders of these securities may have rights, preferences or privileges senior to those of our then-existing stockholders.

Our future indebtedness could adversely affect our business and our liquidity position.

        On December 16, 2011, we entered into a three-year $100 million senior secured revolving credit facility, which includes an accordion feature granting us the ability to increase the size of the facility by an additional $100 million on terms and conditions mutually acceptable to the parties. As of August 20, 2013, we had $30 million in principal amount outstanding under this credit facility.

        Nonetheless, our indebtedness may increase from time to time in the future for various reasons, including fluctuations in operating results, capital expenditures and potential acquisitions. Any indebtedness we incur and restrictive covenants contained in the agreements related thereto could:

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  make it difficult for us to satisfy our obligations, including making interest payments on our debt obligations,

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  limit our ability to obtain additional financing to operate our business,

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  require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund capital expenditures and working capital and other general operational requirements,

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  limit our flexibility to plan for and react to changes in our business and the healthcare industry,

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  place us at a competitive disadvantage relative to some of our competitors that have less debt than us,

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  limit our ability to pursue acquisitions, and

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  increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates or a downturn in our business or the economy.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition and results of operations or cause a significant decrease in our liquidity and impair our ability to pay amounts due on our indebtedness.

        In addition, our senior secured revolving credit facility contains, among other things, restrictive covenants that will limit our and our subsidiaries' ability to finance future operations or capital needs or to engage in other business activities. The credit facility restricts, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness or issue guarantees, create liens on our assets, make distributions on or redeem equity interests, make investments, transfer or sell properties or other assets, and engage in mergers, consolidations or acquisitions. In addition, the credit facility requires us to meet specified financial ratios and tests. For additional information regarding our senior secured revolving credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations."

Our cash flows, quarterly revenues and results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of certain factors, some of which may be outside of our control.

        Certain of our member contracts contain terms that result in revenue that is deferred and cannot be recognized until the occurrence of certain events. For example, accounting principles do not allow us to recognize revenue associated with the implementation of certain products and services in our performance services segment until the implementation has been completed, at which time we begin to recognize revenue over the life of the contract or the estimated remaining member relationship period, whichever is longer. As a result, the period of time between contract signing and recognition of associated revenue may be lengthy, and we are not able to predict with certainty the period in which implementation will be completed.

        Certain of our member agreements provide for guaranteed levels of savings in which some portion or all of our fees are at risk and refundable if our products and services do not result in the achievement of these financial performance targets. The amount of guaranteed savings in the member agreements in place on June 30, 2013 represent approximately 6% of our net revenue in the event that no savings are identified. These member agreements are reviewed and approved by the member agreement review committee of our board of directors, which is comprised of our independent directors and our president and chief executive officer, in order to manage and protect potential conflict of interest issues with member owners. If we are unable to meet or exceed savings guarantee levels, we may be required to pay any difference between savings that were guaranteed and the savings, if any, which were actually achieved. To the extent that any revenue is subject to contingency for the non-achievement of a performance target, we only recognize revenue upon member confirmation that the financial performance targets have been achieved. If a member fails to provide such confirmation in a timely manner, our ability to recognize revenue will be delayed. Additionally, certain of our contracts include the potential for a payment based on a percentage achieved on certain financial performance targets, which we may or may not earn when expected or at all.

        Our group purchasing services rely on participating suppliers to provide periodic reports of their sales volumes to our members and resulting administrative fees to us. If a supplier fails to provide such reporting in a timely and accurate manner, our ability to recognize administrative fees revenue will be delayed or prevented.

        Certain of our fees are based on timing and volume of member invoices processed and payments received, which are often dependent upon factors outside of our control.

        Other fluctuations in our quarterly results of operations may be due to a number of other factors, some of which are not within our control, including:

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  our ability to offer new and innovative products and services,

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  regulatory changes, including changes in the healthcare laws,

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  unforeseen legal expenses, including litigation and settlement costs,

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  the purchasing and budgeting cycles of our members,

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  the lengthy sales cycles for our products and services, which may cause significant delays or an inability to generate revenues,

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  pricing pressures with respect to our future sales,

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  the timing and success of our or our competitors' new product and service offerings,

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  member decisions, especially those involving our larger member relationships, regarding renewal or termination of their contracts,

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  the amount and timing of operating costs related to the maintenance and expansion of our business, operations and infrastructure,

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  the amount and timing of costs related to the development, adaptation or acquisition of technologies or businesses,

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  the financial condition of our current and potential new members, and

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  general economic, industry and market conditions and those conditions specific to the healthcare industry.

        We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue than expected, we may not be able to reduce our spending in the short term in response. Any significant shortfall in revenue would have a direct and material adverse impact on our business, financial condition and results of operations. We believe that our quarterly results of operations may vary significantly in the future and that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on the results of one quarter as an indication of future performance. If our quarterly results of operations fall below the expectations of securities analysts or investors, the price of the Class A common stock could decline substantially. In addition, any adverse impacts on the Class A common stock may harm the overall reputation of our organization, cause us to lose members and impact our ability to raise additional capital in the future.

Risks Related to Healthcare Regulation

The healthcare industry is highly regulated. Any material changes in the political, economic or regulatory healthcare environment that affect the GPO business or the purchasing practices and operations of healthcare organizations, or that lead to consolidation in the healthcare industry, could require us to modify our services or reduce the funds available to providers to purchase our products and services.

        Our business, financial condition and results of operations depend upon conditions affecting the healthcare industry generally and hospitals and health systems particularly. Our ability to grow will depend upon the economic environment of the healthcare industry generally as well as our ability to increase the number of programs and services that we sell to our members. The healthcare industry is highly regulated by federal and state authorities and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses, consolidation in the healthcare industry, regulation, litigation and general economic conditions affect the purchasing practices, operations and the financial health of healthcare organizations. In particular, changes in regulations affecting the healthcare industry, such as increased regulation of the purchase and sale of medical products, or restrictions on permissible discounts and other financial arrangements, could require us to make unplanned modifications of our products and services, result in delays or cancellations of orders or reduce funds and demand for our products and services.

        In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, or PPACA, amended by the Health Care and Education and Reconciliation Act of 2010, collectively referred to as the Affordable Care Act. The Affordable Care Act is a sweeping measure designed to expand access to affordable health insurance, control healthcare spending, and improve healthcare quality. The law includes provisions to tie Medicare provider reimbursement to healthcare quality and incentives, mandatory compliance programs, enhanced transparency disclosure requirements, increased funding and initiatives to address fraud and abuse, and incentives to state Medicaid programs to promote community-based care as an alternative to institutional long-term care services. In addition, the law provides for the establishment of a national voluntary pilot program to bundle Medicare payments for hospital and post-acute services, which could lead to changes in the delivery of healthcare services. Likewise, many states have adopted or are considering changes in healthcare policies in part due to state budgetary shortfalls. Regulations for implementing many provisions of the Affordable Care Act are being released on an ongoing basis, and we do not know what effect the federal Affordable Care Act or any state law proposals may have on our business.

If we fail to comply with federal and state laws governing financial relationships among healthcare providers and submission of false or fraudulent claims to government healthcare programs, we may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

        We are subject to federal and state laws and regulations designed to protect patients, governmental healthcare programs and private health plans from fraudulent and abusive activities. These laws include anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims. These laws are complex and their application to our specific products, services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have over time increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules. From time to time we and others in the healthcare industry have received inquiries or requests to produce documents in connection with such activities. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted to these efforts. Furthermore, if we are found to be in violation of any federal or state fraud and abuse laws, we could be subject to civil and criminal penalties, and we could be excluded from participating in federal and state healthcare programs such as Medicare and Medicaid. The occurrence of any of these events could significantly harm our business and financial condition.

        Provisions in Title XI of the Social Security Act, commonly referred to as the federal Anti-Kickback Statute, prohibit the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The definition of "remuneration" has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services regardless of whether the item or service is covered under a governmental health program or private health plan. Certain statutory and regulatory safe harbors exist that protect specified business arrangements from prosecution under the Anti-Kickback Statute if all elements of an applicable safe harbor are met, however these safe harbors are narrow and often difficult to comply with. Congress has appropriated an increasing amount of funds in recent years to support enforcement activities aimed at reducing healthcare fraud and abuse. We cannot assure you that our arrangements will be protected by such safe harbors or that such increased enforcement activities will not directly or indirectly have an adverse effect on our business, financial condition or results of operations. Any determination by a state or federal agency that any of our activities or those of our suppliers or members, violate any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs, and, thus could have a material adverse effect on our business, financial condition and results of operations.

        In 2005, the Department of Health and Human Services, or HHS, Office of Inspector General conducted an extensive audit of the business practices of three GPOs, including us, and published a report indicating that of the $1.8 billion in administrative fees that these GPOs collected over a four-year period, $1.3 billion exceeded their operating expenses. Of this amount, $898 million was returned to hospitals. The report found certain deficiencies in the manner in which the hospitals reflected these fees on their cost reports to Medicare. The HHS Office of Inspector General took no enforcement action against us or, to our knowledge, either of the other GPOs. The report did not identify any of our business practices, or relationships with suppliers or our members, which in its view violated the Anti-Kickback Statute. In response to these findings, the HHS Office of Inspector General recommended that CMS provide specific guidance on the proper treatment on Medicare cost reports of revenue distributions received from GPOs. CMS issued an update to its provider reimbursement manual in December 2011 specifying that these distributions must be properly accounted for on such cost reports. The 2005 report and subsequent CMS guidance suggest that the various forms of value received by our U.S. hospital members and health system member owners in connection with or related to the Reorganization and this offering (including, without limitation, increases in the fair market value of equity held by such member owners, proceeds from the purchase of Class B common units from such member owners immediately following this offering and as a result of subsequent exchanges, Premier LP cash distributions, administrative fee revenue share paid by Premier LP to our members based upon their member facilities' purchases through GPO supplier contracts and payments under the tax receivable agreement) should be appropriately reflected in their cost reports to Medicare, and we have sought to structure those arrangements so that they can be appropriately reflected. Our members that report their costs to Medicare are required under the terms of the Premier Group Purchasing Policy to appropriately reflect all elements of value received in connection with the Reorganization and this offering on their cost reports. We are required to furnish applicable reports to such members setting forth the amount of such value, to assist their compliance with such cost reporting requirements. We cannot assure you, however, that the HHS Office of Inspector General or the U.S. Department of

Justice, or DOJ, would concur with such approach. Any determination by a state or federal agency that the provision of such forms of value violate any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs, and, thus could have a material adverse effect on our business, financial condition and results of operations.

        In the lead-up to this offering, we received correspondence from one of our major GPO competitors expressing concern that the manner in which our proposed initial public offering was explained to our current and prospective member owners could violate the Anti-Kickback Statute. One letter attached a brief analysis prepared by the competitor's outside counsel, which concluded that the opportunity to participate in our initial public offering could constitute a form of remuneration for purposes of the Anti-Kickback Statute and that if the other requisite elements of an Anti-Kickback Statute violation were present, the extension by us of such opportunity could violate the Anti-Kickback Statute. We believe that our discussions with current and prospective member owners regarding the possibility that we would undertake an initial public offering were conducted in compliance with the Anti-Kickback Statute and other applicable laws. However, no assurance can be given that enforcement authorities will agree with our assessment. Although a process exists for requesting advisory opinions from the HHS Office of Inspector General regarding compliance of particular arrangements with the Anti-Kickback Statute, we have not sought such an opinion and do not believe that the issues raised in the competitor's correspondence are capable of being addressed in an advisory opinion since the content and specifics of each discussion would be at issue. Any determination by a state or federal agency that the manner in which the opportunity to participate in this offering was presented to our member owners and prospective member owners, either in of itself or when viewed in conjunction with the requirements for ownership in Premier LP and participation in our group purchasing program or the various forms of value received by our member owners in connection with or related to this offering, violated any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs, and, thus could have a material adverse effect on our business, financial condition and results of operations.

        On July 23, 2013, the HHS Office of Inspector General published Advisory Opinion 13-09 addressing a transaction proposed to be undertaken by the competitor referred to in the preceding paragraph. Under this proposal, the competitor, which is a publicly-traded company, would issue stock to certain of its current and prospective customers in exchange for the customers' agreement to extend or enter into a five- to seven-year contract that would require the customer to commit not to decrease its historical level of purchases through the competitor's GPO supplier contracts over the term of the contract and to agree to a reduction in the percentage of administrative fee revenue share paid by the competitor to such customer on an annual basis. The amount of stock given to each customer would be equal to the amount of the reduction in revenue share due to the customer over the term of the contract. The HHS Office of Inspector General concluded that the competitor's proposed transaction could potentially generate prohibited remuneration under the Anti-Kickback Statute and that the HHS Office of Inspector General could potentially impose administrative sanctions on the competitor in connection with the arrangement. The HHS Office of Inspector General first noted that the granting of stock to customers would not fit within the discount safe harbor and therefore must be assessed based on the totality of the facts and circumstances. The HHS Office of Inspector General then observed that when a GPO passes through administrative fees to its customers, such fees could be treated as discounts on the price of goods sold by the vendors and the GPO and its customers could meet the reporting and other requirements of the discount safe harbor. This in turn could reduce costs to federal healthcare programs. The HHS Office of Inspector General asserted that the competitor's proposed arrangement, to the contrary, would result in a portion of a customer's revenue share, which would otherwise be reflected as a reduction in expense on the customer's cost reports, being exchanged for stock which would have no potential to benefit payors, including federal healthcare programs. The HHS Office of Inspector General cited three additional factors which, in its view, increase the risk of fraud and abuse posed by the competitor's proposed transaction: (i) the customers receiving stock would be required to extend their contracts (or enter into new contracts) with the competitor's GPO for five to seven years; (ii) the stock granted by the competitor would be tied to the customers' past purchases; and (iii) customers would not be permitted to decrease their volume of purchases through the competitor's group purchasing contracts. In the HHS Office of Inspector General's view, the combination of these three factors would result in customers potentially being rewarded with stock based upon their past referrals and being locked into long-term contracts under which they would be forced to maintain historical purchasing levels for an extended period of time regardless of whether the competitor is getting them the best prices. We believe that the terms of the Reorganization are distinguishable from those described in Advisory Opinion 13-09. However, the Reorganization does not fall within any safe harbor to the Anti-Kickback Statute and no assurance can be given that the HHS Office of Inspector General or other regulators or enforcement authorities will agree with our assessment. Any determination by a state or federal agency that the terms of our Reorganization or our relationship with our members violate the Anti-Kickback Statute or any other federal or state laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs, and, thus could have a material adverse effect on our business, financial condition and results of operations.

        Our business is also subject to numerous federal and state laws that forbid the submission or "causing the submission" of false or fraudulent information or the failure to disclose information in connection with the submission and payment of claims for reimbursement to Medicare, Medicaid, other federal healthcare programs or private health plans. In particular, the False Claims Act, or FCA, prohibits a person from knowingly presenting or causing to be presented a false or fraudulent claim for payment or approval by an officer, employee or agent of the United States. In addition, the FCA prohibits a person from knowingly making, using, or causing to be made or used a false record or statement material to such a claim. Violations of the FCA may result in treble damages, significant monetary penalties, and other collateral consequences including, potentially, exclusion from participation in federally funded healthcare programs. The scope and implications of the amendments to the FCA pursuant to the Fraud Enforcement and Recovery Act of 2009, or FERA, have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact our business. If enforcement authorities find that we have violated the FCA, it could have a material adverse effect on our business, financial condition and results of operations. Pursuant to the 2010 healthcare reform legislation, a claim that includes items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

        These laws and regulations may change rapidly and it is frequently unclear how they apply to our business. Errors in claims submitted by our specialty pharmacies and pharmacy benefits management businesses, as well as errors created by our products or advisory services that relate to entry, formatting, preparation or transmission of claim or cost report information by our members may be determined or alleged to be in violation of these laws and regulations. Any failure of our businesses or our products or services to comply with these laws and regulations, or the assertion that any of our relationships with suppliers or members violated the Anti-Kickback Statute and therefore caused the submission of false or fraudulent claims, could (i) result in substantial civil or criminal liability, (ii) adversely affect demand for our services, (iii) invalidate all or portions of some of our member contracts, (iv) require us to change or terminate some portions of our business, (v) require us to refund portions of our services fees, (vi) cause us to be disqualified from serving members doing business with government payors, and (vii) have a material adverse effect on our business, financial condition and results of operations.

If current or future antitrust laws and regulations are interpreted or enforced in a manner adverse to us or our business, we may be subject to enforcement actions, penalties, and other material limitations on our business.

        We are subject to federal and state laws and regulations designed to protect competition which, if enforced in a manner adverse to us or our business, could have a material adverse effect on our business, financial condition and results of operations. The group purchasing industry has previously been under review by members of the U.S. Senate with respect to antitrust laws. In 2002, the U.S. Senate Judiciary Subcommittee on Antitrust, Competition Policy and Consumer Rights conducted a series of hearings concerning the activities of GPOs, including us. As a response to the Senate Subcommittee inquiry, we and other operators of GPOs formed the Healthcare Supply Chain Association (formerly the Healthcare Industry Group Purchasing Association), or HSCA, which developed a code of conduct to assure compliance with ethical and legal standards, including the antitrust laws. In addition, in 2002 we adopted our own Code of Conduct in consultation with a leading ethicist. As part of these Senate investigations, the U.S. General Accounting Office, or GAO, published two reports. The first report included an examination of GPO pricing. The second report investigated contracting practices used by GPOs with regard to administrative fees, sole source contracts and bundling arrangements and discussed the various codes of conduct implemented by the GPOs to address these practices.

        On August 11, 2009, we and several other operators of GPOs received a letter from Senators Charles Grassley, Herb Kohl and Bill Nelson requesting information concerning the different relationships between and among us and our members, distributors, manufacturers and other suppliers, and requesting certain information about the services we perform and the payments we receive in connection with our GPO programs. On September 25, 2009, we and several other operators of GPOs received a request for information from the GAO, also concerning our services and relationships with our members in connection with our GPO programs. Subsequently, we and other operators of GPOs received follow-up requests for additional information. We fully complied with all of these requests. On September 27, 2010, the GAO released a report titled "Group Purchasing Organizations—Services Provided to Customers and Initiatives Regarding Their Business Practices." On that same day, the Minority Staff of the U.S. Senate Finance Committee released a report titled "Empirical Data Lacking to Support Claims of Savings with Group Purchasing Organizations." On March 30, 2012, the GAO released a report titled "Group Purchasing Organizations—Federal Oversight and Self-Regulation."

        Congress, the DOJ, the Federal Trade Commission, or FTC, the U.S. Senate or another state or federal entity could at any time open a new investigation of the group purchasing industry, or develop new rules, regulations or laws governing the industry, that could adversely impact our ability to negotiate pricing arrangements with suppliers, increase reporting and documentation requirements, or otherwise require us to modify our arrangements in a manner that adversely impacts our business, financial condition and results of operations. We may also face private or government lawsuits alleging violations arising from the concerns articulated by these governmental actors.

        During the past 15 years, we have been named as a defendant in lawsuits brought by suppliers of medical products. Typically, these lawsuits have alleged the existence of a conspiracy among manufacturers of competing products and operators of GPOs, including us, to deny the plaintiff access to a market for its products. No such litigation is currently pending. No assurance can be given that we will not be subjected to similar actions in the future or that such matters will be resolved in a manner satisfactory to us or which will not harm our business, financial condition or results of operations.

        We cannot guarantee that the antitrust laws will ultimately be enforced in a manner consistent with our interpretation. If we are found to be in violation of the antitrust laws we could be subject to civil and criminal penalties. The occurrence of any of these events could significantly harm our business, financial condition and results of operations.

Potential healthcare reform and new regulatory requirements placed on our software, services and content could impose increased costs on us, delay or prevent our introduction of new services types and impair the function or value of our existing service offerings.

        Our services may be significantly impacted by healthcare reform initiatives and could be subject to increasing regulatory requirements, either of which could affect our business in a multitude of ways. If additional substantive healthcare reform or applicable regulatory requirements are adopted, we may have to change or adapt our services and software to comply. Reform or changing regulatory requirements may also render our services obsolete or may block us from accomplishing our work or from developing new services. This may in turn impose additional costs upon us to adapt to the new operating environment or to further develop services or software. Such reforms may also make introduction of new service offerings more costly or more time-consuming than we currently anticipate. Such changes may even prevent introduction by us of new services or make the continuation of our existing services unprofitable or impossible.

Federal and state privacy, security and breach notification laws may increase the costs of operation and expose us to civil and criminal government sanctions and third-party civil litigation.

        We must comply with extensive federal and state requirements regarding the use, retention, security and re-disclosure of patient/beneficiary healthcare information. The Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that have been issued under it, which we refer to collectively as HIPAA, contain substantial restrictions and requirements with respect to the use and disclosure of individually identifiable health information, referred to as "protected health information." The HIPAA Privacy Rule prohibits a covered entity or a business associate (essentially, a third party engaged to assist a covered entity with enumerated operational and/or compliance functions) from using or disclosing protected health information unless the use or disclosure is validly authorized by the individual or is specifically required or permitted under the Privacy Rule and only if certain complex requirements are met. In addition to establishing these complex requirements, covered entities and business associates must also meet additional compliance obligations set forth in the Privacy Rule. In addition, the HIPAA Security Rule establishes administrative, organization, physical and technical safeguards to protect the privacy, integrity and availability of electronic protected health information maintained or transmitted by covered entities and business associates. The HIPAA Security Rule requirements are intended to mandate that covered entities and business associates regularly reassess the adequacy of their safeguards in light of changing and evolving security risks. Finally, the HIPAA Breach Notification Rule requires that covered entities and business associates, under certain circumstances, notify patients/beneficiaries and HHS when there has been an improper use or disclosure of protected health information.

        Our specialty pharmacy, our self-funded health benefit plan, and our healthcare provider members (provided that these members engage in HIPAA-defined standard electronic transactions with health plans, which will be all or the vast majority) are directly regulated by HIPAA as "covered entities." Additionally, because most of our U.S. hospital members disclose protected health information to us so that we may use that information to provide certain data analytics, benchmarking, advisory or other operational and compliance services to these members, we are a "business associate" of those members. In these cases, in order to provide members with services that involve the use or disclosure of protected health information, HIPAA require us to enter into "business associate agreements" with our covered entity members. Such agreements must, among other things, provide adequate written assurances:

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  as to how we will use and disclose the protected health information within certain allowable parameters established by HIPAA,

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  that we will implement reasonable administrative, organizational, physical and technical safeguards to protect such information from misuse,

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  that we will enter into similar agreements with our agents and subcontractors that have access to the information,

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  that we will report security incidents and other inappropriate uses or disclosures of the information, and

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  that we will assist the covered entity with certain of its duties under HIPAA.

        With the enactment of the HITECH Act, the privacy and security requirements of HIPAA were modified and expanded. The HITECH Act applies certain of the HIPAA privacy and security requirements directly to business associates of covered entities. Prior to this change, business associates had contractual obligations to covered entities but were not subject to direct enforcement by the federal government. On January 17, 2013, HHS released final rules implementing the HITECH Act changes to HIPAA. These amendments expand the protection of protected health information by, among other things, imposing additional requirements on business associates, further restricting the disclosure of protected health information in certain cases when the disclosure is part of a remunerated transaction, and modifying the HIPAA Breach Notification Rule, which has been in effect since September 2009, to create a rebuttable presumption that any improper use or disclosure of protected health information requires notice to affected patients/beneficiaries and HHS. The 2013 final rule became effective on March 26, 2013 and the compliance date for most provisions is September 23, 2013. The modifications to the HIPAA Breach Notification Rule requirements are currently effective and being enforced.

        Any failure or perceived failure of our products or services to meet HIPAA standards and related regulatory requirements could expose us to certain notification, penalty and/or enforcement risks, could adversely affect demand for our products and services, and force us to expend significant capital, research and development and other resources to modify our products or services to address the privacy and security requirements of our members and HIPAA.

        In addition to our obligations under HIPAA there are other federal laws that impose specific privacy and security obligations, above and beyond HIPAA, for certain types of health information and impose additional sanctions and penalties. These rules are not preempted by HIPAA. Finally, most states have enacted patient and/or beneficiary confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering adopting further legislation in this area, including privacy safeguards, security standards, data security breach notification requirements, and special rules for so-called "sensitive" health information, such as mental health, genetic testing results, or HIV status. These state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them as well.

        We are unable to predict what changes to HIPAA or other federal or state laws or regulations might be made in the future or how those changes could affect our business or the associated costs of compliance. For example, the federal Office of the National Coordinator for Health Information Technology, or ONCHIT, is coordinating the development of national standards for creating an interoperable health information technology infrastructure based on the widespread adoption of electronic health records in the healthcare sector. We are yet unable to predict what, if any, impact the creation of such standards and the further developments at ONCHIT will have on the necessary specifications or demand for our products, services, or on associated compliance costs.

        Failure by us to comply with any of the federal and state standards regarding patient privacy, identity theft prevention and detection and data security may subject us to penalties, including civil monetary penalties and in some circumstances, criminal penalties. In addition, such failure may injure our reputation and adversely affect our ability to retain members and attract new members.

        HIPAA also mandates format, data content and provider identifier standards that must be used in certain electronic transactions, such as claims, payment advice and eligibility inquiries. Although our systems are fully capable of transmitting transactions that comply with these requirements, some payers and healthcare clearinghouses with which we conduct business may interpret HIPAA transaction requirements differently than we do or may require us to use legacy formats or include legacy identifiers as they make the transition to full compliance. In cases where payers or healthcare clearinghouses require conformity with their interpretations or require us to accommodate legacy transactions or identifiers as a condition of successful transactions, we attempt to comply with their requirements, but may be subject to enforcement actions as a result. In January 2009, CMS published a final rule adopting updated standard code sets for diagnoses and procedures known as ICD-10 code sets. A separate final rule also published by CMS in January 2009 resulted in changes to the formats to be used for electronic transactions subject to the ICD-10 code sets, known as Version 5010. As of March 31, 2012, healthcare providers are required to comply with Version 5010. Use of the ICD-10 code sets is not mandated until October 1, 2014. We are actively working to make the proper modifications in preparation for the implementation of ICD-10. We may not be successful in responding to these changes and any changes in response that we make to our transactions and software may result in errors or otherwise negatively impact our service levels. We may also experience complications in supporting members that are not fully compliant with the revised requirements as of the applicable compliance date.

Our group purchasing, specialty pharmacy and direct sourcing activities can be adversely affected by product safety concerns and regulation.

        Most of the products offered through our GPO supplier contracts, specialty pharmacies and direct sourcing activities are subject to direct regulation by federal and state governmental agencies. We rely upon suppliers who use our services to meet all quality control, packaging, distribution, labeling, hazard and health information notice, record keeping and licensing requirements. In addition, we rely upon the carriers retained by our suppliers to comply with regulations regarding the shipment of any hazardous materials.

        We cannot guarantee that the suppliers are in compliance with applicable laws and regulations. If suppliers or the providers with whom we do business have failed, or fail in the future, to adequately comply with relevant laws or regulations, we could become involved in governmental investigations or private lawsuits concerning these regulations. If we were found to be legally responsible in any way for such failure, we could be subject to injunctions, penalties or fines which could have an adverse effect on our business, financial condition and results of operations. Furthermore, any such investigation or lawsuit could cause us to expend significant resources and divert the attention of our management team, regardless of the outcome, and thus could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Our Structure

Premier, Inc. is a holding company with no operations of its own, and it will depend on distributions from Premier LP to pay taxes, make payments under the tax receivable agreement or pay any cash dividends on our Class A common stock.

        Premier, Inc. is a holding company with no operations of its own and it currently has no independent ability to generate revenue. Consequently, its ability to obtain operating funds currently depends upon distributions from Premier LP to Premier GP and from Premier GP to Premier, Inc. In accordance with the LP Agreement, subject to applicable law or regulation and the terms of Premier LP's financing agreements, Premier GP will cause Premier LP to make quarterly distributions out of its estimated taxable net income to Premier GP and to the holders of Class B common units as a class in an aggregate amount equal to Premier LP's total taxable income for each such quarter multiplied by the effective combined federal, state and local income tax rate then payable by Premier, Inc. to facilitate payment by each Premier LP partner of taxes, if required, on its share of taxable income of Premier LP. In addition, in accordance with the LP Agreement, Premier GP may cause Premier LP to make additional distributions to Premier GP and to the holders of Class B common units as a class in proportion to their respective number of units, subject to any applicable restrictions under Premier LP's financing agreements or applicable law. Premier GP will distribute any amounts it receives from Premier LP to Premier, Inc., which Premier, Inc. will use to (i) pay applicable taxes, (ii) meet its obligations under the tax receivable agreement, and (iii) meet its obligations to the member owners under the exchange agreement if they elect to convert their Class B common units for shares of our Class A common stock and we elect to pay some or all of the consideration to such member owners in cash.

        In addition, pursuant to the GPO participation agreements, Premier LP will be contractually required to pay each member owner revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. Additionally, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fee revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us. Finally, certain non-owner members have historically operated under, and following the completion of the Reorganization and this offering, will continue to operate under, contractual relationships that provide for a specific revenue share that differs from the 30% revenue share that we will provide to our member owners under the GPO participation agreements following the Reorganization and this offering. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement."

        To the extent that Premier, Inc. needs funds, and Premier LP is restricted from making such distributions under applicable law or regulation or under the terms of our senior secured revolving credit facility, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. The declaration and payment of future dividends by us will be at the discretion of our board of directors and will depend on, among other things, our operating results and cash flow from Premier LP's operations, our strategic plans and such other factors as our board of directors considers to be relevant. In addition, Premier LP is generally prohibited under Delaware law from making a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the limited partnership (with certain exceptions) exceed the fair value of its assets.

Different interests among our member owners or between our member owners and us, including with respect to related party transactions, could prevent us from achieving our business goals.

        For the foreseeable future, we expect that a majority of our board of directors will include directors and executive officers of our member owners and other directors who may have commercial relationships with our member owners. Certain of our member owners could have business interests that may conflict with those of the other member owners, which may make it difficult for us to pursue strategic initiatives that require consensus among our member owners.

        In addition, our relationship with our member owners, who are both our members and will own a significant percentage of our common stock and the units of Premier LP following the completion of the Reorganization and this offering, could create conflicts of interest among the member owners, or between the member owners and us, in a number of areas relating to our past and ongoing relationships. For example, certain of our products and services compete (or may compete in the future) with various products and services of our member owners. In addition, conflicts of interest may arise among the member owners based on certain allocations of net profits that the member owners may receive in proportion to their relative participation in our products and services. Except as set forth in the tax receivable agreement and the GPO participation agreements with the member owners and in the LP Agreement, there are not any formal dispute resolution procedures in place to resolve conflicts between us and a member owner or between member owners. We may not be able to resolve any potential conflicts between us and a member owner and, even if we do, the resolution may be less favorable to us than if we were negotiating with an unaffiliated party. See "—Upon the completion of the Reorganization and this offering, our member owners will be able to exercise significant control over us, including through the election of all of our directors."

Our ability to use the net proceeds from future issuances of our Class A common stock is limited.

        The LP Agreement requires that we contribute to Premier LP the net proceeds received by us from any issuance of additional shares of our Class A common stock (other than exchanges under the exchange agreement) in exchange for newly issued Class A common units in Premier LP based on the fair market value of our Class A common stock at the time of the transfer. As a result, such proceeds will not be immediately available to us for our working capital requirements or other general corporate purposes.

Upon the completion of the Reorganization and this offering, our member owners will be able to exercise significant control over us, including through the election of all of our directors.

        Upon the completion of the Reorganization and this offering, our member owners will beneficially own, in the aggregate, 100% of our outstanding shares of Class B common stock, giving them control of approximately        % of the combined voting power of our Class A common stock and Class B common stock. Pursuant to the terms of the voting trust agreement, the trustee will vote all of the member owners' Class B common stock as a block in the manner determined by the plurality of the votes received by the trustee from the member owners for the election of directors to serve on our board of directors, and by a majority of the votes received by the trustee from the member owners for all other matters. As a result, upon the completion of the Reorganization and this offering, our member owners will have the ability to elect all of the members of our board of directors and thereby control our management and affairs. In addition, upon the completion of the Reorganization and this offering, our member owners will be able to determine the outcome of substantially all matters requiring action by our stockholders, including amendments to our certificate of incorporation and bylaws, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions even if such actions are not favored by our other stockholders. This concentration of ownership may also prevent a change in the composition of our board of directors or a change in control of our company that could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

        In addition, upon the completion of the Reorganization and this offering, our member owners will own 100% of our outstanding Class B common units, representing        % of the units of Premier LP. Because they hold their economic ownership interest in our business through Premier LP, rather than through Premier, Inc., due to the fact that shares of Class B common stock are not entitled to any economic rights, these member owners may have conflicting interests with holders of shares of our Class A common stock. For example, many of our member owners are not-for-profit organizations which, as a result of their tax-exempt status, could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new, or refinance existing, indebtedness, and whether and when Premier should terminate the tax receivable agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may be influenced by these member owners' tax or other considerations even where no similar benefit would accrue to us. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement."

        Our member owners will be able to exercise a greater degree of influence in the operation of our business and that of Premier LP and the management of our affairs and those of Premier LP than is typically available to stockholders of a publicly-traded company. Even if our member owners own a minority economic interest in Premier LP, they may be able to continue to exert significant influence over us and Premier LP through their ownership of our Class B common stock and the voting trust agreement among the member owners and the trustee of Premier Trust.

We will be exempt from certain corporate governance requirements because we will be a "controlled company" within the meaning of NASDAQ rules. As a result, our stockholders will not have the protections afforded by these corporate governance requirements, which may make our Class A common stock less attractive to investors.

        Upon completion of the Reorganization and this offering, our member owners, acting as a group pursuant to the terms of the voting trust agreement, will own more than 50% of the total voting power of our outstanding common stock and we will be a "controlled company" under NASDAQ corporate governance standards. As a controlled company, we will not be required by NASDAQ for continued listing of Class A common stock to (i) have a majority of independent directors, (ii) maintain an independent compensation committee or (iii) maintain an independent nominating function. We intend to, at least initially, take advantage of all of these exemptions from NASDAQ listing requirements. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. As a result, our status as a "controlled company" could make our Class A common stock less attractive to some investors or could otherwise harm our Class A common stock price. Additionally, if our member owners reduce their ownership of our outstanding voting stock such that we no longer qualify as a "controlled company," we will incur costs to recruit qualified independent directors to our board and to establish and maintain independent compensation and nominating and governance committees, which may reduce the amount of cash otherwise available to Premier LP for distributions, working capital or general corporate purposes.

The agreements between us and our member owners were made in the context of an affiliated relationship and may contain different terms than comparable agreements with unaffiliated third parties.

        The contractual agreements that we have with each of our member owners were negotiated in the context of an affiliated relationship in which representatives of our member owners and their affiliates comprised a significant portion of our board of directors. As a result, the financial provisions and the other terms of these agreements, such as covenants, contractual obligations on our part and on the part of our member owners, and termination and default provisions may be less favorable to us than terms that we might have obtained in negotiations with unaffiliated third parties in similar circumstances, which could have a material adverse effect on our business, financial condition and results of operations.

Any payments made under the tax receivable agreement with our member owners will reduce the amount of overall cash flow that would otherwise be available to us.

        As a result of our acquisition of Class B common units of Premier LP from the member owners in connection with this offering, and any subsequent exchanges of Class B common units with us for shares of Class A common stock, we expect to become entitled to special tax benefits attributable to tax basis adjustments involving amounts generally equal to the difference between our purchase price for the acquired Class B common units (or, in the case of an exchange, the value of the shares of Class A common stock issued by us) and our share of the historic tax basis in Premier LP's tangible and intangible assets that is attributable to the acquired Class B common units. We have agreed in our tax receivable agreement with the member owners to pay to the member owners 85% of the amount, if any, by which our tax payments to various tax authorities are reduced as a result of these special tax benefits. We are also obligated to make certain other payments on the occurrence of certain events that would terminate the agreement with respect to certain member owners. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement." The tax basis adjustments, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of any exchanges between us and the member owners, the amount and timing of our income and the amount and timing of the amortization and depreciation deductions and other tax benefits attributable to the tax basis adjustments.

        As a result of the contemplated use of proceeds from this offering and assuming that Premier is able to timely benefit from the anticipated tax benefits, we estimate (based on an assumed initial public offering price of $            per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus) that the aggregate amount of payments to be made by us under the tax receivable agreement to the member owners will be approximately $             million, generally payable over the next 15 years (under the current law). As mentioned above, and as discussed in further detail in the section titled "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement," payments under the tax receivable agreement are made as Premier realizes tax benefits attributable to the initial purchase of Class B common units from the member owners in the Reorganization and subsequent exchanges between us and the member owners. The foregoing estimate reflects payments with respect to the initial purchase of Class B common units and not additional amounts that may be payable under the tax receivable agreement if subsequent exchanges of Class B common units are made by the member owners. We expect to fund our payments under the tax receivable agreement from distributions we receive from Premier LP.

        The tax receivable agreement provides that, in the event that we exercise our right to early termination of the tax receivable agreement, or in the event of a change in control or a material breach by us of our obligations under the tax receivable agreement, the tax receivable agreement will terminate, and we will be required to make a lump-sum payment equal to the present value of all forecasted future payments that would have otherwise been made under the tax receivable agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The change of control payment and termination payments to the member owners could be substantial and could exceed the actual tax benefits that we receive as a result of acquiring Class B common units from the member owners because the amounts of such payments would be calculated assuming that we would have been able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination.

        The member owners will not reimburse us for any excess payments that may previously have been made under the tax receivable agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to the member owners will be netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in certain circumstances we could make payments under the tax receivable agreement in excess of our cash tax savings, which could materially impair our financial condition.

We may not be able to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners.

        Under the tax receivable agreement, we are entitled to retain 15% of the total tax savings we realize as a result of increases in tax basis created by the purchase of Class B common units, as well as any future exchanges of Class B common units for our Class A common stock, and as a result of certain other tax benefits attributable to payments under the tax receivable agreement. Our ability to realize, and benefit from, these tax savings depends on a number of assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders' equity could be negatively affected.

Changes to Premier LP's allocation methods may increase a tax-exempt limited partner's risk that some allocated income is unrelated business taxable income.

        The LP Agreement provides for the allocation of retained income to the limited partners of Premier LP, in part, according to the number of units owned rather than relative participation of the limited partners. A member owner that is a tax-exempt limited partner of Premier LP whose relative Class B common unit ownership is high compared to its relative participation may conclude, based on an analysis of its own facts and circumstances, that it has more unrelated business taxable income, or UBTI, subject to tax than it had reported in the past, or may be at increased risk that the Internal Revenue Service, or IRS, will seek to increase the amount of income reported by the tax-exempt limited partner as UBTI. Further, the LP Agreement provides for the allocation of distributed income to be adjusted based on facts and circumstances as are determined appropriate by Premier GP. Such adjustments may also increase the amount of income reported by certain tax-exempt limited partners as UBTI. Any increase in UBTI may cause a limited partner to leave Premier LP, which could have an adverse effect on our business, financial condition and results of operations.

We may be entitled to a 70% rather than 80% dividends received deduction with respect to dividends received from Premier LP's corporate subsidiaries.

        We will not be able to fully deduct Premier GP's share of dividend income that Premier LP receives from its corporate subsidiaries. If Premier GP owns 20% or more of the units of Premier LP, we expect to claim the 80% dividends received deduction with respect to Premier GP's share of dividend income that Premier LP receives from its corporate subsidiaries. The law entitling a corporate partner to the 80% rather than 70% dividends received deduction is not free from doubt, so it is possible that our income tax expense could be greater than expected, which could reduce our after-tax earnings. The reduction in after-tax earnings could result in a lower trading price for our Class A common stock than would otherwise be the case.

Premier LP may issue additional limited partnership units without the consent of our Class A common stockholders, which could have a dilutive effect on our stockholders.

        Premier LP may issue additional limited partnership units to third parties without the consent of our Class A common stockholders, which would reduce our ownership percentage in Premier LP and would have a dilutive effect on the amount of distributions made to us by Premier LP and, therefore, the amount of distributions we can make to our Class A common stockholders. Any newly admitted Premier LP limited partners will receive Class B common units in Premier LP and an equal amount of shares of our Class B common stock. They will also become parties to the exchange agreement, the registration rights agreement, the voting trust agreement and the tax receivable agreement, on the same terms and conditions as the member owners. Any such issuances, or the perception of such issuances, could materially and adversely affect the market price of our Class A common stock.

Our certificate of incorporation and bylaws and the LP Agreement and provisions of Delaware law may discourage or prevent strategic transactions, including a takeover of our company, even if such a transaction would be beneficial to our stockholders.

        Provisions contained in our certificate of incorporation and bylaws and the LP Agreement and provisions of the Delaware General Corporation Law, or DGCL, could delay or prevent a third party from entering into a strategic transaction with us, as applicable, even if such a transaction would benefit our stockholders. For example, our certificate of incorporation and bylaws:

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  divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control,

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive,

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  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates,

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  do not permit stockholders to take action by written consent other than during the period following this offering in which we qualify as a "controlled company" within the meaning of NASDAQ rules,

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  provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chair of our board or the chief executive officer,

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  require advance notice to be given by stockholders for any stockholder proposals or director nominees,

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  require a super-majority vote of the stockholders to amend our certificate of incorporation, and

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  allow our board of directors to make, alter or repeal our bylaws but only allow stockholders to amend our bylaws upon the approval of 66 2/3% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

        In addition, we are subject to the provisions of Section 203 of the DGCL which limits, subject to certain exceptions, the right of a corporation to engage in a business combination with a holder of 15% or more of the corporation's outstanding voting securities, or certain affiliated persons.

        The exchange agreement contains rights of first refusal in favor of the other member owners and Premier LP in the event that a member owner desires to exchange its Class B common units for shares of our Class A common stock, cash or a combination of both. In addition, the tax receivable agreement contains a change of control provision which, if triggered, would require us to make a one-time cash payment to the member owners equal to the present value of the payments that are forecasted to be made under the tax receivable agreement based on certain assumptions.

        These restrictions and provisions could keep us from pursuing relationships with strategic partners and from raising additional capital, which could impede our ability to expand our business and strengthen our competitive position. These restrictions could also limit stockholder value by impeding a sale of us or Premier LP.

Risks Related to the Offering of Our Class A Common Stock

Our future issuance of common stock and/or preferred stock could dilute the voting power of our common stockholders and adversely affect the market value of our Class A common stock.

        The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our Class A common stock and holders of shares of our Class B common stock, either by diluting the voting power of our Class A common stock and Class B common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our Class A common stock and holders of shares of our Class B common stock.

        The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, investors in the Class A common stock may not wish to purchase Class A common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Class A common stock at the lower conversion price causing economic dilution to the holders of Class A common stock.

        In addition, we could issue a significant number of shares of Class A common stock and/or Class B common stock in the future. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our Class A common stock. See also "—The substantial number of shares of Class A common stock that will be eligible for sale or exchange in the near future could cause the market price for our Class A common stock to decline or make it difficult for us to raise financing through the sale of equity securities in the future."

If we are determined to be an investment company, we would become subject to burdensome regulatory requirements and our business activities would be restricted.

        A company that does not actively trade in securities may nevertheless be an investment company as defined in the Investment Company Act of 1940, as amended, or the Investment Company Act, if it owns "investment securities" having a value exceeding 40% of the value of its total assets (excluding U.S. government securities and cash items). Following this offering, our sole significant asset will be our indirect ownership of Class A common units of Premier LP. As the sole owner of Premier GP, the general partner of Premier LP, we will control Premier LP and we believe our interest in Premier LP is not an "investment security" as that term is used in the Investment Company Act. We also believe that we will not be an investment company pursuant to Rule 3a-1 under the Investment Company Act because we will "primarily control" and engage in business through Premier LP, which is not an investment company. After this offering, we expect that we and Premier LP will continue to structure our organizations and conduct our operations so that we will not be deemed an investment company under the Investment Company Act. A determination that our direct interest in Premier GP or our indirect interest in Premier LP is an investment security for purposes of the Investment Company Act and that we do not primarily control and engage in business through Premier LP could result in our being considered an investment company. If that were to happen, we could become subject to registration and other burdensome requirements of the Investment Company Act, including limitations on our capital structure, our ability to issue securities and our ability to enter into transactions with our affiliates. A need to comply with those requirements could make it impractical for us to continue our business as contemplated herein and could have a material adverse effect on our business, financial condition and results of operations.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

        As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and NASDAQ rules, including those promulgated in response to the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our organization and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We expect to incur significant additional annual expenses related to these steps associated with, among other things, director fees, reporting requirements, transfer agent fees, additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We also expect that the new rules and regulations to which we will be subject as a result of being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage for such directors and officers. Any of these factors could make it more difficult for us to attract and retain qualified members of our board of directors. Finally, we expect to incur additional costs once we lose "emerging growth company status."

We have no operating history as a publicly-traded company, and our inexperience could materially and adversely affect us and our stockholders.

        We have no operating history as a publicly-traded company. Our board of directors and senior management team will have overall responsibility for our management and only a limited number of our directors or members of our senior management team have prior experience in operating a public company. As a publicly-traded company, we will be required to develop and implement substantial control systems, policies and procedures in order to satisfy our periodic Securities and Exchange Commission, or SEC, reporting and NASDAQ obligations. We cannot assure you that management's past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate our company. Failure to do so could jeopardize our status as a public company, and the loss of such status may materially and adversely affect us and our stockholders.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, which could have a material adverse effect on our business, financial condition and results of operations.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. We would be required to perform the annual review and evaluation of our internal controls no later than for the fiscal year ending June 30, 2014. We initially expect to qualify as an emerging growth company, and thus, we would be exempt from the auditors' attestation requirement until such time as we no longer qualify as an emerging growth company. Regardless of whether we qualify as an emerging growth company, we will still need to implement substantial control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable NASDAQ requirements, among other items. Establishing these internal controls will be costly and may divert management's attention.

        Evaluation by us of our internal controls over financial reporting may identify material weaknesses that may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of NASDAQ listing rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect our business, financial condition and results of operations and could also lead to a decline in the price of our Class A common stock.

While we currently qualify as an "emerging growth company" under the JOBS Act, we cannot be certain if we take advantage of the reduced disclosure requirements applicable to emerging growth companies that we will not make our Class A common stock less attractive to investors. Once we lose emerging growth company status, the costs and demands placed upon our management are expected to increase.

        The JOBS Act permits "emerging growth companies" like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. As long as we qualify as an emerging growth company, we would be permitted, and we intend to, omit the auditor's attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above. We also intend to take advantage of the exemption provided under the JOBS Act from the requirements to submit say-on-pay, say-on-frequency and say-on-golden parachute votes to our stockholders and we will avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these benefits until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

        Following this offering, we will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A common stock under this registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed to be a "large accelerated filer," as defined under the Exchange Act.

        Until such time that we lose "emerging growth company" status, it is unclear if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile and could cause our stock price to decline.

        We may lose emerging growth status within a relatively short period of time on account of our public float exceeding $700 million or our annual gross revenues exceeding $1 billion. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements.

An active market for our Class A common stock may not develop.

        We cannot assure you that a regular trading market of our Class A common stock will develop on NASDAQ or elsewhere or, if developed, that any such trading market will be sustained. Accordingly, we cannot assure you of your ability to sell your Class A common stock when desired, or at all, or the prices that you may obtain for such Class A common stock.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, Class A common stock price and trading volume could decline.

        The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our Class A common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline and our Class A common stock to be less liquid.

Our stock price may be volatile and may decline substantially from the initial public offering price.

        Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to holders of Class A common stock, additions or departures of key management personnel, failure to meet analysts' earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our Class A common stock could decrease significantly.

        In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

The substantial number of shares of Class A common stock that will be eligible for sale or exchange in the near future could cause the market price for our Class A common stock to decline or make it difficult for us to raise financing through the sale of equity securities in the future.

        We cannot predict the effect, if any, that market sales of shares of Class A common stock or the availability of shares of Class A common stock for sale will have on the market price of our Class A

common stock from time to time. We expect to have                        shares of our Class A common stock outstanding upon the completion of this offering (or                        shares of our Class A common stock if the underwriters exercise their overallotment option in full). Sales of substantial amounts of shares of our Class A common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline or make future offerings of our equity securities more difficult. If we are unable to sell equity securities at times and prices that we deem appropriate, we may be unable to fund our future growth. See "Shares Eligible for Future Sale."

        We, along with our executive officers and directors have entered into lock-up agreements with the underwriters in connection with this offering described in "Underwriting" and our executive officers, directors and applicable member owners are subject to the Rule 144 holding period requirements described in "Shares Eligible for Future Sale—Rule 144." After the applicable period set forth in the registration rights agreement expires, our member owners will be able to exercise registration rights that we have granted them as described in "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Registration Rights Agreement." We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of or following any divestiture by our member owners or our directors or executive officers of their shares of our Class A common stock. In addition, after the expiration of the lock-up period, we may issue and sell in the future additional shares of our Class A common stock, including the shares of Class A common stock issuable upon exchange of the Class B common units to be outstanding following the completion of the Reorganization and this offering, subject to certain contractual restrictions, including those restrictions set forth in the exchange agreement and restrictions under the Securities Act.

        Upon the completion of the Reorganization and this offering, there will                        Class B common units of Premier LP outstanding. In connection with the Reorganization and this offering, Premier, Inc., Premier LP and the member owners have entered into an exchange agreement which will become effective upon the completion of the Reorganization and this offering. Under this agreement, subject to certain restrictions, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of the Premier LP Class B common units initially allocated to such member owner (or subsequently purchased by such member owner pursuant to the related right of first refusal set forth in the exchange agreement), for shares of our Class A common stock, cash or a combination of both, the form of consideration to be at the discretion of the audit committee (or another committee of independent directors) of our board of directors, subject to certain restrictions. This exchange right can be exercised on a quarterly basis (subject to certain restrictions contained in the registration rights agreement) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the exchange agreement, the member owner will also surrender one corresponding share of Class B common stock, which will automatically be retired. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Exchange Agreement." Any shares of Class A common stock issued as part of this exchange would be "restricted securities," as defined in Rule 144 of the Securities Act, or Rule 144. In connection with the Reorganization and this offering, we have entered into a registration rights agreement with the member owners which will become effective upon the completion of the Reorganization and this offering and that would require us, under certain circumstances, to register under the Securities Act the resale of these shares of Class A common stock. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Registration Rights Agreement" and "Shares Eligible for Future Sale."

Investors in this offering will suffer immediate and substantial dilution.

        The initial public offering price per share of Class A common stock will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per share of Class A common stock that substantially exceeds the book value of our assets after subtracting our liabilities. At an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, you will incur immediate and substantial dilution in an amount of $            per share of Class A common stock. We have implemented an equity incentive plan that will allow us to issue restricted stock or other rights to acquire or receive payments in respect of Class A common stock. For more information, see "Management—Equity Incentive Plan—Summary of Plan Terms—Shares Subject to the Incentive Plan." The issuance or measurement prices attributable to these awards may be below the initial public offering price per share of our Class A common stock. To the extent that these actions are taken, you would experience further dilution. See "Dilution."

We do not intend to pay any cash dividends on our Class A common stock in the foreseeable future.

        We do not expect to pay any dividends on our Class A common stock in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. As a result, capital appreciation in the price of our Class A common stock, if any, may be your only source of gain on an investment in our Class A common stock.

        Even if we decide in the future to pay any dividends, Premier, Inc. is a holding company with no independent operations of its own, and it will depend on distributions from Premier LP to pay taxes, make payments under the tax receivable agreement or pay any cash dividends on our Class A common stock. Deterioration in the financial conditions, earnings or cash flow of Premier LP and its subsidiaries for any reason could limit or impair their ability to pay cash distributions or other distributions to Premier, Inc. (indirectly through Premier GP). Premier LP and its subsidiaries may be restricted from distributing cash to Premier GP by, among other things, applicable law or regulation or under the terms of our senior secured revolving credit facility.

Future issuances of debt securities, which would rank senior to shares of our Class A common stock upon our liquidation, and future issuances of equity securities (including units of Premier LP), which would dilute the holders of shares of our existing Class A common stock and may be senior to shares of our Class A common stock for the purposes of making distributions, periodically or upon liquidation, may materially and adversely affect the market price of shares of our Class A common stock.

        In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred shares will receive a distribution of our available assets before holders of shares of our Class A common stock. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional issuances of our Class A common stock, directly or through convertible or exchangeable securities (including Class B common units), warrants or options, will dilute the holders of shares of our existing Class A common stock and such issuances or the perception of such issuances may reduce the market price of shares of our Class A common stock. Our preferred shares, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could limit our ability to make distributions to holders of shares of our Class A common stock. Because our decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future capital raising efforts. Thus, holders of shares of our Class A common stock bear the risk that our future issuances of debt or equity securities or our other borrowings will reduce the market price of shares of our Class A common stock and dilute their ownership in us.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, dividend policy and results of operations contain forward-looking statements. Likewise, our unaudited pro forma consolidated financial statements and all of our statements regarding anticipated acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates," "contemplates," "aims," "continues," "would" or "anticipates" or the negative of these words and phrases or similar words or phrases. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

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  competition which could limit our ability to maintain or expand market share within our industry,

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  consolidation in the healthcare industry,

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  potential delays in generating or inability to generate revenues if the sales cycle takes longer than we expect,

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  the terminability of member participation in our GPO programs with limited or no notice,

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  our business strategy that involves reducing the prices for products and services in our supply chain services segment,

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  the rate at which the markets for our non-GPO services and products develop,

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  the dependency of our members on payments from third-party payors,

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  our reliance on administrative fees which we receive from our GPO suppliers,

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  our ability to maintain third-party provider and strategic alliances or enter into new alliances,

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  our ability to offer new and innovative products and services,

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  the portion of revenues we receive from our largest members,

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  risks related to future acquisition opportunities,

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  potential litigation,

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  data loss or corruption due to failures or errors in our systems and service disruptions at our data centers,

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  breaches or failures of our security measures,

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  our ability to use or license data and to integrate third-party technologies,

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  our reliance on partners and other third parties,

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  our use of "open source" software,

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  changes in industry pricing benchmarks,

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  any increase in the safety risk profiles of prescription drugs or the withdrawal of prescription drugs from the market,

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  our ability to maintain and expand our existing base of drugs in our specialty pharmacy,

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  our dependency on contract manufacturing facilities located in various parts of the world,

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  our ability to attract, hire, integrate and retain key personnel,

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  adequate protection of our intellectual property,

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  any alleged infringement, misappropriation or violation of third-party proprietary rights,

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  potential sales and use tax liability in certain jurisdictions,

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  our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users,

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  our future indebtedness and our ability to obtain additional financing,

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  fluctuation of our cash flows, quarterly revenues and results of operations,

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  changes in the political, economic or regulatory healthcare environment and our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims,

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  interpretation and enforcement of current or future antitrust laws and regulations,

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  potential healthcare reform and new regulatory requirements placed on our software, services and content,

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  compliance with federal and state privacy, security and breach notification laws,

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  product safety concerns and regulation,

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  our holding company structure,

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  different interests among our member owners or between our member owners and us,

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  our ability to use the net proceeds from future issuances of our Class A common stock,

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  the ability of our member owners to exercise significant control over us, including through the election of all of our directors,

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  our status as a "controlled company" within the meaning of NASDAQ rules,

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  the terms of agreements between us and our member owners,

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  payments made under the tax receivable agreement to our limited partners,

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  our ability to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners,

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  changes to Premier LP's allocation methods that may increase a tax-exempt limited partner's risk that some allocated income is UBTI,

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  our entitlement to a 70% rather than 80% dividends received deduction with respect to dividends received from Premier LP's corporate subsidiaries,

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  the dilutive effect of Premier LP's issuance of additional units or future issuances by us of common stock and/or preferred stock,

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  provisions in our certificate of incorporation and bylaws and the LP Agreement and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of our company,

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  any determination that we are an investment company,

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  the requirements of being a public company,

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  our inexperience and lack of operating history as a publicly-traded company,

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  the failure to establish and maintain an effective system of internal controls,

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  our status as an "emerging growth company,"

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  the lack of an active market for our Class A common stock,

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  any downgrade in securities or industry analysts' recommendations about our business or Class A common stock,

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  the volatility of our stock price,

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  the number of shares of Class A common stock that will be eligible for sale or exchange in the near future and the dilutive effect of such issuances,

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  the immediate dilution suffered by investors in this offering,

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  our intention not to pay cash dividends on our Class A common stock,

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  future issuances of debt securities,

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  the risk factors discussed under the heading "Risk Factors," and

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  other statements contained in this memorandum regarding matters that are not historical facts.

        When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Investors are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this prospectus. The matters summarized under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus could cause our actual results and performance to differ significantly from those contained in our forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

STRUCTURE

        In connection with this offering we will effect the Reorganization, as described below. The following diagram depicts our organizational structure immediately after the completion of the Reorganization and this offering.

        Premier, Inc. will indirectly own        % of the units of Premier LP immediately after the completion of the Reorganization and this offering and assuming no exercise of the underwriters' overallotment option. If the underwriters' overallotment option is exercised, Premier, Inc. will indirectly own        % of the outstanding units of Premier LP after the completion of the Reorganization and this offering.

About Premier, Inc. and Premier LP

        Premier, Inc. was incorporated as a Delaware corporation on May 14, 2013. Premier, Inc. has not engaged in any business or other activities except in connection with its formation. The certificate of incorporation of Premier, Inc. authorizes two classes of common stock, Class A common stock and Class B common stock. The Class A common stock has voting and economic rights, whereas the Class B common stock has only voting, but not economic, rights. Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by our stockholders generally. Holders of shares of our Class A common stock and holders of shares of our Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise set forth in our certificate of incorporation or as otherwise required by applicable law. We applied to have our Class A common stock listed on NASDAQ under the symbol "PINC."

        Prior to the Reorganization and this offering, the capital structure of Premier LP consisted of partnership interests separated into two divisions, each of which had its own set of capital account balance threshold amounts. Once a holder's capital account balance exceeded such threshold amounts, the holder was eligible to share in future distributions from Premier LP. In connection with the Reorganization and this offering, Premier LP, Premier GP and the member owners have entered into the new LP Agreement which will become effective upon the completion of the Reorganization and this offering. The LP Agreement will, immediately following the effective date, modify Premier LP's capital structure by creating two classes of units, Class A common units and Class B common units, and eliminate the existing partnership interests. The Class A common units and Class B common units have equivalent economic rights, on a per unit basis. The LP Agreement will also designate Premier GP as the general partner of Premier LP. The execution of the LP Agreement, including the recapitalization of the outstanding partnership units to be effected thereby, which is described below, required the approval of the general partner of Premier LP and a majority in interest of the limited partners.

        Pursuant to the LP Agreement, Class A common units will only be held by Premier GP as the general partner of Premier LP and Class B common units will be held by the limited partners of Premier LP. All Class B common units that we contribute to Premier GP in connection with the Reorganization, as described below, will be automatically converted into Class A common units.

        It is expected that the number of outstanding shares of Class A common stock and Class B common stock will always match exactly the number of outstanding Class A common units and Class B common units, respectively.

Recapitalization

        Immediately following the effective date of the LP Agreement, all of Premier LP's limited partners that approved the Reorganization will receive Class B common units and capital account balances in Premier LP equal to their percentage interests and capital account balances in Premier LP immediately preceding the Reorganization. Additionally, immediately following the effective date of the LP Agreement, all of the stockholders (consisting of member owners) of PHSI that approved the Reorganization will contribute their PHSI common stock to Premier LP in exchange for additional Class B common units based on such stockholder's percentage interest in the fair market valuation of PHSI and Premier LP prior to the Reorganization. As a result of the foregoing contributions, PHSI will become a wholly owned subsidiary of Premier LP.

        In connection with the Reorganization, the member owners will purchase from Premier, Inc.                        shares of Class B common stock, for par value, $0.000001 per share, which number of shares of Class B common stock will equal the number of Class B common units of Premier LP to be held by the member owners immediately following this offering, pursuant to a stock purchase agreement. See "Certain Relationships and Related Party Transactions—Transactions with Member

Owners in Connection with this Offering—Stock Purchase Agreement" and "Description of Capital Stock—Common Stock—Class B Common Stock."

Offering Transactions

        We expect to use approximately (i) $             million of the net proceeds from this offering to acquire                         Class B common units of Premier LP from the member owners, (ii)  $             million of the net proceeds to acquire                        Class B common units of Premier LP from PHSI, and (iii) $             million (or $             million if the underwriters exercise their overallotment option in full) of the net proceeds to acquire                        newly issued Class A common units of Premier LP from Premier LP, in each case for a price per unit equal to the price paid per share of Class A common stock by the underwriters to us in connection with this offering. Any Class B common units purchased by Premier with the net proceeds from this offering will automatically convert to Class A common units of Premier LP, pursuant to the terms of the LP Agreement, and will be contributed by Premier, Inc. to Premier GP.

        The following table sets forth the number of Class A or Class B common units of Premier LP, as applicable, to be purchased by Premier, Inc. from the member owners (as a group), Premier LP and PHSI, the approximate cash proceeds to be received by each in connection with this offering and the percentage of the net offering proceeds to be received by each (assuming the underwriters' overallotment option has not been exercised).

Seller	Number of Units Sold to Premier	Cash Proceeds to be Received	Percentage of Net Offering Proceeds to be Received
Member owners		$	%
Premier LP		$	%
PHSI		$	%

        The approximate cash proceeds to be received by the member owners (as a group), Premier LP and PHSI has been computed based on an initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus. If the assumed initial public offering price per share were $1.00 higher than such midpoint, the approximate cash proceeds to be received by the member owners (as a group), Premier LP and PHSI would be $            , $            and $            , respectively. If the assumed initial public offering price per share were $1.00 lower than such midpoint, the approximate cash proceeds to be received by member owners (as a group), Premier LP and PHSI would be $            , $            and $            , respectively.

Reorganization Documents

        Below is a summary of the principal documents that will effect the Reorganization and define and regulate the governance and control relationships among Premier, Inc., Premier LP and the member owners after the completion of the Reorganization and this offering.

  LP Agreement

        In connection with the Reorganization and this offering, the LP Agreement will make Premier GP the general partner of Premier LP. As the general partner of Premier LP, Premier GP will generally be able to control the day-to-day business affairs and decision-making of Premier LP without the approval of any other partner, subject to certain limited partner approval rights described below. As such, we will be responsible for all operational and administrative decisions of Premier LP. In accordance with the LP Agreement, subject to applicable law or regulation and the terms of Premier LP's financing agreements, Premier GP will cause Premier LP to make quarterly distributions out of its estimated taxable net income to Premier GP and to the holders of Class B common units as a class in an aggregate amount equal to Premier LP's total taxable income for each such quarter multiplied by the effective combined federal, state and local income tax rate then payable by Premier, Inc. to facilitate payment by each Premier LP partner of taxes, if required, on its share of taxable income of Premier LP. In addition, in accordance with the LP Agreement, Premier GP may cause Premier LP to make additional distributions to Premier GP and to the holders of Class B common units as a class in proportion to their respective number of units, subject to any applicable restrictions under Premier LP's financing agreements or applicable law. Premier GP will distribute any amounts it receives from Premier LP to Premier, Inc., which Premier, Inc. will use to (i) pay applicable taxes, (ii) meet its obligations under the tax receivable agreement, and (iii) meet its obligations to the member owners under the exchange agreement if they elect to convert their Class B common units for shares of our Class A common stock and we elect to pay some or all of the consideration to such member owners in cash. In the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the exchange agreement (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner's Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. In addition, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event described above. For additional information regarding the LP Agreement, see "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Amended and Restated Limited Partnership Agreement of Premier LP."

  Voting Trust Agreement

        Additionally, in connection with the Reorganization and this offering, our member owners have entered into a voting trust agreement, which will become effective upon the completion of the Reorganization and this offering and pursuant to which the member owners will contribute their Class B common stock into Premier Trust, under which Wells Fargo Delaware Trust Company, N.A., as trustee, will act on behalf of the member owners for purposes of voting their shares of Class B common stock. As a result of the voting trust agreement, the member owners will retain beneficial ownership of the Class B common stock, while the trustee will be the legal owner of such equity. Pursuant to the voting trust agreement, the trustee will vote all of the member owners' Class B common stock as a block in the manner determined by the plurality of the votes received by the trustee from the member owners for the election of directors to serve on our board of directors, and by a majority of the votes received by the trustee from the member owners for all other matters. For additional information regarding the voting trust agreement, see "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Voting Trust Agreement."

  Exchange Agreement

        In connection with the Reorganization and this offering, Premier, Inc., Premier LP and the member owners have entered into an exchange agreement which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of the exchange agreement, subject to certain restrictions, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to certain rights of first refusal (discussed below), for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of our audit committee (or another committee of independent directors) of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions contained in the registration rights agreement described below) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the exchange agreement, the member owner will also surrender one corresponding share of our Class B common stock, which will automatically be retired. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Exchange Agreement."

  Registration Rights Agreement

        In connection with the Reorganization and this offering, Premier, Inc. and the member owners have entered into a registration rights agreement which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of the registration rights agreement, as soon as practicable from the date that is 12 full calendar months after the completion of this offering, we must use all reasonable efforts to cause a resale shelf registration statement to become effective for resales from time to time of our Class A common stock that may be issued to the member owners in exchange for their Class B common units pursuant to the exchange agreement, subject to various restrictions. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell Class A common stock and, at our election, to permit us to sell primary shares, following the first quarterly exchange date of each of the first three years during which the member owners have the right to exchange their Class B common units for shares of our Class A common stock. We will not be required to conduct a company-directed underwritten public offering unless the number of shares of Class A common stock requested by the member owners (and any third parties) to be registered in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the aggregate number of Premier LP units outstanding. If the offering minimum has not been met, we will either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering. After the third year during which member owners have the right to exchange their Class B common units for shares of our Class A common stock, we may elect to conduct a company-directed underwritten public offering in any subsequent year. We, as well as the member owners, and third parties, will be subject to customary prohibitions on sale prior to and for 60 days following any company-directed underwritten public offering. The registration rights agreement also grants the member owners certain "piggyback" registration rights with respect to other registrations of our Class A common stock. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Registration Rights Agreement."

  Tax Receivable Agreement

        In connection with the Reorganization and this offering, Premier, Inc. has entered into a tax receivable agreement with the member owners which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of the tax receivable agreement, Premier, Inc. has agreed to pay to the member owners, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such tax receivable agreement) as a result of the increases in tax basis resulting from the initial sale of Class B common units by the member owners in connection with the Reorganization, as well as subsequent exchanges by such member owners pursuant to the exchange agreement, and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement."

  GPO Participation Agreement

        In connection with the Reorganization and this offering, our member owners have entered into GPO participation agreements with Premier LP which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of its GPO participation agreement, each member owner will receive revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us. Subject to certain termination rights, these GPO participation agreements will be for an initial five-year term, although our two largest regional GPO member owners have entered into agreements with seven-year terms.

        The terms of the GPO participation agreements vary as a result of provisions in our existing arrangements with member owners that conflict with the terms of the GPO participation agreement and which by the express terms of the GPO participation agreement are incorporated by reference and deemed controlling and will continue to remain in effect. In certain other instances, Premier LP and member owners have entered into GPO participation agreements with certain terms that vary from the standard form, which were approved by the member agreement review committee of our board of directors, based upon regulatory constraints, pending merger and acquisition activity or other exigent circumstances affecting those member owners. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement."

Effects of the Reorganization

        Immediately following the completion of the Reorganization and this offering:

  •
  Premier, Inc. will be the sole member of Premier GP and Premier GP will be the general partner of Premier LP. Through Premier GP, Premier, Inc. will exercise indirect control over the business operated by Premier LP, subject to certain limited partner approval rights. Premier GP will have no employees and will act solely through its board of managers and appointed officers in directing the affairs of Premier LP,

  •
  the member owners will hold                        shares of our Class B common stock and                        Class B common units (and such number of shares of Class B common stock and Class B common units will not be affected if the underwriters exercise their overallotment option in full),

  •
  Premier GP will hold                        Class A common units of Premier LP (or                        Class A common units if the underwriters exercise their overallotment option in full),

  •
  through their holdings of our Class B common stock, the member owners will have        % of the voting power in Premier (or        % of the voting power if the underwriters exercise their overallotment option in full),

  •
  the investors in this offering will collectively own all of our outstanding shares of Class A common stock and will collectively have        % of the voting power in Premier (or        % of the voting power if the underwriters exercise their overallotment option in full), and

  •
  Premier LP will be the operating partnership and parent company to all of our other operating subsidiaries, including PSCI and PHSI.

        Any newly admitted Premier LP limited partners must also become parties to the exchange agreement, the registration rights agreement, the voting trust agreement and the tax receivable agreement, in each case on the same terms and conditions as the member owners (except that any

Class B common units acquired by such newly admitted Premier LP limited partners will not be subject to the seven-year vesting schedule set forth in the LP Agreement and the exchange agreement). Any newly admitted Premier LP limited partner will also enter into a GPO participation agreement with Premier LP.

Benefits of the Reorganization to Member Owners

        As a result of the Reorganization and this offering, the member owners will, among other things:

  •
  receive an aggregate of approximately $             million in cash proceeds for a portion of their outstanding Class B common units in Premier LP,

  •
  remain entitled to quarterly cash distributions from Premier LP that should, in most cases, be sufficient to cover income taxes on their allocated portion of Premier LP's taxable income,

  •
  receive revenue share under their GPO participation agreements equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts (and, in addition, our two largest regional GPO member owners will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us),

  •
  for so long as they collectively own a majority of the voting power of our outstanding common stock, have the ability to elect all of the members of our 12-member board of directors through the voting trust agreement and thereby influence corporate decisions made by Premier,

  •
  have the cumulative right to exchange, beginning on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and each year thereafter, up to one-seventh of their initial allocation of Class B common units, as well as any Class B common units purchased through the exercise of certain rights of first refusal under the exchange agreement, for shares of our Class A common stock, cash or a combination of both, the form of consideration to be determined, subject to certain rights of first refusal under the exchange agreement, at the discretion of our audit committee (or another committee of independent directors) of our board of directors,

  •
  upon the sale or exchange of Premier LP Class B common units, be entitled to receive additional payments of approximately $             million, generally payable over a 15-year period (under current law), from us pursuant to the tax receivable agreement, in part as a result of the contemplated use of a portion of the proceeds from this offering, and assuming that we are able to timely benefit from certain anticipated tax benefits (for more information, see "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement"), and

  •
  have registration rights with respect to shares of our Class A common stock that they receive upon exchange of their Class B common units in Premier LP.

Holding Company Structure

        Premier, Inc. is a holding company and its sole asset immediately following this offering will be all of the outstanding interests in Premier GP. Premier GP will act as the general partner of, and own approximately        % of the units (or approximately        % if the underwriters exercise their overallotment option in full) in, Premier LP. Premier, Inc.'s only business will be to act indirectly as the general partner of Premier LP, and, as such, it will operate and control all of the business and affairs of Premier LP and its subsidiaries immediately following this offering, subject to certain limited partner approval rights described herein.

USE OF PROCEEDS

        We estimate we will receive net proceeds from this offering of approximately $            (approximately $            if the underwriters exercise their overallotment option in full), after deducting the underwriting discounts and commissions and estimated expenses of this offering of approximately $            , assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus. See "Underwriting."

        We expect to use approximately (i) $             million of the net proceeds from this offering to acquire                        Class B common units of Premier LP from the member owners, (ii) $             million of the net proceeds to acquire                        Class B common units of Premier LP from PHSI, and (iii) $             million (or $             million if the underwriters exercise their overallotment option in full) of the net proceeds to acquire                        newly issued Class A common units of Premier LP from Premier LP, in each case for a price per unit equal to the price paid per share of Class A common stock by the underwriters to us in connection with this offering. We will contribute all of these units of Premier LP that we purchase in connection with the Reorganization to Premier GP. See "Structure." Premier LP will use the proceeds it receives in connection with the sale of its newly issued Class A common units to us for working capital and general corporate purposes, including potential future acquisition and development activities. Pending such use, the proceeds may be invested in high quality, short-term investments.

 DIVIDEND POLICY

        We do not expect to pay dividends on our Class A common stock in the foreseeable future. Furthermore, shares of our Class B common stock will not be entitled to any cash dividend payments.

        Premier, Inc. is a holding company and its sole asset immediately following this offering through its ownership of Premier GP is a minority interest in Premier LP. Through its ownership of Premier GP, which will be the general partner of Premier LP and control the day-to-day business affairs and decision-making of Premier LP, Premier, Inc. intends to cause Premier LP to make distributions to it (indirectly through Premier GP) in an amount sufficient to cover cash dividends, if any, declared by us in the future. If Premier LP makes such distributions to Premier GP, the holders of Premier LP common units will be entitled to receive proportionately equivalent distributions.

        Our senior secured revolving credit facility contains certain restrictions on Premier LP's ability to make distributions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations."

 CAPITALIZATION

        The following table sets forth as of June 30, 2013:

  •
  the cash and cash equivalents, redeemable limited partners' capital and capitalization on a historical consolidated basis of PHSI, our accounting predecessor, and

  •
  our pro forma cash and cash equivalents, redeemable limited partners' capital and capitalization on a consolidated basis, as adjusted to reflect (a) the Reorganization, (b) our issuance and sale of shares of Class A common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), the receipt of the estimated proceeds from this offering net of estimated underwriting discounts and commissions and the use of such estimated proceeds as described under "Use of Proceeds" and (c) the payment of fees and expenses in connection with this offering.

        The table should be read in conjunction with the information found in "Structure," "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	June 30, 2013
(In Thousands)	PHSI Actual	Premier, Inc. Pro Forma(1)
		(unaudited)
Cash and cash equivalents	$198,296	$

Total debt(2)	34,617
Redeemable limited partners' capital(3)	307,635
Class A common stock, par value, $0.01 per share, 500,000,000 shares authorized; shares issued and outstanding on a pro forma basis	—
Class B common stock, par value, $0.000001 per share, 600,000,000 shares authorized; shares issued and outstanding on a pro forma basis	—
Common stock	57
Additional paid-in capital	28,866
Common stock subscribed(4)	300
Subscriptions receivable(5)	(300)
Retained earnings	50,599
Noncontrolling interest(6)	(1,754)

Total stockholders' equity	77,768

Total capitalization	$420,020	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of additional paid-in capital, total stockholders' equity, redeemable limited partners' capital, noncontrolling interest and total capitalization by $             million, $             million, $             million, $             million and $             million, respectively, assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated fees and expenses in connection with this offering.

(2)
Primarily represents notes payable in an aggregate principal amount of $23.4 million to departed member owners, payable over five years, $7.7 million outstanding on a revolving line of credit held by S2S Global and payables of $3.2 million under a financing agreement related to certain software licenses with the final installment of $3.2 million due on July 1, 2014. As of June 30, 2013, there was no balance outstanding on our senior secured revolving credit facility and we have not historically used borrowings to fund operations. On July 18, 2013 we made a drawing of $30.0 million on this senior secured revolving credit facility to fund the acquisition of SYMMEDRx, LLC.

(3)
On an actual basis, redeemable limited partners' capital consists of the limited partners' 99% ownership of Premier LP which, pursuant to the terms of the existing limited partnership agreement of Premier LP, Premier LP is required to repurchase upon the withdrawal of such limited partner and is therefore classified as temporary equity in the mezzanine section of the consolidated balance sheet. On a pro forma basis, after giving effect to the Reorganization and this offering, redeemable limited partners' capital reflects the change from the 99% noncontrolling interest held by the limited partners in Premier LP prior to the Reorganization to the        % noncontrolling interest to be held by the limited partners of Premier LP following the completion of the Reorganization and this offering.

(4)
Reflects shares of PHSI's common stock subscribed by new member owners.

(5)
Reflects a receivable related to shares of PHSI's common stock that is recorded until such time as the common stock subscriptions described in footnote (4) are paid in full.

(6)
Represents the investment interest of the noncontrolling equity holders of S2S Global (40%).

 DILUTION

        If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the pro forma net tangible book value per share of our Class A common stock after this offering.

        As of June 30, 2013, our net tangible book value was approximately $             million, or approximately $            per share of Class A common stock (based on the number of shares of Class A common stock outstanding on a pro forma basis). Net tangible book value represents total tangible assets (total assets less goodwill and other intangible assets) less total consolidated liabilities, and pro forma net tangible book value per share of Class A common stock represents net tangible book value divided by the aggregate number of shares of Class A common stock outstanding after giving effect to the Reorganization and this offering (assuming there is no exchange of Class B common units for shares of Class A common stock pursuant to the exchange agreement and assuming an initial public offering price of $            per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus).

        After giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," including the application of the proceeds from this offering as described in "Use of Proceeds," and assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, our pro forma net tangible book value as of June 30, 2013 would have been $             million, or $            per share of Class A common stock. This represents an immediate increase in pro forma net tangible book value of $            per share of Class A common stock to our member owners and an immediate dilution in pro forma net tangible book value of $            per share of Class A common stock to investors in this offering.

        The following table illustrates this dilution on a per share of Class A common stock basis, assuming the underwriters do not exercise their overallotment option in whole or in part:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2013	$

Increase in pro forma net tangible book value per share attributable to the Reorganization (assuming there is no exchange of Class B common units for shares of Class A common stock pursuant to the exchange agreement) and this offering

Pro forma net tangible book value per share after the completion of this offering

Dilution per share to investors in this offering		$

        In connection with the Reorganization and this offering, Premier, Inc., Premier LP and the member owners have entered into an exchange agreement which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of the exchange agreement, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and during each year thereafter, a member owner may only exchange up to one-seventh of Premier LP Class B common units initially allocated to such partner (or subsequently purchased pursuant to the related right of first refusal), for shares of our Class A common stock, cash or a combination of both, the form of consideration to be at the discretion of the audit committee (or another committee of independent directors) of our board of directors, subject to certain restrictions. Giving effect to the terms of the exchange agreement as of the one-year anniversary of the last day of the calendar month in which we consummate this offering, pro forma net tangible book value per share of Class A common stock represents net tangible book value divided by the aggregate number of shares of Class A common stock outstanding after giving effect to the Reorganization and assuming that all holders of Premier LP Class B common units exchanged one-seventh of their Class B common units for shares of Class A common stock on a one-for-one basis (assuming an initial public offering price of $            per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus).

        After giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," including the application of the proceeds from this offering as described in "Use of Proceeds," and assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, our pro forma net tangible book value as of June 30, 2013 (assuming the exchange of one-seventh of the Class B common units in Premier LP held by our member owners for shares of our Class A common stock in the manner described in the preceding paragraph) would have been $             million, or $            per share of Class A common stock. This represents an immediate increase in pro forma net tangible book value of $            per share of Class A common stock to our member owners and an immediate dilution in pro forma net tangible book value of $            per share of Class A common stock to investors in this offering.

        The following table illustrates this dilution on a per share of Class A common stock basis, assuming the underwriters do not exercise their overallotment option in whole or in part:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2013	$
Increase in pro forma net tangible book value per share attributable to the Reorganization and this offering

Pro forma net tangible book value per share after the completion of this offering

Dilution per share to investors in this offering		$

        If the underwriters' overallotment option is exercised in full, the pro forma net tangible book value per share of Class A common stock (i) after giving effect to the Reorganization (assuming there is no exchange of Class B common units for shares of Class A common stock pursuant to the exchange agreement) and this offering would be approximately $            per share and the dilution in pro forma net tangible book value per share of Class A common stock to new investors would be approximately $            per share and (ii) after giving effect to the Reorganization (assuming the exchange of one-seventh of the Class B common units in Premier LP held by our member owners for shares of our Class A common stock in the manner described above) and this offering would be approximately $            per share and the dilution in pro forma net tangible book value per share of Class A common stock to new investors would be approximately $            per share.

        The foregoing discussion and tables assume no vesting of restricted stock units or stock options that will be outstanding immediately following this offering. As of the completion of this offering, we will have                        restricted stock units and                        stock options outstanding. To the extent these restricted stock units and stock options are vested, there may be further dilution to new investors.

        The following tables summarize, on the same pro forma basis as of June 30, 2013, the difference between the total cash consideration paid by our member owners for Class A common stock (in the second table assuming the exchange of one-seventh of the Class B common units in Premier LP held by our member owners for shares of our Class A common stock in the manner described above) and the purchasers of Class A common stock in this offering, before deducting estimated underwriting discounts and commissions and estimated offering fees and expenses.

Shares of Class A Common Stock Purchased
			Total Consideration		Average Price Per Share of Class A Common Stock
	Number	Percent	Amount	Percent
Member owners		%	$	%	$
Purchasers of Class A common stock in this offering

Total		%	$	%	$

Shares of Class A Common Stock Purchased
			Total Consideration		Average Price Per Share of Class A Common Stock
	Number	Percent	Amount	Percent
Member owners		%	$	%	$
Purchasers of Class A common stock in this offering

Total		%	$	%	$

        If the underwriters' overallotment option is exercised in full, the following will occur:

  •
  the percentage of shares of Class A common stock held by the member owners will decrease to approximately         % (or        % assuming one-seventh of the Class B common units held by the member owners have been exchanged for shares of our Class A common stock in the manner described above) of the total number of shares of Class A common stock outstanding, and

  •
  the number of shares of Class A common stock held by purchasers of common stock will increase to                         shares, or approximately        % (or                        shares, or approximately        % assuming one-seventh of the Class B common units held by the member owners have been exchanged for shares of our Class A common stock in the manner described above) of the total number of shares of Class A common stock outstanding after this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma consolidated balance sheet as of June 30, 2013 presents our consolidated financial position giving pro forma effect to the Reorganization and this offering and the contemplated use of the estimated net proceeds from this offering as described under "Structure" and "Use of Proceeds" as if such transactions occurred as of the balance sheet date. The unaudited pro forma consolidated statement of income for the fiscal year ended June 30, 2013 presents our consolidated results of operations after giving pro forma effect to the Reorganization and this offering and the contemplated use of the estimated net proceeds from this offering as described under "Structure" and "Use of Proceeds" as if such transactions had occurred on July 1, 2012. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Reorganization and this offering and the contemplated use of the estimated net proceeds from this offering on the historical consolidated financial information of PHSI.

        The unaudited pro forma consolidated balance sheet and statement of income should be read together with "Structure," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

        The pro forma adjustments give effect to:

  •
  the Reorganization, as described under "Structure," including (i) the issuance of            shares of our Class A common stock in this offering, or approximately        % of the common stock to be outstanding after the Reorganization and this offering, at an initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus, and the contemplated use of the estimated net proceeds therefrom to purchase (A) Class A common units of Premier LP from Premier LP, (B) Class B common units of Premier LP from PHSI, and (C) Class B common units of Premier LP from our member owners, (ii) the entry by Premier LP, Premier GP and the member owners into the LP Agreement and (iii) the issuance of             shares of our Class B common stock to our member owners;

  •
  payments to each member owner of revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts (and, in addition, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us), as further described under "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement;"

  •
  the change from the 99% noncontrolling interest held by the limited partners of Premier LP prior to the Reorganization to the        % noncontrolling interest to be held by the limited partners of Premier LP subsequent to the Reorganization and this offering;

  •
  the change in the allocation of Premier LP's income from 1% of operating income and 5% of investment income to PHSI prior to the Reorganization and this offering to        % of Premier LP's income to Premier, Inc. (indirectly through Premier GP) subsequent to the Reorganization and this offering as the result of the modified income allocation provisions of the LP Agreement and Premier, Inc.'s purchase of        % of the Premier LP units, as described above;

  •
  adjustments that give effect to the tax receivable agreement (as described in "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement"), executed in connection with the Reorganization (as described under "Structure"), including the effects of the increase in the tax basis of Premier LP's assets resulting from Premier, Inc.'s purchase of Class B common units from the member owners, as described above; and

  •
  payments due to member owners pursuant to the tax receivable agreement equal to 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize in the case of certain payments required to be made upon certain occurrences under such tax receivable agreement) as a result of the increases in the tax basis of Premier LP's assets resulting from Premier, Inc.'s purchase of Class B common units from the member owners and of certain other tax benefits related to our entering into the tax receivable agreement.

        The unaudited pro forma consolidated financial information reflects the manner in which we will account for the Reorganization. Specifically, we will account for the Reorganization as a non-substantive transaction in a manner similar to a transaction between entities under common control pursuant to Accounting Standards Codification Topic 805, Business Combinations. Accordingly, after the Reorganization, the assets and liabilities of Premier, Inc. will be reflected at their carryover basis. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our results of operations or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our financial condition or results of operations had the Reorganization and this offering and the contemplated use of the estimated net proceeds from this offering as described under "Structure" and "Use of Proceeds" occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

        The unaudited pro forma consolidated financial information presented assumes (i) no exercise by the underwriters of their overallotment option to purchase up to an additional                         shares of Class A common stock from us, and (ii) except as otherwise set forth in the footnotes to this section, all of our member owners prior to the Reorganization will continue as member owners subsequent to the Reorganization and this offering.

Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2013

(In Thousands, Except Per Share Amounts)	PHSI Actual	Pro Forma Adjustments		Premier, Inc. Pro Forma
Assets
Current assets
Cash and cash equivalents	$198,296		$(1)	$
Marketable securities	57,323
Accounts receivable, net	62,224
Inventories	12,741
Prepaid expenses and other current assets	25,404
Due from related party	1,650
Deferred tax assets	8,403		(2)

Total current assets	366,041
Investments	6,676
Property and equipment, net	115,587
Restricted cash	5,000
Deferred tax assets	15,077		(2)
Goodwill	61,410
Intangible assets, net	4,292
Other assets	24,833

Total assets	$598,916	$		$

Liabilities, redeemable limited partners' capital and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$61,203	$		$
Accrued compensation and benefits	51,359
Deferred revenue	18,880
Current portion of notes payable	12,149
Payable pursuant to tax receivable agreement	—		(2)
Other current liabilities	1,557

Total current liabilities	145,148
Notes payable, less current portion	22,468
Payable pursuant to tax receivable agreement, less current portion	—		(2)
Long-term liabilities	45,897

Total liabilities	213,513

Redeemable limited partners' capital	307,635		(3)
Stockholders' equity:
Series A Preferred stock, par value $0.01, 400,000 shares authorized; no shares issued and outstanding	—
Common stock, par value $0.01, 12,250,000 shares authorized; 5,653,390 shares issued and outstanding, no shares outstanding on a pro forma basis	57		(4)
Class A common stock, par value $0.01, 500,000,000 shares authorized; shares issued and outstanding on a pro forma basis	—		(4)
Class B common stock, par value $0.000001, 600,000,000 shares authorized; shares issued and outstanding on a pro forma basis	—		(4)
Additional paid-in capital	28,866		(5)
Common stock subscribed, 23,266 shares	300		(4)
Subscriptions receivable	(300)		(4)
Retained earnings	50,599
Noncontrolling interest	(1,754)

Total stockholders' equity	77,768

Total liabilities, redeemable limited partners' capital and stockholders' equity	$598,916	$		$

 Unaudited Pro Forma Consolidated Statement of Income
For the Fiscal Year Ended June 30, 2013

(In Thousands, Except Per Share Amounts)	PHSI Actual	Pro Forma Adjustments			Premier, Inc. Pro Forma
Net revenue:
Net administrative fees	$519,219		$(105,012	)(6)		$414,207
Other services and support	205,685		—			205,685

Services	724,904					619,892
Products	144,386		—			144,386

	869,290		(105,012)			764,278
Cost of revenue:
Services	103,795		—			103,795
Products	133,618		—			133,618

	237,413		—			237,413

Gross profit	631,877		(105,012)			526,865
Operating expenses:
Selling, general and administrative	248,301		—			248,301
Research and development	9,370		—			9,370
Amortization of purchased intangible assets	1,539		—			1,539

	259,210		—			259,210

Operating income	372,667		(105,012)			267,655
Other income, net	12,145		—			12,145

Income before income taxes	384,812		(105,012)			279,800
Income tax expense	9,726			(7)

Net income	375,086
Add: Net loss attributable to noncontrolling interest in S2S Global	1,479
Less: Net income attributable to noncontrolling interest in Premier LP	(369,189)			(3)

Net income attributable to noncontrolling interest	(367,710)

Net income attributable to Premier, Inc.	$7,376	$			$

Earnings per share of Class A common stock				(8)
Basic	$—		$—		$
Diluted

Weighted average shares of Class A common stock				(9)
Basic	—
Diluted	—

(1)
Reflects net effect on cash and cash equivalents of the receipt of gross proceeds from this offering of $            (assuming an initial public offering price of $            per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus) and the purchase of units from the member owners, PHSI and Premier LP described in "Use of Proceeds."

(In Thousands)
Actual cash as reported	$198,296
Pro forma adjustments
Gross proceeds from this offering
Underwriting discounts, commissions and other expenses
Purchase of Premier LP Class A common units from Premier LP
Purchase of Premier LP Class B common units from PHSI and the member owners

Pro forma cash balance	$—

(2)
Premier LP intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, or the Code, and comparable elections under state and local tax law, such that the initial sale of Class B common units by PHSI and the member owners will result in adjustments to the tax basis of the assets of Premier LP. These increases in tax basis are expected to increase (for tax purposes) the depreciation and amortization deductions by Premier LP, and therefore, to reduce the amount of income tax that Premier, Inc. would otherwise be required to pay in the future. In connection with the Reorganization and this offering, Premier, Inc. has entered into a tax receivable agreement with the member owners which will become effective upon the completion of the Reorganization and this offering, pursuant to which we agree to pay to the member owners, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local and franchise income tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such tax receivable agreement) as a result of the increases in tax basis resulting from the sale or exchange of Class B common units by the member owners. The unaudited pro forma consolidated financial statements reflect adjustments (shown in the pro forma adjustments column above) to give effect to the Section 754 election and the tax receivable agreement (as further described in "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement") as a result of the Reorganization (as described under "Structure") based on the following assumptions:

•
The unaudited pro forma consolidated financial statements include adjustments to reflect the expected increase in deferred tax assets representing the income tax effects of the increases in the tax basis as a result of Premier LP's election under Section 754 of the Code in connection with the initial sale of Class B common units described above. This adjustment is calculated based on an estimated effective income tax rate for Premier of 41%, which includes a provision for U.S. federal income taxes and assumes (i) the highest statutory rates apportioned to each state and local tax jurisdiction, (ii) that there are no material changes in the relevant tax law, and (iii) that Premier, Inc. earns sufficient taxable income in each year to realize the full tax benefit of the amortization of its assets.

•
We will determine the adjustments in connection with the Section 754 election by first calculating the excess of each selling member owner's and PHSI's assumed selling price over such person's share of Premier LP's tax basis in its assets attributable to the Class B common units being sold to Premier, Inc. We will then allocate the aggregate excess among Premier LP's assets following applicable tax regulations governing adjustments that result from the Section 754 election. We will determine each selling member owner's share of the tax basis in Premier LP's assets attributable to the Class B common units sold to us by multiplying the member owner's tax capital account balance as of the date of sale as maintained in Premier LP's books and records by a fraction, the numerator of which is the number of Class B common units sold to us, and the denominator of which is the number of Class B common units held by the selling member owner immediately prior to the sale. For purposes of the calculation, the assumed selling price per Class B common unit will equal the price paid per share of the Class A common stock by the underwriters to us in the initial public offering, determined based on the midpoint of the initial public offering price range set forth on the cover of this prospectus. The adjustments are expected to increase Premier LP's basis in its assets (for tax purposes), and we will calculate the amount of any depreciation, amortization and other deductions to which it will be entitled as a result of these adjustments. We will then calculate Premier, Inc.'s tax liability with and without the deductions attributable to these adjustments, assuming that Premier, Inc. earns sufficient taxable income in each year to realize the full benefit of the deductions. We will compute the estimated tax benefit attributable to the election as the excess of Premier, Inc.'s tax liability as so computed without the deductions over Premier, Inc.'s tax liability as so computed with the deductions. Additionally, the tax receivable agreement payments may give rise to adjustments that result in Premier LP becoming entitled to additional deductions, and the calculation of Premier, Inc.'s liability under the tax receivable agreement would take these adjustments and additional resulting deductions into account.

  •
  Premier LP's election under Section 754 of the Code is at the discretion of Premier LP and is not subject to review or approval by the IRS or other tax authorities. The computation of the adjustments resulting from the Section 754 election and Premier Inc.'s tax liability is subject to audit by the IRS and other tax authorities in the same manner as all other items reported on income tax returns.

  •
  The unaudited pro forma consolidated financial statements include adjustments to reflect a liability equal to 85% of the estimated realizable tax benefit resulting from the estimated increase in tax basis due to Premier LP's Section 754 election in connection with the initial sale by the member owners, as of the Class B common units described above as an increase to payable pursuant to the tax receivable agreement.

  •
  The unaudited pro forma consolidated financial statements include adjustments to reflect deferred tax assets for the change in the allocation of Premier LP's income from 1% of operating income and 5% of investment income to PHSI prior to the Reorganization to        % of Premier LP's income to Premier, Inc. (indirectly through Premier GP), measured by the difference in the tax basis of Premier, Inc.'s investment in Premier LP as compared to its GAAP carrying value. The adjustments related to Premier LP's Section 754 election described above are a component of Premier, Inc.'s tax basis in Premier LP.

Pursuant to the terms of the exchange agreement, the member owners and new limited partners admitted to Premier LP following the completion of this offering may subsequently exchange Class B common units in Premier LP for shares of our Class A common stock, cash or a combination of both. Any subsequent exchanges of Class B common units for shares of our Class A common stock pursuant to the exchange agreement may result in increases in the tax basis of the tangible and intangible assets of Premier LP that otherwise would not have been available. These subsequent exchanges have not been reflected in the unaudited pro forma consolidated financial statements.

(3)
Reflects the change from the 99% noncontrolling interest held by the limited partners in Premier LP prior to the Reorganization to the         % noncontrolling interest to be held by the limited partners of Premier LP subsequent to the Reorganization and this offering, which is reflected in redeemable limited partners' capital on the unaudited pro forma consolidated balance sheets and in noncontrolling interest in Premier LP on the unaudited pro forma consolidated statements of income. Immediately following the effective date of the LP Agreement (as described in "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Amended and Restated Limited Partnership Agreement of Premier LP"), all of Premier LP's limited partners that approved the Reorganization will receive Class B common units and capital account balances in Premier LP equal to their percentage interests and capital account balances in Premier LP immediately preceding the Reorganization. We intend to use a portion of the net proceeds from this offering to purchase Class B common units of Premier LP from the member owners resulting in a reduction in the noncontrolling interest attributable to the limited partners from 99% to        %.

(4)
Reflects (i) the exchange of the existing PHSI shares of common stock, common stock subscribed and related subscriptions receivable for Class B common units of Premier LP, (ii) the issuance of Class B common stock in connection with the Reorganization and (iii) the issuance of Class A common stock in connection with this offering.

(5)
Reflects the impact of the adjustments in notes (1), (2), (3) and (4) above to additional paid-in capital:

•
an increase of $             million due to an increase in deferred tax assets described in note (2) of $             million offset by an increase in payable pursuant to the tax receivable agreement of $             million; and

•
an increase of $             million from the net proceeds from this offering (assuming an initial public offering price of                        per share of Class A common stock, the midpoint of the range set forth on the cover page of this prospectus) less the par value of the shares of Class A common stock sold in this offering of $             million.

        Total adjustment to additional paid-in capital is an increase of $             million.

(6)
Following the completion of the Reorganization and this offering, we will be contractually required under the GPO participation agreements to pay each member owner revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us. Historically, we have not generally had a contractual requirement to pay revenue share to member owners participating in our GPO programs, but have paid, and in the case of the six month period ended June 30, 2013 will pay, semi-annual distributions of partnership income, which approximate 70% of the gross administrative fees collected by Premier LP for the fiscal year ended June 30, 2013, based upon purchasing by such member owners' member facilities through our GPO supplier contracts. In addition, following the completion of the Reorganization and this offering, we intend to pay a distribution of partnership income, calculated in a consistent manner with our historical semi-annual distributions pursuant to the existing limited partnership agreement of Premier LP, to our member owners who approved the Reorganization for the period from July 1, 2013 through the effective date of the Reorganization. In addition, certain non-owner members have historically operated under, and following the completion of the Reorganization and this offering will continue to operate under, contractual relationships that provide for a specific revenue share that differs from the 30% revenue share that we will provide to our member owners under the GPO participation agreements following the Reorganization and this offering. As a result, our revenue share expense is expected to be approximately 36% of gross administrative fees following the completion of the Reorganization and this offering, compared to approximately 20% of gross administrative fees for the fiscal year ended June 30, 2013, which will result in a decrease in net revenue for the fiscal year ended June 30, 2014 when compared to the actual net revenue for the prior fiscal years which are not reflected on a pro forma basis. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement." These unaudited pro forma consolidated financial statements assume that all of our member owners prior to the Reorganization will continue as member owners subsequent to the Reorganization and this offering and, therefore, do not reflect any possible loss in revenue if any member owners cease to continue as member owners. In addition, the unaudited pro forma consolidated financial statements assume that all of the gross administrative fees and revenue share attributable to non-owner members that converted to member owners during the fiscal year are treated as member owners for the entire fiscal year. The table below summarizes the pro forma effect of the new member owner GPO participation agreements on net administrative fees following the Reorganization:

	Fiscal year ended June 30, 2013
(In Thousands)	Actual	Pro forma Adjustment	Pro forma
Gross administrative fees
Member owners	$471,045	$—	$471,045
Non-owner members*	175,365	—	175,365

Total gross administrative fees	646,410	—	646,410
Revenue share
Member owners	—	(105,012)	(105,012)
Non-owner members*	(127,191)	—	(127,191)

Total revenue share	(127,191)	(105,012)	(232,203)

Net administrative fees	$519,219	$(105,012)	$414,207

*
Includes gross administrative fees and related revenue share of $31,885 related to Innovatix. Innovatix receives 100% revenue share pursuant to its group purchasing arrangement with Premier LP described in "Certain Relationships and Related Party Transactions—Other Related Party Transactions." PHSI, as result of its wholly owned subsidiary PSCI's 50% ownership interest in Innovatix, receives 50% of Innovatix's earnings which are reflected in equity in net income of unconsolidated affiliates on the statements of income.
(7)
Upon the completion of the Reorganization and this offering, Premier, Inc. will be subject to additional U.S. federal, state and local income taxes with respect to its additional allocable share of any taxable income of Premier LP. As a result, there is a pro forma adjustment to income tax expense to reflect an estimated effective income tax rate of 41%, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local tax jurisdiction. The low effective tax rate is attributable to the flow through of partnership income which is not subject to federal income taxes. For federal income tax purposes, income realized by Premier LP is taxable to its partners.

(8)
Pro forma basic and diluted earnings per share was computed by dividing the pro forma net income attributable to Premier, Inc. by the                         shares of Class A common stock that we will issue and sell in this offering (assuming that the underwriters do not exercise their overallotment option to purchase up to an additional                         shares of Class A common stock from us). The shares of Class B common stock do not share in our earnings and are therefore not included in the weighted average shares outstanding or earnings per share.

(9)
Reflects the issuance of                        shares of Class A common stock in this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth selected historical consolidated financial and operating data. Premier, Inc. has had no operations to date and, therefore, the information below is presented for reporting purposes only for Premier, Inc.'s predecessor company, PHSI, which, upon the completion of the Reorganization and this offering will be a consolidated subsidiary of Premier, Inc. The following selected historical consolidated financial and other data of PHSI should be read together with "Structure," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

        We derived the selected historical consolidated statements of income data of PHSI for each of the fiscal years ended June 30, 2013, 2012 and 2011 and the selected historical consolidated balance sheet data as of June 30, 2013 and 2012 from the audited consolidated financial statements of PHSI which are included elsewhere in this prospectus. We have derived the selected historical consolidated balance sheet data as of June 30, 2011 from the audited consolidated financial statements of PHSI which are not included in this prospectus.

	Fiscal Year Ended June 30,
(In Thousands, Except Per Share Amounts)	2013	2012(1)	2011(2)
Consolidated Statements of Income Data:
Net revenue:
Net administrative fees(3)	$519,219	$473,249	$457,951
Other services and support	205,685	178,552	158,179

Services	724,904	651,801	616,130
Products	144,386	116,484	64,628

Total net revenue	869,290	768,285	680,758
Cost of revenue	237,413	189,719	119,875

Gross profit	631,877	578,566	560,883

Operating expenses:
Selling, general and administrative	248,301	240,748	242,863
Research and development	9,370	12,583	8,685
Amortization of purchased intangible assets	1,539	3,146	3,463

Total operating expenses	259,210	256,477	255,011

Operating income	372,667	322,089	305,872
Other income, net(4)	12,145	12,808	11,092

Income before income taxes	384,812	334,897	316,964
Income tax expense	9,726	8,229	4,704

Net income	375,086	326,668	312,260
Add: Net loss attributable to noncontrolling interest in S2S Global(5)	1,479	608	—
Less: Net income attributable to noncontrolling interest in Premier LP(6)	(369,189)	(323,339)	(309,840)

Net income attributable to noncontrolling interest	(367,710)	(322,731)	(309,840)

Net income attributable to PHSI	$7,376	$3,937	$2,420

Earnings per share—basic and diluted	$1.26	$0.64	$0.39
Weighted average shares of common stock—basic and diluted	5,858	6,183	6,273
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$255,619	$241,669	$251,609
Working capital(7)	220,893	200,799	193,162
Property and equipment, net	115,587	101,630	86,140
Total assets	598,916	554,939	532,361
Deferred revenue(8)	18,880	19,820	17,911
Total liabilities	213,513	196,990	199,464
Redeemable limited partners' capital(9)	307,635	279,513	257,459
Common stock	57	61	62
Additional paid-in capital	28,866	35,427	36,090
Retained earnings	50,599	43,223	39,286
Total stockholders' equity	77,768	78,436	75,438

(1)
Amounts include the results of operations of S2S Global in our supply chain services segment from December 6, 2011, the date of acquisition of 60% of the outstanding shares of common stock of S2S Global for $500,000.

(2)
Amounts include the results of operations of Commcare in our supply chain services segment from November 1, 2010, the date of acquisition of all of the outstanding shares of common stock of Commcare for $35.9 million.

(3)
Net administrative fees reflects our gross administrative fees revenue net of revenue share. Gross administrative fees revenue includes all administrative fees (i) we receive pursuant to our GPO supplier contracts, and (ii) remitted to us based upon purchasing by our member owners' member facilities through the member owners' own GPO supplier contracts. Revenue share represents the portion of the administrative fees we are contractually obligated to share with our member owners and certain of our other members participating in our GPO programs.

(4)
Other income, net consists primarily of equity in net income of unconsolidated affiliates related to our 50% ownership interest in Innovatix, interest income, net and realized gains and losses on our marketable securities (which represent our interest and investment income, net) and gain or loss on disposal of assets.

(5)
PHSI currently owns a 60% voting and economic interest in S2S Global. Net loss attributable to noncontrolling interest in S2S Global represents the portion of net loss attributable to the noncontrolling equityholders of S2S Global (40%).

(6)
PHSI, through Premier Plans, currently owns a 1% controlling general partnership interest in Premier LP. Net income attributable to noncontrolling interest in Premier LP represents the portion of net income attributable to the limited partners of Premier LP (99%).

(7)
Working capital represents the excess of total current assets over total current liabilities.

(8)
Deferred revenue is primarily related to deferred subscription fees and deferred advisory fees in our performance services segment and consists of unrecognized revenue related to advanced member invoicing or member payments received prior to fulfillment of our revenue recognition criteria.

(9)
Redeemable limited partners' capital consists of the limited partners' 99% ownership of Premier LP which, pursuant to the terms of the existing limited partnership agreement of Premier LP, Premier LP is required to repurchase upon the withdrawal of such limited partner and is therefore classified as temporary equity in the mezzanine section of the consolidated balance sheet.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Premier, Inc. has had no operations to date and, therefore, the information below is presented only for PHSI, Premier, Inc.'s predecessor company which, upon the completion of the Reorganization and this offering, will be a consolidated subsidiary of Premier, Inc. After giving effect to the Reorganization and this offering, Premier, Inc.'s assets and business operations will be substantially similar to those of its predecessor company and Premier, Inc. will conduct all of its business through Premier LP and its subsidiaries.

        The following discussion and analysis of our financial condition and results of operations should be read together with "Structure," "Unaudited Pro Forma Consolidated Financial Information," "Selected Consolidated Financial and Other Data" and our historical financial statements and related notes and other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. See "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Business Overview

Our Business

        We are a national healthcare alliance, consisting of approximately 2,900 U.S. hospitals, 100,000 alternate sites and 400,000 physicians, that plays a critical role in the U.S. healthcare industry. We unite hospitals, health systems, physicians and other healthcare providers with the common goal of improving and innovating in the clinical, financial and operational areas of their business to meet the demands of a rapidly evolving healthcare industry. We deliver value through a comprehensive technology-enabled platform which offers critical supply chain services, clinical, financial, operational and population health SaaS informatics products, advisory services and performance improvement collaborative programs.

        We are currently owned by 181 U.S. hospitals, health systems and other healthcare organizations and, upon the completion of the Reorganization and this offering, all of them will own shares of our Class B common stock representing        % of our outstanding common stock (or        % if the underwriters exercise their overallotment option in full). Our current membership base includes many of the country's most progressive and forward-thinking healthcare organizations and we continually seek to add new members that are at the forefront of innovation in the healthcare industry. Our members include organizations such as Adventist Health, Adventist Health System, Banner Health, Bon Secours Health System, Inc., Catholic Health Partners, Dignity Health, Geisinger Health System, members and affiliates of the Greater New York Hospital Association, Texas Health Resources, Universal Health Services, University Hospitals Health System and the University of Texas MD Anderson Cancer Center. Our alliance was formed in 1996 through the merger of American Healthcare Systems, Premier Health Alliance and SunHealth Alliance, the oldest entity of which was formed in 1969. Approximately 72% of our member owners have been part of our alliance for more than 10 years, with an average tenure across our entire membership of approximately 14 years as of June 30, 2013.

        The value we provide to our members through our integrated platform of solutions is evidenced by (i) retention rates for members participating in our GPO in the supply chain services segment (determined based on aggregate contract purchasing volume) with an average of 96% for the last three fiscal years and renewal rates for our SaaS informatics products subscriptions in the performance services segment (determined based on aggregate contract dollar value) with an average of 92% for the last three fiscal years, (ii) an overall net revenue CAGR of 13% from fiscal year 2011 through fiscal year 2013, (iii) the fact that as of June 30, 2013, 34% of our U.S. hospital members use both our supply chain services and at least one of our SaaS informatics products and (iv) the fact that our members have partnered through Premier to create some of the largest performance improvement collaboratives in emerging areas of healthcare such as accountable care, bundled payment and readmission management. For more information, see "Business."

Our Business Segments

        Our business model and solutions are designed to provide our members access to scale efficiencies, spread the cost of their development, derive intelligence from our data warehouse, mitigate the risk of innovation and disseminate best practices that will help our member organizations succeed in their transformation to higher quality and more cost-effective healthcare. We deliver our integrated platform of solutions that address the areas of total cost management, quality and safety improvement and population health management through two business segments: supply chain services and performance services. Our supply chain services segment includes one of the largest healthcare GPOs in the United States, serving acute and alternate sites, a specialty pharmacy and our direct sourcing activities. Our performance services segment includes one of the largest informatics and advisory services businesses in the United States focused on healthcare providers. Our SaaS informatics products utilize our comprehensive data set to provide actionable intelligence to our members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety and population health management. This segment also includes our technology-enabled performance improvement collaboratives.

Basis of Presentation and Consolidation

        The consolidated financial statements included elsewhere in this prospectus include the balance sheets, statements of income, statements of stockholders' equity and statements of cash flows of our predecessor, PHSI, and all entities in which PHSI currently has a controlling interest prior to the Reorganization. PHSI, through its wholly owned subsidiary, Premier Plans, currently holds a 1% general partner interest in and, as a result, consolidates the balance sheets, statements of income, statements of stockholders' equity and statements of cash flows of, Premier LP. The limited partners' 99% ownership of Premier LP is reflected as "redeemable limited partners' capital" in the consolidated balance sheets of PHSI included elsewhere in this prospectus and their proportionate share of income in Premier LP is reflected within "net income attributable to noncontrolling interest in Premier LP" in the consolidated statements of income of PHSI included elsewhere in this prospectus. All significant intercompany accounts have been eliminated in consolidation. We have prepared the accompanying consolidated financial statements in accordance with GAAP and pursuant to the rules and regulations of the SEC.

Effects of the Reorganization

        Premier, Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. Premier, Inc. will be a holding company and its sole asset immediately following the Reorganization and this offering will be all of the outstanding interests in Premier GP, the general partner of Premier LP. Upon the completion of the Reorganization and this offering, all of our business will be conducted through Premier LP, and the financial results of Premier LP and its consolidated subsidiaries will be consolidated in our financial statements.

        Prior to the Reorganization and this offering, the capital structure of Premier LP consisted of partnership interests separated in two divisions, each of which had its own set of capital account balance threshold amounts. Once a holder's capital account balance exceeded such threshold amounts, the holder was eligible to share in future distributions from Premier LP. In connection with the Reorganization and this offering, Premier LP, Premier GP and the member owners have entered into the new LP Agreement which will become effective upon the completion of the Reorganization and this offering and which will, immediately following the effective date, modify Premier LP's capital structure by creating two classes of units, Class A common units and Class B common units, and eliminate the existing partnership units. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Amended and Restated Limited Partnership Agreement of Premier LP." Immediately following the effective date of the LP Agreement, all of Premier LP's limited partners that approved the Reorganization will receive Class B common units and capital account balances in Premier LP equal to their percentage interests and capital account balances in Premier LP immediately preceding the Reorganization. The LP Agreement will designate Premier GP as the general partner of Premier LP. Additionally, immediately following the effective date of the LP Agreement, all of the stockholders (consisting of member owners) of PHSI that approved the Reorganization will contribute their PHSI common stock to Premier LP in exchange for additional Class B common units based on such stockholder's percentage interest in the fair market valuation of PHSI and Premier LP prior to the Reorganization. As a result of the foregoing contribution, PHSI will become a wholly owned subsidiary of Premier LP. See "Structure."

        We intend to use a portion of the net proceeds from this offering to purchase Class B common units of Premier LP from the member owners resulting in a reduction in the noncontrolling interest attributable to the limited partners of Premier LP from 99% to        %. As a result of this acquisition of Class B common units of Premier LP from the member owners, and any subsequent exchanges of Class B common units with us for shares of Class A common stock pursuant to the exchange agreement, we expect to become entitled to special tax benefits attributable to tax basis adjustments involving amounts generally equal to the difference between our purchase price for the acquired Class B common units (or, in the case of an exchange, the value of the shares of Class A common stock issued by us) and our share of the historic tax basis in Premier LP's tangible and intangible assets that is attributable to the acquired Class B common units. We have agreed in our tax receivable agreement with the member owners to pay to the member owners 85% of the amount, if any, by which our tax payments to various tax authorities are reduced as a result of these special tax benefits. We are also obligated to make certain other payments on the occurrence of certain events that would terminate the tax receivable agreement with respect to certain member owners. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement." The tax basis adjustments, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of any exchanges between us and the member owners, the amount and timing of our income, the net proceeds from the offering, the applicable effective combined federal, foreign, state and local income and franchise tax rates in effect at the time of the tax basis adjustments, and the amount and timing of the amortization and depreciation deductions and other tax benefits attributable to the tax basis adjustments.

        In connection with the Reorganization and this offering, all of our member owners have entered into GPO participation agreements with Premier LP, which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of its GPO participation agreement, each of these member owners will receive revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us. Subject to certain termination rights, these GPO participation agreements will be for an initial five-year term, although our two largest regional GPO member owners have entered into agreements with seven-year terms. The terms of the GPO participation agreements vary as a result of provisions in our existing arrangements with member owners that conflict with the terms of the GPO participation agreement and which by the express terms of the GPO participation agreement are incorporated by reference and deemed controlling and will continue to remain in effect. In certain other instances, Premier LP and member owners have entered into GPO participation agreements with certain terms that vary from the standard form, which were approved by the member agreement review committee of our board of directors, based upon regulatory constraints, pending merger and acquisition activity or other exigent circumstances affecting those member owners. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement." Approximately 3% of our member owners as of June 30, 2013 elected not to consent to the Reorganization and therefore will not continue to be member owners following completion of the Reorganization and this offering, which we believe will not have a material impact on our financial performance. Historically, we have not generally had a contractual requirement to pay revenue share to member owners, but have paid, and in the case of the six month period ended June 30, 2013 will pay, semi-annual distributions of partnership income, which approximate 70% of the gross administrative fees collected by Premier LP for the fiscal years ended June 30, 2013, 2012 and 2011, respectively, based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, following the completion of the Reorganization and this offering, we intend to pay a distribution of partnership income, calculated in a consistent manner with our historical semi-annual distributions pursuant to the existing limited partnership agreement of Premier LP, to our member owners who approved the Reorganization for the period from July 1, 2013 through the effective date of the Reorganization. In addition, certain non-owner members have historically operated under, and following the completion of the Reorganization and this offering will continue to operate under, contractual relationships that provide for a specific revenue share that differs from the 30% revenue share that we will provide to our member owners under the GPO participation agreements following the Reorganization and this offering. As a result, our revenue share expense is expected to be approximately 36% of gross administrative fees following the completion of the Reorganization and this offering, compared to approximately 20% of gross administrative fees for the fiscal year ended June 30, 2013, which will result in a decrease in net revenue for the fiscal year ended June 30, 2014 when compared to the actual net revenue for the prior fiscal years which are not reflected on a pro forma basis.

        In accordance with the LP Agreement, subject to applicable law or regulation and the terms of Premier LP's financing agreements, Premier GP will cause Premier LP to make quarterly distributions out of its estimated taxable net income to Premier GP and to the holders of Class B common units as a class in an aggregate amount equal to Premier LP's total taxable income for each such quarter multiplied by the effective combined federal, state and local income tax rate then payable by Premier, Inc. to facilitate payment by each Premier LP partner of taxes, if required, on its share of taxable income of Premier LP. In addition, in accordance with the LP Agreement, Premier GP may cause Premier LP to make additional distributions to Premier GP and to the holders of Class B common units as a class in proportion to their respective number of units, subject to any applicable restrictions under Premier LP's financing agreements or applicable law. Premier GP will distribute any amounts it receives from Premier LP to Premier, Inc., which Premier, Inc. will use to (i) pay applicable taxes, (ii) meet its obligations under the tax receivable agreement, and (iii) meet its obligations to the member owners under the exchange agreement if they elect to convert their Class B common units for shares of our Class A common stock and we elect to pay some or all of the consideration to such member owners in cash.

        We expect to incur strategic and financial restructuring expenses in connection with the Reorganization and this offering of approximately $5.5 million of which $5.2 million was incurred during fiscal year 2013. In addition, we anticipate future ongoing incremental expenses associated with being a public company to approximate $4.2 million on an annual basis, excluding share-based compensation expense related to the equity incentive plan established in connection with the Reorganization and this offering.

Market and Industry Trends and Outlook

        We expect that certain trends and economic or industry-wide factors will continue to affect our business, both in the short-term and long-term. We have based our expectations described below on assumptions made by us and on the basis of information currently available to us. To the extent our underlying assumptions about, or interpretation of, available information prove to be incorrect, our actual results may vary materially from our expected results. Please read "Risk Factors" for additional information about the risks associated with purchasing our Class A common stock.

        Trends in the U.S. healthcare market affect our revenues in the supply chain services and performance services segments. The trends we see affecting our current healthcare business include the implementation of healthcare reform legislation, expansion of insurance coverage, intense cost pressure, payment reform, provider consolidation, shift in care to the alternate site market and increased data availability and transparency. To meet the demands of this environment, there will be increased focus on scale and cost containment and healthcare providers will need to measure and report on, and bear financial risk for, outcomes. We believe these trends will result in increased demand for our supply chain services and performance services solutions in the areas of cost management, quality and safety, population health management and our Enterprise Provider Analytics Platform.

Key Components of Our Results of Operations

Net Revenue

        Net revenue consists of (i) service revenue which includes net administrative fees revenue and other services and support revenue and (ii) product revenue. Net administrative fees revenue consists of GPO administrative fees in our supply chain segment. Other services and support revenue consists primarily of fees generated by our performance services segment in connection with our SaaS informatics products subscriptions, advisory services and performance improvement collaborative subscriptions. Product revenue consists of specialty pharmacy and direct sourcing product sales, which are included in the supply chain segment.

Supply Chain Services

        Through our group purchasing program, we aggregate the purchasing power of our members to negotiate pricing discounts and improve contract terms with suppliers. Contracted suppliers pay administrative fees to us which generally represent 1% to 3% of the purchase price of goods and services sold to members under the contracts we have negotiated. Administrative fees are recognized as revenue in the period in which the respective supplier reports customer purchasing data, usually 30 to 60 days following the month or quarter in arrears of actual customer purchase activity. The supplier report proves that the delivery of product or service has occurred, the administrative fees are fixed and determinable based on reported purchasing volume, and collectability is reasonably assured. Member and supplier contracts substantiate persuasive evidence of an arrangement. We do not take title to the underlying equipment or products purchased by members through our GPO supplier contracts.

        Net administrative fees revenue related to our GPO represents gross administrative fees received from suppliers, reduced by the amount of any revenue share paid to members. Historically, we have not had a contractual requirement to pay revenue share to our member owners, while certain non-owner members received a specified revenue share from us based on contractual terms equal to a percentage of gross administrative fees that we collected based upon purchasing by such members and their member facilities through our GPO supplier contracts. In connection with the Reorganization and this offering, Premier, Inc. has entered into GPO participation agreements with its member owners that will provide for revenue share, effective upon the completion of the Reorganization and this offering. See "—Business Overview—Effects of the Reorganization" above for additional information. Revenue share is recognized according to the members' contractual agreements with us as the related administrative fees revenue is recognized. Net administrative fees revenue is recognized as the respective supplier reports to us purchasing data by the hospitals, health systems, physicians and other members utilizing our GPO supplier contracts. The number of members that utilize our GPO supplier contracts and the volume of their purchases significantly influences the growth of our net administrative fees revenue. The number of members with contractual arrangements that provide for differing levels of revenue share and their use of our GPO supplier contracts relative to our member owners' use of our GPO supplier contracts influences the level of revenue share incurred as a percentage of gross administrative fees.

        Specialty pharmacy revenue is recognized when a product is accepted and is recorded net of the estimated contractual adjustments under agreements with Medicare, Medicaid and other managed care plans, as described below. Payments for the products provided under such agreements are based on defined allowable reimbursements rather than on the basis of standard billing rates. The difference between the standard billing rate and allowable reimbursement rate results in contractual adjustments which are recorded as deductions from net revenue. Our specialty pharmacy revenue will be influenced by the number of members that utilize our specialty pharmacy as well as the impact of changes in the defined allowable reimbursement amounts determined by Medicare, Medicaid and other managed care plans.

        Direct sourcing revenue is recognized upon delivery of medical products to members once the title and risk of loss have been transferred. Our direct sourcing revenue will be influenced by the number of members that purchase products through our direct sourcing activities and the impact of competitive pricing.

Performance Services

        Performance services revenue consists of SaaS informatics products subscriptions, performance improvement collaborative and other service subscriptions, professional fees for advisory services, and insurance services management fees and commissions from group-sponsored insurance programs.

        SaaS informatics products subscriptions include the right to use our proprietary hosted technology on a SaaS basis, training and member support to deliver improvements in cost management, quality and safety, population health management and provider analytics. Pricing varies by subscription and size of the subscriber. Informatics subscriptions are generally three to five year agreements with automatic renewal clauses and annual price escalators that typically do not allow for early termination. These agreements do not allow for physical possession of the software. Subscription fees are typically billed on a monthly basis and revenue is recognized as a single deliverable on a straight-line basis over the remaining contractual period following implementation. Implementation involves the completion of data preparation services that are unique to each member's data set and, in certain cases, the installation of member site-specific software, in order to access and transfer member data into our hosted SaaS informatics products. Implementation is generally 120 to 150 days following contract execution before the SaaS informatics products can be fully utilized by the member.

        Revenue from performance improvement collaboratives and other service subscriptions that support our offerings in cost management, quality and safety and population health management is recognized over the service period, which is generally one year.

        Professional fees for advisory services are sold under contracts, the terms of which vary based on the nature of the engagement. Fees are billed as stipulated in the contract, and revenue is recognized on a proportional performance method as services are performed and deliverables are provided. In situations where the contracts have significant contract performance guarantees or member acceptance provisions, revenue recognition occurs when the fees are fixed and determinable and all contingencies, including any refund rights, have been satisfied.

        Our performance services growth will be dependent upon the expansion of our SaaS informatics products, performance improvement collaboratives and advisory services to new and existing members and the renewal of existing subscriptions to our SaaS informatics products and participation in our performance improvement collaboratives.

Cost of Revenue

        Cost of service revenue includes expenses related to employees (including compensation and benefits) and outside consultants who directly provide services related to revenue-generating activities, including advisory services to members and implementation services related to SaaS informatics products. Cost of service revenue also includes expenses related to hosting services, related data center capacity costs, third-party product license expenses and amortization of the cost of internal use software.

        Cost of product revenue consists of purchase and shipment costs for specialty pharmaceuticals and direct sourced medical products. Our cost of product revenue will be influenced by the cost and availability of specialty pharmaceuticals and the manufacturing and transportation costs associated with direct source medical products.

Operating Expenses

        Selling, general and administrative expenses consist of expenses directly associated with selling and administrative employees and indirect costs associated with employees that primarily support revenue-generating activities (including compensation and benefits) and travel-related expenses, as well as occupancy and other indirect costs, insurance costs, professional fees, and other general overhead expenses. We expect that general and administrative expenses will increase as we incur additional expenses related to being a public company, including share-based compensation expense related to the equity incentive plan established in connection with the Reorganization and this offering.

        Research and development expenses consist of employee-related compensation and benefits expenses, and third-party consulting fees of technology professionals, incurred to develop, support and maintain our software-related products and services.

        Amortization of purchased intangible assets includes the amortization of all identified intangible assets resulting from acquisitions.

Other Income, Net

        Other income, net consists primarily of equity in net income of unconsolidated affiliates that is generated from our 50% ownership interest in Innovatix. A change in the number of, and use by, members that participate in our GPO programs through Innovatix could have a significant effect on the amount of equity in net income of unconsolidated affiliates earned from this investment. Other income, net also includes interest income, net and realized gains and losses on our marketable securities as well as gain or loss on disposal of assets.

Income Tax Expense

        Income tax expense includes the income tax expense attributable to PHSI and PSCI. The low effective tax rate is attributable to the flow through of partnership income which is not subject to federal income taxes. For federal income tax purposes, income realized by Premier LP is taxable to its partners.

Net Income Attributable to Noncontrolling Interest

        PHSI currently owns a 1% controlling general partner interest in Premier LP through its wholly owned subsidiary Premier Plans and a 60% voting and economic interest in S2S Global and therefore consolidates their operating results. Net income attributable to noncontrolling interest represents the portion of net income attributable to the limited partners of Premier LP (99%) and the portion of net loss attributable to the noncontrolling equity holders of S2S Global (40%). We anticipate that our noncontrolling interest attributable to limited partners of Premier LP will be reduced to        % after the Reorganization.

Other Key Business Metrics

        The other key business metrics we consider are Adjusted EBITDA and Segment Adjusted EBITDA.

        We define EBITDA as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. We define Adjusted EBITDA as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. We consider non-recurring items to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses, office consolidation expenses and expenses associated with the new Charlotte headquarters. Non-operating items include gain or loss on disposal of assets.

        We define Segment Adjusted EBITDA as the segment's net revenue less operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA.

        We use Adjusted EBITDA and Segment Adjusted EBITDA to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP and the reconciliations set forth under "Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data," provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted EBITDA and Segment Adjusted EBITDA assist our board of directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of our asset base (primarily depreciation and amortization) and items outside the control of our management team (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from our operations.

        Adjusted EBITDA is a supplemental financial measure used by us and by external users of our financial statements. We consider Adjusted EBITDA an indicator of the operational strength and performance of our business. Adjusted EBITDA allows us to assess our performance without regard to financing methods and capital structure and without the impact of other matters that we do not consider indicative of the operating performance of our business. Segment Adjusted EBITDA is the primary earnings measure we use to evaluate the performance of our business segments.

        Despite the importance of these measures in analyzing our business, determining compliance with certain financial covenants in our senior secured revolving credit facility, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, Adjusted EBITDA is not a measurement of financial performance under GAAP, has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net income or any other measure of our performance derived in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Segment Adjusted EBITDA include:

  •
  Adjusted EBITDA and Segment Adjusted EBITDA do not reflect our capital expenditures or our future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA and Segment Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA and Segment Adjusted EBITDA do not reflect the interest expense or the cash requirements to service interest or principal payments under our senior secured revolving credit facility;

  •
  Adjusted EBITDA and Segment Adjusted EBITDA do not reflect income tax payments we are required to make; and

  •
  Adjusted EBITDA and Segment Adjusted EBITDA do not reflect any cash requirements for replacements of assets being depreciated or amortized.

        In addition, Adjusted EBITDA and Segment Adjusted EBITDA are not measures of liquidity under GAAP, or otherwise, and are not alternatives to cash flow from continuing operating activities.

        To properly and prudently evaluate our business, we encourage you to review the financial statements and related notes included elsewhere in this prospectus, and to not rely on any single financial measure to evaluate our business. We also strongly urge you to review the reconciliation of our net income to Adjusted EBITDA set forth under "Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data." In addition, because Adjusted EBITDA and Segment Adjusted EBITDA are susceptible to varying calculations, the Adjusted EBITDA and Segment Adjusted EBITDA measures, as presented in this prospectus, may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Results of Operations

        Our historical consolidated operating results do not reflect (i) the Reorganization, (ii) this offering and the contemplated use of the estimated net proceeds from this offering, or (iii) additional expenses we will incur as a public company. As a result, our historical consolidated operating results will not be indicative of what our results of operations will be for future periods See "Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data." The following table summarizes our consolidated results of operations for the periods shown:

	Fiscal Year Ended June 30,
	2013		2012		2011
(In Thousands)	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	% of Net Revenue
Net revenue:
Net administrative fees	$519,219	59.7%	$473,249	61.6%	$457,951	67.3%
Other services and support	205,685	23.7%	178,552	23.2%	158,179	23.2%

Services	724,904	83.4%	651,801	84.8%	616,130	90.5%
Products	144,386	16.6%	116,484	15.2%	64,628	9.5%

	869,290	100.0%	768,285	100.0%	680,758	100.0%
Cost of revenue:
Services	103,795	11.9%	83,021	10.8%	60,455	8.9%
Products	133,618	15.4%	106,698	13.9%	59,420	8.7%

	237,413	27.3%	189,719	24.7%	119,875	17.6%

Gross profit	631,877	72.7%	578,566	75.3%	560,883	82.4%
Operating expenses:
Selling, general and administrative	248,301	28.6%	240,748	31.3%	242,863	35.7%
Research and development	9,370	1.0%	12,583	1.6%	8,685	1.3%
Amortization of purchased intangible assets	1,539	0.2%	3,146	0.5%	3,463	0.5%

Total operating expenses	259,210	29.8%	256,477	33.4%	255,011	37.5%

Operating income	372,667	42.9%	322,089	41.9%	305,872	44.9%
Other income, net	12,145	1.4%	12,808	1.7%	11,092	1.7%

Income before income taxes	384,812	44.3%	334,897	43.6%	316,964	46.6%
Income tax expense	9,726	1.2%	8,229	1.1%	4,704	0.7%

Net income	375,086	43.1%	326,668	42.5%	312,260	45.9%
Add: Net loss attributable to noncontrolling interest in S2S Global	1,479	0.2%	608	0.0%	—	0.0%
Less: Net income attributable to noncontrolling interest in Premier LP	(369,189)	-42.5%	(323,339)	-42.0%	(309,840)	-45.5%

Net income attributable to noncontrolling interest	(367,710)	-42.3%	(322,731)	-42.0%	(309,840)	-45.5%

Net income attributable to PHSI	$7,376	0.8%	$3,937	0.5%	$2,420	0.4%

Adjusted EBITDA(1)	$419,025	48.2%	$359,609	46.8%	$349,225	51.3%

(1)
The table that follows shows the reconciliation of net income to Adjusted EBITDA and the reconciliation of Segment Adjusted EBITDA to operating income for the periods presented.

	Fiscal Year Ended June 30,
(In Thousands)	2013	2012	2011
Net income	$375,086	$326,668	$312,260
Interest and investment income, net(a)	(965)	(874)	(1,045)
Income tax expense	9,726	8,229	4,704
Depreciation and amortization	27,681	22,252	19,524
Amortization of purchased intangible assets	1,539	3,146	3,463

EBITDA	413,067	359,421	338,906
Merger and acquisition related expenses(b)	—	—	1,538
Strategic and financial restructuring expenses(c)	5,170	—	—
Office consolidation and new Charlotte headquarters expenses(d)	—	—	8,001
Loss on disposal of assets(e)	788	188	780

Adjusted EBITDA	$419,025	$359,609	$349,225
Segment Adjusted EBITDA:
Supply Chain Services	$431,628	$385,331	$369,251
Performance Services	56,456	42,153	37,840
Corporate(f)	(69,059)	(67,875)	(57,866)

Adjusted EBITDA	419,025	359,609	349,225
Depreciation and amortization	(27,681)	(22,252)	(19,524)
Amortization of purchased intangible assets	(1,539)	(3,146)	(3,463)
Merger and acquisition related expenses(b)	—	—	(1,538)
Strategic and financial restructuring expenses(c)	(5,170)	—	—
Office consolidation and new Charlotte headquarters expenses(d)	—	—	(8,001)
Equity in net income of unconsolidated affiliates	(11,968)	(12,122)	(10,827)

Operating income	$372,667	$322,089	$305,872

(a)
Represents interest income and realized gains and losses on our marketable securities.

(b)
Represents legal, accounting and other expenses directly related to the acquisition of Commcare on November 1, 2010.

(c)
Represents legal, accounting and other expenses directly related to the Reorganization and this offering.

(d)
Represents expenses incurred to consolidate our San Diego and Philadelphia offices and expenses associated with the relocation to our new Charlotte headquarters.

(e)
Represents loss on disposal of property and equipment.

(f)
Corporate consists of general and administrative corporate expenses that are not specific to either of our segments.

Comparison of the Fiscal Years Ended June 30, 2013 and 2012

Net Revenue

        The following table summarizes our net revenue for the periods indicated both in dollars and percentage of net revenue:

	Fiscal Year Ended June 30,
	2013		2012
(In Thousands)	Amount	% of Net Revenue	Amount	% of Net Revenue
Supply Chain Services
Net administrative fees	$519,219	60%	$473,249	62%
Other services and support	471	0%	1,296	0%

Services	519,690	60%	474,545	62%
Products	144,386	16%	116,484	15%

Total Supply Chain Services	664,076	76%	591,029	77%
Performance Services
Other services and support	205,214	24%	177,256	23%

Total net revenue	$869,290	100%	$768,285	100%

        Total net revenue for fiscal year 2013 was $869.3 million, an increase of $101.0 million, or 13%, from $768.3 million for fiscal year 2012.

Supply Chain Services

        Our supply chain services segment net revenue for fiscal year 2013 was $664.1 million, an increase of $73.1 million, or 12%, from $591.0 million for fiscal year 2012.

        Net administrative fees revenue in our supply chain services segment for fiscal year 2013 was $519.2 million, an increase of $46.0 million, or 10%, from $473.2 million for fiscal year 2012. Gross administrative fees increased $23.5 million reflecting an increase in gross administrative fees from member owners. Revenue share decreased $22.5 million. Net administrative fees revenue benefited as a result of the conversion of certain members with contractual fee share agreements to member owners during fiscal year 2013, which increased gross administrative fees from member owners and decreased revenue share as compared to the prior year. We expect net administrative fees revenue in our supply chain services segment to grow as we add new members and our existing members increase their volume of purchases under our GPO supplier contracts.

        Product revenue in our supply chain services segment for fiscal year 2013 was $144.4 million, an increase of $27.9 million, or 24%, from $116.5 million for fiscal year 2012. Product revenue in our supply chain services segment increased during fiscal year 2013 primarily due to an increase in specialty pharmacy revenue of $16.6 million and direct sourcing revenue of $11.3 million. The increase in specialty pharmacy revenue is the result of growth of historical patient prescriptions and the expansion of specialty pharmacy product sales to our members. We expect our specialty pharmacy revenue to continue to grow as we further expand our product sales to existing member owners and additional member owners begin to utilize our specialty pharmacy. The increase in direct sourcing revenue is a result of the 60% ownership interest in S2S Global acquired in December 2011, with 12 months of revenue included in fiscal year 2013, compared to seven months in fiscal year 2012. We expect direct sourcing revenue to increase as additional members begin to purchase our products through our direct sourcing program.

Performance Services

        Other services and support revenue in our performance services segment for fiscal year 2013 was $205.2 million, an increase of $27.9 million, or 16%, from $177.3 million for fiscal year 2012. The increase was primarily attributable to $11.9 million from the renewal of existing SaaS informatics products subscriptions at generally higher subscription prices, $4.1 million from new SaaS informatics products subscriptions and $6.7 million from a significant two-year performance improvement collaborative contract that commenced in January 2012, resulting in 12 months of revenue for fiscal year 2013, compared to six months of revenue for fiscal year 2012, as well as increased revenue from advisory and research services.

Cost of Revenue

        The following table summarizes our cost of revenue for the periods indicated both in dollars and percentage of net revenue:

	Fiscal Year Ended June 30,
	2013		2012
(In Thousands)	Amount	% of Net Revenue	Amount	% of Net Revenue
Cost of revenue:
Services	$103,795	12%	$83,021	11%
Products	133,618	15%	106,698	14%

Total cost of revenue	$237,413	27%	$189,719	25%

Cost of revenue by segment:
Supply Chain Services	$138,781	16%	$108,122	14%
Performance Services	98,632	11%	81,597	11%

Total cost of revenue	$237,413	27%	$189,719	25%

        Cost of revenue for fiscal year 2013 was $237.4 million, an increase of $47.7 million, or 25%, from $189.7 million for fiscal year 2012. Cost of service revenue increased by $20.8 million primarily due to labor associated with advisory services engagements, including a significant two-year performance improvement collaborative contract that commenced in January 2012, resulting in 12 months of cost of service revenue in fiscal year 2013, compared to six months of cost of service revenue in fiscal year 2012, as well as an increase in amortization of internally-developed software applications. We expect cost of service revenue to increase as we expand our performance improvement collaboratives and advisory services to members and continue to develop new and existing internally developed software applications. Cost of product revenue increased by $26.9 million, which was primarily attributable to the increase in specialty pharmacy revenue as well as an increase in direct sourcing revenue as a result of our 60% ownership interest in S2S Global acquired in December 2011. We expect our cost of product revenue to increase as we sell additional specialty pharmaceuticals and directly sourced medical products to new and existing members.

        Cost of revenue for the supply chain services segment for fiscal year 2013 was $138.8 million, an increase of $30.7 million, or 28%, from $108.1 million for fiscal year 2012. The increase is primarily attributable to the growth in specialty pharmacy and direct sourcing, which have higher associated cost of revenue as compared to group purchasing. As a result, there is a higher increase in cost of revenue relative to net revenue because revenue from group purchasing administrative fees represents the majority of supply chain services net revenue and is growing at a lower rate than product revenue from specialty pharmacy and direct sourcing.

        Cost of revenue for the performance services segment for fiscal year 2013 was $98.6 million, an increase of $17.0 million, or 21%, from $81.6 million for fiscal year 2012. The increase is primarily attributable to labor associated with advisory services engagements and the increase in amortization of internally-developed software applications.

Gross Profit

        Gross profit for fiscal year 2013 was $631.9 million, an increase of $53.3 million, or 9%, from $578.6 million for fiscal year 2012, primarily due to the increase in net revenue described above, which was offset by higher cost of revenue compared to the prior year. The gross profit percentage of 72.7% of net revenue for fiscal year 2013 decreased from 75.3% for fiscal year 2012, primarily as a result of the expansion of our specialty pharmacy and direct sourcing activities which operate at a lower gross profit percentage than our other businesses. We expect our gross profit to increase as we grow our revenues, but our gross profit percentage will continue to decline as we further expand our specialty pharmacy and direct sourcing activities.

Operating Expenses

        The following table summarizes our operating expenses for the periods indicated both in dollars and percentage of net revenue:

	Fiscal Year Ended June 30,
	2013		2012
(In Thousands)	Amount	% of Net Revenue	Amount	% of Net Revenue
	(Unaudited)
Operating expenses:
Selling, general and administrative	$248,301	29%	$240,748	31%
Research and development	9,370	1%	12,583	2%
Amortization of purchased intangible assets	1,539	0%	3,146	0%

Total operating expenses	$259,210	30%	$256,477	33%

Operating expenses by segment:
Supply Chain Services	$106,889	12%	$110,911	14%
Performance Services	74,133	9%	73,547	10%

Total segment operating expenses	181,022	21%	184,458	24%
Corporate	78,188	9%	72,019	9%

Total operating expenses	$259,210	30%	$256,477	33%

Selling, General and Administrative

        Selling, general and administrative expenses for fiscal year 2013 were $248.3 million, an increase of $7.6 million, or 3%, from $240.7 million for fiscal year 2012. The increase was primarily attributable to legal, accounting and other expenses directly related to the Reorganization and this offering of $5.2 million in 2013, as well as increased headcount, employee-related expenses and travel-related expenses. We expect our selling, general and administrative expenses will continue to increase as we grow our business and incur additional expenses related to being a public company, including share-based compensation expense related to the equity incentive plan established in connection with the Reorganization and this offering.

Research and Development

        Research and development expenses for fiscal year 2013 were $9.4 million, a decrease of $3.2 million, or 25%, from $12.6 million for fiscal year 2012. This decrease was primarily as a result of higher outside contractor expenses in the prior fiscal year related to the development and testing activities associated with PremierConnect, our underlying payor/provider joint data model, which launched in June 2012.

Amortization of Purchased Intangible Assets

        Amortization of purchased intangible assets for fiscal year 2013 was $1.5 million, a decrease of $1.6 million, or 52%, from $3.1 million for fiscal year 2012. This decrease is attributable to certain intangible assets that were fully amortized during fiscal year 2012, associated with CareScience, Inc., or CareScience, an acquisition that occurred in 2007.

Other Non-operating Income and Expense

Other Income, Net

        Other income, net, for fiscal year 2013 was $12.1 million, a decrease of $0.7 million, or 5%, from $12.8 million for fiscal year 2012. This decrease is primarily attributable to an increase in the loss on disposal of assets.

Income Tax Expense

        Income tax expense for fiscal year 2013 was $9.7 million, an increase of $1.5 million, or 18%, from $8.2 million for fiscal year 2012 which is primarily attributable to additional taxable income. Our effective tax rate was 2.5% for fiscal year 2013 and 2012. The low effective tax rate for both periods is attributable to the flow through of partnership income which is not subject to federal income taxes.

Net Income Attributable to Noncontrolling Interest

        Net income attributable to noncontrolling interest for fiscal year 2013 was $367.7 million, an increase of $45.0 million, or 14%, from $322.7 million for fiscal year 2012. This increase was primarily attributable to higher income of Premier LP, of which 99% was allocated to the limited partners of Premier LP.

Adjusted EBITDA

	Fiscal Year Ended June 30,
	2013	2012
(In Thousands)	Amount	Amount
Adjusted EBITDA by segment:
Supply Chain Services	$431,628	$385,331
Performance Services	56,456	42,153

Total Segment Adjusted EBITDA	488,084	427,484
Corporate	(69,059)	(67,875)

Total Adjusted EBITDA	$419,025	$359,609

        Adjusted EBITDA for fiscal year 2013 was $419.0 million, an increase of $59.4 million, or 17%, from $359.6 million for fiscal year 2012.

        Segment Adjusted EBITDA for the supply chain services segment of $431.6 million for fiscal year 2013 reflects an increase of $46.3 million, or 12%, compared to $385.3 million for fiscal year 2012, primarily as a result of growth in net administrative fees revenue.

        Segment Adjusted EBITDA for the performance services segment of $56.5 million for fiscal year 2013 reflects an increase of $14.3 million, or 34%, compared to $42.2 million for fiscal year 2012, primarily as a result of revenue growth from the sale of new, and renewal of existing, SaaS informatics products, a significant two-year performance improvement collaborative contract and other advisory services engagements.

Comparison of the fiscal years ended June 30, 2012 and 2011

Net Revenue

        The following table summarizes our net revenue for the periods indicated both in dollars and percentage of net revenue:

	Fiscal Year Ended June 30,
	2012		2011
(In Thousands)	Amount	% of Net Revenue	Amount	% of Net Revenue
Supply Chain Services
Net administrative fees	$473,249	62%	$457,951	67%
Other services and support	1,296	0%	1,097	0%

Services	474,545	62%	459,048	67%
Products	116,484	15%	64,628	10%

Total Supply Chain Services	591,029	77%	523,676	77%
Performance Services
Services	177,256	23%	157,082	23%

Total net revenue	$768,285	100%	$680,758	100%

        Total net revenue for fiscal year 2012 was $768.3 million, an increase of $87.5 million, or 13%, from $680.8 million for fiscal year 2011.

Supply Chain Services

        Our supply chain services segment net revenue for fiscal year 2012 was $591.0 million, an increase of $67.3 million, or 13%, from $523.7 million for fiscal year 2011.

        Net administrative fees revenue in our supply chain services segment for fiscal year 2012 was $473.2 million, an increase of $15.2 million, or 3%, from $458.0 million for fiscal year 2011. Gross administrative fees increased $30.3 million reflecting an increase in gross administrative fees from non-owner members of $22.5 million and gross administrative fees from member owners of $7.8 million. Revenue share increased $15.0 million. The increase in gross administrative fees and revenue share was primarily a result of the addition of new non-owner members with contractual fee share agreements and increased purchasing by existing members through their GPO supplier contracts.

        Product revenue in our supply chain services segment for fiscal year 2012 was $116.5 million, an increase of $51.9 million, or 80%, from $64.6 million for fiscal year 2011. Product revenue in our supply chain services segment increased during fiscal year 2012 primarily due to the acquisition of Commcare, our specialty pharmacy, on November 1, 2010. Revenue for fiscal year 2012 includes 12 months of specialty pharmacy revenue compared to eight months of specialty pharmacy revenue for fiscal year 2011.

Performance Services

        Other services and revenue in our performance services segment for fiscal year 2012 was $177.3 million, an increase of $20.2 million, or 13%, from $157.1 million for fiscal year 2011. The increase was primarily attributable to $9.9 million from the addition of new SaaS informatics products subscriptions and the renewal of existing SaaS informatics products subscriptions at generally higher subscription prices and an increase of $10.3 million from performance improvement collaboratives and advisory services.

Cost of Revenue

        The following table summarizes our cost of revenue for the periods indicated both in dollars and percentage of net revenue:

	Fiscal Year Ended June 30,
	2012		2011
(In Thousands)	Amount	% of Net Revenue	Amount	% of Net Revenue
Cost of revenue:
Services	$83,021	11%	$60,455	9%
Products	106,698	14%	59,420	9%

Total cost of revenue	$189,719	25%	$119,875	18%

Cost of revenue by segment:
Supply Chain Services	$108,122	14%	$59,642	9%
Performance Services	81,597	11%	60,233	9%

Total cost of revenue	$189,719	25%	$119,875	18%

        Cost of revenue for fiscal year 2012 was $189.7 million, an increase of $69.8 million, or 58%, from $119.9 million for fiscal year 2011. Cost of service revenue increased by $22.5 million primarily due to increased labor expense associated with advisory services engagements, including a significant two-year performance improvement collaborative contract that commenced in January 2012, as well as an increase in amortization of internally-developed software applications. Cost of product revenue increased by $47.3 million, which was primarily attributable to the acquisition of Commcare, our specialty pharmacy, on November 1, 2010. Cost of revenue for fiscal year 2012 includes 12 months of specialty pharmacy cost of revenue compared to eight months of specialty pharmacy cost of revenue for fiscal year 2011.

        Cost of revenue for the supply chain services segment for fiscal year 2012 was $108.1 million, an increase of $48.5 million, or 81%, from $59.6 million for fiscal year 2011. The increase is primarily attributable to the growth in product revenue.

        Cost of revenue for the performance services segment for fiscal year 2012 was $81.6 million, an increase of $21.4 million, or 35%, from $60.2 million for fiscal year 2011. The increase is primarily attributable to labor associated with advisory services engagements and the increase in amortization of internally-developed software applications.

Gross Profit

        Gross profit for fiscal year 2012 was $578.6 million, an increase of $17.7 million, or 3%, from $560.9 million for the same period in fiscal year 2011, primarily due to the increase in net revenue described above, which was partially offset by higher cost of revenue compared to the prior year. The gross profit percentage of 75.3% of net revenue for fiscal year 2012 decreased from 82.4% in fiscal year 2011, due to the expansion of our specialty pharmacy and direct sourcing activities which operate at a lower gross profit percentage than our other businesses.

Operating expenses

        The following table summarizes our operating expenses for the periods indicated both in dollars and percentage of net revenue:

	Fiscal Year Ended June 30,
	2012		2011
(In Thousands)	Amount	% of Net Revenue	Amount	% of Net Revenue
Operating expenses:
Selling, general and administrative	$240,748	31%	$242,863	36%
Research and development	12,583	2%	8,685	1%
Amortization of purchased intangible assets	3,146	0%	3,463	1%

Total operating expenses	$256,477	33%	$255,011	38%

Operating expenses by segment:
Supply Chain Services	$110,911	14%	$108,223	16%
Performance Services	73,547	10%	75,916	11%

Total segment operating expenses	184,458	24%	184,139	27%
Corporate	72,019	9%	70,872	11%

Total operating expenses	$256,477	33%	$255,011	38%

  Selling, General and Administrative

        Selling, general and administrative expenses for fiscal year 2012 were $240.8 million, a decrease of $2.1 million, or 1%, from $242.9 million for fiscal year 2011. The decrease was attributable to $8.0 million incurred in the prior year relating to the consolidation of our San Diego and Philadelphia offices and the relocation to our new headquarters in Charlotte. Excluding the impact of these expenses, selling, general and administrative expenses increased $5.9 million due to increased headcount, employee-related expenses and travel-related expenses.

  Research and Development

        Research and development expenses for fiscal year 2012 were $12.6 million, an increase of $3.9 million, or 45%, from $8.7 million for fiscal year 2011. This increase was primarily as a result of higher outside contractor expenses related to developmental activities associated with internally developed software projects including PremierConnect as well as and enhancements to our existing SaaS informatics products.

  Amortization of Purchased Intangible Assets

        Amortization of purchased intangible assets for fiscal year 2012 was $3.2 million, a decrease of $0.3 million, or 9%, from $3.5 million for fiscal year 2011. This decrease is attributable to certain intangible assets associated with CareScience, an acquisition that occurred in 2007, that were fully amortized as of March 2012.

Other Non-Operating Income and Expense

Other Income, Net

        Other income, net, for fiscal year 2012 was $12.8 million, an increase of $1.7 million, or 15%, from $11.1 million for fiscal year 2011. This increase is attributable to an increase in equity in net income of unconsolidated affiliates that is generated from our 50% ownership interest in Innovatix.

Income Tax Expense

        Income tax expense for fiscal year 2012 was $8.2 million, an increase of $3.5 million, or 75%, from $4.7 million for fiscal year 2011. Our effective tax rate for fiscal year 2012 was 2.5% compared to 1.5% for fiscal year 2011. The higher effective tax rate for fiscal year 2012 is primarily attributable to the expiration of the federal research and development tax credit at December 31, 2011, resulting in a credit of $0.3 million to PHSI in fiscal year 2012 compared to $1.3 million in fiscal year 2011. The low effective tax rate for both fiscal years is attributable to the flow through of partnership income which is not subject to federal income taxes.

Net Income Attributable to Noncontrolling Interest

        Net income attributable to noncontrolling interest for fiscal year 2012 was $322.7 million, an increase of $12.9 million, or 4%, from $309.8 million for fiscal year 2011. This increase was primarily due to the higher income of Premier LP, of which 99% was allocated to the limited partners of Premier LP.

Adjusted EBITDA

	Fiscal Year Ended June 30,
	2012	2011
(In Thousands)	Amount	Amount
Adjusted EBITDA by segment:
Supply Chain Services	$385,331	$369,251
Performance Services	42,153	37,840

Total Segment Adjusted EBITDA	427,484	407,091
Corporate	(67,875)	(57,866)

Total Adjusted EBITDA	$359,609	$349,225

        Adjusted EBITDA for fiscal year 2012 was $359.6 million, an increase of $10.4 million, or 3%, from $349.2 million for fiscal year 2011.

        Segment Adjusted EBITDA for the supply chain services segment of $385.3 million for fiscal year 2012 reflects an increase of $16.1 million, or 4%, compared to $369.3 million for fiscal year 2011, primarily as a result of growth in net administrative fees revenue and equity in net income of unconsolidated affiliates from our 50% ownership interest in Innovatix.

        Segment Adjusted EBITDA for the performance services segment of $42.2 million for fiscal year 2012 reflects an increase of $4.4 million, or 12%, compared to $37.8 million for fiscal year 2011, primarily as a result of revenue growth from the sale of new, and renewal of existing, SaaS informatics products and growth in performance improvement collaboratives and advisory services engagements.

Liquidity and Capital Resources

        Our principal source of cash has primarily been cash provided by operating activities. Our primary cash requirements involve ordinary expenses, working capital fluctuations, capital expenditures and acquisitions. Our capital expenditures typically consist of internally-developed software costs, software purchases and computer hardware purchases. Historically, the vast majority of our excess cash has been distributed to our member owners.

        As of June 30, 2013 and June 30, 2012, we had cash and cash equivalents totaling $198.3 million and $140.8 million, respectively, and marketable securities with maturities ranging from three to twelve months totaling $57.3 million and $100.8 million, respectively. For fiscal years 2013 and 2012, we financed our operations primarily through internally generated cash flows.

        Cash and cash equivalents include cash on hand and highly liquid instruments with remaining maturities of 90 days or less at the time of acquisition. Cash equivalents and marketable securities are comprised of institutional money market funds with major commercial banks under which cash is primarily invested in U.S. Treasury bills, notes and other obligations issued or guaranteed by the U.S. government or its agencies, corporate debt securities and repurchase agreements secured by such obligations. We do not invest in high yield or high risk securities. Cash in bank accounts at times may exceed federally insured limits.

        On December 16, 2011, we entered into a senior secured revolving credit facility of $100.0 million with an accordion feature granting us the ability to increase the size of the facility by an additional $100.0 million on terms and conditions mutually acceptable to the parties. As of June 30, 2013, there was no balance outstanding on our senior secured revolving credit facility and we have not historically used borrowings to fund operations. However, on July 18, 2013 we made a drawing of $30.0 million on this senior secured revolving credit facility to fund the acquisition of SYMMEDRx, LLC ("SYMMEDRx").

        After giving effect to the Reorganization, we will retain a significantly greater portion of the annual earnings of Premier LP which will provide additional liquidity to fund operations and future growth, including through acquisitions. See "—Business Overview—Effects of the Reorganization" for more information. Upon the completion of this offering, we expect these retained earnings and the proceeds from this offering to provide us with liquidity to fund our working capital requirements, revenue share obligations, federal and income tax payments, capital expenditures and growth for the foreseeable future. Our capital requirements depend on numerous factors, including funding requirements for our product and service development and commercialization efforts, our information technology requirements and the amount of cash generated by our operations. We currently believe that we have adequate capital resources at our disposal to fund currently anticipated capital expenditures, business growth and expansion, and current and projected debt service requirements, however, strategic growth initiatives may require the use of the portion of the proceeds from this offering received by Premier LP, as well as the proceeds from the issuance of additional equity.

Discussion of Cash Flow

        A summary of net cash flows follows:

	Fiscal Year Ended June 30,
(In Thousands)	2013	2012	2011
Net cash provided by (used in):
Operating activities	$375,180	$314,652	$354,976
Investing activities	14,830	(126,197)	(27,574)
Financing activities	(332,536)	(294,242)	(292,732)

Discussion of cash flows for fiscal years 2013 and 2012

        Net cash provided by operating activities was $375.2 million for fiscal year 2013, an increase of $60.5 million compared to $314.7 million for fiscal year 2012. Operating cash flows increased primarily due to the increase in net income and working capital changes.

        Net cash provided by investing activities was $14.8 million for fiscal year 2013 and net cash used in investing activities was $126.2 million for fiscal year 2012. Our investing activities for fiscal year 2013 primarily consisted of the sale of marketable securities which resulted in proceeds of $115.1 million and distributions received from our 50% ownership interest in Innovatix of $12.5 million, partly offset by the purchase of marketable securities of $69.3 million and capital expenditures of $42.4 million. Our investing activities for fiscal year 2012 primarily consisted of purchases of marketable securities of $121.1 million and capital expenditures of $38.0 million. These payments were partly offset by distributions received from our 50% ownership interest in Innovatix of $12.0 million and proceeds from the sale of marketable securities of $21.7 million.

        Net cash used in financing activities was $332.5 million and $294.2 million for fiscal year 2013 and 2012, respectively. Our financing activities for fiscal year 2013 primarily included net cash distribution payments to Premier LP limited partners of $183.2 million in September 2012 and $131.7 million in February 2013, cash distribution payments to Premier LP members with contractual fee share agreements who converted to member owners during fiscal year 2013 of $14.1 million, and payments to departed member owners of $17.8 million, partly offset by proceeds from the issuance of redeemable limited partnership interests of $8.1 million and proceeds of $5.6 million from withdrawal on our revolving lines of credit. Our financing activities for fiscal year 2012 primarily included net cash distribution payments to Premier LP limited partners of $170.2 million in September 2011 and $120.8 million in February 2012.

Discussion of cash flows for fiscal years 2012 and 2011

        Net cash provided by operating activities was $314.7 million for fiscal year 2012, a decrease of $40.3 million compared to $355.0 million for fiscal year 2011. The decrease in operating cash flows was a result of negative changes in working capital, primarily in accounts receivable, accounts payable and accrued expenses offset by higher net income.

        Net cash used in investing activities was $126.2 million for fiscal year 2012 and $27.6 million for fiscal year 2011. Our investing activities in fiscal year 2012 primarily consisted of purchases of marketable securities of $121.1 million and capital expenditures of $38.0 million. These payments were partly offset by proceeds from the sale of marketable securities of $21.7 million and distributions received from our 50% ownership interest in Innovatix of $12.0 million. The significant increase in the purchase of marketable securities for fiscal year 2012 results from a change in our investment policy to allow for short-term investments of up to 180 days in duration, as opposed to the historical policy limit of 90 days or less. Our investing activities for fiscal year 2011 primarily consisted of proceeds from the sale of marketable securities of $39.3 million and distributions received from our 50% ownership interest in Innovatix of $12.4 million. These proceeds were primarily offset by the acquisition of Commcare for $35.9 million, capital expenditures of $38.4 million and the purchase of $5.0 million in marketable securities.

        Net cash used in financing activities was $294.2 million for fiscal year 2012 and $292.7 million for fiscal year 2011. Our financing activities for fiscal year 2012 primarily included net cash distribution payments to Premier LP limited partners of $170.2 million in September 2011 and $120.8 million in February 2012. Our financing activities for fiscal year 2011 primarily included net cash distribution payments to Premier LP limited partners of $162.7 million in September 2010 and $117.9 million in February 2011, and payments of $12.8 million on outstanding notes payable to departed member owners.

Contractual Obligations

        At June 30, 2013, we had material commitments for obligations under notes payable, a portion of which represented obligations to departed member owners, and our non-cancelable office space lease agreements. Future payments for these operating lease obligations due under long-term contractual obligations and notes payable as of June 30, 2013 are as follows:

		Payments Due by Period
Description of Contractual Obligations (In Thousands)	Total	Less than 1 year	1-3 years	3-5 years	Greater than 5 years
Notes payable(1)	$34,617	$12,149	$9,395	$13,073	$—
Operating lease obligations(2)	$106,561	$7,477	$15,222	$15,180	$68,682

Total	$141,178	$19,626	$24,617	$28,253	$68,682

(1)
Notes payable primarily represent an aggregate principal amount of $23.4 million owed to departed member owners, payable over five years, $7.7 million outstanding on a revolving line of credit held by S2S Global and payables of $3.2 million under a financing agreement related to certain software licenses with the final installment of $3.2 million due on July 1, 2014.

(2)
Future contractual obligations for leases represent future minimum payments under non-cancellable operating leases primarily for office space.

        On December 16, 2011, we entered into a $100.0 million senior secured revolving credit facility with Wells Fargo Bank, National Association, which includes an accordion feature granting us the ability to increase the size of the facility by an additional $100.0 million on terms and conditions mutually acceptable to the parties. Borrowings under our senior secured revolving credit facility bear interest at the London Interbank Offered Rate, or LIBOR, plus a margin ranging from 0.25% to 1.25% per annum, depending on the nature of the loan. At June 30, 2013, there was no balance outstanding on our senior secured revolving credit facility. On July 18, 2013 we made a drawing of $30.0 million on this senior secured revolving credit facility to fund the acquisition of SYMMEDRx. Our senior secured revolving credit facility, which expires on December 16, 2014, includes restrictive covenants requiring the maintenance of certain financial and nonfinancial indicators, including a ratio of tangible liabilities to tangible net worth of 1.00 to 1.00, a minimum EBITDA coverage ratio of 3.00 to 1.00 and a maximum total leverage ratio of 1.50 to 1.00. The senior secured revolving credit facility also includes customary negative covenants, including restrictions on other indebtedness, liens, conduct of business, consolidations, mergers or dissolutions, asset dispositions, investments, restricted payments, prepayment of indebtedness, transactions with insiders, restricted actions, ownership of subsidiaries, sale-leaseback transactions and negative pledges. We were in compliance with such negative covenants at June 30, 2013. Commitment fees on our senior secured revolving credit facility's unused commitments are 0.22% per annum. Our senior secured revolving credit facility is guaranteed by substantially all of our subsidiaries and secured by substantially all of the assets of such subsidiaries.

        On August 17, 2012, S2S Global obtained a revolving line of credit with a one-year term for up to $10.0 million with an interest rate at the prime rate plus 0.25% or LIBOR plus 1.25%, as elected by S2S Global, which replaced its revolving line of credit from the prior year. This revolving line of credit is guaranteed by Premier LP and PSCI and is secured by substantially all of the assets of S2S Global. At June 30, 2013, S2S Global had $7.7 million outstanding on the revolving line of credit reflected in notes payable in the table above. On August 2, 2013, S2S Global renewed and amended its revolving line of credit to include a $15.0 million credit limit and a $5.0 million accordion feature. The amended revolving line of credit has a maturity date of December 16, 2014.

        Pursuant to the terms of PHSI's stockholders' agreement in effect prior to this offering, PHSI has been granted a right of refusal with regard to all proposed transfers of PHSI common stock. The stockholders' agreement also grants PHSI the right, but not the obligation, to purchase a stockholder's shares of PHSI common stock for a period of 90 days after the occurrence of any of the following events: (i) a material breach of PHSI's stockholders' agreement by such stockholder, (ii) a change in control with respect to such stockholder, or (iii) such stockholder's expression of its desire to withdraw from PHSI. In the event the directors of PHSI vote to expel a stockholder pursuant to the terms of the stockholders' agreement, PHSI will be required to purchase such stockholders' shares of PHSI. The occurrence of any one of these events could give rise to a contractual obligation that would be recorded as a liability based on the value of the shares on that date.

        Pursuant to the terms of the existing limited partnership agreement, Premier LP is required to repurchase a limited partner's interest in Premier LP upon the withdrawal of such limited partner from Premier LP or such limited partner's failure to comply with applicable purchase commitments under the existing limited partnership agreement of Premier LP. As a result, the redeemable limited partners' capital of $307.6 million as of June 30, 2013 is classified as temporary equity in the mezzanine section of the consolidated balance sheet since (i) the withdrawal of the limited partnership interest is at the option of each limited partner; and (ii) the conditions of the repurchase are not solely within our control. However, pursuant to the LP Agreement entered into in connection with the Reorganization and this offering, which will become effective upon the completion of the Reorganization and this offering, in the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the exchange agreement (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner's Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. In addition, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event described above. For additional information regarding the LP Agreement, see "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Amended and Restated Limited Partnership Agreement of Premier LP."

        In connection with the Reorganization and this offering, we have entered into a tax receivable agreement with the member owners, which will become effective upon the completion of the Reorganization and this offering, pursuant to which we agree to pay to the member owners, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such tax receivable agreement) as a result of the increases in tax basis resulting from the initial sale of Class B common units by the member owners in connection with the Reorganization, as well as subsequent exchanges by such member owners pursuant to the exchange agreement, and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Tax Receivable Agreement."

Off-Balance Sheet Arrangements

        Through June 30, 2013, we had not entered into any off-balance sheet arrangements.

JOBS Act

        The JOBS Act permits "emerging growth companies" like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

        Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these benefits until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

        Following this offering, we will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A common stock under this registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed to be a "large accelerated filer," as defined under the Exchange Act. Accordingly, we could remain an "emerging growth company" until as late as June 30, 2019.

Quantitative and Qualitative Disclosures About Market Risk

        Our exposure to market risk relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of any interest expense we must pay with respect to outstanding debt instruments. We invest our excess cash in a portfolio of individual cash equivalents and marketable securities. We do not currently hold, and we have never held, any derivative financial instruments. As a result, we do not expect changes in interest rates to have a material impact on our results of operations or financial position. We plan to ensure the safety and preservation of our invested principal funds by limiting default, market and investment risks. We plan to mitigate default risk by investing in low-risk securities. Substantially all of our financial transactions are conducted in U.S. dollars.

Critical Accounting Policies and Estimates

        Our Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Estimates are evaluated on an ongoing basis, including those related to reserves for bad debts, useful lives of fixed assets, value of investments not publicly traded, the valuation allowance on deferred tax assets, and the fair value of purchased intangible assets and goodwill. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. We believe that our most critical accounting policies are the following:

Revenue Recognition

Net Revenue

        Net revenue consists of (i) service revenue which includes net administrative fees revenue and other services and support revenue and (ii) product revenue. Net administrative fees revenue consists of GPO administrative fees in our supply chain services segment. Other services and support revenue consists primarily of fees generated in our performance services segment in connection with our SaaS informatics products subscriptions, advisory services and performance improvement collaborative subscriptions. Product revenue consists of specialty pharmacy and direct sourcing product sales, which are included in the supply chain segment. We recognize revenue when (i) there is persuasive evidence of an arrangement, (ii) the fee is fixed or determinable, (iii) services have been rendered and payment has been contractually earned, and (iv) collectability is reasonably assured.

Net Administrative Fees Revenue

        Net administrative fees revenue is generated through administrative fees received from suppliers based on the total dollar volume of supplies purchased by our members.

        Through our group purchasing program, we aggregate the purchasing power of our members to negotiate pricing discounts and improve contract terms with suppliers. Contracted suppliers pay administrative fees to us which generally represent 1% to 3% of the purchase price of goods and services sold to members under the contracts we have negotiated. Administrative fees are recognized as revenue in the period in which the respective supplier reports customer purchasing data, usually a month or a quarter in arrears of actual customer purchase activity. The supplier report proves that the delivery of product or service has occurred, the administrative fees are fixed and determinable based on reported purchasing volume, and collectability is reasonably assured. Member and supplier contracts substantiate persuasive evidence of an arrangement. We do not take title to the underlying equipment or products purchased by members through our GPO supplier contracts.

        We partner with certain members, including regional GPOs, to extend our network base to their members and pay a revenue share equal to a percentage of gross administrative fees that we collect based upon purchasing by such members and their member facilities through our GPO supplier contracts. Revenue share is recognized according to the members' contractual agreements with us as the related administrative fees revenue is recognized. Considering GAAP relating to principal agent considerations under revenue recognition, revenue share is recorded as a reduction to gross administrative fees revenue to arrive at net administrative fees revenue in the accompanying consolidated statements of income.

Other Services and Support Revenue

        Other services and support revenue consists of SaaS informatics products subscriptions, performance improvement collaborative and other service subscriptions, professional fees for advisory services, and insurance services management fees and commissions from group-sponsored insurance programs.

        SaaS informatics products subscriptions include the right to use our proprietary hosted technology on a SaaS basis, training and member support to deliver improvements in cost management, quality and safety, population health management and provider analytics. Pricing varies by subscription and size of the subscriber. Informatics subscriptions are generally three to five year agreements with automatic renewal clauses and annual price escalators that typically do not allow for early termination. These agreements do not allow for physical possession of the software. Subscription fees are typically billed on a monthly basis and revenue is recognized as a single deliverable on a straight-line basis over the remaining contractual period following implementation. Implementation involves the completion of data preparation services that are unique to each member's data set and, in certain cases, the installation of member site-specific software, in order to access and transfer member data into our hosted SaaS informatics products. Implementation is generally 120 to 150 days following contract execution before the SaaS informatics products can be fully utilized by the member.

        Revenue from performance improvement collaboratives and other service subscriptions that support our offerings in cost management, quality and safety and population health management is recognized over the service period, which is generally one year.

        Professional fees for advisory services are sold under contracts, the terms of which vary based on the nature of the engagement. Fees are billed as stipulated in the contract, and revenue is recognized on a proportional performance method as services are performed and deliverables are provided. In situations where the contracts have significant contract performance guarantees or member acceptance provisions, revenue recognition occurs when the fees are fixed and determinable and all contingencies, including any refund rights, have been satisfied.

        Our other services and support revenue growth will be dependent upon the expansion of our SaaS informatics products, performance improvement collaboratives and advisory services to new and existing members and the renewal of existing subscriptions to our SaaS informatics products and performance improvement collaboratives.

        Certain administrative and/or patient management specialty pharmacy services are provided in situations where prescriptions are sent back to member health systems for dispensing. Additionally, we derive revenue from pharmaceutical manufacturers for providing patient education and utilization data. Revenue is recognized as these services are provided.

Product Revenue

        Specialty pharmacy revenue is recognized when a product is accepted and is recorded net of the estimated contractual adjustments under agreements with Medicare, Medicaid and other managed care plans. Payments for the products provided under such agreements are based on defined allowable reimbursements rather than on the basis of standard billing rates. The difference between the standard billing rate and allowable reimbursement rate results in contractual adjustments which are recorded as deductions from net revenue.

        Direct sourcing revenue is recognized upon delivery of medical products to members once the title and risk of loss have been transferred.

Multiple Deliverable Arrangements

        We occasionally enter into agreements where the individual deliverables discussed above, such as SaaS subscriptions and advisory services, are bundled into a single service arrangement. These agreements are generally provided over a time period ranging from approximately three months to five years after the applicable contract execution date. Revenue is allocated to the individual elements within the arrangement based on their relative selling price using vendor specific objective evidence, or VSOE, third-party evidence, or TPE, or the estimated selling price, or ESP, provided that the total arrangement consideration is fixed and determinable at the inception of the arrangement. We establish VSOE, TPE, or ESP for each element of a service arrangement based on the price charged for a particular element when it is sold separately in a stand-alone arrangement. All deliverables which are fixed and determinable are recognized according to the revenue recognition methodology described above.

        Certain arrangements include performance targets or other contingent fees that are not fixed and determinable at the inception of the arrangement. If the total arrangement consideration is not fixed and determinable at the inception of the arrangement, we allocate only that portion of the arrangement that is fixed and determinable to each element. As additional consideration becomes fixed, it is similarly allocated based on VSOE, TPE or ESP to each element in the arrangement and recognized in accordance with each element's revenue recognition policy.

Performance Guarantees

        On occasion, we may enter into a limited number of member agreements which provide for guaranteed performance levels to be achieved by the member over the term of the agreement. In situations with significant performance guarantees, we defer revenue recognition until the amount is fixed and determinable and all contingencies, including any refund rights, have been satisfied. In the event that guaranteed savings levels are not achieved, we may have to pay the difference between the savings that were guaranteed and the actual achieved savings.

Software Development Costs

        Costs to develop internal use computer software that are incurred in the preliminary project stage are expensed as incurred. During the development stage, direct consulting costs and payroll and payroll-related costs for employees that are directly associated with each project are capitalized and amortized over the estimated useful life of the software, once it is placed into operation. Capitalized costs are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to five years and amortization is included in depreciation and amortization expense. Replacements and major improvements are capitalized, while maintenance and repairs are expensed as incurred. Some of the more significant estimates and assumptions inherent in this process involve determining the stages of the software development project, the direct costs to capitalize and the estimated useful life of the capitalized software.

Goodwill

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but we evaluate for impairment annually on the first day of the last fiscal quarter of the fiscal year or whenever there is an impairment indicator.

        Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of each of our reporting units to its carrying amount, including goodwill. In performing the first step, we determine the fair value of a reporting unit using a discounted cash flow analysis that is corroborated by a market-based approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. The cash flows employed in the discounted cash flow analyses are based on our most recent budget and long-term forecast. The discount rates used in the discounted cash flow analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary.

        If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with its goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized in an amount equal to that excess.

        Our most recent annual impairment testing during the fourth quarter of 2013 did not result in any goodwill impairment charges.

Business Combinations

        We account for acquisitions using the acquisition method. All of the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration are recognized at their fair value on the acquisition date. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related costs are recorded as expenses in the consolidated financial statements.

        Several valuation methods may be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income method. This method starts with a forecast of all of the expected future net cash flows for each asset. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives.

Income Taxes

        We account for income taxes under the asset and liability approach. Deferred tax assets or liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. We provide a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

        We prepare and file tax returns based on interpretations of tax laws and regulations. In the normal course of business our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining our tax provision for financial reporting purposes we establish a reserve for uncertain income tax positions unless it is determined to be "more likely than not" that such tax positions would be sustained upon examination, based on their technical merits. That is, for financial reporting purposes, we only recognize tax benefits taken on the tax return if we believe it is "more likely than not" that such tax position would be sustained. There is considerable judgment involved in determining whether it is "more likely than not" that such tax positions would be sustained.

        We adjust our tax reserve estimates periodically because of ongoing examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals and related estimated interest charges that are considered appropriate. Our policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense.

Recently Adopted Accounting Standards

        In September 2011, the Financial Accounting Standards Board, or FASB, issued an accounting standard update, or ASU, amending the guidance on the annual testing of goodwill for impairment. The update allowed companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. The update was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, and did not have a material effect on our consolidated financial statements.

Recently Issued Accounting Standards

        In February 2013, the FASB issued an ASU relating to reporting of amounts reclassified out of accumulated other comprehensive income. The update requires presentation of information about significant amounts reclassified from each component of accumulated other comprehensive income, the sources of the items reclassified, and the income statement lines affected, either parenthetically on the face of the financial statements or in the notes to the financial statements. The update is effective for fiscal years and interim periods within those years, beginning after December 15, 2012, and is not expected to have a material effect on our consolidated financial statements.

BUSINESS

Our Company

        We are a national healthcare alliance, consisting of approximately 2,900 U.S. hospitals, 100,000 alternate sites and 400,000 physicians, that plays a critical role in the U.S. healthcare industry. We unite hospitals, health systems, physicians and other healthcare providers with the common goal of improving and innovating in the clinical, financial and operational areas of their business to meet the demands of a rapidly evolving healthcare industry. We deliver value through a comprehensive technology-enabled platform which offers critical supply chain services, clinical, financial, operational and population health SaaS informatics products, advisory services and performance improvement collaborative programs.

        We are currently owned by 181 U.S. hospitals, health systems and other healthcare organizations and, upon the completion of the Reorganization and this offering, all of them will own shares of our Class B common stock representing approximately        % of our outstanding common stock (or approximately        % if the underwriters exercise their overallotment option in full). Our current membership base includes many of the country's most progressive and forward-thinking healthcare organizations and we continually seek to add new members that are at the forefront of innovation in the healthcare industry. Our members include organizations such as Adventist Health, Adventist Health System, Banner Health, Bon Secours Health System, Inc., Catholic Health Partners, Dignity Health, Geisinger Health System, members and affiliates of the Greater New York Hospital Association, Texas Health Resources, Universal Health Services, University Hospitals Health System and the University of Texas MD Anderson Cancer Center. Our alliance was formed in 1996 through the merger of American Healthcare Systems, Premier Health Alliance and SunHealth Alliance, the oldest entity of which was formed in 1969. Approximately 72% of our member owners have been part of our alliance for more than 10 years, with an average tenure across our entire membership of approximately 14 years as of June 30, 2013.

        As a member-owned healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this powerful partnership-driven business model is a significant competitive advantage as it creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

        For fiscal year 2013, we generated net revenue of $869.3 million, net income of $375.1 million and Adjusted EBITDA of $419.0 million. For fiscal year 2013, on a pro forma basis, after giving effect to the Reorganization and this offering, we generated net revenue of $764.3 million, net income of $         million and Adjusted EBITDA of $314.0 million. See "Unaudited Pro Forma Consolidated Financial Information" for additional information. Adjusted EBITDA is defined under "Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data." We achieved an overall net revenue CAGR of 13% from fiscal year 2011 through fiscal year 2013 and an overall net income CAGR of 10% for the same period.

        We seek to address challenges facing healthcare delivery organizations through our comprehensive suite of solutions that:

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  improve the efficiency and effectiveness of the healthcare supply chain;

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  deliver improvement in cost and quality;

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  innovate and enable success in emerging healthcare delivery and payment models to manage the health of populations; and

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  utilize data and analytics to drive increased connectivity, and clinical, financial and operational improvement.

        Our business model and solutions are designed to provide our members access to scale efficiencies, spread the cost of their development, derive intelligence from our data warehouse, mitigate the risk of innovation and disseminate best practices that will help our member organizations succeed in their transformation to higher quality and more cost-effective healthcare. We deliver our integrated platform of solutions that address the areas of total cost management, quality and safety improvement and population health management through two business segments: supply chain services and performance services.

  Supply chain services:    We are one of the largest healthcare supply chain management services businesses in the United States, serving a broad range of healthcare providers. Our supply chain services segment includes one of the largest healthcare GPOs in the United States, a specialty pharmacy and our direct sourcing activities. Our GPO programs include approximately 2,000 U.S. hospitals, one of the largest alternate site programs in the United States, consisting of approximately 100,000 members, and one of the nation's largest group purchasing programs for physicians. Our alternate site program includes our 50% ownership interest in Innovatix, one of the largest alternate site GPOs. Our GPO programs, which are enabled with proprietary technology and include field support services, administered approximately $40 billion worth of member facilities purchasing volume through our supplier contracts for calendar year 2012. These programs help members and their affiliates access better pricing, manage inventories and decrease unjustified variations in the use of clinical products and pharmaceuticals.

  Recognizing the need for continuous supply chain improvement, we recently expanded our service offerings into specialty pharmacy and the direct sourcing of medical products. With our support, member health systems have the ability to move away from using external specialty pharmacy suppliers and partner with us to augment their own specialty pharmacy capabilities and enhance their revenue growth. Similarly, our direct sourcing capabilities allow us to help members achieve visibility into, and remove unnecessary costs from, the supply chain, resulting in savings to our members. Our scale and our ability to expand the breadth and value of our solutions have allowed us to develop strong relationships with our members, embedding us in their operations as a key long-term strategic partner.

  Our supply chain services segment has grown rapidly through market share gains, continued expansion in the alternate site market, focus on consistent innovation and acquisitions. Our total member base in our U.S. hospital and alternate site GPO programs has grown from approximately 70,000 at July 1, 2010 to approximately 102,000 members at June 30, 2013. Supply chain services segment net revenue has grown from $591.0 million in fiscal year 2012 to $664.1 million in fiscal year 2013, representing net revenue growth of 12%, and in fiscal year 2013 accounted for 76% of our overall net revenue. We generate revenue in our supply chain services segment through fees received from suppliers based on the total dollar volume of supplies purchased by our members and through product sales in connection with our specialty pharmacy and direct sourcing activities.

  Performance services:    We believe we are one of the largest informatics and advisory services businesses in the United States focused on healthcare providers. Our SaaS informatics products utilize our comprehensive data set to provide actionable intelligence to our members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety, and population health management. Healthcare providers use insights delivered by our SaaS informatics products in their operational processes to improve clinical outcomes, drive safety improvement, decrease mortality rates, enhance supply chain and labor efficiency and enhance financial performance. Our data and analytics platform is differentiated by what we believe is one of the largest integrated data sets in the healthcare provider sector, a comprehensive repository of clinical, financial and operational data which encompasses one in four U.S. hospital discharges, 29% of U.S. hospital annual supplies expense, approximately $30 billion of U.S. annual direct labor expense, approximately 2.5 million real-time clinical transactions daily and approximately $40 billion in U.S. annual purchasing data, in each case for the calendar year ended December 31, 2012. Our SaaS informatics products include our Premier Quality suite of solutions (which consists of QualityAdvisor, Quality Measures Reporter and PhysicianFocus), OperationsAdvisor and SafetyAdvisor, with approximately 870, 780 and 320 participating U.S. hospital members, respectively, as of June 30, 2013. We have recently introduced products such as CareFocus, NetworkFocus, PhysicianFocus and PopulationFocus, in areas such as physician performance comparison, network management and population health management to help healthcare providers transition to new models of care delivery and payment such as accountable care (a model focused on holding providers accountable for the quality, experience and cost of the health of a population and typically provides for shared savings between the providers and payors), bundled payment (a model where multiple providers administer a defined set of services for a particular condition for a defined amount over a specified period of time) and readmission management (a model focused on reducing preventable readmissions through discharge planning, cross continuum care planning and other methods, including tying provider reimbursements to readmission rates). In addition, we launched our Enterprise Provider Analytics Platform in 2012, a cloud-based data warehousing, collaboration and content management solution that allows our members to aggregate and share information on one common platform that is both payor and supplier neutral. Our Enterprise Provider Analytics Platform includes PremierConnect, our underlying payor/provider joint data model, developed in partnership with IBM, that we believe provides longitudinal patient data across the healthcare continuum, and PremierConnect Enterprise, our data warehousing and business intelligence platform that is offered to our members on a subscription basis. As of June 30, 2013, approximately 1,800 U.S. hospital members purchased one or more of our performance services segment's products or services. Of those U.S. hospital members, approximately 46% only utilized products or services in our performance services segment, and we believe there is a significant opportunity to increase sales in other products or services.

  This segment also includes our technology-enabled performance improvement collaboratives. Approximately 850 U.S. hospital members participate in at least one of our performance improvement collaboratives. Through these collaboratives, which are supported by our Enterprise Provider Analytics Platform, we convene members, design programs and facilitate, foster and advance the exchange of clinical, financial and operational data among our members to measure patient outcomes and determine best practices that drive clinical, financial and operational improvements. We are focused on helping our members develop revenue enhancing and cost-effective models of care by identifying improvement opportunities, sharing development and implementation strategies, collaborating to define specific performance goals and assisting our members in reaching their goals through the use of our SaaS informatics products and advisory services. We support and enhance the infrastructure for these collaboratives with our specific measurement methodologies, proprietary technologies and advisory services. Our QUEST collaborative, which we believe is one of the largest performance improvement collaboratives in the United States, has approximately 350 participating U.S. hospitals working together and utilizing our SaaS informatics products to develop highly standardized quality, safety and cost metrics not otherwise available to health systems today. The aggregate performance of all of our members who participated in our QUEST collaborative improved in all six domains (evidence-based care, cost of care, patient experience, harm, mortality and readmissions) for calendar year 2012 compared to calendar year 2011. We believe our QUEST collaborative has helped our participating U.S.

  hospital members avoid nearly 112,000 deaths (calculated based on decreased mortality rates) and saved our U.S. hospital members approximately $10.1 billion (calculated based on decreased inpatient costs per adjusted discharge), since the inception of QUEST in 2008. Today we offer performance improvement collaboratives in eight areas, including bundled payment, accountable care and readmission management, among others. The implementation of these programs has enhanced the growth of our performance services segment. On average, our QUEST members utilize four or more of our SaaS informatics products, typically including our QualityAdvisor and SafetyAdvisor applications.

  Through our performance services segment, we also offer our members advisory services in such areas as clinical, financial and operational performance, member facility and capital asset management, organizational transformation, physician preference items, reform readiness, service line improvement, strategic and business planning and supply chain transformation.

  Our performance services segment has grown rapidly through product innovation, organic growth and selected acquisitions. Our member base in the performance services segment has grown from 1,200 at July 1, 2010 to 1,800 at June 30, 2013. Performance services segment net revenue has grown from $177.3 million in fiscal year 2012 to $205.2 million in fiscal year 2013, representing net revenue growth of 16%, and accounted for 24% of our overall net revenue in fiscal year 2013. Our performance services segment consists of three main sources of revenue: (i) three to five-year subscription agreements to our SaaS informatics products, (ii) annual subscriptions to our performance improvement collaboratives, and (iii) professional fees for our advisory services.

        The value we provide to our members through our integrated platform of solutions is evidenced by (i) retention rates for members participating in our GPO in the supply chain services segment (determined based on aggregate contract purchasing volume) with an average of 96% for the last three fiscal years and renewal rates for our SaaS informatics products subscriptions in the performance services segment (determined based on aggregate contract dollar value) with an average of 92% for the last three fiscal years, (ii) an overall net revenue CAGR of 13% from fiscal year 2011 through fiscal year 2013, (iii) the fact that, as of June 30, 2013, 34% of our U.S. hospital members use both our supply chain services and at least one of our SaaS informatics products and (iv) the fact that our members have partnered through Premier to create some of the largest performance improvement collaboratives in emerging areas of healthcare such as accountable care, bundled payment and readmission management.

The Premier Opportunity

        We believe the future for healthcare providers in the United States will require transformational change, due to intense cost pressures, a shifting competitive landscape, a changing regulatory environment, the evolving use of data and analytics and the transition to a fundamentally different payment model. Premier's service offerings and business opportunities are well-aligned with the key characteristics of the changing healthcare environment:

        Healthcare providers must place a renewed focus on cost and quality.    To succeed in a declining revenue environment driven by lower reimbursement, declining inpatient admissions, value-based purchasing and an overall shift to lower revenue outpatient services, healthcare providers must achieve substantial and continuous cost reductions, while improving quality outcomes. We believe an alliance membership model such as ours that provides significant economies of scale, access to data and analytics and best practices on a shared-cost basis appeals to many healthcare providers in this increasingly cost-sensitive healthcare provider environment.

        Greater administrative and clinical scale will be a requirement for success.    The healthcare provider market is extremely fragmented relative to other mature industries. According to the American Hospital Association's AHA Hospital Statistics published in 2013, in 2011 there were approximately

5,000 U.S. hospitals with approximately 800,000 staffed beds in the United States. Many of these members and potential new members deliver healthcare services primarily on a local or regional basis and will likely face intense competition from larger multi-market competitors over time. We provide access to economies of scale, lower cost of innovation and proprietary data solutions that enable large and small healthcare providers to achieve a level of operating effectiveness which allows them to remain competitive in a consolidating and lower revenue environment. Our scale is derived from approximately 2,900 U.S. hospitals, representing approximately 57% of all U.S. hospitals, that participate in our acute care GPO program in our supply chain services segment or use one or more of our performance services segment's products or services.

        Healthcare providers will need to extend their reach over time.    The need to diversify revenue and to manage in an outcomes-based payment model is forcing health systems to expand their ability to deliver care into alternate site markets, including primary/ambulatory care and post-acute care facilities and providers. The number of U.S. physicians employed by hospitals or health systems has grown from 43% to 61% of all physicians from 2000 through 2012. Our alternate site program, consisting of our Continuum of Care GPO, which includes Innovatix, Premier REACH and ProviderSelect MD, is one of the largest in the United States, providing services to approximately 100,000 members as of June 30, 2013, and experienced 14% growth in purchasing volume from fiscal year 2012 to fiscal year 2013.

        The healthcare provider business model of the future will incentivize different capabilities.    Initiatives such as ACOs, bundled payment and readmission management are rapidly realigning incentives around outcomes, quality and patient satisfaction. To meet the demands of these new initiatives, providers must make investments in areas such as data management and analytics, and population health management services. Through partnerships with leading suppliers such as Verisk Analytics Inc., Phytel Inc. and Activate Networks, Inc., we offer performance improvement collaboratives and clinical, financial and operational SaaS informatics products, such as PopulationFocus, CareFocus, NetworkFocus and QualityAdvisor to give healthcare providers the knowledge and capabilities to operationalize these initiatives. Approximately 850 U.S. hospital members participate in at least one of our performance improvement collaboratives in the areas of accountable care, bundled payment and/or readmission management.

        Healthcare has entered the era of big data.    The healthcare industry has spent the past decade digitizing medical records. Additionally, the U.S. federal government has accelerated the move toward data transparency by making decades of stored data usable, searchable and actionable. The increase in available data has brought the healthcare industry to a transition point. Healthcare providers are now seeking actionable data and information to properly measure and analyze meaningful business drivers such as clinical quality, operating efficiency and population risk profiles within their communities. Premier is well positioned to take advantage of this emerging opportunity. We collect data on one in four U.S. hospital discharges, 29% of U.S. hospital annual supplies expense, approximately $30 billion of U.S. annual direct labor expense, approximately 2.5 million real-time clinical transactions daily and approximately $40 billion in U.S. annual purchasing data, in each case for the calendar year ended December 31, 2012. We believe that this data set is one of the largest and most diverse in the healthcare provider sector. We designed our data management infrastructure and data repository to integrate disparate clinical, financial and operational data in order to support our members' advanced business intelligence, informatics and data analysis requirements. The foundation of this data repository is a data model that enables integration between the data domains and subject areas that are relevant to healthcare providers. We built, and continue to build, this data model jointly with IBM, our development partner.

Our Competitive Strengths

        We believe we are well positioned to benefit from the transformations occurring in the healthcare provider market described above. A new environment that rewards efficiency, better use of information and payment for patient outcomes aligns very well with our portfolio of solutions, recent investments and other competitive strengths:

        Scale and depth of member relationships.    Our membership includes approximately 57% of all U.S. hospitals. Our mission, products and services, and long-term strategy have been developed in partnership with our member health systems. According to our annual CEO Satisfaction Survey conducted in fiscal years 2011 through 2013, on average approximately 86% of the responding member owners surveyed consider us to be either a "strategic partner" or an "extension of their own organization." Approximately 72% of our member owners have been part of our alliance for more than 10 years, with an average tenure across our entire membership of approximately 14 years as of June 30, 2013. We believe that our powerful, partnership-driven business model constitutes a significant competitive advantage as it aligns incentives, engenders trust, provides access to proprietary clinical, financial and operational data and encourages mutually beneficial collaboration between our members and us. Our member base also creates a significant embedded customer opportunity. We have been able to drive sales of our products and services to our receptive member base, as evidenced by the fact that, as of June 30, 2013, 34% of our U.S. hospital members use both our supply chain services and at least one of our SaaS informatics products.

        Ownership structure and member commitment.    Upon the completion of the Reorganization and this offering, we expect that approximately        % of our outstanding common stock (or        % if the underwriters exercise their overallotment option in full) will be owned by members. Pursuant to the LP Agreement, each of our member owners has entered into a long-term GPO participation agreement (which will become effective upon the completion of the Reorganization and this offering), has agreed to a seven-year vesting period with respect to such member owner's Class B common units of Premier LP and has consented to allow Premier to retain a significantly greater portion of the annual partnership earnings following the completion of the Reorganization and this offering than it retained prior to the Reorganization. We believe the structural changes to our business model described under "Structure" will strengthen the alignment of interests between us and our member owners and will also drive recurring revenues, attractive returns on incremental investment and significant free cash flow that can be redeployed for growth.

        Member-driven innovation.    Our current membership base includes many of the country's most progressive and forward-thinking healthcare organizations. Approximately 370 individuals, representing approximately 180 of our U.S. hospital members, sit on 23 of our strategic and sourcing committees and as part of these committees use their industry expertise to advise on ways to improve the development, quality and value of our products and services. This joint product development process has led to several recent innovations, including direct sourcing of medical products for members, specialty pharmacy solutions for member health systems, an integrated provider and payor data management platform, multiple physician and population health management SaaS informatics products, including PhysicianFocus, CareFocus, NetworkFocus and PopulationFocus, and the establishment of performance improvement collaboratives in accountable care, bundled payment and readmission management.

        Market leading data assets and data management capabilities.    Our data and analytics platform is differentiated by what we believe is one of the largest integrated data sets in the healthcare provider sector and our dedicated data management team, consisting of approximately 250 full-time employees. Our data set is a comprehensive repository of clinical, financial and operational data which encompasses one in four U.S. hospital discharges, 29% of U.S. hospital annual supplies expense, approximately $30 billion of U.S. annual direct labor expense, approximately 2.5 million real-time clinical transactions daily and approximately $40 billion in U.S. annual purchasing data, in each case for the calendar year ended December 31, 2012. Our recent product initiatives will bring all of this data together in one integrated data warehouse which will streamline data aggregation and data sharing in a supplier and payor neutral manner, further differentiating Premier from our competitors. We believe that our market leading data assets also make us an attractive strategic partner to other organizations that want access to meaningful comparative data.

        Embedded in our members' critical operational processes.    Our suite of solutions is a critical component of our members' cost management and quality improvement initiatives, as evidenced by retention rates for members participating in our GPO in the supply chain services segment (determined based on aggregate contract purchasing volume) with an average of 96% for the last three fiscal years and renewal rates for our SaaS informatics products subscriptions in the performance services segment (determined based on aggregate contract dollar value) with an average of 92% for the last three fiscal years. Approximately 870 of our members use at least one of our Premier Quality products to enable their quality reporting and approximately 320 of our members use our SafetyAdvisor product to provide real-time drug safety and clinical monitoring. Members also use our GPO programs and field support services team to manage their supply chain function on a day-to-day basis.

        Proven management and dynamic culture.    Our senior management team of 14 individuals has an average of approximately 20 years of experience in the healthcare industry, an average of approximately seven years of service with us and a proven track record of delivering measurable clinical, financial and operational improvement for healthcare providers. Our management team has established a member-driven culture that encourages employees at all levels to focus on identifying and addressing the evolving needs of healthcare providers. Further, our management plays an important role in industry and policy thought leadership and in governmental advocacy efforts in conjunction with our members. The successes of our strategy and our products and services, including the significant growth related to our SaaS informatics products, are attributable to the innovation and commitment of our management team.

Our Growth Strategy

        From fiscal year 2011 through fiscal year 2013, we had an overall net revenue CAGR of approximately 13% through strong organic revenue growth, new product development and selected acquisitions. We have made and continue to make investments in people, data, analytic solutions, technology and complementary businesses to accelerate growth. The key components of our strategy include:

Expanding our relationships with our existing members.

        We have spent the past few years investing in new areas such as specialty pharmacy, direct sourcing, data management and clinical, financial and operational SaaS informatics products. Our large membership base, consisting of approximately 2,900 U.S. hospitals, 100,000 alternate sites and 400,000 physicians, creates a significant opportunity for these products and services. Key elements of our strategy include:

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  increasing usage of our existing GPO contracts;

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  expanding the number of members that utilize our specialty pharmacy and direct sourcing activities;

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  expanding the number of supply chain services members that use a performance services product;

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  expanding the number of performance services members that utilize more than one SaaS informatics product;

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  expanding the scope of our member relationships through our performance improvement collaboratives and advisory services; and

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  expanding the utilization of our recently introduced Premier Analytics Platform.

        Approximately 34% of our U.S. hospital members use both our supply chain services and at least one of our SaaS informatics products and approximately 36% of our members use more than one of our SaaS informatics products, and we believe there is a significant opportunity to increase that rate.

Continuing to develop innovative products and services.

        We have a strong track record in new product development. Our GPO, SaaS informatics products, advisory services and performance improvement collaborative offerings were largely organically developed. We intend to continue developing our product and services portfolio to provide members a more comprehensive set of solutions. Key elements of our strategy, designed to disrupt the industry status quo, include:

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  continuing to vertically integrate the healthcare supply chain;

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  developing additional programs and services for managing our members' chronically ill patients, including specialty pharmaceuticals and care coordination capabilities;

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  expanding the number of programs focused on payment and delivery model reform;

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  expanding into population-based integrated care delivery by defining care transformation through our collaboratives and related one-to-one service offerings;

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  continuing to innovate around data aggregation, integration and warehousing; and

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  developing further our analytics offerings across all facets of our members' operations.

Attracting new members.

        Our member base in our GPO programs has grown from approximately 70,000 to 102,000 and our member base in our performance services segment has grown from approximately 1,200 to 1,800, in each case from July 1, 2010 to June 30, 2013. Key elements of our strategy to grow our membership base include:

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  aggressively reaching out to new members through our experienced and growing enterprise-focused sales and field support services teams;

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  partnering with our members as they grow their acute care and alternate site footprint through acquisitions and affiliations; and

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  leveraging our broad and expanding product portfolio, including our solutions that are becoming more relevant to the alternate site channel.

Expanding further into the alternate site market.

        We believe that one of the fastest growing segments of the healthcare provider market is the alternate site market, which includes primary/ambulatory care and post-acute care facilities and providers, due to low market penetration by GPOs. In addition, we believe the transition in the healthcare delivery and payment models will drive increased utilization of care in these settings. Our Continuum of Care GPO program in the supply chain services segment is one of the largest alternate site programs in the United States. Our ProviderSelect MD program in the supply chain services segment is one of the nation's largest group purchasing programs for physicians. Our alternate site programs include our 50% ownership interest in Innovatix, one of the largest alternate site GPOs. From fiscal year 2012 to fiscal year 2013, our alternate site programs have experienced 14% growth in purchasing volume. The number of alternate site providers in our membership base has increased from approximately 68,000 providers at July 1, 2010 to approximately 100,000 providers at June 30, 2013.

Pursuing strategic acquisitions that complement our leadership position.

        We have a track record of acquiring and integrating assets which bolster scale and expand our capabilities, such as our acquisitions of S2S Global, Commcare, CareScience and Cereplex, as well as our recent acquisition of SYMMEDRx in July 2013. Our ability to offer and integrate our acquired products and services across our large membership base accelerates the rate of member adoption. For example, in September 2006 we acquired Cereplex, which provides web-based surveillance and analytic services that assist hospitals and clinics with managing infections, curbing resistance and optimizing antibiotic therapy. In the 18 months subsequent to the acquisition, we grew installations of the Cereplex solution from 22 to 199. We intend to continue to expand our presence across both supply chain services and performance services. We have developed an internal capability to source, evaluate and integrate acquisitions. Key elements of our strategy include:

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  expanding our footprint in the alternate site market;

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  adding new analytics products that can utilize our existing member footprint; and

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  expanding the scope of our services directed at health systems transitioning from fee-for-service to risk-based payment models.

Developing new strategic partnerships.

        We believe that our membership base, integrated data platform and scale appeal to a variety of strategic partners. Recently we have partnered with Verisk Analytics Inc., Phytel Inc., and Activate Networks, Inc., which provide clinical analytics, population health management and network design and management, to expand and differentiate our informatics solutions. We have also partnered with IBM to create a joint payor/provider healthcare data sharing platform that allows our members to work together to enhance patient safety while reducing the number of procedures, readmissions, unnecessary emergency rooms visits and hospital-acquired conditions. We expect the universe of service providers desiring access to our growing data platform and membership base to increase over time, creating additional opportunities for partnership. Our partnerships help reduce the cost of innovation, leverage best practices and shorten our time to market.

Industry Overview

        According to CMS data, healthcare expenditures are a large and growing component of the U.S. economy, representing approximately $2.7 trillion in 2011, or approximately 18% of gross domestic product, or GDP, and are expected to grow to approximately $4.8 trillion, or approximately 20% of GDP, in 2021. According to the American Hospital Association's AHA Hospital Statistics published in 2013, in 2011 there were approximately 5,000 U.S. hospitals with approximately 800,000 staffed beds in the United States. Of these acute-care facilities, approximately 3,000 were part of either multi-hospital or diversified single hospital systems, meaning they were owned, leased, sponsored or contract managed by a central organization. According to the IMS Healthcare Market Index, February 2013, in addition to U.S. hospitals, there were approximately 485,000 alternate site facilities and providers across the continuum of care in the United States. These alternate site facilities include primary/ambulatory care and post-acute care facilities and providers. Increasingly, these alternate site facilities are being acquired by, integrated into or aligned with acute care facilities creating integrated delivery networks.

  Healthcare Supply Chain Services Industry

        According to CMS data, total spending on hospital services in the United States was approximately $851 billion in 2011, or approximately 31% of total healthcare expenditures in 2011. Hospital supply expense typically represents between 20% and 30% of hospital expenditures according to Booz & Company. With continued reimbursement rate pressure, such as the use of enhanced bargaining power by third-party payors to secure discounted reimbursement rates, a transitioning payment model from fee-for-service to risk-based payment and increasing focus on the growth of national health expenditures, healthcare providers are increasingly examining all sources of cost savings, with supply chain spending a key area of focus. Opportunities to drive cost out of the healthcare supply chain include improved pricing, appropriate resource utilization, and increased operational efficiency.

        From origination at the supplier to final consumption by the patient or provider, healthcare products pass through an extensive supply chain incorporating distributors, GPOs, pharmacy benefit managers, and retail, long-term care and specialty pharmacies, among others. In response to the national focus on the growth of healthcare expenditures, supply chain participants are seeking more convenient and cost-efficient ways to deliver products to patients and providers. We believe that improvements to the healthcare supply chain to bring it on par with other industries that have more sophisticated supply chain management can drive out significant inefficiencies and cost. Within the supply chain services industry, our primary historical focus has been in group purchasing.

  Group Purchasing

        Hospitals and other healthcare providers in the United States rely on GPOs to contract for goods and services to maximize value, centralize purchasing decisions and lower institutional costs. GPOs aggregate the purchasing requirements of their members, thereby lowering costs in both the purchasing function by eliminating members' needs to operate in-house contracting functions, and in the prices at which products and services are purchased. GPOs generally do not directly buy from suppliers or take possession of goods. Rather, they typically arrange contracts between their members and suppliers. This sourcing service is compensated by administrative fees paid by the suppliers to the GPOs. For suppliers, GPO-arranged contracts provide broader access to customer markets, greater volume of sales and savings on marketing and contracting costs.

  Healthcare Performance Services Industry

        Legislative reform, unsustainable cost trends, and the need for improved quality and outcomes have generated greater focus among healthcare providers on cost management, quality and safety, and population health management. According to the Institute of Medicine's Committee on the Learning Healthcare System in America, there was an estimated $750 billion in unnecessary healthcare spending in 2009, based upon a survey of various hospitals and hospital systems, that has been targeted by regulators, employers and consumers as the healthcare industry undergoes transformation. In order to reduce this unnecessary spending, providers are facing a variety of incentives and disincentives, including fee-for-service payment cuts, readmission penalties, grants for effective use of technology and reimbursement tied to performance. Health systems will need to continually monitor performance and manage costs, while maintaining high levels of quality. In response to this changing environment, the markets for performance services and solutions in the areas of cost management, quality and safety and population health management are growing significantly.

        Our offerings in the performance services sector of the healthcare industry are primarily information technology analytics and workflow automation and advisory services. Information technology continues to be a key enabler of performance improvement across the healthcare industry. In particular, we believe that the trend will shift from electronic medical record systems towards data management and data analytics. According to Frost and Sullivan, 50% of hospitals in the United States are expected to adopt data analytics capabilities by 2016, up from 10% in 2011. The advisory services business is similarly growing rapidly in areas of business model redesign, process improvement, labor productivity, non-labor cost management, clinical integration and change management.

Our Membership

        Our members include approximately 2,900 U.S. hospitals, 100,000 alternate sites and 400,000 physicians. Approximately 370 individuals, representing approximately 180 of our U.S. hospital members, sit on 23 of our strategic and sourcing committees and as part of these committees use their industry expertise to advise on ways to improve the development, quality and value of our products and services. In addition, senior executives from 11 of our U.S. hospital members currently serve on our board of directors, and we expect senior executives from our U.S. hospital members to comprise at least a majority of our board of directors upon the completion of this offering. Other than GNYHA Purchasing Alliance, LLC, which accounted for 6.2% of our net revenue in fiscal year 2013, no one member accounted for more than 5% of our net revenue in any of fiscal years 2013, 2012 or 2011.

        Our current membership base includes many of the country's most progressive and forward-thinking healthcare organizations. The participation of these organizations in our membership provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly throughout our membership.

        Total GPO purchasing volume for calendar year 2012 and 2011 was $40.1 billion and $38.2 billion, respectively. The following table sets forth information with respect to our acute care members, alternate site members, total GPO members, retention rates for members participating in our GPO in the supply chain services segment, performance services members and renewal rates for our SaaS informatics products subscriptions in the performance services segment as of the dates shown:

	June 30,
	2013	2012	2011
Acute care GPO members	2,020	1,949	1,867
Alternate site members	100,096	86,450	76,047
Total GPO members	102,116	88,399	77,914
GPO retention rate(1)	93%	99%	98%
Performance services members	1,809	1,373	1,285
SaaS informatics products subscriptions renewal rate(2)	89%	94%	94%

(1)
For the fiscal year then ended. The retention rate is calculated based upon the aggregate purchasing volume among all members participating in our GPO for such fiscal year less the annualized GPO purchasing volume for departed members for such fiscal year, divided by the aggregate purchasing volume among all members participating in our GPO for such fiscal year.

(2)
For the fiscal year then ended. The renewal rate is calculated based upon the aggregate contract dollar value for all renewed SaaS informatics product subscriptions in our performance services segment divided by the aggregate contractual dollar value for all SaaS informatics product contracts up for renewal in the same fiscal year.

Our Products and Solutions

        Our business model and solutions are designed to provide our members access to scale efficiencies, spread the cost of their development, derive intelligence from our data warehouse, mitigate the risk of innovation and disseminate best practices that will help our member organizations succeed in their transformation to higher quality and more cost-effective healthcare. We deliver our integrated platform of solutions that address the areas of total cost management, quality and safety improvement and population health management through two business segments: supply chain services and performance services.

Supply Chain Services

        Our supply chain services segment assists our members in managing their non-labor expense categories through a combination of products and services, including one of the largest national healthcare GPOs in the United States serving acute and alternate sites, a specialty pharmacy and direct sourcing activities. Membership in our GPO also provides access to certain SaaS informatics products related to the supply chain and our ASCEND® collaborative. Our supply chain services segment consists of the following products and solutions:

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  Group Purchasing.  Our national portfolio of approximately 1,900 contracts with approximately 1,100 suppliers provides our members with access to a wide range of products and services, including medical and surgical products, pharmaceuticals, laboratory supplies, capital equipment, information technology, food and nutritional products and purchased services (such as construction and janitorial services). We use our members' aggregate purchasing power to negotiate pricing discounts and improved contract terms with suppliers. Contracted suppliers pay us administrative fees based on the purchase price of goods and services sold to our healthcare provider members under the contracts we have negotiated. We also partner with other organizations, including regional GPOs, to extend our network base to their members.

    Our contract portfolio is designed to offer our healthcare provider members a flexible solution comprised of multi-sourced supplier contracts, as well as pre-commitment and/or single-sourced contracts that offer the best discounts. Our multi-sourced contracts offer pricing tiers based on purchasing volume and multiple suppliers for many products and services. Our pre-commitment contracts require that a certain amount of our members commit in advance to a specified amount or percentage of purchasing volume before we enter into a contract with a particular supplier. Our single-source contracts are entered into with a specified supplier, and through this exclusive relationship, allow us to purchase products that meet our members' specifications. In the case of pre-commitment contracts, we provide the particular supplier with a list of members that have pre-committed to a specified amount or percentage of purchasing volume and the supplier directly handles the tracking and monitoring of fulfillment of such purchasing volume. In the case of single and multi-sourced contracts, we negotiate and execute the contracts on behalf of our members and make such contracts available to our members to access. The utilization of such single and multi-sourced contracts is determined by the particular member with assistance from our field support team. Since there are no specific fulfillment requirements in our single and multi-source contracts, in order to obtain certain pricing levels the particular member and supplier agree on the appropriate pricing tier based on expected purchasing volume with tracking and ongoing validation of such purchasing volume provided by the supplier. The flexibility provided by our expansive contract portfolio allows us to effectively address the varying needs of our members and the significant number of factors that influence and dictate these needs, including overall size, service mix, for-profit versus not-for-profit status and the degree of integration between hospitals in a health system.

    We continue to innovate our GPO programs. A recent product introduction includes EXPRESSbuy®, which are coordinated, limited-time, volume-driven purchasing opportunities that offer savings beyond regular contract pricing. Through a proprietary web-based application, we offer our members the opportunity to aggregate committed volumes and achieve additional price discounts while allowing our suppliers to sell targeted products, including time-sensitive or excess inventory, more efficiently and at reduced costs.

    Our GPO programs target multiple markets, including acute care and alternate site settings. Our alternate site program, one of the largest in the United States, with approximately 100,000 members as of June 30, 2013, includes the following:

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    Continuum of Care.  Alternate sites served by our Continuum of Care GPO program include long-term care and senior living, ambulatory care, first responders and emergency medical services, home health, imaging centers and surgery centers. Our Continuum of Care GPO members have access to nearly all of our GPO supplier contracts including medical and surgical products, pharmaceuticals, laboratory supplies, capital equipment, information technology, food and nutritional products and purchased services, as well as additional GPO supplier contracts accessed through our 50% ownership interest in Innovatix, one of the largest alternate site GPOs.

    •
    ProviderSelect MD®.  ProviderSelect MD® is one of the nation's largest group purchasing programs for physicians. Focused specifically on independent physician practices and chains, the program offers members access to nearly all of our GPO supplier contracts. One aspect of the program is a sole-source distribution contract for medical and surgical products and pharmacy with McKesson Corporation.

    •
    Premier REACH®.  Premier REACH® is a group purchasing program for non-healthcare entities, including education (e.g.; K-12 schools, colleges and universities, and early childhood education), hospitality, recreation (e.g.; stadiums, parks and fairgrounds) and employee food programs. Our Premier REACH® members have access to nearly all of our GPO supplier contracts including food service, facilities products and services, information technology and administrative services.

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  Specialty Pharmacy.  Through our November 2010 acquisition of Commcare, our specialty pharmacy, we developed a complete service offering for our members to improve access to medication and to better manage patient therapy for chronically ill patients with specialty drug needs and genetic disorders. In addition to dispensing prescription drugs, we utilize a fee-for-service model in our specialty pharmacy, whereby we provide certain administrative and/or patient management services for prescriptions that are sent back to our member health systems for dispensing.

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  Direct Sourcing.  Our direct sourcing business, S2S Global, was established to help our members access a diverse product portfolio and to provide transparency to manufacturing costs and competitive pricing to our members. Through our 60% ownership interest in S2S Global, we facilitate the development of product specifications with our members, source or contract manufacture the products to member specifications and sell products to suppliers or directly to our members. By engaging with our members at the beginning of the sourcing process to define product specifications and then sourcing, or contract manufacturing, products to meet the exact needs of our members, we eliminate the need for unnecessary product features and specifications that may typically be included by suppliers and result in higher prices for our members without providing incremental value. Therefore, our direct sourcing activities benefits our members by providing them with an expanding portfolio of medical products through more efficient means, and with greater cost transparency, than if such products were purchased from other third-party suppliers. We market our direct sourcing activities under two distinct brands: PremierPro, which is designated for our member owners, and Prime Plus, which is designated for our other members, primarily regional distributors with private-label product programs.

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  SaaS Informatics Products.  Members of our GPO also have access to two SaaS informatics products, Supply Chain Advisor® and SupplyFocus®. We do not charge for these SaaS informatics products.

  •
  Supply Chain Advisor®.  Supply Chain Advisor® is our online automated contract management system that provides catalog services, an electronic price activation process and the ability to manage all contracts in one place, including regional or local agreements.

  •
  SupplyFocus®.  SupplyFocus® utilizes one of the largest comparative supply chain databases in the United States to provide benchmarking on supply chain indicators for acute care facilities across eight departments (pharmacy, catheter lab, food and nutrition, laundry and linen, laboratory, operating room, radiology and inventory turns).

  •
  ASCEND® Collaborative.  Our ASCEND® Collaborative has developed a process to aggregate purchasing data for our members, enabling such members to determine whether to negotiate committed group purchases within the collaborative. Through our ASCEND® Collaborative, members receive group purchasing programs, tiers and prices specifically negotiated for them, as well as benchmarking metrics to assist them in identifying additional supply chain and operations cost savings opportunities and knowledge sharing with other member participants and industry experts. As of June 30, 2013, approximately 400 U.S. hospital members, which represented approximately $8.6 billion in committed annual supply chain purchasing volume in fiscal year 2013 and approximately 67,000 hospital beds, participate in our ASCEND® Collaborative. Our

    U.S. hospital member participants in the ASCEND® Collaborative identified approximately $160 million in additional savings as compared to their U.S. hospital peers not participating in ASCEND® since its inception in 2009.

Performance Services

        We believe we are one of the largest informatics and advisory services businesses in the United States focused on healthcare providers. Our SaaS informatics products utilize our comprehensive data set to provide actionable intelligence to our members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety and population health management. This segment also includes our technology-enabled performance improvement collaboratives. Through these collaboratives, which are supported by our Enterprise Provider Analytics Platform, we convene members, design programs and facilitate, foster and advance the exchange of clinical, financial and operational data among our members to measure patient outcomes and determine best practices that drive clinical, financial and operational improvements. Our performance services segment consists of the following primary products and solutions:

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Cost Management.

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OperationsAdvisor®.  Our OperationsAdvisor® SaaS application is a cost management solution for both acute and ambulatory care settings that integrates productivity measurement with benchmarking, comparative data analysis and quality measures. This national comparative database application measures performance against peer facilities at the corporate, facility and department levels and provides hospital-specific and department-specific data. For fiscal year 2013, the OperationsAdvisor® application tracked approximately $30 billion in annual labor expense and approximately 12% of the total U.S. hospital-based labor spend (based on a comparison between 2013 data from our OperationsAdvisor® SaaS informatics application and 2011 hospital expense data from the American Hospital Association (published in 2013), based upon aggregate data reported by our members that labor expense represents approximately 36% of total expenditures). At June 30, 2013, approximately 780 U.S. hospital members submitted data to OperationsAdvisor®.

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SpendAdvisor®.  SpendAdvisor® is an automated supply chain analytics SaaS application, which we believe is one of the industry's most comprehensive and robust spend analytics offering. SpendAdvisor® is fully integrated with our GPO contracts, and offers analysis of supplier-reported purchasing data from approximately 1,800 U.S. hospitals and alternate sites and uses data from pharmacy wholesalers to support analysis of pharmacy spend, including price verification, tier selection, conversion and generic equivalents, non-fulfillment, performance programs and other savings opportunities.

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Quality and Safety.  Our quality and safety SaaS applications include our Premier Quality suite of solutions, consisting of QualityAdvisor, Quality Measures Reporter® and PhysicianFocus™, with approximately 870 participating U.S. hospital members as of June 30, 2013, and SafetyAdvisor®, with approximately 320 participating U.S. hospital members as of June 30, 2013.

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QualityAdvisor.  Our QualityAdvisor SaaS application offers the largest clinical comparative database in the United States, including patient, physician, procedure and product level information and provides detailed patient level transactional data to support process and outcomes improvement and cost reduction by (i) utilizing benchmarks to identify improvement opportunities and establish organizational goals, (ii) assessing effectiveness and cost of service with the ability to analyze procedure/charge-level detail, (iii) providing supply performance improvement teams and physicians with comparative data, (iv) evaluating service line performance and resource utilization analyses, and (v) pinpointing areas of care where process improvements will yield the greatest results. We believe that QualityAdvisor data is the foundation for engaging clinicians in a data-driven discussion about resource utilization and product standardization as ways to safely reduce cost.

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  Quality Measures Reporter®.  Our Quality Measures Reporter® SaaS application is a performance measuring and reporting solution that is accessible through an application from multiple points in a member's facility. This application compares quality performance against national benchmarks and enables members to capture and review performance measures in real time to reveal performance improvement opportunities. Further, the Quality Measures Reporter® supports domains required for national and state regulatory compliance and value-based purchasing reimbursement under the CMS Hospital Inpatient Quality Reporting Program and Hospital Outpatient Quality Reporting Program and the Joint Commission Core Measures.

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  PhysicianFocus™.  Our PhysicianFocus™ application includes our PhysicianFocus™ Ambulatory and PhysicianFocus™ Hospital SaaS applications. Using these applications, our members are able to view accurate and timely physician practice data to help them understand practice variations, highlight successes and improve performance. These applications enable successful physician alignment and engagement by supporting the collaboration among hospitals and alternate sites to improve quality, safety and evidence-based care, by promoting resource utilization, optimal care delivery and patient management and by looking at referral patterns and identifying mechanisms for keeping referrals within the system.

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  SafetyAdvisor®.  Our SafetyAdvisor® SaaS application helps our U.S. hospital members and healthcare systems focus on improving patient safety and enhancing outcomes by addressing issues related to healthcare-acquired infections and medication management. This application provides automated patient surveillance that identifies patients at risk for healthcare-acquired infections and medical errors, as well as their associated costs, and enables hospitals to coordinate care and improve patient safety and clinical outcomes. Our SafetyAdvisor® SaaS application also provides infection preventionists and clinical pharmacists with alerts and reporting, facilitating efficient clinical interventions to enhance patient safety. This application is among our first products to employ data devices residing at a member's information technology site, which feeds hospital-specific data to us on a real-time basis.

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Population Health Management.  Our Population Health Management suite of solutions, consisting of PopulationFocus, NetworkFocus and CareFocus are offered under our PopulationAdvisor brand name. We offer our PopulationAdvisor solutions as a suite or individually to best suit the needs of our members.

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PopulationFocus.  Our PopulationFocus SaaS application, which incorporates the solutions offered through our strategic partnership with Verisk Analytics Inc., is a software solution that enables healthcare providers to analyze discrete populations of patients whose care they manage. Data for PopulationFocus is based on post-adjudicated healthcare claims acquired from payor entities (e.g.; Medicare, commercial payers and third-party administrators) for the specific set of patients within the defined population. The solution provides a web-based user interface that allows users to run reports and perform analysis on the defined population of patients, using the proprietary models and algorithms to produce value-added information used for decision-making.

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NetworkFocus.  Our NetworkFocus SaaS application identifies specific physician referral patterns and points of influence in a physician network to support network design and management. The application helps our members understand primary care referral patterns across inpatient and outpatient services, identify utilization patterns by key specialty and service areas and pinpoint areas where members lose patients to out-of-network referrals. NetworkFocus integrates analytics from Activate Networks, Inc. into our Enterprise Provider Analytics Platform, which is described in more detail below, to improve population health and system design using network analysis.

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  CareFocus.  Our CareFocus SaaS application is offered through our strategic partnership with Phytel, Inc. Phytel utilizes a provider-enabled ambulatory care management model with approximately 30 million patients in its registry. The CareFocus solution affords our members the opportunity to close gaps in care and care transitions through proactive patient outreach, visit reminders and post-discharge follow-up, to coordinate care through chronic care management interventions and to improve quality outcomes through performance measurement. CareFocus independently provides these services based on the claims analytics of PopulationFocus and the physician network management of NetworkFocus.

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Enterprise Provider Analytics Platform.  Our Enterprise Provider Analytics Platform allows for enterprise level data warehousing, collaboration and content management that incorporates our existing informatics applications while building new applications with customized content feeds for individuals serving specific roles with healthcare providers. Our Enterprise Provider Analytics Platform is currently comprised of (i) PremierConnect, our underlying payor/provider joint data model, developed in partnership with IBM, that we believe provides longitudinal patient data across the healthcare continuum, (ii) our Data Alliance Collaborative, a collaborative focused on business intelligence, data warehousing and advanced analytics, and (iii) PremierConnect Enterprise, our data warehousing and business intelligence platform that is offered to our members on a subscription basis. We intend to expand our Enterprise Provider Analytics Platform to include new functionality, including (a) PremierExchange, a virtual marketplace from which our members can buy data warehousing and business intelligence products, applications and other assets developed by us and our members, (b) PremierConnect SDK, a software development kit that utilizes the capabilities of our PremierConnect platform to assist our strategic partners and members in developing analytics and business intelligence products, and (c) PremierConnect Data, our services and technology that transform raw member data from source systems into usable information within data warehousing and business intelligence platforms. We believe our Enterprise Provider Analytics Platform offers an advanced and differentiated set of enterprise data warehousing and business intelligence platform capabilities to the healthcare provider market.

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Performance improvement collaboratives.

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QUEST® Collaborative.  Through our QUEST® Collaborative, we work with our members to identify improvement opportunities and best practices and allowing them to participate in performance improvement exercises using identified best practices, collaborate to define performance goals and use healthy competition to drive performance improvement. The aggregate performance of all of our members who participated in our QUEST® Collaborative improved in all six domains (evidence-based care, cost of care, patient experience, harm avoidance, mortality and readmissions) for calendar year 2012 compared to calendar year 2011. Building on the success of our partnership with CMS in the Premier Hospital Quality Incentive Demonstration, a value-based purchase program through which CMS awarded bonus payments to hospitals for high quality in several clinical areas and reported quality data on its website, the QUEST® Collaborative seeks to develop next-generation quality, safety and cost metrics with a consistency and standardization we do not believe exists today. We believe that our members who participate in our QUEST® Collaborative are better prepared to deal with reform provisions and, by improving in the six domains referenced above, can earn Medicare incentives, avoid Medicare penalties and better manage reimbursement cuts.

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Bundled Payment Collaborative.  Our Bundled Payment Collaborative assists our members in their participation in the CMS Bundled Payments for Care Improvement Initiative, an initiative by which organizations enter into payment arrangements that include financial and performance accountability for episodes of care. Our Bundled Payment Collaborative offers ongoing analysis of our members' Medicare Part A and Medicare Part B data, dashboards for managing bundled payment programs and gainsharing and data, knowledge and best practices from other members.

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  Performance Improvement Research Collaborative.  Our Performance Improvement Research Collaborative is a clinical research program that is focused on research studies that are intended to explore the safety, effectiveness, cost control effectiveness, and outcomes improvement potential of the products and services our members use in acute care and alternate site settings. Through this program, with the input of clinicians and other subject matter experts, we assist pharmaceutical, device and other healthcare industry members with structuring research protocols that investigate products and services in "true to life" clinical post-market settings.

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  PACT—Partnership for Care Transformation Collaboratives.  Our Partnership for Care Transformation Collaboratives, or PACT, Collaboratives, are focused on helping members develop effective models of care for connected groups of providers who take responsibility for improving the health status, efficiency and experience of care for a defined population (i.e.; accountable care models). Our PACT Collaboratives provide members the opportunity to share accountable care development strategies and other best practices and to develop the tools necessary to manage the health of a population with collaborative participants while exchanging knowledge with industry and government experts.

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  Partnership for Patients Collaborative.  We participate in the CMS-established Partnership for Patients initiative, a public-private collaborative working to improve the quality, safety and affordability of healthcare. Physicians, nurses, hospitals, employers, patients and their advocates, and the federal and state governments have joined together to form the Partnership for Patients.

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Advisory Services.  Our advisory services provided through Premier Performance Partners seek to drive change and improvement in cost reduction, quality of care and patient safety. Premier Performance Partners offers expertise and capabilities in the following areas: clinical, financial and operational performance, facilities and capital asset management, organizational transformation, physician preference items, reform readiness assessment, service line improvement, strategic and business planning and supply chain transformation.

Using various specialists and advisors, we provide wrap-around services for our major SaaS informatics products and our GPO to enhance the member value from these programs. Certain of these specialists, called performance partners, drive clinical, financial and operational improvement through the use of our SaaS informatics products. For example, our clinical performance partners provide U.S. hospitals with access to performance improvement and operational specialists. Using the QualityAdvisor application, these clinical performance partners mine data for improvement opportunities and then lead or assist with improvement projects in such areas as resource and operational assessments, process improvement, performance improvement monitoring, strategic planning and knowledge transfer for organizational change. U.S. hospitals contract for clinical, financial and/or operational performance partner support for a given number of days per month, with contracts lasting from one to five years in duration.

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Insurance Services.  We provide insurance programs and services to assist U.S. hospital and healthcare system members with liability and benefits insurance services, along with risk management services. We design insurance programs and services for our members to improve their quality, patient safety and financial performance while lowering costs. We provide management services for American Excess Insurance Exchange, Risk Retention Group, a reciprocal risk retention group that provides excess hospital, professional, umbrella and general liability insurance to certain U.S. hospital and healthcare system members. We also negotiate the purchase of other insurance products from commercial insurance carriers on behalf of our members.

Pricing and Contracts

        We generate revenue from our supply chain services segment through fees received from suppliers based on the total dollar volume of supplies purchased by our members in connection with our GPO programs and through product sales in connection with our specialty pharmacy and direct sourcing activities. Our performance services segment has three main sources of revenue: (i) three to five-year subscription agreements to our SaaS informatics products, (ii) annual subscriptions to our performance improvement collaboratives, and (iii) professional fees for our advisory services.

Supply Chain Services

        In connection with the Reorganization and this offering, our member owners have entered into GPO participation agreements with Premier LP which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of its GPO participation agreement, each of these member owners will receive revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees remitted to us. Subject to certain termination rights, these GPO participation agreements will be for an initial five-year term, although our two largest regional GPO member owners have entered into agreements with seven-year terms. The terms of the GPO participation agreements vary as a result of provisions in our existing arrangements with member owners that conflict with the terms of the GPO participation agreement and which by the express terms of the GPO participation agreement are incorporated by reference and deemed controlling and will continue to remain in effect. In limited circumstances, Premier LP and certain member owners have entered into GPO participation agreements with certain terms that vary from the standard form, which were approved by the member agreement review committee of our board of directors, based upon regulatory constraints, pending merger and acquisition activity or other exigent circumstances affecting those member owners. Historically, certain non-owner members have operated under, and following the completion of the Reorganization and this offering, will continue to operate under, contractual relationships that provide for a specific revenue share that differs from the 30% revenue share that we will provide to our member owners under the GPO participation agreements following the Reorganization. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—GPO Participation Agreement."

        In our specialty pharmacy, we earn revenue from product sales. In addition, we have developed a fee-for-service model targeted at health systems that desire to dispense specialty drugs. We provide certain administrative and/or patient management services for prescriptions that are sent back to our member health systems for dispensing. Additionally, we derive professional fees revenue from pharmaceutical manufacturers for providing certain services to patients, such as patient education, and/or providing utilization data. Our specialty pharmacy contracts generally range from one to three years in length, and except for exclusive networks, there are generally no guaranteed sales associated with a payor network contract.

        In our direct sourcing activities, we earn revenue from product sales.

Performance Services

        SaaS informatics products subscriptions include the right to use our proprietary hosted technology on a SaaS basis, training and member support to deliver improvements in cost management, quality and safety, population health management and provider analytics. Pricing varies by subscription and size of the subscriber. Informatics subscriptions are generally three to five year agreements with automatic renewal clauses and annual price escalators that typically do not allow for early termination. These agreements do not allow for physical possession of the software. Subscription fees are typically billed on a monthly basis and revenue is recognized as a single deliverable on a straight-line basis over the remaining contractual period following implementation. Implementation involves the completion of data preparation services that are unique to each member's data set and, in certain cases, the installation of member site-specific software, in order to access and transfer member data into our hosted SaaS informatics products. Implementation is generally 120 to 150 days following contract execution before the SaaS informatics products can be fully utilized by the member.

        Performance improvement collaborative and other service subscription revenue to support our offerings in cost management, quality and safety and population health management is recognized over the service period, which is generally one year.

        Professional fees for advisory services are sold under contracts, the terms of which vary based on the nature of the engagement. Fees are billed as stipulated in the contract, and revenue is recognized on a proportional performance method as services are performed and deliverables are provided. In situations where the contracts have significant contract performance guarantees or member acceptance provisions, revenue recognition occurs when the fees are fixed and determinable and all contingencies, including any refund rights, have been satisfied. For basic "assessments," the term generally ranges from three to four months, with a maximum of six months. For "interim management" or "outsourcing" services, the contract term typically ranges from three to five years. Fees are based either on time and materials or the savings that are delivered.

Sales

        We conduct sales through our embedded field support team, our dedicated national sales team and our Premier Performance Partners advisors, collectively comprised of approximately 410 employees as of June 30, 2013.

        Our field support team works closely with our U.S. hospital members and other members to target new opportunities by developing strategic and operational plans to drive cost management and quality and safety improvement initiatives. As of June 30, 2013, our field support team was deployed to nine regions across the United States. These field support staff work at our member sites to identify and recommend best practices for both supply chain and clinical integration cost savings opportunities. The regionally deployed field support team is augmented by a national team of subject matter specialists who focus on key areas such as lab, surgery, cardiology, orthopedics, imaging, pharmacy, information technology and construction. Our field support team assists our members in growing and supporting their alternate site membership.

        Our sales team provides national sales coverage for establishing initial member relationships and works with our field support team to increase sales to existing members. We are in the process of implementing regional sales teams to align with the nine regions in our field support model.

        Our Premier Performance Partners team identifies and targets advisory engagements and wrap-around services for our major SaaS informatics products and our GPO to enhance the member value from these programs.

Intellectual Property

        We offer our members a range of products to which we claim intellectual property rights, including online services, best practices content, databases, electronic tools, web-based applications, performance metrics, business methodologies, proprietary algorithms, software products and advisory services deliverables. We own and control a variety of trade secrets, confidential information, trademarks, trade names, copyrights, domain names and other intellectual property rights that, in the aggregate, are of material importance to our business.

        We protect our intellectual property by relying on federal, state and common law rights, as well as contractual arrangements. We are licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by us.

Research and Development

        Our research and development, or R&D, expenditures primarily consist of our strategic investment in internally developed software to further our initiatives, and new product development in the areas of cost management, quality and safety and population health management. We have also made significant investments in our recently introduced Enterprise Provider Analytics Platform. We expensed $9.4 million, $12.6 million and $8.7 million for R&D activities in fiscal year 2013, 2012 and 2011, respectively, and we capitalized software development costs of $31.3 million, $28.7 million and $24.5 million, respectively.

Competition

        The markets for our products and services in both our supply chain services segment and performance services segment are fragmented, intensely competitive and characterized by rapidly evolving technology and product standards, user needs and the frequent introduction of new products and services. We have experienced and expect to continue to experience intense competition from a number of companies.

        The primary competitors to our supply chain services segment are other large GPOs such as Amerinet Inc., HealthTrust Purchasing Group (a subsidiary of HCA Holdings, Inc.), Managed Health Care Associates, Inc., MedAssets, Inc. and Novation LLC. In addition, we compete against certain healthcare provider-owned GPOs in this segment. Our specialty pharmacy competes with Caremark Inc. (owned by CVS Caremark Corporation), Curascript, Inc./Accredo (owned by Express Scripts Holding Co.), Diplomat Specialty Pharmacy and many smaller local specialty pharmacies. Finally, our direct sourcing activities compete primarily with private label offerings/programs, product manufacturers and distributors, such as Cardinal Health, Inc., McKesson Corporation, Medline Industries, Inc. and Owens & Minor, Inc.

        The competitors in our performance services segment range from smaller niche companies to large, well-financed and technologically-sophisticated entities. Our primary competitors in this segment include (i) information technology providers such as Allscripts Healthcare Solutions, Inc., Caradigm USA LLC, Cerner Corporation, Epic Systems Corporation, McKesson Corporation, Oracle Corporation and Truven Health Analytics Inc., and (ii) consulting and outsourcing firms such as The Advisory Board Company, Deloitte & Touche LLP, Evolent Health, Inc., Healthagen, LLC (a subsidiary of Aetna, Inc.), Huron Consulting, Inc., Navigant Consulting, Inc. and Optum, Inc. (a subsidiary of UnitedHealth Group, Inc.).

        With respect to our products and services across both segments, we compete on the basis of several factors, including breadth, depth and quality of product and service offerings, ability to deliver clinical, financial and operational performance improvements through the use of products and services, quality and reliability of services, ease of use and convenience, brand recognition and the ability to integrate services with existing technology. With respect to our products and services across both of our business segments, we also compete on the basis of price.

Government Regulation

General

        The healthcare industry is highly regulated by federal and state authorities and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses, consolidation in the healthcare industry, regulation, litigation and general economic conditions affect the purchasing practices, operations and the financial health of healthcare organizations. In particular, changes in regulations affecting the healthcare industry, such as increased regulation of the purchase and sale of medical products, or restrictions on permissible discounts and other financial arrangements, could require us to make unplanned modifications of our products and services, result in delays or cancellations of orders or reduce funds and demand for our products and services.

Affordable Care Act

        In March 2010, President Obama signed into law the PPACA, amended by the Affordable Care Act. The Affordable Care Act is a sweeping measure designed to expand access to affordable health insurance, control healthcare spending, and improve healthcare quality. The law includes provisions to tie Medicare provider reimbursement to healthcare quality and incentives, mandatory compliance programs, enhanced transparency disclosure requirements, increased funding and initiatives to address fraud and abuse, and incentives to state Medicaid programs to promote community-based care as an alternative to institutional long-term care services. In addition, the law provides for the establishment of a national voluntary pilot program to bundle Medicare payments for hospital and post-acute services, which could lead to changes in the delivery of healthcare services. Likewise, many states have adopted or are considering changes in healthcare policies in part due to state budgetary shortfalls. The timetable for implementing many provisions of the Affordable Care Act remains unsettled, and we do not know what effect the federal Affordable Care Act or state law proposals may have on our business.

Civil and Criminal Fraud and Abuse Laws

        We are subject to federal and state laws and regulations designed to protect patients, governmental healthcare programs and private health plans from fraudulent and abusive activities. These laws include anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims. These laws are complex and their application to our specific products, services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have over time increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules. These laws and regulations include:

        Anti-Kickback Laws.    The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The definition of "remuneration" has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services regardless of whether the item or service is covered under a governmental health program or private health plan. Certain statutory and regulatory safe harbors exist that protect specified business arrangements from prosecution under the Anti-Kickback Statute if all elements of an applicable safe harbor are met, however these safe harbors are narrow and often difficult to comply with. Congress has appropriated an increasing amount of funds in recent years to support enforcement activities aimed at reducing healthcare fraud and abuse.

        HHS created certain safe harbor regulations which, if fully complied with, assure parties to a particular arrangement covered by a safe harbor that they will not be prosecuted under the Anti-Kickback Statute. However, these safe harbors are narrow and often difficult to comply with. We attempt to structure our group purchasing services and pricing discount arrangements with suppliers to meet the terms of the safe harbor for GPOs set forth at 42 C.F.R. § 1001.952(j) and the discount safe harbor set forth at 42 C.F.R. § 1001.952(h). Although full compliance with the provisions of a safe harbor ensures against prosecution under the Anti-Kickback Statute, failure of a transaction or arrangement to fit within a safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Anti-Kickback Statute will be pursued.

        In 2005, the HHS Office of Inspector General conducted an extensive audit of the business practices of three GPOs, including us, and published a report indicating that of the $1.8 billion in administrative fees that these GPOs collected over a four-year period, $1.3 billion exceeded their operating expenses. Of this amount, $898 million was returned to hospitals. The report found certain deficiencies in the manner in which the hospitals reflected these fees on their cost reports to Medicare. The HHS Office of Inspector General took no enforcement action against us or, to our knowledge, either of the other GPOs. The report did not identify any of our business practices, or relationships with suppliers or our members, which in its view violated the Anti-Kickback Statute. In response to these findings, the HHS Office of Inspector General recommended that CMS provide specific guidance on the proper treatment on Medicare costs reports of revenue distributions received from GPOs. CMS issued an update to its provider reimbursement manual in December 2011 specifying that these distributions must be properly accounted for on such cost reports. The 2005 report and subsequent CMS guidance suggest that the various forms of value received by our U.S. hospital members and health system member owners in connection with or related to the Reorganization and this offering (including, without limitation, increases in the fair market value of equity held by such member owners, proceeds from the purchase of Class B common units from such member owners immediately following this offering and as a result of subsequent exchanges, Premier LP cash distributions, administrative fee revenue share paid by Premier LP to our members based upon their member facilities' purchases through GPO supplier contracts and payments under the tax receivable agreement) should be appropriately reflected in their cost reports to Medicare, and we have sought to structure those arrangements so that they can be appropriately reflected. Our members that report their costs to Medicare are required under the terms of the Premier Group Purchasing Policy to appropriately reflect all elements of value received in connection with the Reorganization and this offering on their cost reports. We are required to furnish applicable reports to such members setting forth the amount of such value, to assist their compliance with such cost reporting requirements. We cannot assure you, however, that the HHS Office of Inspector General or the DOJ would concur with such approach.

        In the lead-up to this offering, we received correspondence from one of our major GPO competitors expressing concern that the manner in which our proposed initial public offering was explained to our current and prospective member owners could violate the Anti-Kickback Statute. One letter attached a brief analysis prepared by the competitor's outside counsel, which concluded that the opportunity to participate in our initial public offering could constitute a form of remuneration for purposes of the Anti-Kickback Statute and that if the other requisite elements of an Anti-Kickback Statute violation were present, the extension by us of such opportunity could violate the Anti-Kickback Statute. We believe that our discussions with current and prospective member owners regarding the possibility that we would undertake an initial public offering were conducted in compliance with the Anti-Kickback Statute and other applicable laws. However, no assurance can be given that enforcement authorities will agree with our assessment. Although a process exists for requesting advisory opinions from the HHS Office of Inspector General regarding compliance of particular arrangements with the Anti-Kickback Statute, we have not sought such an opinion and do not believe that the issues raised in the competitor's correspondence are capable of being addressed in an advisory opinion since the content and specifics of each discussion would be at issue. Any determination by a state or federal agency that the manner in which the opportunity to participate in this offering was presented to our member owners and prospective member owners, either in of itself or when viewed in conjunction with the requirements for membership in Premier LP and participation in our group purchasing program or the various forms of value received by our member owners in connection with or related to this offering, violated any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs.

        On July 23, 2013, the HHS Office of Inspector General published Advisory Opinion 13-09 addressing a transaction proposed to be undertaken by the competitor referred to in the preceding paragraph. Under this proposal, the competitor, which is a publicly-traded company, would issue stock to certain of its current and prospective customers in exchange for the customers' agreement to extend or enter into a five- to seven-year contract that would require the customer to commit not to decrease its historical level of purchases through the competitor's GPO supplier contracts over the term of the contract and to agree to a reduction in the percentage of administrative fee revenue share paid by the competitor to such customer on an annual basis. The amount of stock given to each customer would be equal to the amount of the reduction in revenue share due to the customer over the term of the contract. The HHS Office of Inspector General concluded that the competitor's proposed transaction could potentially generate prohibited remuneration under the Anti-Kickback Statute and that the HHS Office of Inspector General could potentially impose administrative sanctions on the competitor in connection with the arrangement. The HHS Office of Inspector General first noted that the granting of stock to customers would not fit within the discount safe harbor and therefore must be assessed based on the totality of the facts and circumstances. The HHS Office of Inspector General then observed that when a GPO passes through administrative fees to its customers, such fees could be treated as discounts on the price of goods sold by the vendors and the GPO and its customers could meet the reporting and other requirements of the discount safe harbor. This in turn could reduce costs to federal healthcare programs. The HHS Office of Inspector General asserted that the competitor's proposed arrangement, to the contrary, would result in a portion of a customer's revenue share, which would otherwise be reflected as a reduction in expense on the customer's cost reports, being exchanged for stock which would have no potential to benefit payors, including federal healthcare programs. The HHS Office of Inspector General cited three additional factors which, in its view, increase the risk of fraud and abuse posed by the competitor's proposed transaction: (i) the customers receiving stock would be required to extend their contracts (or enter into new contracts) with the competitor's GPO for five to seven years; (ii) the stock granted by the competitor would be tied to the customers' past purchases; and (iii) customers would not be permitted to decrease their volume of purchases through the competitor's group purchasing contracts. In the HHS Office of Inspector General's view, the combination of these three factors would result in customers potentially being rewarded with stock based upon their past referrals and being locked into long-term contracts under which they would be forced to maintain historical purchasing levels for an extended period of time regardless of whether the competitor is getting them the best prices. We believe that the terms of the Reorganization are distinguishable from those described in Advisory Opinion 13-09. However, the Reorganization does not fall within any safe harbor and no assurance can be given that the HHS Office of Inspector General or other regulators or enforcement authorities will agree with our assessment. Any determination by a state or federal agency that the terms of our Reorganization or our relationship with our members violate the Anti-Kickback Statute or any other federal or state laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs.

        False Claims Act.    Our business is also subject to numerous federal and state laws that forbid the submission or "causing the submission" of false or fraudulent information or the failure to disclose information in connection with the submission and payment of claims for reimbursement to Medicare, Medicaid, other federal healthcare programs or private health plans. In particular, the FCA prohibits a person from knowingly presenting or causing to be presented a false or fraudulent claim for payment or approval by an officer, employee or agent of the United States. In addition, the FCA prohibits a person from knowingly making, using, or causing to be made or used a false record or statement material to such a claim. Violations of the FCA may result in treble damages, significant monetary penalties, and other collateral consequences including, potentially, exclusion from participation in federally funded healthcare programs. The scope and implications of the amendments to the FCA pursuant to the FERA have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact our business. Pursuant to the 2010 healthcare reform legislation, a claim that includes items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

        Privacy and Security Laws.    HIPAA contains contain substantial restrictions and requirements with respect to the use and disclosure of individually identifiable health information, referred to as "protected health information." The HIPAA Privacy Rule prohibits a covered entity or a business associate (essentially, a third party engaged to assist a covered entity with enumerated operational and/or compliance functions) from using or disclosing protected health information unless the use or disclosure is validly authorized by the individual or is specifically required or permitted under the Privacy Rule and only if certain complex requirements are met. In addition to establishing these complex requirements, covered entities and business associates must also meet additional compliance obligations set forth in the Privacy Rule. In addition, the HIPAA Security Rule establishes administrative, organization, physical and technical safeguards to protect the privacy, integrity and availability of electronic protected health information maintained or transmitted by covered entities and business associates. The HIPAA Security Rule requirements are intended to mandate that covered entities and business associates regularly re-assess the adequacy of their safeguards in light of changing and evolving security risks. Finally, the HIPAA Breach Notification Rule requires that covered entities and business associates, under certain circumstances, notify patients/beneficiaries and HHS when there has been an improper use or disclosure of protected health information.

        Our specialty pharmacy, our self-funded health benefit plan and our healthcare provider members (provided that these members engage in HIPAA-defined standard electronic transactions with health plans, which will be all or the vast majority) are directly regulated by HIPAA as "covered entities." Additionally, because most of our U.S. hospital members disclose protected health information to us so that we may use that information to provide certain data analytics, benchmarking, advisory or other operational and compliance services to these members, we are a "business associate" of those members. In these cases, in order to provide members with services that involve the use or disclosure of protected health information, HIPAA require us to enter into "business associate agreements" with our covered entity members. Such agreements must, among other things, provide adequate written assurances:

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  as to how we will use and disclose the protected health information within certain allowable parameters established by HIPAA,

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  that we will implement reasonable administrative, organizational, physical and technical safeguards to protect such information from misuse,

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  that we will enter into similar agreements with our agents and subcontractors that have access to the information,

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  that we will report security incidents and other inappropriate uses or disclosures of the information, and

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  that we will assist the covered entity with certain of its duties under HIPAA.

        With the enactment of the HITECH Act, the privacy and security requirements of HIPAA were modified and expanded. The HITECH Act applies certain of the HIPAA privacy and security requirements directly to business associates of covered entities. Prior to this change, business associates had contractual obligations to covered entities but were not subject to direct enforcement by the federal government. On January 17, 2013, HHS released final rules implementing the HITECH Act changes to HIPAA. These amendments expand the protection of protected health information by, among other things, imposing additional requirements on business associates, further restricting the disclosure of protected health information in certain cases when the disclosure is part of a remunerated transaction, and modifying the HIPAA Breach Notification Rule, which has been in effect since September 2009, to create a rebuttable presumption that any improper use or disclosure of protected health information requires notice to affected patients/beneficiaries and HHS. The 2013 final rule became effective on March 26, 2013 and the compliance date for most provisions is September 23, 2013. The modifications to the HIPAA Breach Notification Rule requirements are currently effective and being enforced.

        Transaction Requirements.    HIPAA also mandates format, data content and provider identifier standards that must be used in certain electronic transactions, such as claims, payment advice and eligibility inquiries. Although our systems are fully capable of transmitting transactions that comply with these requirements, some payers and healthcare clearinghouses with which we conduct business may interpret HIPAA transaction requirements differently than we do or may require us to use legacy formats or include legacy identifiers as they make the transition to full compliance. In cases where payers or healthcare clearinghouses require conformity with their interpretations or require us to accommodate legacy transactions or identifiers as a condition of successful transactions, we attempt to comply with their requirements, but may be subject to enforcement actions as a result. In January 2009, CMS published a final rule adopting updated standard code sets for diagnoses and procedures known as ICD-10 code sets. A separate final rule also published by CMS in January 2009 resulted in changes to the formats to be used for electronic transactions subject to the ICD-10 code sets, known as Version 5010. As of March 31, 2012, healthcare providers are required to comply with Version 5010. Use of the ICD-10 code sets is not mandated until October 1, 2014. We are actively working to make the proper modifications in preparation for the implementation of ICD-10.

        Other Federal and State Laws.    In addition to our obligations under HIPAA there are other federal laws that impose specific privacy and security obligations, above and beyond HIPAA, for certain types of health information and impose additional sanctions and penalties. These rules are not preempted by HIPAA. Most states have enacted patient and/or beneficiary confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering adopting further legislation in this area, including privacy safeguards, security standards, data security breach notification requirements, and special rules for so-called "sensitive" health information, such as mental health, genetic testing results, or HIV status. These state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them as well.

        We are unable to predict what changes to HIPAA or other federal or state laws or regulations might be made in the future or how those changes could affect our business or the associated costs of compliance. For example, the federal ONCHIT is coordinating the development of national standards for creating an interoperable health information technology infrastructure based on the widespread adoption of electronic health records in the healthcare sector. We are yet unable to predict what, if any, impact the creation of such standards and the further developments at ONCHIT will have on the necessary specifications or demand for our products, services, or on associated compliance costs.

Antitrust Laws

        The Sherman Antitrust Act and related federal and state antitrust laws prohibit contracts in restraint of trade or other activities that are designed to or that have the effect of reducing competition in the market. The federal antitrust laws promote fair competition in business and are intended to create a level playing field so that both small and large companies are able to compete in the market. The antitrust laws are complex laws that generally prohibit discussions, conspiracies and agreements between competitors that can unreasonably restrain trade. In 1993, the DOJ and the FTC issued guidelines specifically designed to help GPOs gauge whether a particular purchasing arrangement may raise antitrust problems or whether the arrangement falls within an "antitrust safety zone," which reduces the risk that the arrangement will be challenged by the government as anticompetitive. Under this safety zone, except in extraordinary circumstances, the DOJ and FTC will not challenge joint purchasing arrangements among healthcare providers that meet two basic conditions designed to ensure they do not become vehicles for monopolistic purchasing or for price fixing: (i) the purchases made by the healthcare providers must account for less than 35% of the total market for the purchased items; and (ii) for joint purchasing arrangements including direct competitors, the cost of the purchased items must account for less than 35% of the total market for the purchased items, and the cost of the purchased items must account for less than 20% of the total revenues of each purchaser.

        We have attempted to structure our contracts and pricing arrangements in accordance with the 1993 guidelines and believe that our GPO supplier contracts and pricing discount arrangements should not be found to violate the antitrust laws. However, no assurance can be given that enforcement authorities will agree with this assessment. The group purchasing industry has previously been under review by members of the U.S. Senate with respect to antitrust laws. In 2002, the U.S. Senate Judiciary Subcommittee on Antitrust, Competition Policy and Consumer Rights conducted a series of hearings concerning the activities of GPOs, including us. As a response to the Senate Subcommittee inquiry, we and other operators of GPOs formed the HSCA which developed a code of conduct to assure compliance with ethical and legal standards, including the antitrust laws. In addition, in 2002 we adopted our own Code of Conduct in consultation with a leading ethicist. As part of these Senate investigations, the GAO published two reports. The first report included an examination of GPO pricing. The second report investigated contracting practices used by GPOs with regard to administrative fees, sole source contracts and bundling arrangements and discussed the various codes of conduct implemented by the GPOs to address these practices.

        On August 11, 2009, we and several other operators of GPOs received a letter from Senators Charles Grassley, Herb Kohl and Bill Nelson requesting information concerning the different relationships between and among us and our members, distributors, manufacturers and other suppliers, and requesting certain information about the services we perform and the payments we receive in connection with our GPO programs. On September 25, 2009, we and several other operators of GPOs received a request for information from the GAO, also concerning our services and relationships with our members in connection with our GPO programs. Subsequently, we and other operators of GPOs received follow-up requests for additional information. We fully complied with all of these requests. On September 27, 2010, the GAO released a report titled "Group Purchasing Organizations—Services Provided to Customers and Initiatives Regarding Their Business Practices." On that same day, the Minority Staff of the U.S. Senate Finance Committee released a report titled "Empirical Data Lacking to Support Claims of Savings with Group Purchasing Organizations." On March 30, 2012, the GAO released a report titled "Group Purchasing Organizations—Federal Oversight and Self-Regulation."

        Congress, the DOJ, the FTC, the U.S. Senate or another state or federal entity could at any time open a new investigation of the group purchasing industry, or develop new rules, regulations or laws governing the industry, that could adversely impact our ability to negotiate pricing arrangements with suppliers, increase reporting and documentation requirements, or otherwise require us to modify our arrangements in a manner that adversely impacts our business. We may also face private or government lawsuits alleging violations arising from the concerns articulated by these governmental actors.

        During the past 15 years, we have been named as a defendant in lawsuits brought by suppliers of medical products. Typically, these lawsuits have alleged the existence of a conspiracy among manufacturers of competing products and operators of GPOs, including us, to deny the plaintiff access to a market for its products. No such litigation is currently pending.

Governmental Audits

        Because we act as a GPO for healthcare providers that participate in governmental programs, our group purchasing services have in the past and may again in the future be subject to periodic surveys and audits by governmental entities or contractors for compliance with Medicare and Medicaid standards and requirements. We will continue to respond to these government reviews and audits but cannot predict what the outcome of any future audits may be or whether the results of any audits could significantly or negatively impact our business, our financial condition or results of operations.

Compliance Department

        We have developed a compliance program that is designed to ensure that our operations are conducted in compliance with applicable laws and regulations and, if violations occur, to promote early detection and prompt resolution. These objectives are achieved through education, monitoring, disciplinary action and other remedial measures we believe to be appropriate. We provide all of our employees with a compliance manual that has been developed to communicate our code of conduct, standards of conduct, and compliance policies and procedures, as well as policies for monitoring, reporting and responding to compliance issues. We also provide all of our employees with a toll-free number and Internet website address in order to report any compliance or privacy concerns.

Legal Proceedings

        We participate in businesses that are subject to substantial litigation. We are periodically involved in litigation, arising in the ordinary course of business or otherwise, which from time to time may include claims relating to commercial, employment, antitrust, intellectual property or other regulatory matters, among others. If current or future government regulations are interpreted or enforced in a manner adverse to us or our business, specifically those with respect to antitrust or healthcare laws, we may be subject to enforcement actions, penalties and other material limitations on our business. See "Risk Factors—Risks Related to Our Business—We may become subject to litigation, which could have a material adverse effect on our business, financial condition and results of operations."

        We have been named as a defendant in several lawsuits brought by suppliers of medical products. Typically, these lawsuits have alleged the existence of a conspiracy among manufacturers of competing products and operators of GPOs, including us, to deny the plaintiff access to a market for its products. We believe that we have at all times conducted our business affairs in an ethical and legally compliant manner and have successfully resolved all such actions. No assurance can be given that we will not be subjected to similar actions in the future or that such matters will be resolved in a manner satisfactory to us or which will not harm our business, financial condition or results of operations.

Employees

        As of June 30, 2013, we employed approximately 1,600 persons, approximately 61% of whom are based in our headquarters in Charlotte, North Carolina. None of our employees are working under a collective bargaining arrangement.

Facilities and Property

        We lease our Charlotte, North Carolina headquarters, our specialty pharmacy location in Fort Lauderdale, Florida, warehouse space for our direct sourcing activities in Nashville, Tennessee and our public affairs office in Washington, DC. We also lease several other smaller facilities.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the names, ages and positions of our directors and executive officers.

Name	Age	Position
Susan D. DeVore	54	President, Chief Executive Officer and Director
Craig S. McKasson	46	Senior Vice President and Chief Financial Officer
Michael J. Alkire	50	Chief Operating Officer
Durral R. Gilbert	47	President of Supply Chain Services
Keith J. Figlioli	42	Senior Vice President of Healthcare Informatics
R. Wesley Champion	47	Senior Vice President of Premier Performance Partners
Kelli L. Price	51	Senior Vice President of People
Jeffrey W. Lemkin	68	General Counsel
Glenn D. Steele, Jr., MD, PhD	69	Chair of the Board
Christine K. Cassel, MD*	67	Director
Charles E. Hart, MD	63	Director
Robert Issai	58	Director
William E. Mayer*	73	Director
Keith B. Pitts	55	Director
Tomi S. Ryba	58	Director
Terry Shaw	51	Director
Richard J. Statuto	56	Director
Susan S. Wang*	62	Director
Alan R. Yordy	61	Director

*
We expect our board of directors to determine that these directors are independent for purposes of NASDAQ corporate governance listing standards.

        Susan D. DeVore has served as the President and Chief Executive Officer and as a member of the board of directors of Premier, Inc. since its inception in May 2013. She has served in the same positions at PHSI and Premier LP and also as a member of the board of directors of PHSI and as a member of the board of managers of Premier Plans since July 2009. Ms. DeVore served as the Chief Operating Officer of PHSI from August 2006 to July 2009. Ms. DeVore served as the Chief Operating Officer for a number of other Premier entities from April 2007 to July 2009. Ms. DeVore's previous executive experience also includes over 20 years at Ernst & Young LLP, where she served as the Senior Healthcare Industry Management Practice Leader. Ms. DeVore also serves as a member of the board of directors or is a member of the following non-profit organizations: Healthcare Leadership Council, American Diversified Reinsurance Ltd., National Center for Healthcare Leadership, Coalition to Protect America's Healthcare, Medicare Rights Center, Charlotte Chamber of Commerce, Institute of Medicine Roundtable on Value and Science Driven Healthcare and the Center for Corporate Innovation. Ms. DeVore obtained a bachelor's degree from the University of North Carolina at Charlotte and a Master of Management from McGill University. We believe Ms. DeVore's qualifications to serve on our board of directors include her approximately 30 years of experience in senior positions involving hospital strategy, large-scale operations transformation, quality improvement and financial management.

        Craig S. McKasson has served as the Senior Vice President and Chief Financial Officer of Premier, Inc. since its inception in May 2013. He has served in the same positions at PHSI and Premier LP since January 2010, and prior to that, he served those entities as Vice President and

Corporate Controller from May 1997 to January 2010. Mr. McKasson currently serves as a member on the board of directors (and on the audit and compensation committees) of Global Healthcare Exchange, LLC, the board of managers of Innovatix LLC and the board of directors (and on the executive and audit committees and as treasurer and chairman of the finance committee) of Saint Vincent De Paul Village Inc. Mr. McKasson is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. McKasson obtained a bachelor's degree in business administration and a Master of Science in accountancy from San Diego State University.

        Michael J. Alkire has served as the Chief Operating Officer of Premier, Inc. since its inception in May 2013. He has served as the Chief Operating Officer of PHSI since July 2011. Mr. Alkire joined Premier in December 2004 as a Senior Vice President until he assumed the role of President of Premier LP from July 2006 to June 2011. Mr. Alkire's prior executive experience also includes positions at Deloitte & Touche LLP and Cap Gemini Ernst & Young. Mr. Alkire is a member of the East Coast Healthcare Executive Summit and a past director on the board of directors of Global Healthcare Exchange, LLC and the HSCA. Mr. Alkire obtained a bachelor's degree from Indiana State University and his Master of Business Administration from Indiana University.

        Durral R. Gilbert has served as the President of Supply Chain Services of Premier, Inc. since its inception in May 2013. He has served in the same position at Premier LP since July 2012. Mr. Gilbert joined Premier in June 2006 as PHSI's Vice President of Operations, Supply Chain until he assumed the role of PHSI's Senior Vice President of Supply Chain Emerging Services from July 2011 to June 2012. Mr. Gilbert's prior experience also includes executive positions at BDS Management, LLC, Marsh Inc., LearningStation Inc. and Wachovia Securities, Inc. Mr. Gilbert currently serves as a member of the board of directors and as Secretary of the HSCA. Mr. Gilbert previously served as a director on the boards of directors of CCX, Inc. and McColl School of Business, Queens University of Charlotte. Mr. Gilbert obtained a bachelor's degree from the University of North Carolina at Chapel Hill and a Master of Business Administration from Duke University.

        Keith J. Figlioli has served as the Senior Vice President of Healthcare Informatics of Premier, Inc. since its inception in May 2013. He has served in the same position at PHSI since September 2009. Prior to joining Premier, Mr. Figlioli served as the Senior Vice President of Enterprise Solutions of Eclipsys Corporation, a company listed on NASDAQ, from March 2003 to August 2009. Mr. Figlioli currently serves as a member of the board of directors of Global Healthcare Exchange, LLC. Mr. Figlioli also serves as a board observer of Activate Networks and as a member of the Health Information Technology Standards Committee. Mr. Figlioli previously served as a member of the boards of directors of the non-profit organizations Good Sports and MassBike. Mr. Figlioli obtained a bachelor's degree from Wheaton College and a Master of Business Administration from Boston University.

        R. Wesley Champion has served as a Senior Vice President of Premier, Inc. since its inception in May 2013 and he has also served as a Senior Vice President of Premier LP since February 2007 and as the business unit leader for Premier LP for consulting since February 2007. Prior to joining Premier, Mr. Champion was a partner at Accenture PLC, a company listed on the New York Stock Exchange, and Cap Gemini Ernst & Young. Mr. Champion is currently a member of the American Institute of CPAs, the South Carolina Association of Certified Public Accountants and of the Healthcare Financial Management Association. Mr. Champion is a certified public accountant and currently sits on the editorial board of directors of Accountable Care News. Mr. Champion obtained a bachelor's degree from the College of Charleston.

        Kelli L. Price has served as the Senior Vice President of People of Premier, Inc. since its inception in May 2013. She has served in the same position at PHSI and Premier LP since November 2009. Ms. Price joined Premier in October 2001 as a member of Human Resources at Premier LP, until she assumed the role of Vice President of Engagement and Performance Excellence at Premier LP from November 2004 to October 2009. Ms. Price previously served as a North Carolina State Quality

Examiner and on the National Board of Examiners for the Malcolm Baldridge National Quality Awards Program. Ms. Price obtained a bachelor's degree from the University of North Carolina at Greensboro and a Master of Business Administration from Queens University of Charlotte.

        Jeffrey W. Lemkin has served as the General Counsel of Premier, Inc. since its inception in May 2013. He has served in the same position at PHSI and Premier LP since July 2007. Prior to joining Premier, from February 1987 to June 2007 Mr. Lemkin was a partner at McDermott Will & Emery LLP in its health practice group, during part of which time Mr. Lemkin fulfilled the role of Premier's external general counsel and represented Premier legal interests as regular external counsel in a wide range of matters. Mr. Lemkin has practiced health law for over 40 years. Mr. Lemkin obtained a bachelor's degree from Bowdoin College, a Master of American History from Northwestern University and a Juris Doctor degree from Boston University School of Law.

        Glenn D. Steele, Jr., MD has served as the Chair of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since January 2007. Since March 2001, Dr. Steele has served as the President and Chief Executive Officer of Geisinger Health System, one of our member owners and a physician-led health care system serving multiple regions of Pennsylvania. Dr. Steele currently serves on the following boards of directors and national committees: Weis Markets Inc., a company listed on the New York Stock Exchange, Wellcare Health Plans, Inc., a company listed on the New York Stock Exchange, Bucknell University Board of Trustees, Cepheid, a company listed on NASDAQ, the Harvard Medical Faculty Physicians at Beth Israel Deaconess Medical Center, the Agency for Integrated Care, Singapore, xG Health Solutions, Healthcare Innovation Program External Advisory Board (Emory University), Institute for Healthcare Optimization Advisory Board, Third Rock Ventures Business Advisory Board, Congressional Budget Office Panel of Health Advisers, Advisory Board of the Peterson Center on Healthcare Advisory Board, the State Health Care Cost Containment Commission and the Healthcare Executives Network. Dr. Steele obtained a bachelor's degree from Harvard University and a medical degree from New York University School of Medicine. Dr. Steele earned his Ph.D. in microbiology at Lund University in Sweden. We believe Dr. Steele's qualifications to serve on our board of directors include his approximately 40 years of experience in the healthcare industry, and his diverse background in academic and medical research and healthcare administration, which provides him with a well-rounded perspective on the healthcare industry.

        Christine K. Cassel, MD has served as a member of the board of directors of Premier, Inc. since its inception in May 2013. She has served as a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since April 2008. Since June 2013, Dr. Cassel has served as the President and Chief Executive Officer of the National Quality Forum. Dr. Cassel served as the President and Chief Executive Officer of the American Board of Internal Medicine from May 2003 to June 2013. Dr. Cassel is also currently an Adjunct Professor of Medicine and Senior Fellow in the Department of Medical Ethics and Health Policy at the University of Pennsylvania School of Medicine. Dr. Cassel currently serves as a member of the board of directors of the Kaiser Foundation Health Plan & Hospitals and as Chair of the board of directors of Greenwall Foundation. Dr. Cassel is one of 20 scientists chosen by President Obama to serve on the President's Council of Advisors on Science and Technology, which advises the President in areas where an understanding of science, technology and innovation is key to forming responsible and effective policy. Dr. Cassel obtained a bachelor's degree from the University of Chicago and a medical degree from the University of Massachusetts Medical School. We believe Dr. Cassel's qualifications to serve on our board of directors include her approximately 35 years of experience in the healthcare industry and her expertise as a national leader in geriatric medicine, medical ethics and quality of care.

        Charles E. Hart, MD has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since September 2010. Since May 2004, Dr. Hart has served as the President and Chief Executive Officer of Regional Health, which is one of our member owners and is the parent organization of Rapid City Regional Hospital and more than 40 other health care facilities throughout western South Dakota. Dr. Hart currently serves as a member of the boards of directors of South Dakota Chamber of Commerce and Rapid City Economic Development and is a member of the Black Hills State University Advisory Board, the American College of Physician Executives and the American Medical Association. Dr. Hart is also a member of the board of directors (and on the finance committee) of Safety Net Hospitals for Pharmaceutical Access, the board of directors (and on the compensation committee) of the Northern Plains Premier Collaborative, the board of directors (and on the finance committee) of Black Hills Vision, and the board of directors (and on the audit committee) of Black Hills Community Health Center. From 2007 to 2012, Mr. Hart also served as a consultant for First Western and First Interstate Bank. Dr. Hart currently serves as Chair of the board of directors (and on the audit, compensation, technology and governance committees) of First Interstate Bank, a company listed on NASDAQ. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine. Dr. Hart received his bachelor's degree from the University of Notre Dame, his medical degree from the University of Minnesota and his Master of Science in Administrative & Preventative Medicine from the University of Wisconsin. We believe Dr. Hart's qualifications to serve on our board of directors include his approximately 30 years of experience in the healthcare industry and his longstanding commitment to finding ways to overcome challenges in today's healthcare system.

        Robert Issai has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since April 2011. Since July 2006, Mr. Issai has served as the President and Chief Executive Officer of Daughters of Charity Health System, or DCHS, which is one of our member owners. Mr. Issai currently serves as a member of the boards of directors of DCHS, the California Hospital Association, the American Hospital Association Health Care Systems Governing Council, O'Connor Hospital, Seton Medical Center, Saint Louise Regional Hospital, St. Vincent Medical Center, DCHS Medical Foundation, Marillac Insurance Company, Ltd., Catholic Health Association of the United States of America, Health Professions Education Foundation and the Preferred Professional Insurance Company. Mr. Issai is also a member of the Board of Trustees of the Catholic Health Association of the United States. Mr. Issai obtained a bachelor's degree from Andrews University and his Master of Business Administration from California State Polytechnic University, Pomona. We believe Mr. Issai's qualifications to serve on our board of directors include his approximately 30 years of management experience in major healthcare organizations and his experience serving on boards and working in various other capacities with numerous companies in the healthcare industry.

        William E. Mayer has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since January 1997. Since August 1999, Mr. Mayer has served as a partner and founder of Park Avenue Equity Partners in New York. Mr. Mayer currently serves as a member of the boards of directors of DynaVox, Inc. a company trading on the OTCQB marketplace, BlackRock Kelso Capital Corporation, a company listed on NASDAQ, and Lee Enterprises, Incorporated, a company listed on the New York Stock Exchange, and is a member of the board of trustees of Columbia Funds Series Trust I and Columbia Funds Variable Insurance Trust. Over the past 40 years, Mr. Mayer has been a member of the board of directors of numerous other public and private companies. Mr. Mayer currently serves on the executive committee (and was the Chairman from 2000 to 2008) of the board of directors of the Aspen Institute. He also serves as a member of the boards of directors of Miller Buckfire & Co., Acumen and the Atlantic Council. Mr. Mayer also serves as a member of the Board of Governors at the Pardee RAND Graduate School, the Council on Foreign Relations and the U.S. Vietnam Dialogue Group and as the Vice Chairman of the Middle East Investment Initiative. He obtained his bachelor's degree and Master of Business Administration from the University of Maryland. We believe Mr. Mayer's qualifications to serve on our board of directors include his approximately 30 years of experience in financial and senior executive positions and his experience serving on the boards of several other public companies.

        Keith B. Pitts has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since August 2012. Since July 1999, Mr. Pitts has served as the Vice Chairman of Vanguard Health Systems, Inc., a company listed on the New York Stock Exchange, which is one of our member owners. Mr. Pitts serves on the boards of directors of SouthernCare, Inc., Awarepoint Corporation, Airstrip Technologies, Inc., the Federation of American Hospitals and the Nashville Health Care Council. Mr. Pitts obtained his bachelor's degree from the University of Florida. We believe Mr. Pitts's qualifications to serve on our board of directors include his approximately 30 years of experience in the healthcare industry and his experience serving as a senior executive for a public company in the healthcare industry.

        Tomi S. Ryba has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since August 2012. Since 2011, Ms. Ryba has served as the President and Chief Executive Officer of El Camino Hospital, which is one of our member owners. Before joining El Camino Hospital, Ms. Ryba served as the Senior Vice President of Allina Hospitals & Clinics from 2009 to 2011. Prior to her time at United Hospital, Ms. Ryba served as the Chief Operating Officer at UCSF Medical Center from 2002 to 2009. Ms. Ryba received her bachelor's degree from the University of California, Riverside and her Master of Health Administration from Chapman University. We believe Ms. Ryba's qualifications to serve on our board of directors include her approximately 20 years of experience in the healthcare industry and her substantial experience overseeing the expansion of hospitals and healthcare organizations.

        Terry Shaw has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since October 2012. Since June 2010, Mr. Shaw has served as the Executive Vice President, Chief Financial Officer and Chief Operations Officer of Adventist Health System, which is one of our member owners, and prior to that served that entity from January 2000 to June 2010 as the Senior Vice President and Chief Financial Officer. Mr. Shaw is currently a member of the Hospital Financial Management Association, the Texas State Board of Public Accountancy, the American College of Healthcare Executives and several other professional and service organizations. Mr. Shaw currently serves as a member of the boards of directors of Centura Health, Florida Hospital and Adventist Health System. Mr. Shaw obtained a bachelor's degree from Southern Adventist University and his Master of Business Administration from the University of Central Florida. We believe Mr. Shaw's qualifications to serve on our board of directors include his approximately 20 years of experience as a healthcare executive.

        Richard J. Statuto has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since October 2011. Since February 2005, Mr. Statuto has served as the President and Chief Executive Officer of Bon Secours Health System, which has more than 30 facilities in seven states in the eastern United States and is one of our member owners. Mr. Statuto currently serves as a member of the boards of directors of Covenant Health Systems, Inc., Mercy Housing, Inc. and Catholic CEO Healthcare Connection. Mr. Statuto previously served as a member of the board of directors of Kmart Corporation, as Chairman of the board of directors of the American Red Cross, as Chairman of the board of directors of Catholic Health Association and as Vice Chairman of the board of directors of Christus Health System. Mr. Statuto received his bachelor's degree from Vanderbilt University and his Master of Business Administration from Xavier University. We believe Mr. Statuto's qualifications to serve on our board of directors include his approximately 30 years of experience in the healthcare industry and his experience as a senior executive of an extensive healthcare system.

        Susan S. Wang has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since June 2004. Prior to her retirement in June 2002, Ms. Wang served as the Chief Financial Officer and Executive Vice President of Corporate Development at Solectron Corporation from September 2001 to June 2002. Ms. Wang currently serves as a member of the board of directors (and on the audit and compensation committees) of Cirrus Logic, Inc., which is a company listed on the NASDAQ, the board of directors (and on the audit and governance committees) of Nektar Therapeutics, which is a company listed on the NASDAQ, and the board of directors (and on the audit committee) of Suntech Power Holdings Co., Ltd., a company listed on the New York Stock Exchange. Ms. Wang previously served as a member on the boards of directors of Altera Corporation, a company listed on NASDAQ, Calpine Corporation, a company listed on the New York Stock Exchange, RAE Systems Inc. and Avanex Corporation. Ms. Wang obtained her bachelor's degree from the University of Texas and a Master of Business Administration from the University of Connecticut. We believe Ms. Wang's qualifications to serve on our board of directors include her approximately 25 years of experience in financial and senior executive positions.

        Alan R. Yordy has served as a member of the board of directors of Premier, Inc. since its inception in May 2013 and has been a member of the board of directors of PHSI and a member of the board of managers of Premier Plans since September 2010. Since July 2005, Mr. Yordy has served as the President and Chief Mission Officer of PeaceHealth, which is one of our member owners. Mr. Yordy currently serves as a member of the boards of directors of AEIX Insurance, Health Ventures, Inc. and the Catholic Health Association and as an Ambassador of the Alexis de Tocqueville Society for the United Way. Mr. Yordy previously served as a member of the board of directors of the United Way of Portland Oregon. Mr. Yordy obtained a bachelor's degree from Grinnell College and a Master of Science and a Master of Business Administration from the University of Oregon. We believe Mr. Yordy's qualifications to serve on our board of directors include his approximately 25 years of service as a senior healthcare executive with significant profit and loss, strategic leadership, patient safety and quality, medical group and health plan experience.

        There are no family relationships between any of our executive officers or directors. The business address of each of our executive officers and directors is 13034 Ballantyne Corporate Place, Charlotte, NC 28277.

Board Composition Following this Offering

        Our board of directors currently consists of 12 directors. We expect to add individuals to our board of directors in the near term. In accordance with the terms of our certificate of incorporation, our board of directors will be divided into three staggered classes of directors of, as nearly as possible, the same number of individuals. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. No director shall serve more than two full three-year consecutive terms, except for: (i) our chief executive officer, (ii) each director who is not a director, officer, employee or agent of, or otherwise affiliated with, any of our stockholders, or (iii) a director serving as chair of the board, whose term may be extended at the discretion of our board of directors. The division of the three classes and their respective election dates are as follows:

  •
  the Class I directors' term will expire at the annual meeting of stockholders to be held in 2014 (our Class I directors are                        ,                         ,                         and                         ).

  •
  the Class II directors' term will expire at the annual meeting of stockholders to be held in 2015 (our Class II directors are                        ,                         ,                         and                         ).

  •
  the Class III directors' term will expire at the annual meeting of stockholders to be held in 2016 (our Class III directors are                        ,                         ,                         and                         ).

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

        Our bylaws provide that the size of the board of directors shall be fixed from time to time by a majority vote of the board of directors, with a maximum of 18 members unless and until we cease to qualify as a "controlled company" within the meaning of the rules of NASDAQ, in which case the board of directors may determine to increase the size of the board of directors to the extent necessary to comply with provisions of the applicable rules of NASDAQ. Directors will (except for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. Consistent with our past practice, if any of our directors that are employed by our member owners resigns or retires from his or her position at the member owner hospital, he or she will similarly resign or retire from our board of directors.

        Upon completion of this offering, our member owners acting as a group through Premier Trust will own more than 50% of the total outstanding voting power of our common stock and we will be a "controlled company" under NASDAQ corporate governance standards. As a controlled company, we will not be required by NASDAQ for listing of Class A common stock to (i) have a majority of independent directors, (ii) maintain a compensation committee that is composed entirely of independent directors or (iii) maintain a nominating/corporate governance committee that is composed entirely of independent directors or nominate our directors through a vote of independent directors constituting at least a majority of our board of directors. Following this offering, we intend, at least initially, to utilize these exemptions. As a result, at the time of this offering we will not have a majority of independent directors, and neither our compensation committee nor our nominating and corporate governance committee will consist entirely of independent directors. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements. In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in NASDAQ rules.

        These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and NASDAQ rules, with respect to our audit committee within the applicable time frame. See "—Committees of the Board of Directors—Audit Committee."

Board Leadership Structure; Separation of Positions of Chair of our Board and Chief Executive Officer

        Our bylaws provide that the position of the chair of our board should not be held by an officer of the company. We believe that having a non-executive chair of our board creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the board of directors to monitor whether management's actions are in the best interests of the company and its stockholders. As a result, we believe that having a non-executive chair of our board can enhance the effectiveness of the board of directors as a whole.

Our Board's Role in Risk Oversight

        Our board of directors will play an active role in overseeing management of our risks. Upon completion of this offering, the committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us, our compensation committee will focus primarily on risks relating to executive compensation plans and arrangements and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company including the independence of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Committees of the Board of Directors

        Our board of directors has established the following committees: an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees from time to time.

Audit Committee

        The members of the audit committee are                        ,                         and                         , with                        serving as chair. We are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ rules and relevant Exchange Act rules as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that                        is an independent director under NASDAQ rules and Exchange Act rules. We expect that, within 90 days of our listing on NASDAQ,                         will have resigned from our audit committee and an independent director (as determined under NASDAQ rules and Exchange Act rules) will have been added to the audit committee and that, within one year of our listing on NASDAQ,                         will have resigned from our audit committee and any additional new directors added to the audit committee will be independent under NASDAQ rules and Exchange Act rules. Our board of directors has determined that                         qualifies as an "audit committee financial expert" as defined in the federal securities laws and regulations.

        The audit committee will assist our board of directors in monitoring the integrity of the financial statements, the independent auditors' qualifications, independence and performance, the performance of our company's internal audit function and compliance by our company with certain legal and regulatory requirements. Investors will be able to view our audit committee charter on the corporate governance section of our investor relations website at www.premierinc.com.

Compensation Committee

        Our compensation committee will initially be composed of            ,             and            , with                         serving as chair. Each of these directors currently serves on PHSI's compensation committee. As long as we are a controlled company, we are not required by NASDAQ rules to maintain a compensation committee comprised of independent directors. We intend to rely on such exemption. We expect that in the months following the completion of this offering, our compensation committee will include Mr. Mayer and at least            other independent director(s.) Our compensation committee will have responsibility for, among other things, all compensation arrangements for executive officers and awards under our equity compensation plans. Investors will be able to view our compensation committee charter on the corporate governance section of our investor relations website at www.premierinc.com.

Nominating and Governance Committee

        The members of the nominating and governance committee are                        ,                         and                         , with                         serving as chair. As long as we are a controlled company, we are not required by NASDAQ rules to either have a nominating and corporate governance committee comprised entirely of independent directors or nominate our directors through a vote of independent directors constituting at least a majority of our board of directors. We intend to rely on such exemption. The nominating and governance committee will assist our board of directors in promoting the best interests of our company and our stockholders through the implementation of sound corporate governance principles and practices.

        The nominating and governance committee will identify individuals qualified to become board members and recommend to our board of directors the director nominees for each annual meeting of stockholders. It also will review the qualifications and independence of the members of our board of directors and its various committees on a regular basis and make any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The nominating and governance committee also will recommend to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to our company and review such guidelines and standards and the provisions of the nominating and governance committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements, if applicable. The nominating and governance committee also will monitor our board of directors and our company's compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and will lead our board of directors in its annual review of our board of directors' performance. Investors will be able to view our nominating and governance committee charter on the corporate governance section of our investor relations website at www.premierinc.com.

Member Agreement Review Committee

        The members of the member agreement review committee are                        ,                         and                         , our independent directors and Susan D. DeVore, our president and chief executive officer, with                        serving as chair. The member agreement review committee reviews and approves non-ordinary course transactions between us and our member owners and non-owner members. The member agreement review committee works with management to assess risks and is intended to be comprised exclusively of independent directors and the chief executive officer, who will serve at will.

Finance Committee.

        Our finance committee will initially be composed of                        ,                         , and     , with                        serving as chair. The finance committee will monitor and assess the financial performance of our company, consider the suitability of potential mergers and acquisitions, review proposed offerings of equity and debt securities as well as the overall capitalization of our company to meet our company's financing needs, review dividends to be issued by Premier, Inc., if any, and distributions to be paid by Premier LP, review any authorizations for repurchases of our company's stock, monitor and assess our company's corporate cash investment policy and review our company's tax strategies.

Code of Business Conduct and Ethics

        Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors and officers. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications,

  •
  compliance with applicable governmental laws, rules and regulations,

  •
  prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in the code of business conduct and ethics, and

  •
  accountability for adherence to the code of business conduct and ethics.

        Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or NASDAQ rules. A copy of our code of business conduct and ethics may be obtained, without charge, upon written request to Jeffrey W. Lemkin, General Counsel, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, NC 28277. Investors will also be able to view our code of business conduct and ethics on the corporate governance section of our investor relations website at www.premierinc.com.

Compensation Committee Interlocks and Insider Participation

        None of our directors who currently serve as members of our compensation committee is, or has at any time in the past been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

        Members of our board of directors who are not either current or former employees of Premier, Inc., PHSI, PSCI or their respective subsidiaries, referred to below as participating directors, shall receive compensation for service on our board of directors or one of its committees depending upon their status as either a member director or an outside director. A "member director" for this purpose is a participating director employed by a U.S. hospital member, health system or group of hospitals participating in our group purchasing program. An "outside director" for this purpose is a participating director who is not a member director. Directors who are employed by Premier, Inc., PHSI, PSCI or their respective subsidiaries are ineligible to receive any compensation for their board service.

Annual Board Cash Retainers

        Each outside director (but not any member director) who becomes a member of our board of directors shall receive an annual cash retainer of $80,000. The annual cash retainer shall be paid in arrears in equal quarterly installments of $20,000. If an outside director becomes a member of our board of directors during a calendar quarter, a pro-rata quarterly installment for services actually rendered during that quarter shall be paid at the beginning of the immediately following calendar quarter.

Board and Committee Chair Cash Retainers

        An additional annual retainer of $60,000 is to be paid to the chair of our board. Each participating director who becomes a chair of one of our board committees shall receive an additional annual cash retainer as follows: audit committee—$15,000; compensation committee—$15,000; nominating and governance committee—$7,500; member agreement review committee—$7,500 and finance committee—$7,500. A committee fee of up to $5,000 may be payable for ad hoc committees that may later be established. Annual retainer fees for service on these committees shall be paid in the same manner as the annual cash retainer for board service as described above.

Meeting Fees

        Each member director (but not any outside director) shall receive a $10,000 fee for each in-person meeting of the board of directors and a $1,000 fee for participating in each telephonic board meeting.

Each participating director shall receive a $1,500 fee for each committee meeting attended and a $1,000 fee for participation in any ad hoc meetings with board members to discuss board matters that are in addition to standard meetings or calls and are at least one hour long. The board of directors may also compensate participating directors for ad hoc requests that require a substantial amount of time or work at $1,000 per meeting, but not to exceed $8,000 for the duration of a specific event.

Grants of Restricted Stock Units

        Each outside director (but not any member director) shall receive an initial grant of restricted stock units equal in value to $100,000 in connection with becoming a member of the board of directors. The number of shares of Class A common stock subject to an initial grant of restricted stock units shall be determined based on the closing price of our Class A common stock on the date the outside director first becomes a member of the board of directors (or, with respect to our outside directors on the board of directors prior to this offering, based on our initial public offering price). Each outside director shall also receive an annual grant of restricted stock units equal in value to $100,000 on each annual stockholders meeting that occurs starting with our initial annual stockholders meeting in 2014. The number of shares of our Class A common stock subject to an annual grant of restricted stock units for grants after this offering shall be determined based on the closing price of our Class A common stock on the grant date. The restricted stock unit grants to outside directors described above shall be made under and subject to the Premier, Inc. 2013 Equity Incentive Plan, or the Equity Incentive Plan, described below. Both initial restricted stock unit grants and annual restricted stock unit grants shall fully vest on the first anniversary of their respective grant date, or, if earlier, upon death, Disability or a Change in Control (each as defined in the Equity Incentive Plan), provided that the outside director is then a member of our board of directors. Dividend equivalents are provided on the initial and annual restricted stock units and will be paid in cash (without interest) at the same time as the delivery of shares which correspond to the dividend equivalents.

Stock Ownership Guidelines

        Our stock ownership guidelines provide for our outside directors to hold our Class A common stock equal in value to at least three times the annual cash retainer.

Other Benefits

        Each participating director is entitled annually to direct an amount of $250 to his or her selected not-for-profit organization during the holiday season in lieu of receipt of a holiday gift. No benefits other than those described above are payable to any directors for board service.

Role of PHSI Compensation Committee and its Compensation Consultant

        In preparation for this offering, the compensation committee of PHSI engaged Mercer (US) Inc., a wholly owned subsidiary of Marsh & McLennan Companies, Inc., or Mercer, a compensation consulting firm, to provide advice regarding the compensation program for our executive officers and participating directors. It is anticipated that our compensation committee will also retain Mercer following the completion of this offering. The PHSI compensation committee, based on advice from Mercer, provided recommendations during the past year to our board of directors regarding proposed new employment agreements, equity compensation grants, share ownership guidelines and director compensation. Historically, Mercer's advice also included recommendations regarding base salaries, annual bonuses and long-term incentive compensation for the PHSI management team. During fiscal year 2013, PHSI retained Mercer and its Marsh & McLennan Companies, Inc. affiliates to provide services to us, unrelated to executive compensation, which have been approved by our compensation committee. The aggregate fees paid in connection with recommending the form or amount of executive

and director compensation were $            and the aggregate fees paid in connection with services unrelated to executive compensation were $            .

Summary Compensation Table

        The following table summarizes information regarding the compensation accrued or paid to our chief executive officer, our chief operating officer and our chief financial officer during the fiscal year ended June 30, 2013 in accordance with SEC rules. This table includes both compensation earned over the past fiscal year and, in the case of our cash based long-term incentive compensation plan, or LTIP, compensation earned over the prior three fiscal years. LTIP amounts are reported under the bonus and non-equity compensation plan columns even though they will be paid in three installments through June 30, 2015, subject to meeting vesting requirements. See the discussion under "—Additional Information Regarding Summary Compensation Table" for additional details regarding the determination, vesting and payment of these amounts.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Susan D. DeVore,	2013	$970,071	$1,607,090	$0	$0	$4,731,438	$203,367	$7,511,966
President & Chief Executive Officer
Michael J. Alkire,	2013	$785,447	$873,284	$0	$0	$2,515,539	$121,944	$4,296,214
Chief Operating Officer
Craig S. McKasson,	2013	$495,853	$376,550	$0	$0	$1,016,614	$63,791	$1,952,808
Chief Financial Officer

(1)
See the discussion under "—Additional Information Regarding Summary Compensation Table".

(2)
None of the named executive officers received a stock award during the fiscal year ended June 30, 2013. See the discussion under "—Equity Incentive Plan—Grant of Awards under the Incentive Plan in Connection with this Offering" for a discussion of the restricted stock units and performance share awards that will be granted to the named executive officers in connection with this offering.

(3)
None of the named executive officers received an option award during the fiscal year ended June 30, 2013. See the discussion under "—Equity Incentive Plan—Grant of Awards under the Incentive Plan in Connection with this Offering" for a discussion of the option awards that will be granted to the named executive officers in connection with this offering.

(4)
See the discussion under "—Additional Information Regarding Summary Compensation Table".

(5)
The "All Other Compensation" column reflects the following benefits for 2013:

  •
  The following amounts contributed by PHSI for the benefit of the named executive officers under PHSI's money purchase pension plan, 401(k) plan and Deferred Compensation Plan: $12,750, $12,750, and $14,625 for Ms. DeVore and Messrs. Alkire and McKasson, respectively, with respect to the money purchase plan, $10,200, $10,200, and $9,350 for Ms. DeVore and Messrs. Alkire and McKasson, respectively, with respect to the 401(k) plan and $176,864, $98,994, and $39,816 for Ms. DeVore and Messrs. Alkire and McKasson, respectively, with respect to the Deferred Compensation Plan.

  •
  Amounts received by Ms. DeVore under a supplemental executive healthcare policy.

Additional Information Regarding Summary Compensation Table

Payment Schedule for Long-Term Incentive Plan

        PHSI sponsors an LTIP that provides a cash incentive to a select group of our executives based on performance from July 1, 2010 to June 30, 2013. The LTIP does not provide for immediate payment of accrued amounts. Forty percent (40%) of the total amount of the LTIP is scheduled to be paid on September 15, 2013. Thirty percent (30%) of the total amount of the LTIP is scheduled to be paid on

June 30, 2014. The remaining thirty percent (30%) of the total amount of the LTIP is scheduled to be paid on June 30, 2015. Set forth below are the scheduled amounts payable to each named executive officer under the LTIP:

Named Executive Officer	To be paid Sept. 2013 (40%)	To be paid June 2014 (30%)	To be paid June 2015 (30%)
Susan D. DeVore	$2,124,261	$1,593,196	$1,593,196
President & Chief Executive Officer
Michael J. Alkire	$1,089,105	$816,829	$816,829
Chief Operating Officer
Craig S. McKasson	$389,073	$291,804	$291,804
Chief Financial Officer

Long-Term Incentive Compensation Plan—Accrued Amounts for Fiscal Years 2011-2013 and Vesting Provisions

        Payments under the LTIP are determined based on financial or operational performance during the three year performance period as compared to pre-established performance goals. Additional amounts can also be awarded on a discretionary basis. The PHSI compensation committee determined all amounts payable under the LTIP with respect to the named executive officers. The portion of the LTIP payments based on meeting pre-established performance goals for Ms. DeVore, Mr. Alkire and Mr. McKasson is $4,066,940, $2,085,114 and $744,887, respectively, and is included in the "Non-Equity Incentive Compensation Plan" column of the Summary Compensation Table. The portion of the payments based on the exercise of discretion by the PHSI compensation committee for Ms. DeVore, Mr. Alkire and Mr. McKasson is $1,243,713, $637,650 and $227,794, respectively, and is included in the "Bonus" column of the Summary Compensation Table.

        An executive participating in the LTIP must be employed on the date of a scheduled LTIP payment in order to receive payment unless the executive terminates employment due to death, disability, his or her retirement, termination of employment by PHSI without cause or voluntary resignation within the two year period following a change in control (as defined in the LTIP). The named executive officers have not received a new three-year cash based LTIP award opportunity. Instead, we have authorized the grant of equity awards to our named executive officers. See the discussion under "—Equity Incentive Plan—Grant of Awards under the Equity Incentive Plan in Connection with this Offering" for a discussion of the restricted stock units, performance share awards and stock options that will be granted in connection with this offering.

Annual Incentive Compensation Plan—Amounts Earned for Fiscal Year 2013

        PHSI sponsors an Annual Incentive Plan, or AIP, that provides a cash incentive based on our performance during the prior fiscal year. Payments under the AIP are determined based on financial or operational performance as compared to pre-established performance goals. Additional amounts can also be awarded on a discretionary basis. The PHSI compensation committee determined all amounts payable under the AIP with respect to the named executive officers. The portion of the AIP payments based on meeting pre-established performance goals for Ms. DeVore, Mr. Alkire and Mr. McKasson is $664,498, $430,425 and $271,727, respectively, and is included in the "Non-Equity Incentive Compensation Plan" column of the Summary Compensation Table. The portion of the payments based on the exercise of discretion by the PHSI compensation committee for Ms. DeVore, Mr. Alkire and Mr. McKasson is $363,777, $235,634 and $148,756, respectively, and is included in the Bonus column of the Summary Compensation Table. All accrued amounts under the AIP with respect to the most recently completed fiscal year are paid to participants not later than September 15, 2013. For further details regarding the AIP, see "—Annual Incentive Plan".

Existing Employment Agreements

        Executive employment agreements with our named executive officers in effect during fiscal year 2013 provided for base salary, annual and long-term bonus opportunities and participation in our benefit plans. Solely with respect to Ms. DeVore's employment agreement, reimbursement of certain healthcare expenses for her and her dependents not reimbursed under our health and welfare plans under a supplemental Exec-U-Care insurance policy was provided.

New Employment Agreements

        Each of the existing employment agreements described above will be replaced effective as of the completion of this offering with new employment agreements. The term of each new employment agreement for our named executive officers is three years commencing on the closing of this offering. Each employment agreement provides for automatic extension after this initial three year period by adding a one year term on each anniversary of such closing unless either party timely provides written notice to the contrary. These employment agreements, which are between PHSI and the named executive officers, provide for the following compensation:

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  Annual base salary for Ms. DeVore, Mr. Alkire and Mr. McKasson equal to $977,800, $797,500 and $510,000, respectively.

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  Target annual incentive compensation for Ms. DeVore, Mr. Alkire and Mr. McKasson equal to 125%, 100% and 100% of base salary, respectively.

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  Eligibility for participation in the Equity Incentive Plan—see "—Equity Incentive Plan—Grant of Awards under the Equity Incentive Plan in Connection with this Offering" for a discussion of the equity grants to be awarded in connection with this offering.

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  All incentive compensation payments shall be subject to one or both of our compensation recoupment policies as in effect from time to time—see "—Compensation Recoupment Policies" for a discussion of these policies.

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  Reimbursement for excise taxes, penalties and interest under Section 409A of the Code incurred by an executive as a result of our breach of an executive's employment agreement.

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  Reimbursement of attorneys' and tax advisors' fees incurred by the named executive officer of up to $25,000 for Ms. DeVore and $15,000 for each of Messrs. Alkire and McKasson in connection with negotiating and reviewing the employment agreements.

        The new employment agreements with our named executive officers will provide for severance benefits if we terminate their employment without cause or they leave for good reason. Enhanced severance benefits are provided due to such an involuntary termination that occurs on or within two years after a Change in Control (as defined in the Equity Incentive Plan). All severance benefits are subject to signing a release and compliance with non-competition, non-solicitation, non-interference and confidentiality restrictions. Set forth below is a summary of the severance and change in control related benefits under the new employment agreements:

Employment Termination Without Cause or Resignation for Good Reason:

        We will pay 2.4 times the named executive officer's total annual compensation in cash over 30 months if we terminate such officer's employment without cause or such officer resigns for good reason on or within 24 months after a Change in Control (as defined in the Equity Incentive Plan).

"Total annual compensation" for this purpose means the sum of the named executive officer's then current base salary plus the greater of (i) the officer's target AIP bonus as of employment termination, or (ii) the average AIP bonuses paid to the named executive officer during the 36 months preceding employment termination.

        We will pay 1.9 times the named executive officer's base salary in cash over 24 months if we terminate such officer's employment without cause or such officer resigns for good reason other than during the 24 month change in control protection period described above.

        See discussion of "—Equity Incentive Plan—Grant of Awards under the Equity Incentive Plan in Connection with this Offering" regarding the treatment of equity awards upon our termination of the executive's employment without cause or his or her resignation for good reason.

        A termination without cause under the employment agreements means that PHSI terminates the named executive officer's employment for any reason other than death, disability or Cause.

        The following definitions apply for purposes of the employment agreements:

        "Cause" for this purpose includes termination of the named executive officer's employment due to: (i) embezzlement, theft, misappropriation, or breach of fiduciary duty in rendering services for Premier, (ii) conviction, guilty plea or plea of nolo contendere to any felony that results in any period of incarceration if such conviction or plea is determined to have a significant adverse effect, (iii) willful insubordination, (iv) material breach of any securities or other law or regulation or any company policy governing inappropriate disclosures or "tipping" related to (or the trading or dealing of) securities, stock or investments, (v) failure to reasonably cooperate or interference with a Premier investigation, and (vi) actual or prospective breach of certain post-employment obligations under the employment agreements. For periods after June 30, 2016, "Cause" also includes (vii) the named executive officer's commission of a crime involving fraud, dishonesty or bad morals likely to result in incarceration, (viii) willful action or inaction that causes Premier or its affiliates to violate a law or regulation, (ix) willful violation of Premier's material policies, rules and procedures, (x) a regulatory, governmental or administrative suspension, removal or prohibition of the named executive officer, (xi) willful misconduct generally and (xii) willful inattention with respect to Premier's business affairs which is materially harmful to Premier. "Cause" does not include failure to meet the performance objectives, milestones and goals or any act or failure to act in good faith and with the reasonable belief that such act or omission was in the best interest of Premier and consistent with our policies and applicable law, based on and consistent with board instructions or based on and consistent with the advice of Premier counsel. Further, there is a right to cure for certain alleged breaches. To terminate a named executive officer for Cause, the board of directors (in the case of Ms. DeVore) or the chief executive officer (in the case of Messrs. McKasson and Alkire) must first provide written notice stating the "Cause" grounds and provide the named executive officer an opportunity to appear before the board of directors or the chief executive officer, as applicable. For periods after June 30, 2016, Premier's obligations under the employment agreement are suspended if the named executive officer is unable to participate in our business due to a regulatory, governmental or administrative action and, if the named executive officer is permanently removed or not allowed to participate in the business due to a regulatory, governmental or administrative action, all obligations of Premier under the employment agreement shall terminate.

        "Good Reason" for this purpose includes, without the named executive officer's written consent: (i) a material reduction in position, responsibilities or status, or a change in title having such effect, the assignment of duties, responsibilities, authorities and/or titles that are inconsistent with the named executive officer's position and, in the case of Ms. DeVore, failure to retain or re-elect her to the board of directors (excluding in each case certain suspensions and duty limitations and changes made in good faith to conform with applicable law or generally accepted industry standards); (ii) a change in reporting relationship such that the named executive officer no longer reports to the board of directors (for Ms. DeVore) or the chief executive officer and/or the board of directors (for Messrs. McKasson and Alkire), (iii) certain reductions in base salary and annual incentive award opportunities, (iv) certain executive relocations of more than fifty miles, (v) Premier's failure to make material payments due to the named executive officer under the employment agreement, and (vi) failure of Premier to obtain the assumption of the obligations under the employment agreement by a successor. A named executive officer must provide notice within 90 days after the occurrence of a good reason event and provide the company a 30 day cure period.

Consulting Period Following Employment Termination other than due to Death

        The employment agreements provide for the named executive officers to provide consulting services after employment termination for any reason other than death. The consulting services that may be requested during this period consist of advice on matters regarding Premier operations or management. The length of the consulting period is 24 months for each named executive officer. The amount of the consulting fee to be paid each month during the consulting period is equal to one-tenth of the named executive officer's monthly base salary in effect on employment termination. The employment agreement provides for non-competition and non-solicitation restrictions to apply to the named executive officers during the consulting period.

Final Compensation Due Upon any Termination of Employment

        Following any employment termination, a named executive officer (or in the event of the officer's death, the officer's estate) is entitled to the following amounts through the date of termination: earned but unpaid base salary, earned but unused vacation time as per company policy, unpaid expense reimbursement as per PHSI policy, and amounts payable under the terms and conditions of any employee benefit and compensation plan or program, including vested amounts under the Equity Incentive Plan, tax qualified retirement plans, nonqualified deferred compensation plans or insurance programs.

Outstanding Equity Awards at End of Fiscal Year 2013

        Our named executive officers did not hold any stock awards or options in Premier at the end of fiscal year 2013.

        See the discussion under "—Equity Incentive Plan—Grant of Awards under the Equity Incentive Plan in Connection with this Offering" for a discussion of the restricted stock units, performance share awards and option awards that will be granted to the named executive officers in connection with this offering.

Retirement Plans

        PHSI maintains two defined contribution savings plans for substantially all employees who meet certain eligibility requirements, each of which has also been adopted by Premier Purchasing Partners, L.P. One of these plans is a money purchase pension plan under which each participant receives a contribution equal to 5% of his or her compensation (subject to the limit set forth in Section 401(a)(17) of the Code). The other plan is a 401(k) plan which allows participants to defer a portion of their annual compensation (subject to the limit set forth in Section 401(a)(17) of the Code) on either a pre-tax or after-tax (Roth) basis. Participants receive matching contributions up to a maximum of 4% of compensation.

        PHSI also maintains the Deferred Compensation Plan, a nonqualified deferred compensation plan in which our named executive officers and other eligible employees participate. This plan is designed to permit deferrals in excess of certain tax limits and provides for discretionary employer contributions in excess of the tax limits applicable to PHSI's qualified plans. Amounts deferred and contributed to the plan, and any earnings, remain the property of PHSI until distributed.

Equity Incentive Plan

        On May 17, 2013, we established the Equity Incentive Plan. The purposes of the Equity Incentive Plan are to attract and retain employees, directors and consultants for our company, affiliates and subsidiaries and to provide such persons with incentives and rewards for superior performance. To accomplish these purposes, the Equity Incentive Plan will provide for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other equity-based awards and cash-based awards.

        The following description summarizes the features of the Equity Incentive Plan.

Summary of Plan Terms

        Shares Subject to the Equity Incentive Plan.    Currently, we have not reserved any of our shares of Class A common stock for issuance under the Equity Incentive Plan. We intend to do so once we obtain market pricing information in connection with this offering. These shares may be shares of original issuance, shares held in treasury, or shares that have been reacquired by us. The number of our shares of Class A common stock authorized for grant under the Equity Incentive Plan is subject to adjustment, as described below. Awards that are to be settled by issuing shares are only counted against the number of shares available under the Equity Incentive Plan to the extent shares are actually issued under those awards. Shares withheld to satisfy tax withholding obligations or tendered to pay the exercise price of an option under the Equity Incentive Plan and shares repurchased on the open market with the proceeds of an option exercise shall again be available for grant under the Equity Incentive Plan. We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Equity Incentive Plan.

        Plan Administration.    The Equity Incentive Plan will be administered by our compensation committee. While the Equity Incentive Plan is designed to allow us to comply with the performance-based compensation exception to the $1 million deduction limitation under Section 162(m) of the Code, we intend to take advantage of the IPO transition rules provided under IRS regulations to the maximum extent possible, including the 2013 equity awards to be issued in connection with this offering. With respect to decisions involving an award intended to satisfy the requirements of the performance-based exception, it is intended that our compensation committee will grant awards under the Equity Incentive Plan in a manner that complies with the applicable requirements of Section 162(m) of the Code and Section 16 of the Exchange Act.

        Our compensation committee will determine who shall receive awards under the Equity Incentive Plan, the number of shares of stock, share units and/or dollars covered by such award, and the terms and conditions of each award for grants occurring after the closing of this offering. Within the terms of the Equity Incentive Plan, our compensation committee may accelerate the vesting of any award and modify, cancel or substitute any awards. In addition, our compensation committee will interpret the Equity Incentive Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the Equity Incentive Plan or any awards granted under the Equity Incentive Plan as it deems to be appropriate. Our compensation committee may delegate the authority to make awards to any subcommittee of our board of directors or to our chief executive officer to make awards to employees who are not executive officers.

        Eligibility.    Our compensation committee may grant awards to employees and consultants; provided, however, only employees shall be eligible to receive incentive stock options, or ISOs. Our board of directors may grant awards to non-employee directors.

        Types of Awards.    The following types of awards may be made under the Equity Incentive Plan. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by our compensation committee, in its sole discretion, subject to such limitations as are provided in the Equity Incentive Plan:

        Nonqualified Stock Options.    An award of a nonqualified stock option grants a participant the right to purchase a certain number of shares of our Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of a share of our Class A common stock on the grant date. The term of a nonqualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid, in the compensation committee's sole discretion, with cash or check, shares of our Class A common stock already owned by the participant, a reduction in shares issuable upon exercise which have a value equal to the exercise price, to the extent permitted by law, with proceeds from a sale of shares from broker-assisted cashless exercise, any other consideration deemed appropriate by the compensation committee or any combination of the foregoing in each case permitted by the compensation committee. A nonqualified stock option is an option that does not meet the qualifications of an ISO as provided in Section 422 of the Code and summarized in part below.

        Incentive Stock Options.    An ISO is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders.

        Stock Appreciation Rights.    A stock appreciation right, or SAR, entitles the participant to receive a percentage (up to 100%) of the difference between the fair market value of our Class A common stock on the exercise date and the exercise price of the SAR, multiplied by the number of shares subject to the SAR. Payment to a participant upon the exercise of a SAR may be in cash or shares of our Class A common stock. No SAR may be exercised more than 10 years from the date of grant.

        Restricted Stock.    A restricted stock award is an award of outstanding shares of our Class A common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by our compensation committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and are also generally entitled to vote the shares underlying their awards.

        Restricted Stock Units.    A restricted stock unit is an award denominated and settled in shares of our Class A common stock, subject to terms and conditions determined by our compensation committee. Participants do not have voting rights, but our compensation committee may authorize the payment of dividend equivalent payments on a current, deferred or contingent basis.

        Performance Awards.    The Equity Incentive Plan authorizes our compensation committee to grant performance-based awards, which may be payable in shares, share units, or cash. Performance awards would vest and become payable upon the achievement of performance objectives within a period of time specified by our compensation committee. No dividend equivalent payments shall be made with respect to any performance award.

        The performance awards may be subject to the achievement of specified performance objectives. Performance objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within our company or a subsidiary of ours in which the participant is employed. Performance objectives may be measured on an absolute or relative basis, and relative performance may be measured by a group of peer companies or by a financial market index. Any performance objectives applicable to a performance award intended to satisfy the requirements of Code Section 162(m) shall be based on one or more of the following:

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  growth in net sales or revenue;

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  return measures;

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  gross profit margin;

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  operating expense ratios;

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  operating expense targets;

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  productivity ratios;

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  operating income;

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  gross or operating margins;

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  EBIT, EBITDA or a similar measure (before or after taxes);

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  net earnings or net income (before or after taxes);

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  earnings per share;

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  cash flow;

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  working capital targets;

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  funds from operations or similar measures;

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  capital expenditures;

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  share price;

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  appreciation in the fair market value or book value of the Class A common stock;

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  economic value added;

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  debt to equity ratio/debt levels;

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  quantitative measures of customer satisfaction;

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  market share;

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  acquisitions or strategic transactions;

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  quantitative measures of employee satisfaction/engagement;

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  employee retention/attrition;

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  safety;

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  budget achievement;

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  expense reduction or cost savings;

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  productivity improvements; and

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  inventory control/efficiency.

        To the extent that an award is not intended to qualify as "performance-based compensation" under Section 162(m) of the Code, our compensation committee, in its sole discretion, may designate additional business objectives on which the performance objectives may be based or adjust, modify or amend the previously mentioned business objectives. Our financial performance shall be measured against the performance objectives without adjusting for changes in accounting principles, and by excluding any of the following items if our compensation committee so determines:

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  unusual or extraordinary corporate items, transactions or developments;

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  restructuring and/or other nonrecurring charges (as reported in our financial statements for the applicable performance period);

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  exchange rate effects, as applicable, for non-U.S. dollar denominated operated earnings;

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  the effects of any statutory adjustments to corporate tax rates;

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  the impact or losses from of discontinued operations;

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  restatements and other unplanned special charges;

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  divestitures;

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  stock offerings or repurchases; and

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  strategic loan loss provisions

In addition, for awards not intended to qualify as "performance-based compensation" under Section 162(m) of the Code, if our compensation committee determines after the performance goals have been established that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances renders the performance objectives unsuitable, our compensation committee may, in its sole discretion, make adjustments to the performance objectives as it deems appropriate and equitable. Our compensation committee also has the right, in its sole discretion, to increase or decrease the amount payable at any given level of performance to take into account additional factors that our compensation committee deems relevant to the assessment of individual or corporate performance. However, payouts under awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code may not exceed the amounts provided in plans approved by our shareholders and may not exceed the amounts determined in accordance with pre-established objective performance goals.

        Other Forms of Equity Awards.    The Equity Incentive Plan provides our compensation committee the discretion to grant other awards payable in shares, such as deferred stock units and unrestricted shares. In the event of such an award, the committee would determine the terms and conditions of such award, including any vesting criteria applicable thereto.

        Cash awards.    A cash-based award is a cash-denominated award which the compensation committee may grant to participants, subject to conditions determined by the compensation committee, which conditions may include the achievement of individual or Company performance objectives. Each cash-based award will specify a payment amount, formula or payment ranges as determined by the compensation committee. Payment with respect to any cash-based award shall be made in cash.

        Forfeiture Provisions.    Awards granted under the Equity Incentive Plan may be subject to forfeiture if, after a termination of employment or service, the participant engages in certain activities that are materially injurious to or in competition with us or our affiliates. As described below, certain awards may be subject to forfeiture or repayment if they were based on performance metrics that are later determined to be materially inaccurate.

        Adjustments.    Our compensation committee shall make appropriate equitable adjustments to the maximum number of shares available for issuance under the Equity Incentive Plan and other limits stated in the Equity Incentive Plan, the number of shares covered by outstanding awards, the exercise prices and performance measures applicable to outstanding awards, and the kind of shares available for grant and covered by outstanding awards, as our compensation committee, in its sole discretion, may determine to be equitably required to prevent dilution or enlargement of the rights of participants. These changes may be made to reflect changes in our capital structure (including a change in the number of shares of Class A common stock outstanding) on account of any stock dividend, stock split, reverse stock split, combination or exchange of shares, recapitalization, extraordinary cash dividend, or other change in our capital structure, merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. These adjustments will be made only to the extent they conform to the requirements of applicable provisions of the Code and other applicable laws and regulations.

        Change in Control.    Except as otherwise provided in an award agreement, in the event of a Change in Control (as defined below), our compensation committee may, but shall not be obligated to, (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award, (b) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of our compensation committee) which, in the case of options and SARs, shall be deemed to be equal to the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such options or SARs (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or SARs) over the aggregate strike price, (c) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by our compensation committee in its sole discretion (d) terminate options without providing accelerated vesting or (e) take any other action with respect to awards that the compensation committee deems appropriate. The treatment of awards upon a Change in Control may vary among participants in our compensation committee's sole discretion.

        Performance awards will be settled upon a Change in Control as determined by the compensation committee in its sole discretion based upon the extent to which the performance goals for any such awards have been achieved after evaluating actual performance over the course of the performance period until the date of the Change in Control and the anticipated level of performance as of the date of the Change in Control.

        For these purposes, a "Change in Control" shall mean the earliest to occur of the following events, provided that such event is not also a Management Buyout (as defined below):

          (a)   Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of Premier, Inc. representing 35% or more of the combined voting power of Premier, Inc.'s then outstanding voting securities generally entitled to vote in the election of directors of Premier, Inc., provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by Premier, Inc. or a transaction described in clause (i) of paragraph (b) below;

          (b)   There is consummated a Merger (as defined below) of Premier, Inc. with any other business entity other than (i) a Merger which would result in the securities of Premier, Inc. generally entitled to vote in the election of directors of Premier, Inc. outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of Premier, Inc. or any subsidiary at least 50% of the combined voting power of the voting securities of Premier, Inc. or such surviving entity or any parent thereof outstanding immediately after such Merger, generally entitled to vote in the election of directors of Premier, Inc. or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Act (as defined below), or (ii) a Merger effected to implement a recapitalization of Premier, Inc. (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of Premier, Inc.'s then outstanding voting securities of Premier, Inc. generally entitled to vote in the election of directors of Premier, Inc.;

          (c)   The stockholders of Premier, Inc. approve a plan of complete liquidation or dissolution of Premier, Inc. or there is consummated the sale or disposition by Premier, Inc. of all or substantially all of Premier, Inc.'s assets, other than a sale or disposition by Premier, Inc. of all or substantially all of Premier, Inc.'s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of Premier, Inc. immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of any such entity generally entitled to vote in such entity's election of directors immediately after such sale and of a class registered under Section 12 of the Act.

        As used in this section "Change in Control ":

            (i)  "Act" means the Securities Exchange Act of 1934, as amended.

           (ii)  "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Act. For avoidance of doubt, member owners owning shares of Premier, Inc. Class B common stock shall be treated as the Beneficial Owners with voting control of such Class B common stock for purposes of the definition of "Change in Control," and any persons voting the shares subject to a voting trust or other similar arrangement will not be treated as the beneficial owner thereof.

          (iii)  "Management Buyout" means any event or transaction which would otherwise constitute a Change in Control, or a Transaction, if, in connection with the Transaction, an Equity Incentive Plan participant, his spouse, parents, children or grandchildren, or a Family Members and/or the Participant's Affiliates (as defined below) participate, directly or beneficially, as an equity investor in, or have the option or right to acquire, whether vested or not vested, equity interests of, the acquiring entity or any of its Affiliates (as defined in Rule 12b-2 under the Act), or the Acquiror, having a percentage interest therein greater than 1%. For purposes of the preceding sentence, a party shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining Beneficial Ownership of any equity interest in the Acquiror as a result of the grant to the party of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of Premier, Inc. into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other employees of Premier, Inc. at a comparable level as such party immediately before the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, (ii) obtaining beneficial interest of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of Premier, Inc. or (iii) the party's interests in any tax-qualified defined benefit or defined contribution pension or retirement plan in which such party or any Family Member is a participant or beneficiary.

          (iv)  "Merger" means a merger, share exchange, consolidation or similar business consolidation under applicable law.

           (v)  "Participant's Affiliates" consist of any entity in which the participant and/or members of the participant's Immediate Family then own, directly or beneficially, or have the option or right to acquire, whether or not vested, greater than 10% of such entity's equity interests, and all then current directors and executive officers of Premier, Inc. who are members of any group that also includes the participant, a Family Member and/or any such entity in which the members have agreed to act together for the purpose of participating in the Transaction.

          (vi)  "Person" shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Premier, Inc., (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Premier, Inc., or (iii) a corporation owned, directly or indirectly, by the stockholders of Premier, Inc. in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to Premier, Inc.

        Amendment and Termination.    The Equity Incentive Plan may be amended or terminated by our board of directors at any time, but no amendment may be made without stockholder approval if it would increase the number of shares issued or available under the Equity Incentive Plan, materially expand benefits accruing to plan participants, reduce the minimum exercise price of an option or base price of an SAR granted under the plan, modify the eligibility criteria for participation in the plan, increase per-person limits or the number of shares which may be issued, delete or limit the prohibition against repricing, or otherwise require approval by stockholders in order to comply with applicable law or the rules of a national stock exchange on which the shares subject to the Equity Incentive Plan are listed. Notwithstanding the foregoing, with respect to awards subject to Section 409A of the Code, any termination, suspension or amendment of the Equity Incentive Plan must conform to the requirements of Section 409A. Unless required to comply with applicable laws, no termination, suspension or amendment of the Equity Incentive Plan may adversely affect the right of any participant with respect to a previously granted award without the participant's written consent.

Federal Income Tax Consequences of Equity Incentive Plan Awards

        The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the Equity Incentive Plan, based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

        Nonqualified Stock Options.    Generally, a participant will not recognize taxable income on the grant or vesting of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of our Class A common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). We will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

        Incentive Stock Options.    No taxable income is recognized by a participant on the grant or vesting of an ISO. If a participant exercises an ISO in accordance with its terms and does not dispose of the shares acquired within two years after the date of the grant of the ISO or within one year after the date of exercise, the participant will not, upon exercise, recognize ordinary income or capital gain or loss, and we will not be entitled to a deduction by reason of the grant or exercise of the ISO; however, the excess of the fair market value over the exercise price of the shares acquired is an item of adjustment in computing alternative minimum tax of the participant. If a participant holds the shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the shares for at least two years from the grant date, the participant's gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the participant's basis in the shares acquired.

        If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such "disqualifying disposition" will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date or, if less, the amount realized upon disqualifying disposition over the participant's tax basis in the shares acquired. We will ordinarily be entitled to a deduction equal to the amount of the ordinary income recognized by a participant as a result of a disqualifying disposition.

        Stock Appreciation Rights.    Generally, a participant will not recognize taxable income upon the grant or vesting of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the difference between the fair market value of our Class A common stock received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of a SAR regardless of whether the shares of our Class A common stock acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant's basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant's holding period for shares acquired pursuant to the exercise of a SAR begins on the exercise date. Upon the exercise of a SAR, we will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.

        Restricted Shares.    A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at the time of vesting.

        Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently canceled, no deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income in compensation for services. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

        We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, we will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

        Restricted Stock Units and Performance Shares.    A participant generally will not be subject to income tax at the time of grant of a restricted stock unit award or performance share award or upon vesting but will recognize taxable income upon receiving stock under the award and cash that is attributable to dividend equivalents, if any. Restricted stock units and performance shares are subject to Federal Insurance Contribution Act tax upon vesting. The amount of taxable income will be the fair market value of the shares at the time of issuance. No Section 83(b) election is available for restricted stock units or performance shares.

        We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. We will also be entitled to a deduction, for federal income tax purposes, for cash dividend equivalent payments on restricted stock units.

        Other Equity-Based Awards.    A participant will generally not recognize taxable income on a deferred stock award until shares subject to the award are distributed. A participant will recognize ordinary income in an amount equal to the fair market value of the shares of our Class A common stock on the date of distribution. Any dividend equivalents paid on unvested deferred stock awards are taxable as ordinary income when paid to the participant. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. We will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

        A participant will generally recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

        Cash Awards.    A participant will generally recognize taxable income upon the payment of a cash award, in an amount equal to the amount of the cash received. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

        Withholding.    To the extent required by law, we will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as we deem advisable to enable ourselves to satisfy withholding and tax obligations related to any awards.

Grant of Awards under the Equity Incentive Plan in Connection with this Offering

        On August 16, 2013, our board of directors authorized the grant of stock options, time-based restricted stock units and performance share awards in connection with this offering, as follows:

Stock Option Awards

Name	Title	Black-Scholes Value*
Susan D. DeVore	Chief Executive Officer	$8,800,200
Michael J. Alkire	Chief Operating Officer	$4,306,500
Craig S. McKasson	Chief Financial Officer	$1,785,001

*
The dollar amounts set forth in this table represent the estimated value of new stock option awards to be granted in connection with this offering. The number of shares subject to each named executive officer's stock option grant shall be equal to the above listed dollar amount multiplied by 40.4%, which represents the average Black-Scholes stock option value (as a percentage of our initial public offering price) for our compensation peer group. There is no guarantee that the named executive officers will actually realize the amounts set forth in this table—they may earn more or less depending upon the value of our Class A common stock and whether vesting conditions are met. No value will be realized if our Class A common stock per-share stock price does not exceed the option exercise price after the closing of this offering.

        The exercise price of the stock option will be equal to our initial public offering price. The stock option awards are subject to a 10-year term and vest in equal amounts on the first, second and third anniversaries of the grant date, subject to the officer's continued employment by us or our affiliates or subsidiaries on those dates. In the event of termination due to death, Disability, voluntary resignation on or after attaining age 59 1/2 or age 55 with five or more years of service, by us Without Cause or by the officer for Good Reason (each as defined in the standard form of equity award agreement approved by the board of directors for all participants) prior to a Change in Control (as defined in the Equity Incentive Plan), any options that would have vested in the 12 months following employment termination will immediately vest. In the event of an employment termination by us Without Cause or by the officer for Good Reason on or within 12 months following a Change in Control, the option will immediately vest in full. All stock options will be forfeited on a termination for Cause or resignation without Good Reason or in the event the officer violates his or her non-compete agreement.

Time-Based Restricted Stock Units

Name	Title	Restricted Stock Unit Value*
Susan D. DeVore	Chief Executive Officer	$4,400,100
Michael J. Alkire	Chief Operating Officer	$2,153,250
Craig S. McKasson	Chief Financial Officer	$892,500

*
The dollar amounts set forth in this table reflect the estimated value of the time-based restricted stock units to be granted in connection with this offering. The number of shares subject to each named executive officer's restricted stock unit grant shall be equal to the above listed dollar amount divided by our initial public offering price. There is no guarantee that the named executive officers will actually realize the amounts set forth in this table. These awards are subject to vesting schedules as described below and the amount actually realized from vested amounts will vary depending upon Class A stock price performance.

        The restricted stock unit awards vest in full on July 1, 2016, subject to the officer's continued employment by us or our affiliates or subsidiaries on that date. In the event of termination due to death, Disability, voluntary resignation on or after attaining age 59 1/2 or age 55 with five or more years of service, by us Without Cause or by the officer for Good Reason prior to a Change in Control, a pro-rata portion of the restricted stock units shall vest based on the period of completed service during the vesting period. In the event of an employment termination by us Without Cause or by the officer for Good Reason on or within 12 months following a Change in Control, the restricted stock units will immediately vest in full. All restricted stock units are subject to forfeiture in the same manner as stock options. If we pay dividends on our Class A common stock, dividend equivalents are paid (without interest) at the same time as the delivery of shares which correspond to the dividend equivalents. We will settle any vested portion of a restricted stock unit award by distributing shares of our Class A common stock within 60 days following the date on which the restricted stock unit vests.

Performance Shares

Name	Title	Performance Share Value*
Susan D. DeVore	Chief Executive Officer	$8,800,200
Michael J. Alkire	Chief Operating Officer	$4,306,500
Craig S. McKasson	Chief Financial Officer	$1,785,001

*
The dollar amounts set forth in this table reflect the estimated value of the performance shares to be granted in connection with this offering based on achieving target performance. The number of shares to be delivered to the named executive officer if target performance is achieved during the three year performance period described below shall be equal to the above listed dollar amount divided by our initial public offering price. A higher or lower number of performance shares may be earned based on actual performance. In addition, there is no guarantee that the named executive officers will actually realize the amounts set forth in this table. These awards are subject to vesting schedules as described below and the amount actually realized from vested amounts will vary depending upon Class A stock price performance.

        The performance share awards vest based on achieving performance objectives relating to our revenue and EBITDA for the period beginning July 1, 2013 and ending June 30, 2016, subject to such officer's continued employment on June 30, 2016, or the performance period. The number of performance shares that may be earned will range from 0%-150% of the target number of shares depending upon our performance during the performance period. In the event of termination due to death, Disability, voluntary resignation on or after attaining age 59 1/2 or age 55 with five or more years of service, by us Without Cause or by the officer for Good Reason prior to a Change in Control, a pro-rata portion of the performance shares shall vest contingent on our actual performance results for the applicable performance period based on the period of completed service during such performance period. If a Change in Control occurs, performance shares will vest based on actual performance achievement as of the Change in Control. We will settle any performance share award by distributing shares of our Class A common stock within 60 days the end of the performance period for measuring our results.

        We do not provide our named executive officers a "gross-up" of any golden parachute excise taxes under the Code. The award agreements for the stock options, time-based restricted stock units and performance shares include a "modified cutback" provision. Benefits under these equity awards, the employment agreements and other plans and arrangements covering our named executive officers are paid out in full or reduced so that the golden parachute excise tax is avoided, whichever produces a better after-tax result for the named executive officer.

Annual Incentive Plan

        The AIP provides an opportunity for our employees and those of certain affiliates, subsidiaries and managed entities to receive annual cash bonuses based on achievement of performance objectives in a fiscal year. We intend to continue granting awards under the AIP after this offering. The compensation committee establishes goals and performance standards against which performance will be measured, and the chief executive officer, or another senior officer, determines each participant's target award opportunity. Following a fiscal year, the compensation committee will determine the extent to which performance objectives were achieved. Depending on achievement level, each participant will receive 0-150% of his or her target award on September 15 following the end of the fiscal year, but may defer payment at each participant's discretion. Awards paid under the AIP are subject to forfeiture and recoupment pursuant to our recoupment policies discussed in "—Compensation Recoupment Policies". A participant who terminates employment after the end of a fiscal year but before the following September 15 receives full payment under the terms of the AIP. A participant who terminates employment before or after the end of a fiscal year due to his or her death, disability or retirement, or his or her resignation occurring within two years following a Change in Control, will be entitled to payment as provided under the terms of the AIP and contingent upon actual performance results as though his or her employment did not terminate. A participant who terminates for any other reason before the end of the fiscal year forfeits all rights to any awards.

Compensation Recoupment Policies

        We have adopted a compensation recoupment policy with respect to all incentive compensation awards, including amounts payable under the AIP and the equity awards granted in connection with this offering that may be earned by our executive officers for fiscal years beginning after June 30, 2013. If we are required to restate our financial statements due to their material noncompliance with any financial reporting requirements under the federal securities laws, our executive officers who received incentive compensation based on erroneous data in a materially noncompliant financial statement must repay us the amount in excess of what would have paid based on that restatement. The repayment obligation extends to any incentive compensation an executive officer or executive-team member receives during the three-year period preceding a restatement. The board of directors has the authority to determine when and how much incentive compensation must be repaid following the restatement of a financial statement. We do not believe that the risks arising from our executive officer compensation practices are reasonably likely to have a material adverse effect on Premier. We will amend this compensation recoupment policy as required to comply with applicable SEC rules that are adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The LTIP and AIP contain additional compensation recoupment provisions, and all amounts paid to Ms. DeVore, Mr. Alkire and Mr. McKasson under those plans are subject to recoupment by Premier, Inc. due to inaccuracy of PHSI's financial statements under certain circumstances.

Stock Ownership Guidelines

        Our board of directors has adopted stock ownership guidelines that apply to all our executive officers and other members of senior management designated by our chief executive officer (collectively, the executive leadership team, or ELT). This policy is designed to align the interests of our executive leadership team with the interests of our shareholders. Our ELT members are expected to own our Class A common stock with a value equal to a multiple of their base salary, and until the guideline amount is achieved each ELT member will generally be required to retain a level of shares following the vesting or exercise of equity awards granted. The chart below summarizes the key terms of our stock ownership guidelines:

	Current Top 5 Executives	Other Premier Executive Team Members
Stock Ownership Guidelines	• Chief Executive Officer: 5x base salary	1x base salary
• Chief Operating Officer, Chief Financial Officer, Senior Vice President-Healthcare Informatics, President-Supply Chain Services: 3x base salary
5 years to comply with ownership guidelines
Stock Holding Requirements	• Chief Executive Officer: 50% of net after-tax value	35% of net after-tax value
• Chief Operating Officer, Chief Financial Officer, Senior Vice President-Healthcare Informatics, President-Supply Chain Services: 35% of net after-tax value
Stock holding requirements are typically in place until ownership guidelines are achieved.

        "Ownership" for purposes of this policy is defined to include stock owned directly or indirectly by the ELT member or any of such person's immediate family members residing in the same household, shares held in trust for the benefit of the ELT member or such person's family and shares obtained through stock option exercise and shares underlying vested restricted stock units and performance shares.

Limitations on Liability and Indemnification Matters

        Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders,

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

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  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or

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  any transaction from which the director derived an improper personal benefit.

        This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws also provide that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director or officer in advance of the final disposition of any threatened, pending or completed action or proceeding, and permits us to secure insurance on behalf of any director or officer for any liability against such person regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of the certificate of incorporation and bylaws or otherwise. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification of expenses and liabilities incurred by the indemnified individual in connection with a proceeding related to his or her service to us as a director, executive officer, employee or other agent (including, among other things, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and settlement amounts). We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, pursuant to which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer at the time such director or executive officer enters into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this offering, subject to potential extension or early termination, the sale of any shares under any such plan would be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

        Prior to the completion of this offering, Premier LP, together with its affiliates and subsidiaries, including PHSI and PSCI, has been wholly owned by our member owners. As part of the Reorganization, we will restructure all of Premier LP's affiliates so that Premier LP will be the operating partnership and parent company to all of our other operating subsidiaries. In connection with this offering, we will purchase (i)                          Class B common units from the member owners, (ii)                         Class B common units from PHSI, and (iii)                          newly issued Class A common units from Premier LP. In connection with the closing, we will contribute our Class A common units and Class B common units, which will automatically convert into Class A common units, in Premier LP to Premier GP, our wholly owned subsidiary. See "Structure" and "Use of Proceeds." Following the completion of the Reorganization and this offering, Premier GP will own approximately        % of the outstanding units and the member owners collectively will own approximately        % of the outstanding units in Premier LP. If the underwriters exercise their overallotment option in full, we will purchase an additional                        newly issued Class A common units from Premier LP and immediately contribute such units to Premier GP and Premier GP's aggregate ownership of Premier LP units will increase to approximately        %. The board of managers of Premier GP will have the same members as our board of directors. Premier GP will be the general partner of Premier LP. Senior executives from 11 of our U.S. hospital members currently serve on our board of directors, and we expect senior executives from our U.S. hospital members to comprise at least a majority of our board of directors upon the completion of this offering.

        We have and intend to enter into several agreements, which we refer to collectively as the Reorganization Documents, to effect the Reorganization and to define and regulate the governance and control relationships among Premier, Inc., Premier LP and the member owners after the completion of the Reorganization and this offering. Except as described in this section, we will not have any material arrangements with Premier LP, the member owners or any of our or their respective directors, officers or other affiliates after the completion of the Reorganization and this offering, other than ordinary course business relationships on arm's length terms.

        These summaries do not purport to be complete descriptions of all of the provisions of the Reorganization Documents and the material exhibits thereto, and they are qualified in their entirety by reference to the complete text of agreements which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. For information on how to obtain copies of these agreements or other exhibits, see "Where You Can Find More Information."

Transactions with Member Owners in Connection with this Offering

Amended and Restated Limited Partnership Agreement of Premier LP

        In connection with the Reorganization and this offering, Premier GP and the member owners have entered into the LP Agreement, which will become effective upon the completion of this offering.

        Appointment as General Partner.    Under the LP Agreement, Premier GP, of which we are the sole member, will be the general partner of Premier LP. As the general partner of Premier LP, Premier GP will generally be able to control the day-to-day business affairs and decision-making of Premier LP without the approval of any other partner, subject to certain limited partner approval rights described below. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Premier LP.

        Member Owner Approval Rights.    Notwithstanding the grant of authority to Premier GP described above, the prior written consent of a majority in interest of each class of ownership interests held by the limited partners of Premier LP will be required to approve any merger of Premier LP. In addition, so long as the member owners in the aggregate continue to own 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of this offering (or, in the event the underwriters' over-allotment option is exercised in whole or in part, immediately following the closing of the final exercise of such option), the approval of a majority in interest of the member owners will be required to approve the following actions of Premier LP:

  •
  amending any provision of the LP Agreement, other than to reflect changes in ownership permitted under other provisions, and

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  dissolving, liquidating or winding up of the partnership.

        Compensation.    Premier GP will not receive compensation for its services as general partner.

        Classes of Units.    Premier LP will have two classes of units. The Class A common units initially will be held by Premier GP (and by us prior to our contribution to Premier GP of Class A common units acquired from Premier LP pursuant to the unit put/call agreement described below and any subsequent purchases of Class A common units; provided, that we will contribute all such Class A common units to Premier GP immediately upon receipt). Any Class B common units we acquire will automatically convert to Class A common units when contributed to Premier GP. The Class B common units will be held by the member owners and any new limited partners admitted to Premier LP. The Class A common units and the Class B common units, as a class, will have equal rights to allocation of net income and net losses and to cash distributions, in proportion to units held. Net income and net losses, as well as cash distributions, will be allocated to individual Class B common unit holders as described immediately below. It is intended that the number of issued and outstanding Class A common units and the Class B common units will at all times exactly match the number of issued and outstanding shares of Class A common stock and Class B common stock, respectively. Premier GP may issue additional Class A common units and Class B common units or establish and issue other classes of units, other ownership interests in Premier LP or other Premier LP securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be senior to or otherwise different from any then-existing or future securities, as Premier GP may determine from time to time in its sole discretion, without the vote or consent of any limited partner or any other person.

        Repurchases of Class B Common Units.    In the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the exchange agreement (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner's Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. The Class B common unit redemption amount will be paid, at the sole discretion of Premier GP, by delivering (i) a five-year, unsecured, non-interest bearing term promissory note in favor of such limited partner, (ii) a cashier's check or wire transfer of immediately available funds in an amount equal to the present value of the Class B common unit redemption amount otherwise payable upon the maturity of the promissory note described in clause (i) above, or (iii) payment on such other terms mutually agreed upon by Premier GP and such limited partner. In addition, if one of the terminating events described above occurs, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event. See "—Exchange Agreement."

        Distributions and Allocations of Net Profit and Net Loss.    Premier LP taxable income will consist primarily of Premier LP's group purchasing income and any dividends that Premier LP receives from its corporate subsidiaries. This taxable income will be allocated on a quarterly basis among Premier GP and the holders of Class B common units in the aggregate in proportion to the number of units held. Subject to any applicable restrictions under applicable law or under the terms of its financing agreements, Premier LP will make quarterly cash distributions in the aggregate equal to Premier LP's total taxable income for such fiscal quarter multiplied by our effective corporate income tax rate. Premier GP will have discretion to cause Premier LP to make additional cash distributions. The portion of Premier LP's taxable income for the fiscal quarter that is allocated to the holders of Class B common units in the aggregate will be allocated among such holders in two tranches, Tranche A and Tranche B.

        Tranche A will consist of the cash distributions made to holders of Class B common units in the aggregate (other than any discretionary cash distributions designated by Premier GP as Tranche B funds) and will be tentatively divided among such holders in proportion to the relative participation during the quarter of each such holder (and such holder's member facilities, as applicable) with all Premier business units for which separate revenue is calculated by Premier LP in the ordinary course, computed as if no Class B common units had been exchanged by any such holder under the exchange agreement (discussed below) since this offering. We refer to such allocation as the Tentative Tranche A Allocation. In order to align Tranche A income allocations attributable to Premier LP's GPO business unit with the activity that generates such income, Tranche A income derived from relative participation with Premier LP's GPO business unit will be allocated separately from Tranche A income derived from relative participation with Premier LP's other business units. Relative participation will be measured by attribution of gross revenues of each business unit, weighted by relative revenue factors for each business unit that will be determined prospectively by Premier GP and communicated to the holders of Class B common units on or before the beginning of each fiscal year. The Tentative Tranche A Allocation to each holder of Class B common units will then be increased or decreased, as applicable, by an amount equal to Tranche A divided by the total number of Class B common units beneficially owned by the member owners immediately following the consummation of this offering (or, in the event the underwriters' over-allotment option is exercised in whole or in part, immediately following the closing of the final exercise of such option), multiplied by such holder's cumulative net acquisitions from other holders or dispositions of Class B common units since the completion of this offering. This adjusted allocation, or the Adjusted Tranche A Allocation, will be paid to each holder of Class B common units in cash within 60 days after the end of each quarter.

        Tranche B will consist of all of the remaining taxable income or losses allocated to the holders of Class B common units in the aggregate for the fiscal quarter and will be allocated among such holders in proportion to units held (subject to any offset as described in the paragraph immediately below). It is not anticipated that any of the Tranche B allocation will be distributed, unless Premier GP designates a portion of any discretionary distributions as Tranche B funds in which event each holder of Class B common units will be paid its proportionate share of such discretionary distribution in cash, based on units held. Any Tranche B taxable income not distributed will instead be retained by Premier LP for working capital purposes and to fund future expansion.

        In the event that any holder of Class B common units has a reduction in its Tentative Tranche A Allocation for any quarter that exceeds the amount of such Tentative Tranche A Allocation, such excess being referred to as an Excess Downward Adjustment, then (i) such holder's Adjusted Tranche A Allocation for such quarter will be equal to zero, (ii) Premier LP will provide additional cash as necessary to pay all Adjusted Tranche A Allocations for such quarter in full, (iii) such holder's Tranche B allocation will be reduced by the amount of the Excess Downward Adjustment and (iv) such holder will be required to make a capital contribution to Premier LP of an amount equal to such Excess Downward Adjustment (and Premier GP can offset such required capital contribution against revenue share otherwise due to such holder under the GPO participation agreement described below, until paid in full).

        Transfer Restrictions.    Premier GP may transfer its Class A common units without the consent of the limited partners. The LP Agreement generally prohibits transfers of Class B common units by the limited partners, except with consent of Premier GP or pursuant to the exchange agreement. Under no circumstances may any Class B common units be transferred to a business that competes with Premier LP anywhere in the United States.

        Additional Partners.    Except for a transferee that receives units from Premier GP or pursuant to the exchange agreement, a new limited partner may be admitted only upon the approval of Premier GP in its sole discretion. Admission of a new limited partner is conditioned upon the execution of a joinder to the LP Agreement. Each new limited partner will be required to enter into the exchange agreement, the tax receivable agreement, the registration rights agreement and the voting trust agreement, in each case on the same terms and conditions as the member owners (except that any Class B common units acquired by such newly admitted Premier LP limited partners will not be subject to the seven-year vesting schedule set forth in the LP Agreement and the exchange agreement, whereby each limited partner may exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such limited partner pursuant to the right of first refusal under the exchange agreement) each year, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering (which right shall be cumulative)). Any newly admitted Premier LP limited partner will also enter into a GPO participation agreement with Premier LP and make a capital contribution to Premier LP in an amount equal to 1% of the new limited partner's projected annual purchasing volume under its GPO participation agreement, which projection shall be determined by Premier GP in its sole discretion.

        Dissolution.    The LP Agreement provides that Premier GP may decide to dissolve Premier LP, subject to approval by the partners holding two-thirds of the units, provided, that if the member owners own at least 20% of the issued and outstanding units, the consent of member owners holding a majority of the units held by such member owners shall also be required. In addition to a voluntary dissolution, Premier LP will be dissolved upon the entry of a decree of judicial dissolution in accordance with California law or upon the disposition of all its assets.

        Confidentiality.    Each partner agrees to maintain as confidential all non-public information pursuant to the LP Agreement or otherwise regarding Premier LP and its business, except with the consent of Premier GP or as required by law or judicial process. Limited disclosure may be made to agents, representatives or employees on a confidential basis or as necessary to enforce rights under the LP Agreement.

        Amendment.    All amendments to the LP Agreement must be approved by Premier GP. Such amendments must also be approved by a majority in interest of the units held by the limited partners if the amendment would reduce the limited partners' interests or allocation of economic benefits or would increase the limited partners' obligations to make capital contributions or with respect to other liabilities, unless all partners are treated ratably and the amendment is made to reflect the issuance of additional units or acceptance of a new limited partner. For so long as the member owners hold at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of this offering (or, in the event the underwriters' over-allotment option is exercised in whole or in part, immediately following the closing of the final exercise of such option), all amendments must also be approved by a majority in interest of the member owners unless the amendment treats all partners ratably and is made to reflect the issuance of Class B common units or acceptance of a new limited partner.

        Set-off.    The LP Agreement provides Premier GP with a right to set-off amounts owed by a limited partner to Premier LP or its related entities against amounts otherwise payable by Premier LP to such limited partner. Any remaining balance due remains the obligation of such limited partner and must be paid to Premier LP or the related entity when any of the limited partner's Class B common units are redeemed, exchanged or sold.

        Indemnification.    The LP Agreement provides for indemnification by Premier LP to each partner and its officers, directors, partners, members, shareholders and employees, as well as the employees and officers of Premier LP, for losses incurred by reason of any act performed or omitted to be performed by such person on behalf of Premier LP or by reason of the fact that such person is or was serving at the request of Premier LP as an officer, director, partner, trustee, employee, representative or agent of another entity. In addition, the LP Agreement provides that in the event that we enter into an indemnification agreement with any of our directors, officers, employees or agents or persons who serve, at our request, as the directors, officers, employees or agents of any Affiliate (as defined in the indemnification agreement), then Premier LP agrees to reimburse us for all expenses we incur under such agreements.

GPO Participation Agreement

        In connection with the Reorganization and this offering, our member owners have entered into GPO participation agreements with Premier LP which will become effective upon the completion of the Reorganization and this offering. Pursuant to the terms of its GPO participation agreement, each member owner will receive revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner's member facilities through our GPO supplier contracts. In addition, our two largest regional GPO member owners, which represented approximately 17% of our gross administrative fees revenue for fiscal year 2013, will each remit all gross administrative fees collected by such member owner based upon purchasing by such member owner's member facilities through the member owner's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of such gross administrative fees that are remitted to us.

        Subject to certain termination rights, these GPO participation agreements will be for an initial five-year term, although our two largest regional GPO member owners have entered into agreements with seven-year terms. The agreements will generally be terminable at any time, upon one year's prior written notice, in the event of a change of control of the member owner, and will also be terminable for convenience upon one year's prior written notice, at any time after the second anniversary of the beginning of the applicable term. In either case, the terminating member owner will continue to receive revenue share from Premier LP through the effective date of termination. Under certain circumstances, the GPO participation agreement also will be terminable by either party for cause, including due to a material breach of the terms of the GPO participation agreement. In the event of a termination by Premier LP for cause, Premier LP will retain any collected but unpaid administrative fees otherwise due to the breaching member owner as of the date on which a breach notice is given, but no other damages will be assessed.

        These agreements also generally obligate Premier LP and the member owner to not disclose any information related to the business of the other without such other party's prior written consent. For example, the member owner agrees not to use or permit the use of pricing, terms or conditions of any Premier LP GPO supplier contract in connection with negotiations or dealings with third parties to create contracts which exclude Premier LP's involvement.

        The provisions of the GPO participation agreements vary as a result of provisions in our existing arrangements with certain member owners that conflict with the terms of the GPO participation agreement and which by the express terms of the GPO participation agreement are incorporated by reference and deemed controlling and will continue to remain in effect. Among other differences resulting from the incorporation by reference of pre-existing contractual commitments, certain member owners will be relieved of the obligation to cause their member facilities to participate in our GPO programs, comply with Premier policies and/or refrain from entering into contracts with Premier suppliers that exclude Premier's involvement. In addition, the member agreement review committee of our board of directors has approved certain variances from the standard termination and participation provisions under the GPO participation agreement for certain member owners based upon regulatory constraints, pending merger and acquisition activity or other exigent circumstances affecting those member owners.

        In the event that a member owner ceases to be a party to a GPO participation agreement with Premier LP (except in limited circumstances), under the terms of the LP Agreement, Premier LP will have the option to redeem all of such member owner's Class B common units at a purchase price set forth in the LP Agreement. See "—Amended and Restated Limited Partnership Agreement of Premier LP" above for additional information.

Voting Trust Agreement

        In connection with the Reorganization and this offering, our member owners have entered into a voting trust agreement, which will become effective upon the completion of the Reorganization and this offering and pursuant to which the member owners will contribute their Class B common stock to Premier Trust, under which Wells Fargo Delaware Trust Company, N.A., as trustee, will act on behalf of the member owners for purposes of voting their Class B common stock. The member owners will receive voting trust certificates, which evidence the shares of Class B common stock deposited with the trustee. As a result of the voting trust agreement, the trustee will be the legal owner of the member owners' Class B common stock; however, the member owners will retain beneficial ownership of the Class B common stock. Pursuant to the terms of the voting trust agreement, the trustee will vote all of the member owners' Class B common stock as a block in the manner determined by the plurality of the votes received by the trustee from the member owners for the election of directors to serve on our board of directors, and by a majority of the votes received by the trustee from the member owners for all other matters. The use of Premier Trust is intended to permit us to qualify for the "controlled company" exception to the rules of NASDAQ.

        The voting trust agreement contains covenants that provide that each of the member owners will use its reasonable efforts to, among other things, (i) cause the appointment or nomination of directors as necessary to ensure that the number of directors constituting our full board of directors, as fixed by our board of directors from time to time, are serving on our board of directors, (ii) cause the appointment or nomination of at least three independent directors including one who meets the requirements of an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K under the Exchange Act and (iii) cause us to be in compliance with all corporate governance and all other rules of NASDAQ. In the event that we cease to qualify as a "controlled company" within the meaning of the rules of NASDAQ, then within 12 months following the date that we cease to so qualify, each of the member owners shall use its reasonable efforts to ensure that independent directors selected by the nominating and corporate governance committee of our board of directors shall thereafter constitute at least a majority of our full board of directors.

        Following written notice by a member owner of such member owner's intent to transfer Class B common units of Premier LP in accordance with the terms of the LP Agreement or pursuant to the right of first refusal provisions under the exchange agreement within five days of such transfer, the trustee will update the names of the holders of record of voting trust certificates on the books and records of the trustee reflecting the new ownership by the transferee. Upon surrender of such member owner's voting trust certificates for such shares and the delivery of a transfer certificate to the trustee and, if such transferee is not a party to the voting trust agreement, upon execution of a joinder agreement, the trustee will issue new voting trust certificates in the name of the transferee. In the event that Premier LP acquires beneficial ownership of a member owner's Class B common stock under the terms of the exchange agreement or pursuant to the repurchase of Class B common units by

Premier LP under the terms of the LP Agreement, the voting trust certificates for such shares of Class B common stock shall be surrendered by the member owner, the trustee will transfer legal title of such shares of Class B common stock to us and we will cancel those shares.

        The voting trust agreement authorizes the trustee of Premier Trust to file SEC statements of beneficial ownership of securities on Schedule 13G (or Schedule 13D) with respect to the Class B common stock held by the member owners as a "group" as required under Section 13 of the Exchange Act, and will authorize the filings on behalf of individual member owners of SEC statements of beneficial ownership of securities on Schedule 13G (or Schedule 13D) as required under Section 13 and Forms 3, 4 and 5 as required under Section 16(a) of the Exchange Act.

        If at any time the member owners, in the aggregate, own less than 20% of our common stock, then the voting trust agreement will immediately terminate. The voting trust agreement with respect to a holder of Class B common stock will terminate on the date which such holder ceases to own any voting trust certificates.

        The voting trust agreement contains customary indemnification and advancement of expenses provisions in favor of the trustee. The terms of the voting trust agreement grants us a power of attorney to amend the voting trust agreement upon the designation of any successor trustee in order to ensure that the provisions of the voting trust agreement are consistent with customary terms as reasonably required by the then-serving trustee.

Exchange Agreement

        In connection with the Reorganization and this offering, the member owners have entered into an exchange agreement with Premier, Inc. and Premier LP, which will become effective upon the completion of this offering. Under the exchange agreement, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to the right of first refusal discussed below, for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of the audit committee (or another committee of independent directors) of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions contained in the registration rights agreement described below) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. The amount that tax-exempt holders of Class B common units are required to pay to exercise their rights of first refusal under the exchange agreement may include a significant premium since such holders will generally not be able to realize the value of certain amortization tax benefits that are accounted for in the right of first refusal price set forth in the exchange agreement. For each Class B common unit that is exchanged pursuant to the exchange agreement, the member owner will also surrender one corresponding share of Class B common stock, which will automatically be retired. Cash payments will be based on the fair market value of our Class A common stock, which will be determined (so long as our Class A common stock is traded on a national securities exchange) by the average of the closing price of our Class A common stock during the 20 trading days ending three days prior to the deadline for member owners to notify us of their intent to exchange Class B common units. The audit committee or other committee making this determination may take into account such factors as it may deem relevant, which may include our cash resources, the number of Class B common units being exchanged and the desirability of using any of such cash to acquire additional units in Premier LP in lieu of issuing additional shares of Class A common stock.

        The time periods for the various notices and actions under the exchange agreement vary depending on whether or not we are conducting a company-directed underwritten public offering. See "—Registration Rights Agreement" below for more information. During quarters in which we conduct a company-directed underwritten public offering, time-periods for notices and actions are advanced so that we are in a position to consummate the company-directed underwritten public offering on or about the time of the quarterly exchange.

        Prior to an exchange for shares of our Class A common stock (or cash or a combination of both), the other member owners who have not requested such an exchange and Premier LP will have rights of first refusal to purchase the Class B common units that a member owner elects to exchange. Upon receipt of notice that a member owner has elected to exchange Class B common units, the other member owners have the right to purchase a pro rata share of the Class B common units offered for exchange at a price equal to the sum of the fair market value of such units plus the present value, based on certain assumptions set forth in the tax receivable agreement, of the estimated payments under the tax receivable agreement, had such selling member owner sold the relevant Class B common units to us instead. In the event that not all of the other member owners elect to purchase their full pro rata shares of the Class B common units, then the member owners who have elected to purchase their pro rata share will have the right to purchase the remaining unsubscribed Class B common units. In the event the member owners do not elect to purchase all of the Class B common units subject to exchange, Premier LP will then have the right to purchase all or a portion of the remaining Class B common units. The member owners and Premier LP will have the opportunity to purchase Class B common units at the same price under the right of first refusal provisions of the exchange agreement. Class B common units that are not purchased by other member owners or Premier LP under the right of first refusal provisions of the exchange agreement will be exchanged for our Class A common stock, cash or a combination of both (as described above) at the designated quarterly exchange date subject to an exchanging member owner's right to retract its exchange notice prior to such exchange.

        As the member owners exchange their Class B common units, unless other member owners purchase the Class B common units pursuant to their right of first refusal, our ownership interest in Premier LP will be correspondingly increased.

        Any limited partners admitted to Premier LP after this offering will receive the benefit of the exchange agreement and will not be subject to the seven-year vesting schedule beginning at the time of their admission.

Tax Receivable Agreement

        We intend to use a portion of the net proceeds from this offering to purchase Class B common units in Premier LP from the member owners. In addition, pursuant to the terms of the exchange agreement, the member owners and new limited partners admitted to Premier LP following the completion of this offering may subsequently exchange Class B common units in Premier LP for shares of our Class A common stock, cash or a combination of both, the form of consideration to be at the discretion of the audit committee (or another committee of independent directors) of our board of directors. Premier LP intends to have in effect an election under Section 754 of the Code and comparable elections under state and local tax law, such that the initial sale of Class B common units by PHSI and the member owners will result in an adjustment to the tax basis of the assets of Premier LP as to us. These increases in tax basis are expected to increase (for tax purposes) the depreciation and amortization deductions by Premier LP and therefore reduce the amount of income tax that we would otherwise be required to pay in the future.

        In connection with the Reorganization and this offering, the member owners have entered into a tax receivable agreement with Premier, Inc. which will become effective upon the completion of the Reorganization and this offering and pursuant to which we agree to pay to the member owners 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize in the case of certain payments on certain occurrences under such tax receivable agreement, as discussed below) as a result of the increases in tax basis resulting from the sale or exchange of Class B common units by the member owners and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Limited partners admitted to Premier LP after this offering will also become entitled to such benefits under the tax receivable agreement pursuant to joinder agreements benefitting such limited partners. We expect to benefit from the remaining 15% of cash savings, if any, in income and franchise tax that we realize as a result of these increases in tax basis and payments under the tax receivable agreement. For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Premier LP as a result of the initial purchase of Class B common units in Premier LP from the member owners or subsequent exchanges of Class B common units with the limited partners and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon the completion of this offering and will continue until all such tax benefits from the initial purchase and subsequent exchanges of Class B common units have been utilized or expired, unless we or limited partners exercise certain rights under the tax receivable agreement to terminate the agreement, upon which event we might be obligated to make a substantial payment. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, if any, as well as the amount and timing of any payments under the tax receivable agreement, may vary depending upon a number of factors, including:

  •
  the timing of Class B common unit exchanges—for instance, the increase in any depreciation or amortization deductions resulting from the increase in tax basis of Premier LP's assets will depend on the fair market value of the depreciable or amortizable assets of Premier LP, the existing tax basis of such assets and the price of our Class A common stock, in each case at the time of a particular exchange, each of which may change over time,

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  the amount and timing of our income—we will be required to pay 85% of the cash tax savings, if any, as and when realized, and

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  the amount and timing of tax benefits we realize—the amount and timing of the tax depreciation and amortization deductions and other tax benefits attributable to the increase in tax basis.

        As a result of the contemplated use of proceeds from this offering and assuming that the company is able to timely benefit from the anticipated tax benefits, we estimate (based on an assumed initial public offering price of $            per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus) that the aggregate amount of payments to be made by us under the tax receivable agreement to the member owners will be approximately $             million, generally payable over the next 15 years (under current law). Payments under the tax receivable agreement are made as the company realizes tax benefits attributable to the initial purchase of Class B common units from the member owners in connection with this offering and any subsequent exchanges by limited partners of Class B common units with us for shares of Class A common stock. The foregoing estimate reflects only payments with respect to the initial purchase and not additional amounts that may be payable if subsequent exchanges of Class B common units are made by limited partners. The payments to a limited partner under the tax receivable agreement are conditioned upon the limited partner remaining a limited partner in Premier LP.

        In addition, the tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combinations or other changes of control, we (or our successor) would owe to the limited partners a change of control payment, which would be based on certain assumptions, including a deemed exchange of Class B common units and that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax basis and other tax benefits related to entering into the tax receivable agreement. Decisions made in the course of running our businesses, such as with respect to mergers, asset sales or other forms of business combinations or other changes of control, may influence the timing and amount of payments that are received by an exchanging limited partner under the tax receivable agreement.

        A limited partner may elect to unilaterally terminate the tax receivable agreement with respect to such partner, which would obligate us to pay to such partner certain payments for tax benefits received through the taxable year of the election. We are entitled to an election to terminate the tax receivable agreement, which, if made, would obligate us to make early termination payments to the limited partners. The change of control payment and termination payments to the limited partners could be substantial and may exceed the actual tax benefits that we receive as a result of acquiring Class B common units from the limited partners because the amounts of such payments would be calculated assuming that we would have been able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination. In addition, at any time 15 or more years after the year of a given sale or exchange of Class B common units by a member owner, we may elect to satisfy our remaining obligations under the tax receivable agreement with respect to such sale or exchange, if any, by making a single, final payment to such member owner in an amount computed in the same manner as the change of control payments described above.

        Certain events might occur with respect to a taxable period, such as an audit by a taxing authority, subsequent to the time a payment was made by us under the tax receivable agreement. As a result, in certain circumstances we could make payments under the tax receivable agreement in excess of our cash tax savings, which could materially impair our financial condition. The limited partners are not required to reimburse us for any excess payments that may previously have been made under the tax receivable agreement; rather, excess payments made to the limited partners will be netted against payments otherwise to be made, if any, after our determination of such excess. We and Premier GP have full responsibility for, and sole discretion over, all of our and Premier LP's tax matters, respectively, including the filing and amendment of all tax returns and claims for refunds and the defense of all tax contests, subject to certain participation rights held by the limited partners.

Registration Rights Agreement

        In connection with the Reorganization and this offering, the member owners have entered into a registration rights agreement with Premier, Inc. which will become effective upon the completion of this offering.

        Pursuant to the terms of the registration rights agreement, as soon as practicable after the one-year anniversary of the completion of this offering, we will use all reasonable efforts to cause a resale shelf registration statement to become effective for resales of Class A common stock that may be issued to the member owners in exchange for their Class B common units. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell Class A common stock and, at our election, permit us to sell primary shares, following the first quarterly exchange date of each of the first three years during which the member owners have the right to exchange their Class B common units for shares of Class A common stock. After the third year during which member owners have the right to exchange their Class B common units for shares of our Class A common stock, we may elect to conduct a company-directed underwritten public offering in any subsequent year. During the company-directed underwritten public offering periods, which begin 55 business days prior to the applicable quarterly exchange date and end on the earlier of the abandonment of such offering or 60 days after the completion of such offering, the member owners will be restricted from selling any shares of Class A common stock outside of the company-directed underwritten public offering. In connection with an underwritten public offering, we will be subject to similar restrictions on the sale of shares of Class A common stock for a period of 60 days beginning with the effectiveness of the registration statement relating to such underwritten public offering.

        Pursuant to the terms of the registration rights agreement, we will notify the member owners of our intention to conduct company-directed underwritten public offerings 65 business days prior to the applicable quarterly exchange date. Following receipt of such notice, the member owners will be required to notify us of their intention to participate in the company-directed underwritten public offering at least 20 business days prior to the quarterly exchange date. We will not be required to effect a company-directed underwritten public offering unless the number of shares of Class A common stock requested by the member owners to be registered in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the aggregate number of Premier LP units outstanding. If the offering minimum has not been met, we may either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering.

        In the event we are required or elect to conduct a company-directed underwritten public offering, we, together with underwriters, will determine the appropriate size and marketing of such offering, which must be completed within 20 business days of the applicable quarterly exchange date, subject to market conditions. Priority to participate in such offering will be given to the member owners that elected to participate, with the priority of the other participants to follow at our discretion. Member owners representing 50% or more of our Class A common stock to be sold in the company-directed underwritten public offering may elect to delay such offering until the following quarterly exchange date, but under no circumstances will we be required to conduct more than one company-directed underwritten public offering in a calendar year. We, the member owners and third parties will continue to be restricted from selling shares of Class A common stock for a period of 60 days following the completion of any company-directed underwritten public offering (unless such company-directed underwritten public offering is abandoned), after which time the resale shelf registration statement will again become usable by the member owners. In addition, it is expected that our directors, officers and large stockholders identified by the underwriters will similarly be restricted from selling shares of Class A common stock during such time.

        The registration rights agreement also grants the member owners certain "piggyback" registration rights with respect to other registrations of Class A common stock. Other than the rights described above, the member owners will not be entitled to any demand registration rights.

        Under the registration rights agreement, we will have a right to delay a registered offering if we have pending or in process a material transaction or a material development which we have a bona fide business purpose in keeping confidential and the filing of a registration statement or continued sales under a shelf registration statement would require disclosure (or premature disclosure) of such material transaction or material development. In the case of a company-directed underwritten public offering, we can postpone the company-directed underwritten public offering until the next quarter and, in the case of a shelf registration statement, sales under such shelf registration statement shall be suspended for up to 90 days. We may only exercise its right to delay a registered offering once in any period of 365 consecutive days.

        We will pay all registration expenses other than brokerage commissions or transfer taxes or, if applicable, underwriting commissions and discounts. The registration rights agreement includes customary indemnification provisions, including indemnification of the member owners and their directors, officers and employees by us for any and all losses, claims, damages or liabilities, actions or proceedings in respect thereof and expenses to which the member owners may become subject under the Securities Act, state law or otherwise.

        New limited partners will become a party to, and receive the benefit of, the registration rights agreement.

Contribution Agreement

        Premier LP has entered into a Contribution Agreement with the member owners, which will become effective upon the completion of the Reorganization and this offering, pursuant to which the member owners will contribute all of their shares of PHSI common stock to Premier LP immediately prior to the completion of this offering in exchange for Class B common units in a tax-free transaction. The number of Class B common units to be issued to each member owner in consideration of such contribution, when added to the Class B common units issued to such member owner based upon such member owner's Premier LP capital account balance prior to giving effect to such contribution as described under "Structure—Recapitalization," shall be equal to the total number of Class B common units outstanding immediately following the Reorganization multiplied by such member owner's Percentage Interest in the Class B common units as calculated by Premier LP. For purposes of the Contribution Agreement, the term "Percentage Interest" means (a) the independently appraised fair market value of PHSI prior to giving effect to the Reorganization multiplied by such member owner's percentage interest in the total issued and outstanding common stock of PHSI immediately prior to the completion of this offering (but prior to the Reorganization) plus (b) the independently appraised fair market value of Premier LP prior to giving effect to the Reorganization multiplied by such member owner's percentage interest in the aggregate capital accounts of all limited partners of Premier LP immediately prior to the completion of this offering (but prior to the Reorganization), divided by (c) the sum of the independently appraised fair market value of PHSI and the independently appraised fair market value of Premier LP, in each case prior to giving effect to the Reorganization.

Stock Purchase Agreement

        The stock purchase agreement provides for the purchase by member owners of our Class B common stock, par value $0.000001 per share, for a purchase price equal to its par value per share. Under the terms of the stock purchase agreement, each member owner authorizes Premier LP, on behalf of such member owner, to deliver to us the purchase price for the Class B common stock being purchased and to deduct such funds from the next cash distribution otherwise due from Premier LP to such member owner. The stock purchase agreement requires each member owner to deliver an executed counterpart of or joinder to the voting trust agreement and directs us to deliver to the trustee pursuant to the terms of the voting trust agreement certificates representing the Class B common stock in the names of each member owner. The stock purchase agreement includes a limited number of representations and warranties.

Unit Put/Call Agreement

        In connection with the Reorganization and this offering, Premier LP, each of the member owners and PHSI have entered into a unit put/call agreement with Premier, Inc. which will become effective upon the completion of the Reorganization and this offering. The unit put/call agreement grants Premier LP, the member owners and PHSI the option, or put option, to require Premier, Inc. to purchase newly issued Class A common units issued by Premier LP and Class B common units held by the member owners and PHSI for a purchase price per unit equal to the price paid per share for our Class A common stock by the underwriters to us in this offering. If Premier LP, the member owners and PHSI do not exercise the put option, Premier, Inc. has the right, or call option, to call the newly issued Class A common units of Premier LP and Class B common units of the member owners and PHSI, as applicable, on the same terms as under the put option. Premier, Inc. will have until March 31,

2014 in order to exercise the call option. Premier, Inc. will contribute all such acquired Class A common units and Class B common units immediately to Premier GP upon receipt. The unit put/call agreement includes a limited number of representations and warranties. In connection with the unit put/call agreement, Premier, Inc., Premier LP, each of the member owners and PHSI have entered into an assignment agreement, which will become effective upon completion of the Reorganization and this offering, to transfer the Class B common units, which includes a provision that Premier LP will update the LP Agreement to reflect the sale and transfer of the Class B common units as contemplated in the unit put/call agreement.

        We expect that the purchase of newly issued Class A common units from Premier LP and Class B common units from the member owners and PHSI will be consummated promptly following this offering. If the underwriters' over-allotment option is exercised in full, Premier, Inc. will acquire additional Class A common units from Premier LP pursuant to the unit put/call agreement on the same terms as the initial purchase of units.

Other Related Party Transactions

GNYHA

        In connection with the Reorganization and this offering, Premier LP entered into a GPO participation agreement with GNYHA Services, Inc., or GNYHA, that will become effective upon the completion of the Reorganization and this offering. GNYHA is a related entity of GNYHA Purchasing Alliance, LLC, a member owner that owned approximately 14% of the outstanding partnership interests in Premier LP as of June 30, 2013 and is expected to own Class B common stock representing approximately        % of our outstanding common stock (or        % if the underwriters exercise their overallotment option in full) following the completion of the Reorganization and this offering. Pursuant to the terms of the GPO participation agreement, GNYHA will receive revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by GNYHA's member facilities through our GPO supplier contracts. In addition, GNYHA will remit all gross administrative fees collected by GNYHA based upon purchasing by GNYHA's member facilities through GNYHA's own GPO supplier contracts and receive revenue share from Premier LP equal to 30% of the gross administrative fees that are remitted to us.

        The GPO participation agreement will be for an initial seven-year term, followed by successive renewal periods of seven years. The GPO participation agreement will be terminable by GNYHA for convenience upon one year's prior written notice, at any time after the second anniversary of the beginning of the applicable term. Under certain circumstances, the GPO participation agreement also will be terminable by either party for cause, including due to a material breach of the terms of the GPO participation agreement. Upon the expiration or termination of the GPO participation agreement, for a period of 18 months GNYHA will continue to receive revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier, or remitted by GNYHA, based upon purchasing by GNYHA member facilities through Premier LP's and GNYHA's respective GPO programs during the term of the GPO participation agreement; provided, that in the event of a termination by Premier LP for cause, Premier LP will retain any collected but unpaid administrative fees otherwise due to GNYHA as of the date on which a breach notice is given, but no other damages will be assessed.

        Premier LP and its wholly owned subsidiary, Provider Select, LLC, are parties to a group purchasing agreement with GNYHA dated July 1, 2012, or the GNYHA Agreement, which will be replaced as of the completion of this offering with the GPO participation agreement described above. Under the terms of the GNYHA Agreement, GNYHA remits to Premier all gross administrative fees collected by GNYHA as a result of purchasing by its member facilities through the group purchasing agreements separately negotiated by GNYHA for its member facilities and GNYHA receives revenue share from Premier LP calculated as a percentage of all gross administrative fees collected by Premier LP, or remitted by GNYHA, based upon purchasing by GNYHA member facilities through Premier LP's and GNYHA's respective GPO programs. Revenue share paid by Premier LP to GNYHA for fiscal year 2013 under the GNYHA Agreement was approximately $36.9 million. The GNYHA Agreement expires on the later of December 31, 2018 or the seventh anniversary of the closing of this offering. Subsequent to GNYHA's conversion from a non-owner member to a member owner effective January 1, 2013, Premier LP has paid limited partnership distributions of $22.8 million to GNYHA. In the event that GNYHA Purchasing Alliance, LLC ceases to be a member owner for any reason prior to the expiration of the GNYHA Agreement's term, then the provisions of the GNYHA Agreement will once again govern the parties' business relationship.

Essensa

        Premier LP and its wholly owned subsidiary, Provider Select, LLC, are parties to a group purchasing agreement with GNYHA Alternate Care Purchasing Corporation, d/b/a Essensa, or the Essensa Agreement. Essensa is a wholly owned subsidiary of GNYHA. Under the terms of the Essensa Agreement, Essensa remits to Premier all gross administrative fees collected by Essensa as a result of purchasing by its member facilities through the group purchasing agreements separately negotiated by Essensa for its member facilities and Essensa receives revenue share from Premier LP calculated as a percentage of all gross administrative fees collected by Premier LP, or remitted by Essensa, based upon purchasing by Essensa member facilities through Premier LP's and Essensa's respective GPO programs. Revenue share paid by Premier LP to Essensa for fiscal year 2013 under the Essensa Agreement was approximately $6.4 million. The Essensa Agreement expires on the later of December 31, 2018 or the seventh anniversary of the closing of this offering.

Innovatix

        Premier LP, through PSCI, holds 50% of the membership units in Innovatix, and GNYHA holds the remaining 50% of the membership units in Innovatix. Premier LP maintains a group purchasing arrangement with Innovatix under which Innovatix members are permitted to utilize Premier LP's GPO supplier contracts. Revenue share paid by Premier LP to Innovatix under this arrangement was $31.9 million, $28.9 million and $25.5 million for the fiscal years ended June 30, 2013, 2012 and 2011, respectively.

Policies and Procedures for Related Party Transactions

        After the completion of this offering, transactions between us and our directors, executive officers and significant stockholders will be approved by our audit committee, which is composed of independent members of our board of directors, or another committee comprised entirely of independent members of our board. Our audit committee charter authorizes the audit committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our member owners.

PRINCIPAL STOCKHOLDERS

        The following tables set forth information regarding the beneficial ownership of shares of our Class A common stock and of Class B common units by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Premier, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.

        The number of shares of our Class A common stock and of Class B common units outstanding and percentage of beneficial ownership before this offering set forth below is based on the number of shares of our Class A common stock and of Class B common units to be issued and outstanding immediately prior to the completion of this offering, after giving effect to the Reorganization. The number of shares of our Class A common stock and of Class B common units and percentage of beneficial ownership after the Reorganization and this offering set forth below is based on shares of our Class A common stock and of Class B common units to be issued and outstanding immediately after the Reorganization and this offering. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock and Class B common units reflected as beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated in a footnote, the business address of each person listed below is the address of our principal executive office, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, NC 28277.

	Class A Common Stock Beneficially Owned(1)						Combined Voting Power(2)
	Prior to the Offering		After the Reorganization and Offering Assuming Underwriters' Option is Not Exercised		After the Reorganization and Offering Assuming Underwriters' Option is Exercised in Full		Prior to the Offering	After the Reorganization and Offering Assuming Underwriters' Option is Not Exercised	After the Reorganization and Offering Assuming Underwriters' Option is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%	%	%	%
Michael J. Alkire
Christine K. Cassel, MD
R. Wesley Champion
Susan D. DeVore
Keith J. Figlioli
Durral R. Gilbert
Charles E. Hart, MD
Robert Issai
Jeffrey W. Lemkin
William E. Mayer
Craig S. McKasson
Keith B. Pitts
Kelli L. Price
Tomi S. Ryba
Terry Shaw
Richard J. Statuto
Glenn D. Steele, Jr., MD, PhD
Susan S. Wang
Alan R. Yordy
Directors and Officers as a group (19 persons)

	Class B Common Units Beneficially Owned(1)						Combined Voting Power(2)(3)(4)
	Prior to the Offering		After the Reorganization and Offering Assuming Underwriters' Option is Not exercised		After the Reorganization and Offering Assuming Underwriters' Option is Exercised in Full		Prior to the Offering	After the Reorganization and Offering Assuming Underwriters' Option is Not Exercised	After the Reorganization and Offering Assuming Underwriters' Option is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%	%	%	%
5% or More of our Class B Common Units
Premier Trust(3)
GNYHA Purchasing Alliance, LLC(5)
Directors and Executive Officers
Michael J. Alkire
Christine K. Cassel, MD(6)
R. Wesley Champion
Susan D. DeVore
Keith J. Figlioli
Durral R. Gilbert
Charles E. Hart, MD(6)
Robert Issai(6)
Jeffrey W. Lemkin
William E. Mayer(6)
Craig S. McKasson
Keith B. Pitts(6)
Kelli L. Price
Tomi S. Ryba(6)
Terry Shaw(6)
Richard J. Statuto(6)
Glenn D. Steele, Jr., MD, PhD(6)
Susan S. Wang(6)
Alan R. Yordy(6)
Directors and Officers as a group (19 persons)

*
Represents less than 1%.

(1)
Subject to the terms of the exchange agreement, each member owner will have the cumulative right, subject to certain restrictions, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and during each year thereafter, to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to certain rights of first refusal set forth in the exchange agreement, on a quarterly basis, for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of the audit committee (or another committee of independent directors) of our board of directors. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Exchange Agreement." Beneficial ownership of Class B common units reflected in these tables has not been also reflected as beneficial ownership of shares of our Class A common stock for which such Class B common units may be exchanged.

(2)
Represents percentage of voting power of the Class A common stock and Class B common stock of Premier, Inc. voting together as a single class. See "Description of Capital Stock—Common Stock."

(3)
Our member owners will hold shares of our Class B common stock. In connection with the Reorganization and this offering, our member owners have entered into a voting trust agreement, which will become effective upon the completion of the Reorganization and this offering and pursuant to which the member owners will contribute their Class B common stock to Premier Trust, under which a trustee will act on behalf of the member owners for purposes of voting their Class B common stock. As a result of the voting trust agreement, the trustee will be the legal owner of the member owners' Class B common stock; however, the member owners will retain beneficial ownership of the Class B common stock. The business address of Wells Fargo Delaware Trust Company, N.A., the trustee, is 919 N. Market Street, Suite 1607, Wilmington, Delaware 19801. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Voting Trust Agreement."

(4)
The number of Class B common units of Premier LP beneficially owned is equal to the number of Class B common stock of Premier, Inc. beneficially owned. As such, each person listed in this table will own an equivalent number of shares of Class B common stock to be used in the calculation of such person's combined voting power.

(5)
All of the shares are held directly by GNYHA Purchasing Alliance, LLC, whose manager is GPA Holdings, LLC. GNYHA Purchasing Alliance, LLC has shared voting and dispositive power of the shares. GNYHA Purchasing Alliance, LLC shares this voting power with GPA Holdings, LLC, GNYHA Services, Inc. and Greater New York Hospital Association, Inc. The principal business address of each entity named herein is c/o GNYHA Ventures Inc., 555 West 57th Street, Suite 1500, New York, NY 10019.

(6)
As an executive officer of a member owner, such person may be deemed to share beneficial ownership of the shares and/or units held by the member owner to which he or she is affiliated with and such person disclaims beneficial ownership of any such shares or units or any other shares or units held by affiliates of the applicable member owner.

        Immediately following the effective date of the LP Agreement, all of Premier LP's limited partners that approved the Reorganization will receive Class B common units and capital account balances in Premier LP equal to their percentage interests and capital account balances in Premier LP immediately preceding the Reorganization. Additionally, immediately following the effective date of the LP Agreement, all of the stockholders (consisting of member owners) of PHSI that approved the Reorganization will contribute their PHSI common stock to Premier LP in exchange for additional Class B common units based on such stockholder's percentage interest in the fair market valuation of PHSI and Premier LP prior to the Reorganization. As a result of the foregoing contributions, PHSI will become a wholly owned subsidiary of Premier LP. See "Structure—Recapitalization."

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock as it will be in effect upon the completion of the Reorganization and this offering is a summary and is qualified in its entirety by (i) reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and (ii) applicable law.

        Upon the completion of this offering, our authorized capital stock will consist of 50,000,000 shares of preferred stock, par value $0.01 per share, 500,000,000 shares of Class A common stock, par value $0.01 per share and 600,000,000 shares of Class B common stock, par value $0.000001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

        Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of our Class A common stock are entitled to receive dividends, when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends or other distributions.

        Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata, based on the number of shares of Class A common stock held, our remaining assets available for distribution.

        The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Class B Common Stock

        Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation or bylaws must be approved by 66 2/3% of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class.

        Other than dividends payable in shares of our common stock, holders of shares of our Class B common stock are not entitled to receive dividends or to receive a distribution upon our dissolution or a liquidation.

        The holders of our Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock.

        Our Class B common stock will not be listed on any exchange and, except in connection with any permitted sale or transfer of Class B common units of Premier LP, cannot be sold or transferred.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any such series thereof, including the liquidation preferences, dividend rights and voting rights. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Upon the completion of this offering, there will be no shares of preferred stock outstanding. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law

        Upon the completion of this offering, we will be subject to Section 203 of the DGCL, or Section 203. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

  •
  on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated or associated with the corporation and beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such entity or person is an interest stockholder. Section 203 defines "business combination" to include: (i) any merger or consolidation involving the corporation or a majority-owned subsidiary of the corporation and the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation or a majority-owned subsidiary of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

        A Delaware corporation may opt out of Section 203 either by an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out, and do not currently intend to opt out, of this provision. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance of such acquisition with our board of directors because the stockholder approval requirement referenced above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions could prohibit or delay mergers or other takeover or change of control attempts and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Anti-takeover Effects of Our Organizational Documents

        Certain provisions of our certificate of incorporation and our bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares of Class A common stock. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect us against an unsolicited proposal for a takeover of us that might affect the long-term value of our Class A common stock or that may not be otherwise in the best interests of our stockholders. For example, our certificate of incorporation and our bylaws:

  •
  divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control,

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive,

  •
  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates,

  •
  do not permit stockholders to take action by written consent other than during the period following this offering in which we qualify as a "controlled company" within the meaning of NASDAQ rules,

  •
  provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chair of our board or the chief executive officer,

  •
  require advance notice be given by stockholders for any stockholder proposals or director nominations,

  •
  require a super-majority vote of the stockholders to amend our certificate of incorporation, and

  •
  allow our board of directors to make, alter or repeal our bylaws but only allow stockholders to amend our bylaws upon the approval of 66 2/3% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

Transfer Agent and Registrar

        The transfer agent and registrar for shares of our Class A common stock will be Wells Fargo Shareholder Services.

Listing

        We applied to have our Class A common stock approved for listing on NASDAQ, under the symbol "PINC."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

        Upon the completion of this offering, we will have outstanding                        shares of Class A common stock (or a maximum of                        Class A common stock if the underwriters exercise their overallotment option in full). The shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any Class A common stock held by our "affiliates," as defined in Rule 144, which would be subject to the limitations and restrictions described below.

        In addition, in connection with the Reorganization and this offering, Premier, Inc., Premier LP and the member owners have entered into an exchange agreement which will become effective upon the completion of the Reorganization and this offering and under which, subject to certain restrictions, commencing on the one-year anniversary of the last day of the calendar month in which we consummate this offering, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to certain rights of first refusal (discussed below), for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of our audit committee (or another committee of independent directors) of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions contained in the registration rights agreement described below) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the exchange agreement, the member owner will also surrender one corresponding share of our Class B common stock, which will automatically be retired. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Exchange Agreement."

        As a result of the Reorganization, immediately following this offering and the application of net proceeds from this offering, the member owners will beneficially own                         Class B common units in Premier LP, all of which will be potentially exchangeable for shares of our Class A common stock pursuant to the terms of the exchange agreement. These shares of Class A common stock would be "restricted securities," as defined in Rule 144. However, in connection with the Reorganization and this offering and effective upon the completion of this offering, we have entered into a registration rights agreement, as described below, with the member owners that would require us, under certain circumstances and subject to certain restrictions, to register under the Securities Act these shares of Class A common stock.

Registration Rights Agreement

        In connection with the Reorganization and this offering, Premier, Inc. and the member owners have entered into a registration rights agreement, which will become effective upon the completion of the Reorganization and this offering, pursuant to which, as soon as practicable from the date that is 12 full calendar months after the completion of this offering, we must use all reasonable efforts to cause a resale shelf registration statement to become effective for resales from time to time of our Class A common stock that may be issued to the member owners in exchange for their Class B common units pursuant to the exchange agreement, subject to various restrictions. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell Class A common stock and, at our election, to permit us to sell primary shares, following the first quarterly exchange date of each of the first three years during which the member owners have the right to exchange their Class B common units for shares of our Class A common stock. We will not be required to conduct a company-directed underwritten public offering unless the number of shares of Class A common stock requested by the member owners (and any third parties) to be registered in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the aggregate number of Premier LP units outstanding. If the offering minimum has not been met, we will either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering. After the third year during which member owners have the right to exchange their Class B common units for our shares of Class A common stock, we may elect to conduct a company-directed underwritten public offering in any subsequent year. We, as well as the member owners, and third parties, will be subject to customary prohibitions on sale prior to and for 60 days following any company-directed underwritten public offering. The registration rights agreement also grants the member owners certain "piggyback" registration rights with respect to other registrations of our Class A common stock. See "Certain Relationships and Related Party Transactions—Transactions with Member Owners in Connection with this Offering—Registration Rights Agreement."

Directed Share Program

        The underwriters have reserved for sale at the initial public offering price up to                        shares of our Class A common stock for our employees and our member owners who have expressed an interest in purchasing Class A common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Lock-Up Agreements

        Pursuant to lock-up agreements described under "Underwriting" entered into in connection with this offering, our executive officers and directors have entered into lock-up agreements with the underwriters. See "Underwriting."

Rule 144

        In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three month period, a number of shares of Class A common stock that does not exceed the greater of:

  •
  1% of the number of shares of Class A common stock then outstanding, which will equal approximately                         shares immediately after this offering, or

  •
  the average weekly trading volume of our Class A common stock on NASDAQ during the four calendar weeks immediately preceding the filing of a notice on Form 144 with respect to that sale.

        Sales pursuant to Rule 144 are also subject to provisions relating to notice, manner of sale and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act, or Rule 701, as currently in effect, any of our directors, officers, employees, consultants or advisors who purchase shares of Class A common stock from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of this offering, or who purchased shares of Class A common stock from us after that date upon the exercise of options granted before that date, in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-up restrictions described above, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such person is an affiliate, such sale may be made under Rule 144 without compliance with its six-month minimum holding period, but subject to the other Rule 144 restrictions described above.

Registration of Shares Issuable Under the Equity Incentive Plan

        Following this offering we intend to file one or more registration statements under the Securities Act to register up to                         shares of our Class A common stock reserved for issuance under the Equity Incentive Plan. Each such registration statement will become effective upon filing and shares covered by that registration statement will be eligible for sale in the public market immediately after the effective date of that registration statement, subject to any limitations on sale or exercise under that plan and the lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to beneficial owners of our Class A common stock, or Holders, that acquire shares of our Class A common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment). This summary is based on current provisions of the Code, existing and proposed U.S. Treasury regulations, judicial opinions and published positions of the IRS and other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary does not consider the U.S. federal estate or gift tax consequences of an investment in our Class A common stock, except to the limited extent discussed below for Non-U.S. Holders (as defined below), or the state, local or non-U.S. tax consequences of an investment in our Class A common stock. This summary does not address all of the U.S. federal income tax considerations that might be relevant to a Holder in light of its particular circumstances, or that might be relevant to Holders subject to special treatment under U.S. federal income tax laws, including, among others, partnerships or other pass-through entities, banks, insurance companies, dealers in securities, persons who hold our Class A common stock as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, companies that accumulate earnings to avoid U.S. federal income tax, U.S. Holders (as defined below) who do not have the U.S. dollar as their functional currency, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive our Class A common stock as compensation.

        For purposes of this summary, the term "U.S. Holder" means a Holder of shares of our Class A common stock that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) created in or organized under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The term "Non-U.S. Holder" means any Holder of shares of our Class A common stock that is neither a U.S. Holder nor a partnership (including an entity that is treated as a partnership for U.S. federal income tax purposes).

        This discussion does not address the tax consequences to partnerships or other pass-through entities or persons investing through such partnerships or entities. If a partnership holds shares of our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner is encouraged to consult its own tax advisors as to the U.S. federal income tax consequences of being a partner in a partnership that acquires, holds or disposes of our Class A common stock.

        PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

        The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock applicable to U.S. Holders, subject to the limitations described above.

Distributions and Dividends

        Generally, distributions paid to a U.S. Holder with respect to our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder's investment, up to such U.S. Holder's adjusted tax basis in our Class A common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under "—Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock."

        Dividends paid by us to corporate U.S. Holders will be eligible for the dividends-received deduction, provided that the corporate U.S. Holder receiving the dividend satisfies the holding period and other requirements for the dividends-received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals) with respect to taxable years beginning after December 31, 2012 generally will be eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 20%), provided that the non-corporate U.S. Holder receiving the dividend satisfies the applicable holding period and other requirements, and may also be subject to the Medicare tax described below under "—Medicare Tax."

Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock

        Upon a sale, exchange or other taxable disposition of shares of our Class A common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder's adjusted tax basis in the shares of our Class A common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares of our Class A common stock for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) recognized in taxable years beginning after December 31, 2012 are subject to U.S. federal income taxation at a maximum rate of 20% and possibly the Medicare tax described below under "—Medicare Tax." The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax

        Section 1411 of the Code generally imposes a 3.8% tax on the net investment income of certain individuals with modified adjusted gross income exceeding certain thresholds and on certain income of certain estates and trusts. For these purposes, "net investment income" will generally include interest, dividends (including dividends paid with respect to our Class A common stock), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our Class A common stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding

        In general, dividends on our Class A common stock and payments to a U.S. Holder of the proceeds of a sale, exchange or other disposition of our Class A common stock are subject to information reporting and may be subject to backup withholding at a rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

        The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock applicable to Non-U.S. Holders, subject to the limitations described above.

Distributions and Dividends

        Generally, distributions paid to a Non-U.S. Holder with respect to our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder's investment, up to such Non-U.S. Holder's adjusted tax basis in our Class A common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under "—Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock."

        Any dividend paid to a Non-U.S. Holder with respect to our Class A common stock generally will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Generally, a Non-U.S. Holder must certify as to its eligibility for reduced withholding under an applicable income tax treaty on a properly completed IRS Form W-8BEN in order to obtain the benefits of such treaty. Non-U.S. Holders that do not timely provide us with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are encouraged to consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

        If, however, the Non-U.S. Holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, and otherwise complies with applicable certification requirements, the dividend will not be subject to such withholding. Instead, such dividend will be subject to U.S. federal income tax in the manner described below under "—Effectively Connected Income."

Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock

        Except as otherwise discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Class A common stock unless (i) such gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (or, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), (ii) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale, exchange or other taxable disposition occurs and certain other conditions are met, or (iii) we are or become a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes. We do not believe that we are or will become a USRPHC.

        Gain described in clause (i) of the paragraph above will be subject to U.S. federal income tax in the manner described below under "—Effectively Connected Income." A Non-U.S. Holder described in clause (ii) of the paragraph above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder.

Effectively Connected Income

        Any dividend with respect to, or gain realized upon the sale or other disposition of, our Class A common stock that is effectively connected with a trade or business carried on by a Non-U.S. Holder within the United States (or, if an income tax treaty applies, that is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal income tax, based on the Non-U.S. Holder's net income, in the same manner as if the Non-U.S. Holder were a U.S. person for U.S. federal income tax purposes. If a dividend or gain is effectively connected with a U.S. trade or business of a Non-U.S. Holder that is a corporation, such corporate Non-U.S. Holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Annual reporting to the IRS and to each Non-U.S. Holder will be required as to the amount of dividends paid to such Non-U.S. Holder and the amount, if any, of tax withheld with respect to such dividends, unless the Non-U.S. Holder is an exempt recipient or otherwise establishes an exemption from such requirements. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence. Dividends generally are not subject to "backup withholding" if the Non-U.S. Holder properly certifies as to its non-U.S. status (usually by completing an IRS Form W-8BEN, including any claim to reduced withholding under an applicable income tax treaty).

        The payment of the proceeds of the sale, exchange or other disposition of our Class A common stock to or through the U.S. office of a broker is subject to both backup withholding and information reporting unless the Non-U.S. Holder, or beneficial owner thereof, as applicable, certifies its non-U.S. status on IRS Form W-8BEN, or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale, exchange or other disposition of our Class A common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Holder establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Holder may be refunded or credited against such Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Estate Tax

        A non-resident alien individual should note that shares of our Class A common stock held by (i) such individual or (ii) an entity created by such individual and included in such individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such individual and with respect to which the individual has retained certain interests or powers), will be, absent an applicable treaty, treated as U.S. situs property subject to U.S. federal estate tax. Accordingly, Non-U.S. Holders who are non-resident alien individuals may be subject to U.S. federal estate tax on all or a portion of the value of our Class A common stock owned at the time of their death. Prospective individual Holders who are non-U.S. persons are encouraged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with respect to our Class A common stock.

Recently Enacted Legislation

        Section 1471 of the Code generally imposes a 30% withholding tax on dividends paid with respect to our Class A common stock and the gross proceeds from a disposition of shares of our Class A common stock, in each case paid to (i) a foreign financial institution (as defined in Section 1471(d)(4) of the Code) unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements, and (ii) certain other non-financial foreign entities unless the entity provides the payor with certain information regarding certain direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements (although, under regulations described below, the non-financial foreign entity may be exempt from such withholding even if it does not provide such certification or comply with such other requirements). An intergovernmental agreement between the United States and an applicable non-U.S. country may modify such requirements. Under current Treasury regulations (as modified by recent guidance released by the IRS on July 12, 2013), such withholding tax will only apply to dividends paid with respect to our Class A common stock after June 30, 2014, and to proceeds from the sale, exchange or other taxable disposition of such stock occurring after December 31, 2016. Under certain circumstances, a Non-U.S. Holder of shares of our Class A common stock might be eligible for refunds or credits of the tax. You are encouraged to consult with your own tax advisor regarding the possible implications of this recently enacted legislation on your investment in shares of our Class A common stock.

UNDERWRITING

        We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Piper Jaffray & Co.
Raymond James & Associates, Inc.
William Blair & Company, L.L.C.

Total

        The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any such shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell such shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares of Class A common stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of Class A common stock made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to buy up to                        additional shares of Class A common stock from us to cover sales of such shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares of Class A common stock are purchased with this over-allotment option, the underwriters will purchase such shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class A common stock.

	Without Over-Allotment Exercise	With Full Over-Allotment Exercise
Per Share	$	$
Total	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of Class A common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exercisable or exchangeable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or any such other securities (regardless of whether any such transactions described in clause (i) or (ii) above is to be settled by the delivery of shares of Class A common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, subject to certain limited exceptions.

        Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the representatives of the underwriters (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock (including, without limitation, Class A common stock, Class B common units of Premier LP or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or any security convertible into or exercisable or exchangeable for our Class A common stock. In addition, our member owners are prohibited from selling or otherwise transferring or disposing of their Class B common units pursuant to the transfer restrictions and the seven-year vesting period set forth in the LP Agreement and exchange agreement.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        We applied to have our Class A common stock approved for listing on NASDAQ under the symbol "PINC."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares of Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase such shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A common stock in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives of the underwriters can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives of the underwriters;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

        The underwriters have reserved for sale at the initial public offering price up to                        shares of our Class A common stock for our employees and our member owners who have expressed an interest in purchasing Class A common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        Each person buying shares through our directed share program will agree that, for a period of 180 days after the date of this prospectus, he or she will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock with respect to shares purchased in the directed share program.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of Class A common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Class A common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Class A common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each such Member State a Relevant Member State, from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of Class A common stock described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Class A common stock described in this prospectus may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the EU Prospectus Directive,

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of Class A common stock described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the Class A common stock, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, Premier or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.

        This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for the document. The shares of Class A common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A common stock offered should conduct their own due diligence on such shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares of Class A common stock may only be made to persons, or Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Class A common stock must observe such Australian on-sale restrictions.

        This document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

        The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

        The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, an affiliate of Wells Fargo Securities, LLC is the lender under our senior secured revolving credit facility and the S2S Global revolving line of credit. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus and certain legal matters in connection with this offering will be passed upon for us by McDermott Will & Emery LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

EXPERTS

        The balance sheet of Premier, Inc. at June 30, 2013, included in this prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of PHSI at June 30, 2013 and 2012, and for each of the three years in the period ended June 30, 2013, included in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our Class A common stockholders annual reports containing consolidated financial statements (or consolidated financial statements with respect to historical periods) audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of Premier, Inc.

        We have audited the accompanying balance sheet of Premier, Inc. (the Company) as of June 30, 2013. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Premier, Inc. at June 30, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 26, 2013

PREMIER, INC.

BALANCE SHEET
JUNE 30, 2013

Assets
Cash	$1.00

Total assets	$1.00

Stockholder's Equity
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—
Class A common stock, par value $0.01 per share, 500,000,000 shares authorized, 100 shares issued and outstanding	1.00
Class B common stock, par value $0.000001 per share, 600,000,000 shares authorized, no shares issued and outstanding	—

Total stockholder's equity	$1.00

See accompanying notes to balance sheet.

PREMIER, INC.

NOTES TO BALANCE SHEET

As of June 30, 2013

1. ORGANIZATION

        Premier, Inc. (the "Company") is a holding company and was incorporated in the state of Delaware on May 14, 2013 for the sole purpose of becoming the managing member of Premier Services, LLC. Premier Services, LLC will act as the general partner of Premier Healthcare Alliance, L.P. ("Premier LP").

2. BASIS OF PRESENTATION

        The Company's balance sheet has been prepared in accordance with U.S. generally accepted accounting principles. Separate statements of operations, cash flows, and changes in stockholder's equity and comprehensive income have not been presented because this entity has had no operations to date.

3. STOCKHOLDER'S EQUITY

        The Company has been capitalized with the issuance of 100 shares of Class A common stock with a par value of $0.01 per share for a total of $1.00.

        Holders of Class A common stock are entitled to (i) one vote for each share held of record on all matters submitted to a vote of stockholders, (ii) to receive dividends, when and if declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends or other distributions, and (iii) receive pro rata, based on the number of shares of Class A common stock held, the remaining assets available for distribution upon the dissolution or liquidation of Premier, Inc., after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any.

        Holders of Class B common stock are (i) entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, and (ii) not entitled to receive dividends or to receive a distribution upon the dissolution or a liquidation of the Company, other than dividends payable in shares of the Company's common stock. Class B common stock will not be listed on any exchange and, except in connection with any permitted sale or transfer of Class B common units of Premier LP, cannot be sold or transferred.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Shareholders of Premier Healthcare Solutions, Inc.

        We have audited the accompanying consolidated balance sheets of Premier Healthcare Solutions, Inc. (the Company) as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Premier Healthcare Solutions, Inc. at June 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 26, 2013

PREMIER HEALTHCARE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	June 30, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$198,296	$140,822
Marketable securities	57,323	100,847
Accounts receivable, net	62,224	56,755
Inventories	12,741	5,967
Prepaid expenses and other current assets	25,404	19,321
Due from related party	1,650	534
Deferred tax assets	8,403	11,119

Total current assets	366,041	335,365
Marketable securities	—	3,505
Investments	6,676	6,208
Property and equipment, net	115,587	101,630
Restricted cash	5,000	5,000
Deferred tax assets	15,077	15,619
Goodwill	61,410	61,410
Intangible assets, net	4,292	5,831
Other assets	24,833	20,371

Total assets	$598,916	$554,939

Liabilities, redeemable limited partners' capital and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$61,203	$65,446
Accrued compensation and benefits	51,359	41,564
Deferred revenue	18,880	19,820
Current portion of notes payable	12,149	6,578
Other current liabilities	1,557	1,158

Total current liabilities	145,148	134,566
Notes payable, less current portion	22,468	18,809
Long-term liabilities	45,897	43,615

Total liabilities	213,513	196,990

Commitments and contingencies (Note 14)
Redeemable limited partners' capital	307,635	279,513
Stockholders' equity:
Series A Preferred stock, par value $0.01, 400,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01, 12,250,000 shares authorized; 5,653,390 and 6,155,718 shares issued and outstanding at June 30, 2013 and 2012, respectively	57	61
Additional paid-in capital	28,866	35,427
Common stock subscribed, 23,266 and 10 shares at June 30, 2013 and 2012, respectively	300	—
Subscriptions receivable	(300)	—
Retained earnings	50,599	43,223
Noncontrolling interest	(1,754)	(275)

Total stockholders' equity	77,768	78,436

Total liabilities, redeemable limited partners' capital and stockholders' equity	$598,916	$554,939

See accompanying notes.

PREMIER HEALTHCARE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended June 30,
(In Thousands, Except Per Share Amounts)	2013	2012	2011
Net revenue:
Net administrative fees	$519,219	$473,249	$457,951
Other services and support	205,685	178,552	158,179

Services	724,904	651,801	616,130
Products	144,386	116,484	64,628

	869,290	768,285	680,758
Cost of revenue:
Services	103,795	83,021	60,455
Products	133,618	106,698	59,420

	237,413	189,719	119,875

Gross profit	631,877	578,566	560,883
Operating expenses:
Selling, general and administrative	248,301	240,748	242,863
Research and development	9,370	12,583	8,685
Amortization of purchased intangible assets	1,539	3,146	3,463

	259,210	256,477	255,011

Operating income	372,667	322,089	305,872
Other income, net	12,145	12,808	11,092

Income before income taxes	384,812	334,897	316,964
Income tax expense	9,726	8,229	4,704

Net income	375,086	326,668	312,260
Add: Net loss attributable to noncontrolling interest in S2S Global	1,479	608	—
Less: Net income attributable to noncontrolling interest in Premier LP	(369,189)	(323,339)	(309,840)

Net income attributable to noncontrolling interest	(367,710)	(322,731)	(309,840)

Net income attributable to Premier Healthcare Solutions, Inc. shareholders	$7,376	$3,937	$2,420

Earnings per share attributable to Premier Healthcare Solutions, Inc. shareholders—basic and diluted	$1.26	$0.64	$0.39

Weighted average shares—basic and diluted	5,858	6,183	6,273

See accompanying notes.

PREMIER HEALTHCARE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended June 30,
(In Thousands)	2013	2012	2011
Net income	$375,086	$326,668	$312,260
Net unrealized gain (loss) on marketable securities	50	(66)	(20)

Total comprehensive income	375,136	326,602	312,240
Less: Comprehensive income attributable to noncontrolling interest	367,760	322,665	309,820

Comprehensive income attributable to Premier Healthcare Solutions, Inc.	$7,376	$3,937	$2,420

See accompanying notes.

PREMIER HEALTHCARE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Common Stock Subscribed
	Common Stock
			Additional Paid-In Capital			Subscriptions Receivable	Retained Earnings	Noncontrolling Interest	Total Stockholders' Equity
(In Thousands, Except Per Share Amounts)	Shares	Amount		Shares	Amount
Balance at June 30, 2010	6,386,115	$64	$38,245	13,816	$150	$(150)	$36,866	—	$75,175
Repurchase of common stock	(199,685)	(2)	(2,380)	—	—	—	—	—	(2,382)
Issuance of common stock subscribed	—	—	—	31,570	375	(375)	—	—	—
Payment on stock subscriptions	20,120	—	225	(20,120)	(225)	225	—	—	225
Net income	—	—	—	—	—	—	2,420	—	2,420

Balance at June 30, 2011	6,206,550	$62	$36,090	25,266	$300	$(300)	$39,286	—	$75,438
Repurchase of common stock	(82,205)	(1)	(1,038)	—	—	—	—	—	(1,039)
Issuance of common stock subscribed	—	—	—	6,117	75	(75)	—	—	—
Payment on stock subscriptions	31,373	—	375	(31,373)	(375)	375	—	—	375
Net income	—	—	—	—	—	—	3,937	—	3,937
Noncontrolling interest at acquisition of S2S Global	—	—	—	—	—	—	—	$333	333
Net loss attributable to noncontrolling interest in S2S Global	—	—	—	—	—	—	—	(608)	(608)

Balance at June 30, 2012	6,155,718	$61	$35,427	10	$—	$—	$43,223	$(275)	$78,436
Repurchase of common stock	(554,654)	(5)	(7,235)	—	—	—	—	—	(7,240)
Issuance of common stock subscribed	—	—	—	75,582	975	(975)	—	—	—
Payment on stock subscriptions	52,326	1	674	(52,326)	(675)	675	—	—	675
Net income	—	—	—	—	—	—	7,376	—	7,376
Net loss attributable to noncontrolling interest in S2S Global	—	—	—	—	—	—	—	(1,479)	(1,479)

Balance at June 30, 2013	5,653,390	$57	$28,866	23,266	$300	$(300)	$50,599	$(1,754)	$77,768

See accompanying notes.

PREMIER HEALTHCARE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
(In Thousands)	2013	2012	2011
Operating activities
Net income	$375,086	$326,668	$312,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,220	25,398	22,987
Equity in net income of unconsolidated affiliates	(11,968)	(12,122)	(10,827)
Deferred taxes	3,258	(2,853)	3,295
Amortization (accretion) of discounts on investments, net	1,327	(41)	(109)
Loss on disposal of assets	788	188	780
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	(23,868)	(11,983)	(8,805)
Other assets	496	(4,448)	(4,581)
Accounts payable, accrued expenses and other current liabilities	3,521	(16,047)	33,907
Long-term liabilities	(2,680)	9,892	6,069

Net cash provided by operating activities	375,180	314,652	354,976
Investing activities
Purchases of marketable securities	(69,302)	(121,093)	(4,980)
Proceeds from sale of marketable securities	115,056	21,716	39,250
Acquisition of 60% of S2S Global, net of cash acquired	—	(351)	—
Acquisition of Commcare	—	—	(35,949)
Distributions received on equity investment	12,470	11,953	12,375
Purchases of property and equipment	(42,427)	(37,959)	(38,351)
Other investing activities	(967)	(463)	81

Net cash provided by (used in) investing activities	14,830	(126,197)	(27,574)
Financing activities
Payments made on notes payable	(17,761)	(4,115)	(12,826)
Proceeds from S2S revolving line of credit	5,604	706	—
Payments on line of credit	(10,000)	—	—
Proceeds from line of credit	10,000	—	—
Proceeds from issuance of common stock	525	150	700
Proceeds from issuance of redeemable limited partnership interest	8,143	—	—
Distributions to limited partners of Premier LP	(329,047)	(290,983)	(280,606)

Net cash used in financing activities	(332,536)	(294,242)	(292,732)

Net increase (decrease) in cash and cash equivalents	57,474	(105,787)	34,670
Cash and cash equivalents at beginning of year	140,822	246,609	211,939

Cash and cash equivalents at end of year	$198,296	$140,822	$246,609

Supplemental disclosure of cash flow information
Cash paid for interest	$146	$36	$2

Cash paid for income taxes, net of refunds of $342, $136 and $87, respectively	$6,788	$10,602	$2,413

Supplemental schedule of noncash investing and financing activities
Issuance of common stock for subscriptions receivable	$975	$75	$375

Issuance of limited partnership interest for notes receivable	$61,859	$774	$2,207

Payable to member owners incurred upon repurchase of ownership interest	$14,268	$3,935	$5,855

Reduction in redeemable limited partners' capital to reduce outstanding receivable	$301	$1,047	$83

Distributions utilized to reduce subscriptions, notes, interest and accounts receivable from member owners	$7,668	$9,211	$8,067

See accompanying notes.

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

        Premier Healthcare Solutions, Inc. ("PHSI" or "the Company") is a for-profit Delaware corporation owned by hospitals, health systems and other healthcare organizations (owners of PHSI are referred to herein as "member owners") located in the United States, and was formerly known as "Premier, Inc." The Company, together with its subsidiaries and affiliates, is a national healthcare alliance that unites hospitals, health systems, physicians and other healthcare providers to improve and innovate in the clinical, financial and operational areas of their business to meet the demands of a rapidly evolving healthcare industry.

        The Company's business model and solutions are designed to provide its past, present and future customers ("members") access to scale efficiencies, spread the cost of their development, derive intelligence from the Company's data warehouse, mitigate the risk of innovation and disseminate best practices that will help its member organizations succeed in their transformation to higher quality and more cost-effective healthcare.

        The Company, together with its subsidiaries and affiliates, delivers its integrated platform of solutions through two business segments: supply chain services and performance services. The supply chain services segment includes one of the largest healthcare group purchasing organizations ("GPO") in the United States, a specialty pharmacy and direct sourcing activities. The performance services segment includes one of the largest informatics and advisory services businesses in the United States focused on healthcare providers. The Company's software as a service ("SaaS") informatics products utilize its comprehensive data set to provide actionable intelligence to its members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety and population health management. This segment also includes the Company's technology-enabled performance improvement collaboratives, advisory services and insurance services.

Basis of Presentation and Consolidation

        The consolidated financial statements include the balance sheets, statements of income, statements of comprehensive income, statements of stockholders' equity and statements of cash flows of the Company and all entities in which the Company has a controlling interest. The Company, through its wholly owned subsidiary Premier Plans, LLC ("Premier Plans"), holds a 1% controlling general partner interest in and, as a result, consolidates the balance sheets and results of operations and cash flows of, Premier Purchasing Partners, L.P., which will change its name to "Premier Healthcare Alliance, L.P." ("Premier LP"). The limited partners' 99% ownership of Premier LP is reflected as redeemable limited partners' capital in the Company's consolidated balance sheets and their proportionate share of income in Premier LP is reflected within net income attributable to noncontrolling interest in Premier LP in the Company's consolidated statements of income and within comprehensive income attributable to noncontrolling interest in the statements of comprehensive income. All significant intercompany accounts have been eliminated in consolidation. The Company has prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Use of Estimates in the Preparation of Financial Statements

        The preparation of the Company's consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Estimates are evaluated on an ongoing basis, including allowances for doubtful accounts, useful lives of property and equipment, value of investments not publicly traded, the valuation allowance on deferred tax assets, and the fair value of purchased intangible assets and goodwill. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

        Cash and cash equivalents include cash and highly liquid investments with remaining maturities of three months or less at the time of acquisition.

Concentration of Credit Risk and Allowance for Doubtful Accounts

        Financial instruments that subject the Company to potential concentrations of credit risk consist primarily of the Company's receivables and marketable securities. Receivables consist primarily of amounts due from hospital and healthcare system members for services and products. The Company maintains an allowance for doubtful accounts. This allowance is an estimate and is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the member base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a member's ability to pay. Provisions for the allowance for doubtful accounts attributed to bad debt are recorded in selling, general and administrative expenses in the accompanying consolidated statements of income.

Fair Value of Financial Instruments

        The fair value of an asset or liability is based on the assumptions that market participants would use in pricing the asset or liability. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. The Company follows a three-tiered fair value hierarchy when determining the inputs to valuation techniques. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels in order to maximize the use of observable inputs and minimize the use of unobservable inputs. The levels of the fair value hierarchy are as follows:

  •
  Level 1: consists of financial instruments whose values are based on quoted market prices for identical financial instruments in an active market.

  •
  Level 2: consists of financial instruments whose values are determined using models or other valuation methodologies that utilize inputs that are observable either directly or indirectly, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, (iii) pricing models whose inputs are observable for substantially the full term of the financial instrument and (iv) pricing

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

    models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the financial instrument;

  •
  Level 3: consists of financial instruments whose values are determined using pricing models that utilize significant inputs that are primarily unobservable, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Marketable Securities

        The Company invests its excess cash in commercial paper, corporate debt securities, government securities and other securities with maturities generally ranging from three months to 13 months from the date of purchase. Marketable securities, classified as available-for-sale, are carried at fair market value, with the unrealized gains and losses on such investments reported in comprehensive income as a separate component of stockholders' equity or redeemable limited partners' capital as appropriate. Realized gains and losses, and other-than-temporary declines in investments, are included in other income, net in the accompanying consolidated statements of income. The Company uses the specific-identification method to determine the cost of securities sold. The Company does not hold publicly traded equity investments.

Inventories

        Inventories consisting of medical products and other non-pharmaceutical products are stated at the lower of cost or market on an average cost basis. Inventories consisting of pharmaceuticals and pharmaceutical-related products are stated at the lower of cost or market on a first-in, first-out basis. Management determines the inventory reserve by regularly reviewing and evaluating individual inventory items. Inventory is written off when deemed obsolete or unsellable by management.

Investments

        The Company uses the cost method to account for investments in businesses that are not publicly traded and for which the Company does not control or have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, these investments are recorded at the lower of cost or fair value, as appropriate.

        All other investments held by the Company in businesses that are not publicly traded are accounted for under the equity method. In accordance with the equity method, these investments are originally recorded at cost and are adjusted for the Company's proportionate share of earnings, losses and distributions.

        The Company assesses and records impairment losses when events and circumstances indicate the investments might be impaired. Gains and losses are recognized when realized.

Property and Equipment, Net

        Property and equipment is stated at cost. Depreciation is calculated based upon estimated useful lives ranging from three to five years, using the straight-line method. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term.

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Software Development Costs

        Costs to develop internal use computer software during the application development stage are capitalized. Internal use capitalized software costs are included in property and equipment, net in the accompanying consolidated balance sheets. Capitalized costs are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to five years and amortization is included in cost of revenue in the accompanying consolidated statements of income. The Company capitalized costs related to software developed for internal use of $31.3 million and $28.7 million during the year ended June 30, 2013 and 2012, respectively.

Restricted Cash

        Restricted cash of $5.0 million at both June 30, 2013 and 2012 represents cash equivalents held in a trust by Wells Fargo Bank, National Association in favor of the Vermont Department of Financial Regulation (the "Department") on behalf of Premier Insurance Exchange, Risk Retention Group ("PRx"), an entity in which the Company has an equity investment (see Note 7). The Department has the right to withdraw the funds from the trust at any time it is deemed necessary for PRx to meet policyholder claim obligations or other statutory requirements.

Deferred Compensation Plan Assets and Related Liabilities

        The Company maintains a non-qualified deferred compensation plan for the benefit of eligible employees. This plan is designed to permit employee deferrals in excess of certain tax limits and provides for discretionary employer contributions in excess of the tax limits applicable to the Company's 401(k) plan.

        Company assets designated to pay benefits under the plan are held by a rabbi trust and are subject to the general creditors of the Company. The amounts deferred are invested in assets at the direction of the employee.

        The assets and liabilities of the rabbi trust are recorded at fair value and are accounted for as assets and liabilities of the Company. The assets of the rabbi trust are used to fund the deferred compensation liabilities owed to current and former employees. The deferred compensation plan contains both current and non-current assets. The current portion of the deferred compensation plan assets is comprised of estimated amounts to be paid within one year to departed participants following separation from the Company. The estimated current portion, totaling $376,000 and $71,000 at June 30, 2013 and 2012, respectively, is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The corresponding current portion of deferred compensation plan liabilities is included in other current liabilities in the accompanying consolidated balance sheets at June 30, 2013 and 2012. The non-current portion of the deferred compensation plan assets, totaling $24.1 million and $19.1 million at June 30, 2013 and 2012, respectively, is included in other assets in the accompanying consolidated balance sheets. The corresponding non-current portion of deferred compensation plan liabilities is included in long-term liabilities in the accompanying consolidated balance sheets at June 30, 2013 and 2012.

Goodwill

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized. The Company performs its annual goodwill impairment testing on the first day of the last fiscal quarter of its fiscal year. The Company's most recent annual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

impairment testing during the fourth quarter of fiscal year 2013 did not result in any goodwill impairment charges.

Intangible Assets and Other Long-Lived Assets

        Intangible assets consist of acquired technology, customer relationships and trade names, and are amortized over their estimated useful lives.

        The Company evaluates long-lived assets, such as intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of its long-lived assets by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate.

        The amount of impairment, if any, is measured based on the fair value of the assets as compared to their carrying value. During the fiscal years ended June 30, 2013, 2012 and 2011, the Company did not record any impairment on long-lived assets.

Income Taxes

        The Company accounts for income taxes under the asset and liability approach. Deferred tax assets or liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

        The Company prepares and files tax returns based on interpretations of tax laws and regulations. The Company's tax returns are subject to examination by various taxing authorities in the normal course of business. Such examinations may result in future tax and interest assessments by these taxing authorities.

        In determining the Company's tax expense for financial reporting purposes, the Company establishes a reserve for uncertain income tax positions unless it is determined to be "more likely than not" that such tax positions would be sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return if it believes it is "more likely than not" that such tax positions would be sustained. There is considerable judgment involved in determining whether it is "more likely than not" that positions taken on the tax returns would be sustained.

        The Company adjusts its tax reserve estimates periodically because of ongoing examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax expense of any given year includes adjustments to prior year income tax accruals and related estimated interest charges that are considered appropriate. The Company's policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense. The Company does not have any significant reserves for uncertain tax positions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Net Revenue

        Net revenue consists of (i) service revenue which includes net administrative fees revenue and other services and support revenue and (ii) product revenue. Net administrative fees revenue consists of GPO administrative fees in the supply chain segment. Other services and support revenue consists primarily of fees generated by the performance services segment in connection with the Company's SaaS informatics products subscriptions, advisory services and performance improvement collaborative subscriptions. Product revenue consists of specialty pharmacy and direct sourcing product sales, which are included in the supply chain segment. The Company recognizes revenue when (i) there is persuasive evidence of an arrangement, (ii) the fee is fixed or determinable, (iii) services have been rendered and payment has been contractually earned, and (iv) collectability is reasonably assured.

Net Administrative Fees Revenue

        Net administrative fees revenue is generated through administrative fees received from suppliers based on the total dollar volume of supplies purchased by the Company's members in connection with its GPO programs.

        The Company, through its group purchasing program, aggregates member purchasing power to negotiate pricing discounts and improve contract terms with suppliers. Contracted suppliers pay the Company administrative fees which generally represent 1% to 3% of the purchase price of goods and services sold to members under the contracts the Company has negotiated. Administrative fees are recognized as revenue in the period in which the respective supplier reports customer purchasing data, usually a month or a quarter in arrears of actual customer purchase activity. The supplier report proves that the delivery of product or service has occurred, the administrative fees are fixed and determinable based on reported purchasing volume, and collectability is reasonably assured. Member and supplier contracts substantiate persuasive evidence of an arrangement. The Company does not take title to the underlying equipment or products purchased by members through its GPO supplier contracts.

        The Company partners with certain members, including regional GPOs, to extend its network base to their members and pays a revenue share equal to a percentage of gross administrative fees that the Company collects based upon purchasing by such members and their owned, leased, managed or affiliated facilities through its GPO supplier contracts. Revenue share is recognized according to the members' contractual agreements with the Company as the related administrative fees revenue is recognized. Considering GAAP relating to principal agent considerations under revenue recognition, revenue share is recorded as a reduction to gross administrative fees revenue to arrive at a net administrative fees revenue amount, which amount is included in service revenue in the accompanying consolidated statements of income. The Company generally does not have a contractual requirement to pay revenue share to member owners participating in its GPO programs, but makes semi-annual distributions of partnership income based upon purchasing by such member owners' member facilities through the Company's GPO supplier contracts (see Note 16).

Other Services and Support Revenue

        Performance services revenue consists of SaaS informatics products subscriptions, performance improvement collaborative and other service subscriptions, professional fees for advisory services, and insurance services management fees and commissions from group-sponsored insurance programs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        SaaS informatics subscriptions include the right to use the Company's proprietary hosted technology on a SaaS basis, training and member support to deliver improvements in cost management, quality and safety, population health management and provider analytics. Pricing varies by application and size of healthcare system. Informatics subscriptions are generally three to five year agreements with automatic renewal clauses and annual price escalators that typically do not allow for early termination. These agreements do not allow for physical possession of the software. Subscription fees are typically billed on a monthly basis and revenue is recognized as a single deliverable on a straight-line basis over the remaining contractual period following implementation. Implementation involves the completion of data preparation services that are unique to each member's data set and, in certain cases, the installation of member site-specific software, in order to access and transfer member data into the Company's hosted SaaS informatics products. Implementation is generally 120 to 150 days following contract execution before the SaaS informatics products can be fully utilized by the member.

        Revenue from performance improvement collaboratives and other service subscriptions that support the Company's offerings in cost management, quality and safety and population health management is recognized over the service period, which is generally one year.

        Professional fees for advisory services are sold under contracts, the terms of which vary based on the nature of the engagement. Fees are billed as stipulated in the contract, and revenue is recognized on a proportional performance method as services are performed and deliverables are provided. In situations where the contracts have significant contract performance guarantees or member acceptance provisions, revenue recognition occurs when the fees are fixed and determinable and all contingencies, including any refund rights, have been satisfied.

        Insurance services management fees are recognized in the period in which such services are provided. Commissions from group sponsored insurance programs are recognized over the term of the insurance policies, generally one year.

        Certain administrative and/or patient management specialty pharmacy services are provided in situations where prescriptions are sent back to member health systems for dispensing. Additionally, the Company derives revenue from pharmaceutical manufacturers for providing patient education and utilization data. Revenue is recognized as these services are provided.

Product Revenue

        Specialty pharmacy revenue is recognized when a product is accepted and is recorded net of the estimated contractual adjustments under agreements with Medicare, Medicaid and other managed care plans. Payments for the products provided under such agreements are based on defined allowable reimbursements rather than on the basis of standard billing rates. The difference between the standard billing rate and allowable reimbursement rate results in contractual adjustments which are recorded as deductions from net revenue.

        Direct sourcing revenue is recognized upon delivery of medical products to members once the title and risk of loss have been transferred.

Multiple Deliverable Arrangements

        The Company occasionally enters into agreements where the individual deliverables discussed above, such as SaaS subscriptions and advisory services, are bundled into a single service arrangement. These agreements are generally provided over a time period ranging from approximately three months

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

to five years after the applicable contract execution date. Revenue is allocated to the individual elements within the arrangement based on their relative selling price using vendor specific objective evidence ("VSOE"), third-party evidence ("TPE") or the estimated selling price ("ESP"), provided that the total arrangement consideration is fixed and determinable at the inception of the arrangement. The Company establishes VSOE, TPE, or ESP for each element of a service arrangement based on the price charged for a particular element when it is sold separately in a stand-alone arrangement. All deliverables which are fixed and determinable are recognized according to the revenue recognition methodology described above.

        Certain arrangements include performance targets or other contingent fees that are not fixed and determinable at the inception of the arrangement. If the total arrangement consideration is not fixed and determinable at the inception of the arrangement, the Company allocates only that portion of the arrangement that is fixed and determinable to each element. As additional consideration becomes fixed, it is similarly allocated based on VSOE, TPE or ESP to each element in the arrangement and recognized in accordance with each element's revenue recognition policy.

Performance Guarantees

        On limited occasions, the Company may enter into an agreement which provides for guaranteed performance levels to be achieved by the member over the term of the agreement. In situations with significant performance guarantees, the Company defers revenue recognition until the amount is fixed and determinable and all contingencies, including any refund rights, have been satisfied. In the event that guaranteed savings levels are not achieved, the Company may have to pay the difference between the savings that were guaranteed and the actual achieved savings.

Deferred Revenue

        Deferred revenue consists of unrecognized revenue related to advanced member invoicing or member payments received prior to fulfillment of the Company's revenue recognition criteria. Substantially all deferred revenue consists of deferred subscription fees and deferred advisory fees. Subscription fees for company-hosted SaaS applications are deferred until the member's unique data records have been incorporated into the underlying software database, or until member site-specific software has been implemented and the member has access to the software. Deferred advisory fees arise when cash is received from members prior to delivery of service. When the fees are contingent upon meeting a performance target that has not yet been achieved, the advisory fees are deferred until the performance target is met.

Cost of Revenue and Operating Expenses

Cost of Revenue

        Cost of service revenue includes expenses related to employees (including compensation and benefits) and outside consultants who directly provide services related to revenue-generating activities, including advisory services to members and implementation services related to SaaS informatics products. Cost of service revenue also includes expenses related to hosting services, related data center capacity costs, third-party product license expenses and amortization of the cost of internal use software.

        Cost of product revenue consists of purchase and shipment costs for specialty pharmaceuticals and direct sourced medical products.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Expenses

        Selling, general and administrative expenses consist of expenses directly associated with selling and administrative employees and indirect expenses associated with employees that primarily support revenue generating activities (including compensation and benefits) and travel-related expenses, as well as occupancy and other indirect expenses, insurance expenses, professional fees, and other general overhead expenses.

        Research and development expenses consist of employee-related compensation and benefits expenses, and third-party consulting fees of technology professionals, incurred to develop, support and maintain the Company's software-related products and services.

        Amortization of purchased intangible assets includes the amortization of all identified intangible assets resulting from acquisitions.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs are reflected in selling, general and administrative expenses in the accompanying consolidated statements of income and were $1.4 million, $1.5 million and $1.6 million for the years ended June 30, 2013, 2012 and 2011, respectively.

Comprehensive Income

        Comprehensive income includes all changes in stockholders' equity during a period from non-owner sources. Net income and other comprehensive income, including unrealized gains and losses on investments, are reported, net of their related tax effect, to arrive at comprehensive income.

Basic and Diluted Earnings per Share

        Basic earnings per share ("EPS") is calculated by dividing net income by the number of weighted average common shares outstanding during the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents, unless the effect of inclusion would result in the reduction of a loss or the increase in income per share. Diluted EPS is computed by dividing net income by the number of weighted average common shares increased by the dilutive effects of potential common shares outstanding during the period. The number of potential common shares outstanding is determined in accordance with the treasury stock method. Common stock subscribed is included in the calculation of basic EPS, since the subscribed shares have full voting and dividend participation rights on the day of subscription. Diluted net income per share was the same as basic net income per share for the fiscal years ended June 30, 2013, 2012 and 2011 since there were no potentially dilutive securities outstanding during those periods.

Recently Adopted Accounting Standards

        In September 2011, the Financial Accounting Standards Board (FASB) issued an accounting standard update (ASU) amending the guidance on the annual testing of goodwill for impairment. The update allowed companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. The update was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, and did not have a material effect on the Company's consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Standards

        In February 2013, the FASB issued an ASU relating to reporting of amounts reclassified out of accumulated other comprehensive income. The update requires presentation of information about significant amounts reclassified from each component of accumulated other comprehensive income, the sources of the items reclassified, and the income statement lines affected, either parenthetically on the face of the financial statements or in the notes to the financial statements. The update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012, and is not expected to have a material effect on the Company's consolidated financial statements.

3. BUSINESS ACQUISITIONS

S2S Global Acquisition

        On December 6, 2011, the Company acquired 60% of the outstanding shares of common stock of SVS, LLC d/b/a S2S Global ("S2S Global"), its direct sourcing business, for $500,000. The primary reason for the acquisition was to identify savings for quality products, both domestically and internationally, for the Company's members. The fair value of net tangible liabilities and noncontrolling interest totaled $1.4 million and $333,000, respectively. As a result, the Company recorded goodwill of $2.3 million during the year ended June 30, 2012. The goodwill recognized as a result of the acquisition is primarily attributable to the workforce of S2S Global and the Company's ability to expand S2S Global's business by providing direct sourced products to the Company's members. The Company plans to deduct the recognized goodwill for income tax purposes.

Commcare Acquisition

        On November 1, 2010, the Company acquired all of the outstanding shares of common stock of NS3 Health, LLC d/b/a Commcare Pharmacies ("Commcare") for $35.9 million. The primary reason for the acquisition was to provide access to limited distribution drugs and enable the Company's members to access patient data concerning specialty pharmaceuticals outside the acute care setting. The fair value of net tangible assets and identifiable intangible assets acquired totaled $1.2 million and $5.2 million, respectively. As a result, the Company recorded goodwill of $29.5 million during the year ended June 30, 2011. The goodwill recognized as a result of the acquisition is primarily attributable to the workforce of Commcare and the Company's ability to expand Commcare's business by providing the Company's members with speciality pharmaceuticals and other related services.

        The Company filed an Internal Revenue Code ("IRC") Section 338(h)(10) election for the acquisition and treated the purchase as an asset acquisition for income tax purposes. Therefore, the Company deducts the recognized goodwill for income tax purposes.

        The results of operations of S2S Global and Commcare have been included in the accompanying consolidated statements of income from the dates of the respective acquisitions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS

Recurring Measurements

        The Company measures the following assets at fair value on a recurring basis:

	June 30, 2013
(In Thousands) Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$170,510	$170,510	$—	$—
Corporate debt securities	57,323	—	57,323	—
Deferred compensation plan assets	24,489	24,489	—	—

Total assets	$252,322	$194,999	$57,323	$—

	June 30, 2012
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$114,027	$114,027	$—	$—
Corporate debt securities	82,188	—	82,188	—
U.S. government debt securities	22,164	4,017	18,147	—
Deferred compensation plan assets	19,190	19,190	—	—

Total assets	$237,569	$137,234	$100,335	$—

        Cash equivalents are included in cash and cash equivalents; corporate debt securities and U.S. government securities are included in marketable securities; and deferred compensation plan assets are included in prepaid expenses and other current assets ($0.4 million and $0.1 million at June 30, 2013 and 2012, respectively) and other assets ($24.1 million and $19.1 million at June 30, 2012 and 2011, respectively) on the consolidated balance sheets. The fair value the Company's U.S. government and corporate debt securities, classified as Level 2, are valued using quoted prices for similar securities or quoted prices for identical or similar securities in markets that are not active.

Non-recurring Measurements

        The Company's other financial instruments not measured at fair value on a recurring basis include cash, accounts receivable, accounts payable, accrued liabilities and notes payable, which are reflected at cost in the consolidated balance sheets. With the exception of notes payable, the Company believes cost approximates fair value because of the short-term nature of these financial instruments. The fair value of non-interest bearing notes payable, classified as Level 2, is less than their carrying value (see Note 12) by approximately $1.1 million and $0.7 million at June 30, 2013 and 2012, respectively, based on an assumed market interest rate of 1.7% at June 30, 2013 and 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. MARKETABLE SECURITIES

        Marketable securities, classified as available-for-sale, consist of the following:

(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
June 30, 2013
U.S. government debt securities	$57,336	$12	$(25)	$57,323

June 30, 2012
Corporate debt securities	$82,252	$10	$(74)	$82,188
U.S. government debt securities	22,167	—	(3)	22,164

	$104,419	$10	$(77)	$104,352

6. ACCOUNTS RECEIVABLE, NET

        Accounts receivable, net consists of the following:

	June 30,
(In Thousands)	2013	2012
Accounts receivable	$60,237	$54,950
Other	2,658	3,925

	62,895	58,875
Allowance for doubtful accounts	(671)	(2,120)

	$62,224	$56,755

        The Company had bad debt write-offs of $0.4 million, $0.1 million and $0.3 million for the fiscal years ended June 30, 2013, 2012 and 2011, respectively.

7. INVESTMENTS

        Innovatix, LLC ("Innovatix"), a privately held limited liability company, provides group purchasing services to alternate site providers in specific classes of trade. Premier Supply Chain Improvement, Inc., a wholly owned subsidiary of PHSI, ("PSCI") held 50% of the membership units in Innovatix at June 30, 2013 and 2012. The Company accounts for its investment in Innovatix using the equity method of accounting. The carrying value of the Company's investment in Innovatix was $5.7 million and $6.2 million at June 30, 2013 and 2012, respectively.

        PRx, a Vermont domiciled reciprocal risk retention group currently in run-off, historically provided directors and officers and primary hospital professional liability insurance to members of the Company. The Company has an investment in PRx and its allocated share of PRx capital was 14% at June 30, 2013 and 2012. The Company accounts for this investment using the equity method of accounting and the carrying value of its investment in PRx was zero at June 30, 2013 and 2012.

        Global Healthcare Exchange, LLC ("GHx"), a privately held limited liability company, is an internet-based trading exchange developed to reduce costs and improve efficiencies for all participants in the healthcare supply chain. Premier LP held 13% of the membership units in GHx at June 30, 2013

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INVESTMENTS (Continued)

and 2012. The Company accounts for its investment in GHx using the equity method of accounting and the carrying value of its investment in GHx was zero at June 30, 2013 and 2012.

8. PROPERTY AND EQUIPMENT, NET

        Property and equipment, net consists of the following:

		June 30,
	Useful Life
(In Thousands)		2013	2012
Capitalized software	3 - 5 years	$209,481	$183,122
Computer hardware	3 - 5 years	37,166	30,132
Furniture and other equipment	5 years	6,816	6,919
Leasehold improvements	Term of lease	15,570	15,092

		269,033	235,265
Accumulated depreciation and amortization		(153,446)	(133,635)

		$115,587	$101,630

        Depreciation and amortization expense related to property and equipment for the years ended June 30, 2013, 2012 and 2011, was $27.7 million, $22.3 million and $19.5 million, respectively.

9. GOODWILL AND INTANGIBLE ASSETS, NET

        Goodwill consists of the following:

(In Thousands)	Supply Chain Services	Performance Services	Total
Balance at June 30, 2011	$29,469	$29,182	$58,651
S2S Global acquisition	2,296	—	2,296
Cereplex earnout(1)	—	463	463

Balance at June 30, 2012	$31,765	$29,645	$61,410

Balance at June 30, 2013	$31,765	$29,645	$61,410

(1)
On October 1, 2006, the Company acquired all of the outstanding shares of common stock of Cereplex, Inc. ("Cereplex") for $4.9 million, net of cash acquired, plus a five-year earnout based on future product sales above a minimum threshold. The earnout payment primarily represented additional purchase price and was accounted for as an increase to goodwill since it was paid to the former shareholders based on their representative ownership of Cereplex prior to the acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. GOODWILL AND INTANGIBLE ASSETS, NET (Continued)

        Intangible assets, net consist of the following:

	Weighted Average Useful Life	June 30,
(In Thousands)		2013	2012
Identifiable intangible assets acquired:
Technology	5 years	$11,570	$11,570
Member relationships	9 years	6,260	6,260
Trade names	5 years	3,700	3,700

	6.1 years	21,530	21,530
Accumulated amortization		(17,238)	(15,699)

		$4,292	$5,831

        Amortization expense of intangible assets totaled $1.5 million, $3.1 million and $3.5 million for the years ended June 30, 2013, 2012 and 2011, respectively.

        The estimated future amortization expense of intangible assets is as follows:

(In Thousands)
Year ending June 30,
2014	$1,539
2015	1,539
2016	843
2017	371

Total	$4,292

        The net carrying value of intangible assets by segment is as follows:

	June 30,
(In Thousands)	2013	2012
Supply Chain Services	$2,436	$3,480
Performance Services	1,856	2,351

	$4,292	$5,831

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consist of the following:

	June 30,
(In Thousands)	2013	2012
Accounts payable	$21,788	$11,236
Accrued expenses	28,883	35,735
Revenue share obligations	10,532	18,475

	$61,203	$65,446

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. LINES OF CREDIT

        On December 16, 2011, the Company entered into a $100.0 million senior secured revolving credit facility with Wells Fargo Bank, National Association, which includes an accordion feature granting the Company the ability to increase the size of the facility by an additional $100.0 million on terms and conditions mutually acceptable to the parties. Borrowings under the senior secured revolving credit facility bear interest at the London Interbank Offered Rate, ("LIBOR"), plus a margin ranging from 0.25% to 1.25% per annum, depending on the nature of the loan. In November 2012, the Company borrowed $10.0 million on its senior secured revolving facility, and repaid it in full in March 2013. At June 30, 2013 and 2012, there was no balance outstanding on the senior secured revolving credit facility. The senior secured revolving credit facility, which expires on December 16, 2014, includes restrictive covenants requiring the maintenance of certain financial and nonfinancial indicators, including a ratio of tangible liabilities to tangible net worth of 1.00 to 1.00, a minimum EBITDA (as defined in the senior secured revolving credit facility agreement) coverage ratio of 3.00 to 1.00 and a maximum total leverage ratio of 1.50 to 1.00. The senior secured revolving credit facility also includes customary negative covenants, including restrictions on other indebtedness, liens, conduct of business, consolidations, mergers or dissolutions, asset dispositions, investments, restricted payments, prepayment of indebtedness, transactions with insiders, restricted actions, ownership of subsidiaries, sale-leaseback transactions and negative pledges. The Company was in compliance with such negative covenants at June 30, 2013. Commitment fees on the Company's senior secured revolving credit facility's unused commitments are 0.22% per annum. The Company's senior secured revolving credit facility is guaranteed by substantially all of its subsidiaries and secured by substantially all of the assets of such subsidiaries.

12. NOTES PAYABLE

        At June 30, 2013 and 2012, the Company had $23.4 million and $17.2 million, respectively, in non-interest bearing notes payable outstanding to departed member owners which are included in notes payable in the accompanying consolidated balance sheets.

        During 2011, the Company entered into a financing agreement related to certain software licenses, payable in five installments with the final installment on July 1, 2014. At June 30, 2013 and 2012, the Company had $3.2 million and $5.9 million, respectively, outstanding on these non-interest bearing notes payable which are included in notes payable in the accompanying consolidated balance sheets.

        On August 17, 2012, S2S Global obtained a revolving note with a one-year term for up to $10.0 million at an interest rate of LIBOR plus 1.25%. At June 30, 2013, S2S Global had $7.7 million outstanding on the revolving note. On August 13, 2013 S2S Global renewed and amended the revolving note as described in Note 22.

        At June 30, 2012, S2S Global had $2.1 million outstanding on a revolving line of credit, which was replaced by the revolving note reflected in notes payable in the accompanying consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. NOTES PAYABLE (Continued)

        Annual principal payments of notes payable are as follows:

(In Thousands)
Year ending June 30:
2014	$12,149
2015	7,195
2016	2,200
2017	5,414
2018	7,659

Total principal payments	$34,617

13. LONG-TERM LIABILITIES

        Long-term liabilities consist of the following:

	June 30,
(In Thousands)	2013	2012
Deferred compensation plan obligations	$24,081	$19,119
Deferred rent	15,779	15,379
Accrued compensation	5,278	8,639
Other	759	478

	$45,897	$43,615

14. COMMITMENTS AND CONTINGENCIES

        The Company leases office space under operating leases. The office space leases provide for escalating rent payments during the lease terms. The Company recognizes rent expense on a straight-line basis over the lease term. Rent and associated operating expenses totaled $8.5 million, $7.9 million and $9.3 million for the years ended June 30, 2013, 2012 and 2011, respectively.

        Future minimum lease payments under noncancelable operating leases (with initial lease terms in excess of one year) are as follows:

(In Thousands)
Year ending June 30:
2014	$7,477
2015	7,512
2016	7,710
2017	7,804
2018	7,376
Thereafter	68,682

Total minimum lease payments	$106,561

        The Company is not currently involved in any significant litigation. However, the Company is periodically involved in litigation, arising in the ordinary course of business or otherwise, which from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COMMITMENTS AND CONTINGENCIES (Continued)

time to time may include claims relating to commercial, employment, antitrust, intellectual property or other regulatory matters, among others. If current or future government regulations are interpreted or enforced in a manner adverse to the Company or its business, specifically those with respect to antitrust or healthcare laws, the Company may be subject to enforcement actions, penalties and other material limitations which could have a material adverse effect on the Company's business, financial condition and results of operations.

15. SEGMENT INFORMATION

        The Company delivers its solutions and manages its business through two reportable business segments, the supply chain services segment and the performance services segment. The supply chain services segment includes the Company's GPO, a specialty pharmacy and direct sourcing activities. The performance services segment includes the Company's informatics, collaborative, advisory services and insurance services businesses.

        Accounting standards relating to segment reporting define reportable segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing financial performance. Accounting standards indicate that financial information about segments should be reported on the same basis as that which is used by the chief operating decision maker in the analysis of performance and allocation of resources. The Company uses Segment Adjusted EBITDA as its primary measure of profit or loss to assess segment performance and to determine the allocation of resources. The Company also uses Segment Adjusted EBITDA to facilitate the comparison of the segment operating performance on a consistent basis from period to period. The Company defines Segment Adjusted EBITDA as the segment's net revenue less operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. The Company considers non-recurring items to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA.

        All reportable segment revenues are presented net of inter-segment eliminations and represent revenues from external clients.

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. SEGMENT INFORMATION (Continued)

        The following tables present Segment Adjusted EBITDA and financial position information as utilized by the Company's chief operating decision maker. General corporate expenses are included in "Corporate."

(In Thousands)	Net Revenue	Segment Adjusted EBITDA	Total Assets	Depreciation & Amortization	Capital Expenditures
June 30, 2013
Supply Chain Services
Net administrative fees	$519,219
Other services and support	471

Services	519,690
Products	144,386

Total Supply Chain Services	664,076	$431,628	$332,261	$1,254	$1,560
Performance Services	205,214	56,456	194,414	24,007	35,740
Corporate	—	(69,059)	72,241	3,959	5,127

Total	$869,290	$419,025	$598,916	$29,220	$42,427

June 30, 2012
Supply Chain Services
Net administrative fees	$473,249
Other services and support	1,296

Services	474,545
Products	116,484

Total Supply Chain Services	591,029	$385,331	$310,368	$1,213	$199
Performance Services	177,256	42,153	173,568	20,041	37,106
Corporate	—	(67,875)	71,003	4,144	654

Total	$768,285	$359,609	$554,939	$25,398	$37,959

June 30, 2011
Supply Chain Services
Net administrative fees	$457,951
Other services and support	1,097

Services	459,048
Products	64,628

Total Supply Chain Services	523,676	$369,251	$310,849	$1,075	$756
Performance Services	157,082	37,840	153,447	16,907	29,131
Corporate	—	(57,866)	68,065	5,005	8,464

Total	$680,758	$349,225	$532,361	$22,987	$38,351

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. SEGMENT INFORMATION (Continued)

        A reconciliation of Segment Adjusted EBITDA to Operating Income is as follows:

	For the Year Ended June 30,
(In Thousands)	2013	2012	2011
Segment Adjusted EBITDA	$419,025	$359,609	$349,225
Depreciation and amortization	(27,681)	(22,252)	(19,524)
Amortization of purchased intangible assets	(1,539)	(3,146)	(3,463)
Merger and acquisition related expenses(a)	—	—	(1,538)
Strategic and financial restructuring expenses(b)	(5,170)	—	—
Office consolidations and new Charlotte headquarters expenses(c)	—	—	(8,001)
Equity in net income of unconsolidated affiliates(d)	(11,968)	(12,122)	(10,827)

Operating income	$372,667	$322,089	$305,872

(a)
Represents legal, accounting and other expenses directly related to the acquisition of Commcare on November 1, 2010.

(b)
Represents legal, accounting and other expenses directly related to strategic and financial restructuring expenses.

(c)
Represents expenses incurred to consolidate the Company's San Diego and Philadelphia offices and expenses associated with the relocation to the Company's new Charlotte headquarters.

(d)
Represents equity in net income from unconsolidated affiliate generated by PSCI's 50% ownership interest in Innovatix, all of which is included in the Supply Chain Services segment.

16. REDEEMABLE LIMITED PARTNERS' CAPITAL

        Redeemable limited partners' capital represents the member owners' 99% ownership of Premier LP. Pursuant to the terms of the existing limited partnership agreement, Premier LP is required to repurchase a limited partner's interest in Premier LP upon the sale of such limited partner's shares of PHSI common stock, such limited partners' withdrawal from Premier LP or such limited partner's failure to comply with the applicable purchase commitments under the existing limited partnership agreement of Premier LP. As a result, the redeemable limited partners' capital is classified as temporary equity in the mezzanine section of the consolidated balance sheets since (i) the withdrawal is at the option of each limited partner; and (ii) the conditions of the repurchase are not solely within the Company's control. At June 30, 2013, the redemption value of the redeemable limited partners' capital approximates its carrying value.

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. REDEEMABLE LIMITED PARTNERS' CAPITAL (Continued)

        The table below shows the changes in the redeemable limited partners' capital from June 30, 2010 to June 30, 2013:

(In Thousands)	Receivables From Limited Partners	Redeemable Limited Partners' Capital	Accumulated Other Comprehensive (Loss)/Income	Total Redeemable Limited Partners' Capital
Balance at June 30, 2010	$(7,384)	$244,246	$23	$236,885
Issuance of redeemable limited partnership interest for notes receivable	(2,907)	2,907	—	—
Receipts on receivables from limited partners	475	—	—	475
Distributions applied to receivables from limited partners	2,547	(122)	—	2,425
Repurchase of redeemable limited partnership interest	—	(3,473)	—	(3,473)
Net income attributable to Premier LP	—	309,840	—	309,840
Distributions to limited partners	—	(288,673)	—	(288,673)
Net unrealized loss on marketable securities	—	—	(20)	(20)

Balance at June 30, 2011	$(7,269)	$264,725	$3	$257,459
Issuance of redeemable limited partnership interest for notes receivable	(774)	774	—	—
Distributions applied to receivables from limited partners	3,085	(1,214)	—	1,871
Repurchase of redeemable limited partnership interest	—	(2,896)	—	(2,896)
Net income attributable to Premier LP	—	323,339	—	323,339
Distributions to limited partners	—	(300,194)	—	(300,194)
Net unrealized loss on marketable securities	—	—	(66)	(66)

Balance at June 30, 2012	$(4,958)	$284,534	$(63)	$279,513
Issuance of redeemable limited partnership interest for notes receivable	(61,859)	61,859	—	—
Receipts on receivables from limited partners	8,143	—	—	8,143
Distributions applied to receivables from limited partners	2,103	(380)	—	1,723
Repurchase of redeemable limited partnership interest	—	(14,268)	—	(14,268)
Net income attributable to Premier LP	—	369,189	—	369,189
Distributions to limited partners	—	(336,715)	—	(336,715)
Net unrealized gain on marketable securities	—	—	50	50

Balance at June 30, 2013	$(56,571)	$364,219	$(13)	$307,635

        Receivables from limited partners represent amounts due from limited partners for their required capital in Premier LP. These receivables are either interest bearing notes issued by new partners or non-interest bearing loans (contribution loans) provided to existing partners. Interest bearing notes

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. REDEEMABLE LIMITED PARTNERS' CAPITAL (Continued)

receivable were executed by ten partners of Premier LP during the year ended June 30, 2013, one partner during the year ended June 30, 2012 and three partners during the year ended June 30, 2011. These amounts are reflected as a reduction in redeemable limited partners' capital (which includes such receivables) because amounts due from limited partners for capital are not reflected as redeemable limited partnership capital until paid.

        During the fiscal year ended June 30, 2013, eleven partners withdrew from Premier, LP and six partners withdrew from Premier LP during each of the fiscal years ended June 30, 2012 and 2011. The limited partnership agreement provides for the payment of the partnership interest to former partners to occur five years from the date of withdrawal from the partnership without interest. Partnership interest obligations to former limited partners are reflected in notes payable in the accompanying consolidated balance sheets. In certain circumstances, Premier LP may provide an accelerated payout option to former partners on a discounted basis.

        Premier LP maintains a distribution policy in which semi-annual cash distributions are made each February attributable to the recently completed six months ended December 31 and each September attributable to the recently completed six months ended June 30. As provided in the limited partnership agreement, the amount of actual cash distributed may be reduced by the amount of such distributions used by limited partners to offset contribution loans or other amounts payable to the Company.

        Premier LP distributed $135.7 million to its limited partners in February 2013, of which $1.0 million was retained to reduce limited partner notes payable and related interest obligations and an additional $3.0 million was retained to reduce other amounts payable by limited partners to the Company, resulting in a cash distribution of $131.7 million. Premier LP also distributed $186.9 million to its limited partners in September 2012, of which $0.9 million was retained to reduce limited partner notes payable and related interest obligations and an additional $2.8 million was retained to reduce other amounts payable by limited partners to the Company, resulting in a cash distribution of $183.2 million. In addition, Premier LP distributed $14.1 million to Premier LP members with contractual fee share agreements who converted to member owners during the year.

        Premier LP distributed $124.1 million to its limited partners in February 2012, of which $1.1 million was retained to reduce limited partner notes payable and related interest obligations and an additional $2.2 million was retained to reduce other amounts payable by limited partners to the Company, resulting in $120.8 million paid in cash. Premier LP also distributed $176.1 million to limited partners in September 2011, of which $1.1 million was retained to reduce limited partner notes payable and related interest obligations and an additional $4.8 million was retained to reduce other amounts payable by limited partners to the Company, resulting in $170.2 million payable in cash.

        Premier LP distributed $121.2 million to limited partners in February 2011, of which $1.2 million was retained to reduce limited partner notes payable and related interest obligations and an additional $2.1 million was retained to reduce other amounts payable by limited partners to the Company, resulting in $117.9 million paid in cash. Premier LP also distributed $167.5 million to limited partners in September 2010, of which $1.5 million was retained to reduce limited partner notes payable and related interest obligations and an additional $3.3 million was retained to reduce other amounts payable by limited partners to the Company, resulting in $162.7 million payable in cash.

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. STOCKHOLDERS' EQUITY

        Common stock subscribed reflects shares of the Company's common stock subscribed by new member owners. A corresponding subscription receivable is included in stockholders' equity in the accompanying consolidated balance sheets until such time as the subscription is paid.

        Pursuant to the terms of the Company's stockholders' agreement, the Company maintains the right, but not the obligation, to purchase a stockholder's shares of the Company's common stock for a period of 90 days after the occurrence of any of the following events: (i) a material breach of the Company's stockholders' agreement by such stockholder, (ii) a change in control with respect to such stockholder, (iii) such stockholder's expression of its desire to withdraw from the Company, or (iv) the expulsion of such stockholder from the Company.

18. PENSIONS AND OTHER POST-RETIREMENT BENEFITS

        The Company has a defined contribution pension plan and a 401(k) retirement savings plan (the 401(k) plan) which cover employees who meet certain age and service requirements.

        The pension plan provides for monthly contributions of 5% of the participant's compensation, not to exceed certain limits. Pension expense, included in selling, general and administrative expenses in the accompanying consolidated statements of income, was $7.5 million, $6.9 million and $6.7 million for the years ended June 30, 2013, 2012 and 2011, respectively.

        The 401(k) plan provides for monthly employee contributions of up to 20% and matching monthly employer contributions up to 4% of the participant's compensation, not to exceed certain limits. The 401(k) expense, included in selling, general and administrative expenses in the accompanying consolidated statements of income, was $6.2 million, $5.5 million and $5.3 million for the years ended June 30, 2013, 2012 and 2011, respectively.

        The Company maintains a non-qualified deferred compensation plan for the benefit of eligible employees. This plan is designed to permit employee deferrals in excess of certain tax limits and provides for discretionary employer contributions, in excess of the tax limits applicable to the pension and 401(k) plans (see Note 2).

19. INCOME TAXES

        The Company's income tax expense is attributable to the activities of the Company and PSCI, both subchapter C corporations. Under the provisions of federal and state statutes, Premier LP is not subject to federal and state income taxes. For federal income tax purposes, income realized by Premier LP is taxable to its partners. The Company and PSCI are subject to U.S. federal and state income taxes.

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. INCOME TAXES (Continued)

        Significant components of the consolidated expense/(benefit) for income taxes are as follows:

	June 30,
(In Thousands)	2013	2012	2011
Current:
Federal	$5,690	$9,944	$569
State	778	1,138	840

Total current	6,468	11,082	1,409
Deferred:
Federal	2,858	(2,524)	2,722
State	400	(329)	573

Total deferred	3,258	(2,853)	3,295

Total	$9,726	$8,229	$4,704

        The Company's effective income tax rate differs from income taxes recorded at the statutory rate primarily due to partnership income not subject to federal income taxes, state and local taxes, and nondeductible expenses. A reconciliation of the amount computed at the statutory federal income tax rate to the actual tax expense is as follows:

	June 30,
(In Thousands)	2013	2012	2011
Tax expense at the 35% U.S. statutory rate	$134,684	$117,214	$110,937
Partnership income (federal) not subject to tax	(126,703)	(110,739)	(105,920)
State and local income taxes, permanent tax differences, credits and other	1,745	1,754	(313)

Tax expense	$9,726	$8,229	$4,704

Effective income tax rate	2.5%	2.5%	1.5%

        Federal tax years ended June 30, 2012 and 2011 have not been examined by the Internal Revenue Service ("IRS") and remain open as of June 30, 2013. The Company believes it has recorded adequate taxes for positions taken which may be challenged upon IRS examination.

        The Company acquired the stock of CareScience, Inc. in 2007 and recorded federal net operating loss carryforwards that will be available to offset federal taxable income of the PHSI consolidated group. These loss carryforwards are subject to an annual limitation of approximately $1.4 million under the provisions of IRC Section 382. At June 30, 2013, the Company had federal net operating loss carryforwards of $10.7 million that will begin expiring on June 30, 2017 unless utilized. At June 30, 2013, the Company had state net operating loss carryforwards of $10.4 million that will begin expiring on June 30, 2014, and PSCI had state net operating loss carryforwards of $5.5 million that will begin expiring on June 30, 2016, unless utilized, based on each respective state's regulations regarding carryforward limitations.

        The Company acquired 60% of the member interests of S2S Global on December 6, 2011 and there were no significant book-to-tax basis differences in the assets acquired in connection with the acquisition. The Company's acquisition of Commcare on November 1, 2010 and related IRC Section 338(h)(10) election resulted in $34.7 million in IRC Section 197 tax basis goodwill that is being amortized over 15 years. There were no other significant book to tax basis differences in the assets acquired in connection with the acquisition.

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. INCOME TAXES (Continued)

        Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company annually assesses whether a valuation allowance is necessary against net deferred tax assets. Factors considered by the Company include earnings history and the ability to carry back losses against current year income. Based on the historical earnings and anticipated results, the Company has concluded that it is more likely than not that all of the deferred tax assets will be realized, except for book-to-tax basis differences of the Company's investment in Premier LP and certain state net operating losses that are expected to expire. Accordingly, as of June 30, 2013 and 2012, the Company has recognized net deferred tax assets of $23.5 million and $26.7 million, respectively.

        Deferred tax assets consist of the following:

	June 30,
(In Thousands)	2013	2012(1)
Deferred tax assets
Current:
Accrued expenses and other	$6,353	$9,635
Accrued vacation	2,900	2,545

Total current deferred tax assets	9,253	12,180
Valuation allowance for deferred tax assets	(850)	(1,061)

Net current deferred tax assets	8,403	11,119
Noncurrent:
Accrued expenses	13,131	8,608
Net operating losses	4,429	5,768
Other	9,596	9,408

Total deferred tax assets	27,156	23,784
Valuation allowance for deferred tax assets	(2,869)	(2,429)

Net noncurrent deferred tax assets	24,287	21,355
Deferred tax liability
Noncurrent:
Purchased intangible assets and depreciation	(9,210)	(5,736)

Total net noncurrent deferred tax asset	15,077	15,619

Total net deferred tax asset	$23,480	$26,738

(1)
Amounts have been revised to reflect certain deferred tax balances which were previously netted in order to conform to the 2013 presentation.

20. OTHER INCOME, NET

        Other income, net is comprised of the following:

	June 30,
(In Thousands)	2013	2012	2011
Equity in net income of unconsolidated affiliates	$11,968	$12,122	$10,827
Interest and investment income, net	965	874	1,045
Loss on disposal of assets	(788)	(188)	(780)

Other income, net	$12,145	$12,808	$11,092

PREMIER HEALTHCARE SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. RELATED PARTY TRANSACTIONS

        Premier LP and its wholly owned subsidiary, Provider Select, LLC, maintain a group purchasing agreement with GYNHA Services, Inc. ("GNYHA") whereby GNYHA utilizes the Company's GPO supplier contracts. GNYHA converted from a non-owner member to a member owner effective January 1, 2013. GNYHA owned approximately 14% of the outstanding partnership interests in Premier LP as of June 30, 2013. Net administrative fees revenue recorded under the arrangement with GNYHA was $12.1 million for the year ended June 30, 2013. Receivables from GNYHA, included in due from related party in the accompanying consolidated balance sheet, net, were $1.1 million as of June 30, 2013.

        PSCI's 50% ownership share of Innovatix's net income included in other income, net in the accompanying consolidated statements of income is $12.0 million, $12.1 million and $10.8 million for the years ended June 30, 2013, 2012 and 2011, respectively.

        The Company maintains a group purchasing agreement with Innovatix under which Innovatix members are permitted to utilize Premier LP's GPO supplier contracts. Gross administrative fees revenue and a corresponding revenue share recorded under the arrangement were $31.9 million, $28.9 million and $25.5 million for the years ended June 30, 2013, 2012 and 2011, respectively. At June 30, 2013 and 2012, the Company has recorded Innovatix revenue share obligations, included in accounts payable and accrued expenses in the accompanying consolidated balance sheets, of $2.8 million and $2.4 million, respectively.

        The Company conducts all operational activities for American Excess Insurance Exchange Risk Retention Group ("AEIX"), a reciprocal risk retention group that provides excess hospital, professional, umbrella and general liability insurance to certain hospital and healthcare system members. The Company is reimbursed by AEIX for actual costs, plus an annual incentive management fee not to exceed $500,000 per calendar year. The Company received cost reimbursement of $4.6 million, $4.5 million and $4.9 million from AEIX for the years ended June 30, 2013, 2012 and 2011, respectively, and annual incentive management fees of $375,000, $350,000 and $200,000 for the years ended June 30, 2013, 2012 and 2011, respectively. As of June 30, 2013 and 2012, $0 and $503,000, respectively, in amounts payable by AEIX are included in due from related party in the accompanying consolidated balance sheets.

22. SUBSEQUENT EVENTS

        On July 19, 2013, the Company purchased all the issued and outstanding units of SYMMEDRx, LLC ("SYMMEDRx") for $28.8 million. The Company funded the acquisition by drawing on its senior secured revolving credit facility (See Note 11). The primary reason for the acquisition of SYMMEDRx, a business with a track record of analyzing and reducing costs for health systems through the innovative use of data, is to continue to strengthen the Company's ability to drive improvement in member cost savings.

        On August 2, 2013, S2S Global renewed and amended its revolving line of credit to include a $15.0 million credit limit and a $5.0 million accordion feature. The amended revolving line of credit has a maturity date of December 16, 2014. The outstanding balance under the existing revolving note of $7.7 million at June 30, 2013 is included in current portion of notes payable on the consolidated balance sheets.

                  Shares

Class A Common Stock

PROSPECTUS

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

Citigroup	Piper Jaffray	Raymond James	William Blair

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses payable by us in connection with the issuance and distribution of the shares of Class A common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, or the SEC, the Financial Industry Regulatory Authority and the Nasdaq Capital Market.

Filing Fee—Securities and Exchange Commission	$13,640
Filing Fee—Financial Industry Regulatory Authority	15,500
Listing Fee—Nasdaq Capital Market	50,000
Fees and Expenses of Counsel	*
Printing Expenses	250,000
Fees and Expenses of Accountants	2,000,000
Transfer Agent and Registrar's Fees	25,000
Miscellaneous Expenses	350,000

Total	*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers.

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

        Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Our certificate of incorporation provides that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our certificate of incorporation also provides that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any threatened, pending or completed action or proceeding, and permits us to secure insurance on behalf of any officer or director for any liability against such person regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of the certificate of incorporation or otherwise.

        We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification of expenses and liabilities incurred by the indemnified individual in connection with a proceeding related to his or her service to us as a director, executive officer, employee or other agent (including, among other things, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and settlement amounts).

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

        The underwriting agreement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        On May 14, 2013, we issued 100 shares of Class A common stock, par $0.01 per share, to Premier Healthcare Solutions, Inc., our sole stockholder. These shares of Class A common stock were issued in reliance on the exemption provided by Section 4(a)(2) of the Securities Act on the basis that the sale did not involve a public offering. In connection with this offering, these shares of Class A common stock will be repurchased from Premier Healthcare Solutions, Inc. for nominal value and cancelled.

        On                        , we issued                        shares of our Class B common stock, par value $0.000001 per share, to our member owners at a price per share equal to the par value, for an aggregate consideration of $            . These shares of Class B common stock were issued in reliance on the exemption provided by Section 4(a)(2) of the Securities Act on the basis that no public offering was made.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

        The exhibit index attached hereto is incorporated herein by reference.

  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Premier, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on the 26th day of August, 2013.

PREMIER, INC.
By:	/s/ SUSAN D. DEVORE Name: Susan D. DeVore Title: President, Chief Executive Officer and Director

        Each of the undersigned executive officers and directors of Premier, Inc. hereby severally constitute and appoint each of Susan D. DeVore, Craig S. McKasson and Jeffrey W. Lemkin as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 413 or 462 under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of August, 2013.

Signature	Title

/s/ SUSAN D. DEVORE Susan D. DeVore	President, Chief Executive Officer and Director (principal executive officer)
/s/ CRAIG S. MCKASSON Craig S. McKasson	Chief Financial Officer and Senior Vice President (principal financial and accounting officer)
/s/ CHRISTINE K. CASSEL Christine K. Cassel, MD	Director
/s/ CHARLES E. HART Charles E. Hart, MD	Director
/s/ ROBERT ISSAI Robert Issai	Director
/s/ WILLIAM E. MAYER William E. Mayer	Director

Signature	Title

/s/ KEITH B. PITTS Keith B. Pitts	Director
/s/ TOMI S. RYBA Tomi S. Ryba	Director
/s/ TERRY SHAW Terry Shaw	Director
/s/ RICHARD J. STATUTO Richard J. Statuto	Director
/s/ GLENN D. STEELE, JR. Glenn D. Steele, Jr., MD, PhD	Director
/s/ SUSAN S. WANG Susan S. Wang	Director
/s/ ALAN R. YORDY Alan R. Yordy	Director

EXHIBIT INDEX

1.1	*	Underwriting Agreement
3.1	**	Certificate of Incorporation of Premier, Inc.
3.2	**	Bylaws of Premier, Inc.
4.1	*	Form of Class A common stock certificate
5.1	*	Opinion of McDermott Will & Emery LLP regarding validity of the shares of Class A common stock registered
9.1	**
Form of Voting Trust Agreement Relating to Shares of Class B common stock of Premier, Inc. by and among Premier, Inc., Premier Purchasing Partners, L.P., the holders of Class B common stock of Premier, Inc. and Wells Fargo Delaware Trust Company, N.A.
10.1	**	Form of Amended and Restated Limited Partnership Agreement of Premier Healthcare Alliance, L.P.
10.2	**	Form of GPO Participation Agreement by and among Premier Purchasing Partners, L.P. and its limited partners
10.3	**	Form of Tax Receivable Agreement among Premier, Inc. and the Limited Partners of Premier Healthcare Alliance, L.P.
10.4	**	Form of Exchange Agreement by and among Premier, Inc., Premier Purchasing Partners, L.P. and its limited partners
10.5	**	Form of Registration Rights Agreement by and among Premier, Inc. and the Limited Partners of Premier Healthcare Alliance, L.P.
10.6	**+	Premier, Inc. 2013 Equity Incentive Plan
10.7	**+	Form of Performance Share Award Agreement under the Premier, Inc. 2013 Equity Incentive Plan
10.8	**+	Form of Stock Option Agreement under the Premier, Inc. 2013 Equity Incentive Plan
10.9	**+	Form of Restricted Stock Unit Agreement under the Premier, Inc. 2013 Equity Incentive Plan
10.10	**+	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the Premier, Inc. 2013 Equity Incentive Plan
10.11	**+	Premier, Inc. Annual Incentive Compensation Plan, as amended and restated effective September 1, 2003
10.12	**+	Amendment 2008-1 to Premier, Inc. Annual Incentive Compensation Plan, effective January 1, 2009
10.13	**+	Amendment 2011-1 to Premier, Inc. Annual Incentive Compensation Plan, effective January 1, 2011
10.14	**+	Amendment 2013-1 to Premier, Inc. Annual Incentive Compensation Plan, effective August 16, 2013
10.15	**+	Premier, Inc. Long-Term Incentive Compensation Plan for the Period July 1, 2010 through June 30, 2013 (amended and restated), effective July 1, 2010
10.16	**+	Amendment 2011-1 to Premier, Inc. Long-Term Incentive Compensation Plan for the Period July 1, 2010 through June 30, 2013, effective July 1, 2010
10.17	**+	Amendment 2013-1 to Premier, Inc. Long-Term Incentive Compensation Plan for the Period July 1, 2010 through June 30, 2013, effective August 16, 2013

10.18	**+	Premier, Inc. Deferred Compensation Plan, as Amended and Restated, effective January 1, 2009
10.19	**+	First Amendment to the Premier, Inc. Deferred Compensation Plan, effective January 1, 2011
10.20	**+	Second Amendment to the Premier, Inc. Deferred Compensation Plan, effective January 1, 2014
10.21	*+	Premier, Inc. Directors' Compensation Policy
10.22	**+	Form of Senior Executive Employment Agreement by and between Susan D. DeVore and Premier Healthcare Solutions, Inc.
10.23	**+	Form of Senior Executive Employment Agreement by and between Craig S. McKasson and Premier Healthcare Solutions, Inc.
10.24	**+	Form of Senior Executive Employment Agreement by and between Michael J. Alkire and Premier Healthcare Solutions, Inc.
10.25	*+	Form of Executive Employment Agreement by and between executive and Premier Healthcare Solutions, Inc.
10.26	**	Form of Stock Purchase Agreement by and among Premier, Inc. and the limited partners of Premier Healthcare Alliance, L.P.
10.27	**	Form of Unit Put/Call Agreement by and among Premier Healthcare Alliance, L.P., Premier Healthcare Solutions, Inc. and the limited partners of Premier Healthcare Alliance, L.P.
10.28	**	Form of Contribution Agreement by and among the stockholders of Premier Healthcare Solutions, Inc. and Premier Purchasing Partners, L.P.
10.29	*+	Form of Indemnification Agreement by and between each director and executive officer and Premier, Inc.
10.30	**	Loan Agreement dated as of December 16, 2011, among Premier, Inc., Premier Purchasing Partners, L.P., certain subsidiary guarantors and Wells Fargo Bank, National Association
10.31	**	Security Agreement, dated December 16, 2011, by and among Premier, Inc., Premier Purchasing Partners, L.P., certain subsidiary guarantors and Wells Fargo Bank, National Association
10.32	**	Lease by and between Boyle Building, LLC and Premier Purchasing Partners, L.P., dated October 21, 2009
21.1	*	Subsidiaries of Premier, Inc.
23.1	**	Consent of Ernst & Young LLP pertaining to Premier, Inc.
23.2	**	Consent of Ernst & Young LLP pertaining to Premier Healthcare Solutions, Inc.
23.3	*	Consent of McDermott Will & Emery LLP (included as part of Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page of this Registration Statement)

*
To be filed by amendment.

**
Filed herewith.

+
Constitutes a management contract or compensatory plan or arrangement.